Filed pursuant to Rule 424(b)(5)

Registration Nos.: 333-129211

333-129211-01

333-129211-02

333-129211-03

333-129211-04

333-129211-05

EXCHANGE OFFER FOR ALL OUTSTANDING

9% SENIOR SECURED NOTES DUE 2012

($25,000,000 PRINCIPAL AMOUNT OUTSTANDING)

FOR NEW

9% SENIOR SECURED NOTES DUE 2012

OF

PETRO STOPPING CENTERS, L.P. AND PETRO FINANCIAL CORPORATION

This exchange offer will expire at 5:00 p.m., New York City time,

on December 29, 2005, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes will not apply to the new notes.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	Each broker-dealer that receives securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the registration statement is declared effective or such earlier date on which such broker dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange or quotation system.

•	See the “Description of Notes” section for more information about the new notes to be issued in this exchange offer.

The new notes involve substantial risks similar to those associated with the outstanding notes. See the section entitled “ Risk Factors” beginning on page 12 for a discussion of these risks.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated November 30, 2005

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or the exchange offer that is not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the existing 9% senior secured notes due 2012 for new 9% senior secured notes due 2012 in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference room. You can also review our SEC filings by accessing the EDGAR system through the SEC’s Internet site at http://www.sec.gov. These filings are not a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered who makes a written or oral request a copy of our filings and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus. You should write or telephone us with your request at: 6080 Surety Drive, El Paso, Texas 79905, (915) 779-4711, Attention: Lisa Budtke.

In order to ensure timely delivery, we must receive your request no later than five business days before the expiration of the exchange offer.

i

USE OF CERTAIN TERMS

Unless the context otherwise requires, as used in this prospectus references to “Petro,” “Operating Partnership,” the “Company,” “we,” “us,” “our” and “ours” refer to Petro Stopping Centers, L.P. and its consolidated subsidiaries. Petro is 99.5% owned by Petro Stopping Centers Holdings, L.P. (which we refer to as the Holding Partnership). The Holding Partnership has no operations separate from its investment in Petro. Petro Financial Corporation (which we refer to as Petro Financial) has had no employees, assets, liabilities, or activities other than as a co-issuer of the 9% Senior Secured Notes due 2012 issued by Petro and Petro Financial. Petro Financial and Petro are together referred to herein as the issuers.

In this prospectus, unless the context otherwise requires:

•	“outstanding notes” refers to our outstanding 9% senior secured notes issued on July 26, 2005.

•	“new notes” refers to the notes offered in the exchange offer.

•	“notes” refers to the outstanding notes and the new notes, collectively.

The following terms are our registered trademarks: Petro Stopping Centers®, Petro:2®, Petro:Lube®, Iron Skillet®, Petro Filling Station®, and Petro Passport®. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained through internal company research, surveys and studies conducted by third parties, and industry and general publications. We have not independently verified market and industry data from third-party sources.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this prospectus. These statements may be accompanied by words such as “believe,” “intend,” “estimate,” “may,” “could,” “project,” “expect,” “anticipate” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the results referred to in the forward-looking statements. In addition to the factors described in this prospectus under “Risk Factors” and those set forth from time to time in our filings with the SEC, important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include, among others, the following:

•	volatility of fuel prices and fuel margins;

•	availability of fuel;

•	the economic condition of the long-haul trucking industry and the U.S. economy in general;

•	competition from other truck stops, convenience stores, fast food retailers, restaurants, and truck maintenance and repair facilities;

•	environmental regulations; and

•	other factors described under “Risk Factors.”

We assume no obligation to publicly update or revise any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus.

ii

SUMMARY

This summary contains basic information about the exchange offer and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. This summary does not contain all of the information that is important to you. We urge you to carefully read and review the entire prospectus, including the Risk Factors and our financial statements and the related notes thereto before you decide to exchange your outstanding notes for new notes.

The Exchange Offer

Notes offered	$25.0 million aggregate principal amount of new 9% senior secured notes due 2012, the exchange of which will have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding notes	$25.0 million aggregate principal amount of 9% senior secured notes due 2012, all of which were issued on July 26, 2005.

The exchange offer

We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Expiration date; Tenders; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on December 29, 2005, which is 20 business days after the commencement of the exchange offer, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Procedures for tendering outstanding notes	You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender

Offer Program, known as ATOP. If you wish to accept the exchange offer, you must

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent;” or

•	arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal.

You may tender your outstanding notes for new notes in whole or in part in integral multiples of $1,000.

Guaranteed delivery procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive.

Consequences of failure to exchange your outstanding notes

Outstanding notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws, but we will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes

Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the new notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

•	are not our “affiliate” as defined in Rule 405 under the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes that it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	The Bank of New York.

The Notes

The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

The following is a brief description of the material terms of the notes. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuers	Petro Stopping Centers, L.P. and Petro Financial Corporation.

Securities	$25.0 million in principal amount of senior secured notes.

Maturity	February 15, 2012.

Interest	Annual rate: 9% beginning from February 15, 2005.

Payment frequency: every six months on February 15 and August 15.

First payment: August 15, 2005.

Series and Indenture

The notes are part of the series of notes designated as 9% senior secured notes due 2012, of which $225.0 million in aggregate principal amount was issued on February 9, 2004. $250.0 million in aggregate principal amount of such series is outstanding. The notes are issued under the Indenture, dated as of February 9, 2004, among Petro Stopping Centers, L.P. and Petro Financial Corporation, as issuers, the guarantors party thereto, and The Bank of New York, as trustee, as supplemented by a First Supplemental Indenture, dated as of February 9, 2004 (as supplemented, the “Indenture”). The notes and the $225.0 million of notes of the same series are treated as a single class for all purposes, including voting rights, under the Indenture.

Guarantees	Petro Stopping Centers Holdings, L.P., Petro Holdings Financial Corporation, Petro, Inc., and all of our restricted subsidiaries are guarantors of the notes on a senior secured basis.

Ranking	The notes are senior second secured obligations of the issuers. Accordingly, the notes rank:

•	equally with all of the issuers’ existing and future senior debt;

•	ahead of the issuers’ future subordinated debt, if any; and

•	ahead of the issuers’ unsecured debt, if any, as to the collateral securing the notes (see “—Collateral”).

Because the notes have a second priority security interest, the notes are effectively junior to:

•	our obligations under the senior secured credit facilities and any other obligations secured by a first priority lien on the collateral; and

•	any other obligations that are secured by a lien on assets that are not part of the collateral securing the notes.

The guarantees are senior second secured obligations of the guarantors. Accordingly, they rank equally with all existing and future senior debt of the guarantors, and they rank ahead of all future unsecured debt of the guarantors, if any, with respect to the collateral securing the notes. The guarantees are effectively junior to (i) the guarantees of the senior secured credit facilities and any other obligations secured by a first priority lien on the collateral and (ii) any other obligations that are secured by a lien on assets that are not part of the collateral securing the guarantees, in each case, to the extent of the value of such assets.

As of September 30, 2005, after giving effect to the offering of the outstanding notes, we and our subsidiary guarantors had $271.3 million of debt outstanding, $21.3 million of which was first priority secured debt, and we had the ability to incur $28.8 million of other obligations as first priority secured debt. On September 30, 2005, we also had $11.2 million of letters of credit outstanding, which were first priority lien obligations. As of September 30, 2005, the Holding Partnership had outstanding third secured subordinated notes with a face amount of $54.4 million and an accreted amount of $47.2 million.

Collateral	The notes have a second priority security interest in:

•	substantially all of our and our restricted subsidiaries’ property and assets, except for three specified undeveloped properties; and

•	all of the limited partnership interests that Petro Stopping Centers Holdings, L.P. holds in us and all of the general partnership interests that Petro, Inc. holds in us.

See the definition of “Excluded Collateral” in the “Description of Notes” for more information on our assets that are not part of the collateral.

Optional Redemption

We may redeem the notes, in whole or in part, at any time on or after February 15, 2008, at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued interest, if any.

In addition, before February 15, 2007 we may redeem up to 35% of the total outstanding amount of the notes together with the other 9% senior secured notes due 2012 of the same series issued under the Indenture on February 9, 2004 with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Notes—Optional Redemption.”

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the notes at 101% of their face amount, plus accrued interest, if any.

Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell stock in our restricted subsidiaries;

•	enter into operating leases;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates;

•	sell assets or merge with other companies; and

•	enter into sale and leaseback transactions.

These covenants contain important exceptions. For more details, see “Description of Notes.”

Collateral Agent	The collateral agent is Wells Fargo Bank, N.A.

Trustee, Transfer Agent and Paying Agent	The Bank of New York.

You should refer to “Risk Factors” for an explanation of certain risks you should carefully consider.

The Company

We are a leading owner and operator of large, multi-service truck stops. Since we opened our first Petro Stopping Center in 1975, our nationwide network has grown to 64 facilities located in 31 states. Our facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services and amenities, including diesel fuel, gasoline, home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores. We believe our competitive advantage is largely attributable to our reputation for offering the “quality difference,” which we believe to be a high level of customer service and the delivery of quality products in a consistently clean and friendly environment. According to Newport Communications 2003’s Owner and Trucker survey, professional truck drivers rated us as their “Favorite Truck Stop.” Of our 64 Petro Stopping Centers, 22 are operated by franchisees, which are required to meet our high standards of quality and service.

We offer a wide range of products and services through our three revenue sources:

Fuel. Each Petro Stopping Center has a diesel fuel island, which is a self-service facility for professional truck drivers and typically consists of 12 to 14 fueling lanes that feature computer-driven, high-speed dispensers. In addition, gasoline and auto diesel fuel are sold from a separate auto fuel island at 39 of our 42 company-operated locations. Auto fuel islands are typically equipped with four to six fuel dispensers and are accessed by separate “auto-only” entrances, which help to separate auto and truck traffic at our locations.

Non-Fuel (excluding Restaurant). We offer a variety of truck maintenance and retail services to accommodate the unique needs of professional truck drivers during their extended time on the road. Our Petro:Lube facilities provide “while-you-wait” maintenance service for trucks, such as oil, filter, and lubrication services, tire sales and service, as well as over-the-road break down repairs. Each Petro:Lube honors both certain manufacturers’ warranties and our warranties for work performed at any Petro:Lube throughout the country. Our travel and convenience stores offer an array of merchandise including food items, clothing, electronics, toiletries and truck accessories. In addition, a typical Petro Stopping Center provides amenities and services such as telephone, fax, photocopying, Internet access, postal services, certified truck weighing scales, truck washes, laundry facilities, private showers, video games, and television and/or movie rooms.

Restaurant. Each full-size Petro Stopping Center includes our Iron Skillet restaurant. These home-style, sit-down restaurants typically seat approximately 180 customers and feature counter and table service, a soup and salad bar and three “All-You-Can-Eat” buffets per day. The Iron Skillet prides itself on “home cooked” items prepared fresh at each location. We believe that given the significant amount of time spent on the road, professional truck drivers favor sit-down meals over fast food. Iron Skillet restaurants are open 24 hours per day, 365 days per year and have “drivers only” sections, which are preferred by professional truck drivers who wish to socialize with other drivers. In addition, public telephones and computer dataports are available in the dining area for customer convenience.

Of our 42 company-operated Petro Stopping Centers, 36 are full-size locations and six are Petro:2 units, which provide the same basic fuel and non-fuel services as a full-size Petro Stopping Center, but on a smaller scale and with fewer amenities. We use the Petro:2 format when a desirable location does not offer enough acreage or the traffic flow does not warrant a full-service site. Of our 22 franchised facilities, 17 are full-size locations and five are Petro:2 units. Full-size Petro Stopping Centers are built on an average of 27 acres with separate entrances and parking areas for trucks and automobiles. Our full-size facilities can accommodate an average of 263 trucks and an average of 143 cars in spacious and well-lit parking areas. Our locations are designed to provide good traffic flow, reduce accidents and enhance security for drivers, their trucks and their freight.

Recent Developments

On November 1, 2005, the Company entered into a lease agreement to convert a franchise location in Waterloo, New York, into a company-operated site. Additionally, on November 1, 2005, the Company entered into a lease agreement to be effective October 19, 2005 for a company-operated site located in Spokane, Washington. The initial term of this lease should commence upon the Company’s occupancy of the site, and that date is not expected to be later than June 1, 2006.

On November 22, 2005 and November 29, 2005, two new franchise operations located in Colby, Kansas and Gadsden, Alabama, respectively, commenced operations.

Corporate Information

Petro was organized on April 13, 1992 as a limited partnership under the laws of the state of Delaware. Petro Financial was organized on February 24, 1994 as a corporation under the laws of the state of Delaware. Petro, Inc. was organized on December 13, 1974 as a corporation under the laws of the state of Texas. Petro Distributing, Inc. was organized on December 8, 1994 as a corporation under the laws of the state of Delaware. Petro Stopping Centers Holdings, L.P. was organized on July 6, 1999 as a limited partnership under the laws of the state of Delaware. Petro Holdings Financial Corporation was organized on July 6, 1999 under the laws of the state of Delaware. Petro, Inc., Petro Distributing, Inc., Petro Stopping Centers Holdings, L.P. and Petro Holdings Financial Corporation are collectively referred to herein as the guarantors. The principal corporate offices of Petro and Petro Financial and each of the guarantors other than Petro, Inc. are located at 6080 Surety Drive, El Paso, Texas 79905, and their telephone number is (915) 779-4711. The principal corporate offices of Petro, Inc. are located at 140 South Prado Road, El Paso, TX 79907, and its telephone number is (915) 860-4480.

Our Corporate Structure

The chart below illustrates our corporate structure:

(1)	The common partnership interests of the Holding Partnership are owned by: the Cardwell Group, which consists of affiliates of Petro, Inc., J.A. Cardwell, Sr., James A. Cardwell, Jr., and JAJCO II, Inc. (51.7%); Volvo Petro Holdings, L.L.C., an affiliate of Volvo Trucks North America, Inc. (28.7%); Mobil Long Haul, Inc., an affiliate of Exxon Mobil Corporation (9.7%); and Petro Warrant Holdings Corporation (10.0%). These numbers do not equal 100% due to rounding differences. Mobil Long Haul, Inc. and the Cardwell Group also own redeemable preferred partnership interests in the Holding Partnership.
(2)	The Holding Partnership directly owns a 98.7% limited partnership interest in Petro which has been pledged first to the lenders under Petro’s senior secured credit facilities and then to the holders of the notes. Petro Holdings GP, LLC, which owns a 0.78% limited partnership interest in Petro, is wholly-owned by the Holding Partnership. Therefore, the Holding Partnership, directly and indirectly, owns a 99.5% limited partnership interest in Petro.
(3)	Includes Petro, Inc., which owns a 0.25% general partnership interest in Petro, and James A. Cardwell, Jr., who owns a 0.25% limited partnership interest in Petro. The general partnership interest is pledged first to lenders under Petro’s senior secured credit facilities and then to holders of the notes.
(4)	The debt under the senior secured credit facilities is secured by (i) a first priority security interest in substantially all of Petro’s assets, and the assets of its subsidiaries, and (ii) a first priority security interest in the Holding Partnership’s limited partnership interests in Petro described above. The notes have a second priority security interest in those assets.
(5)	Petro Financial Corporation and Petro Distributing, Inc. are guarantors of all amounts outstanding under the senior secured credit facilities and the notes.

Summary Historical Financial Data

The following financial information relates to Petro Stopping Centers, L.P. and its consolidated subsidiaries and should be read in conjunction with our financial statements and the related notes to those statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The following summary historical financial data as of and for the three fiscal years ended December 31, 2002, 2003, and 2004 have been derived from our financial statements, which have been audited by KPMG LLP, independent registered public accounting firm. The summary historical financial data below as of and for the nine months ended September 30, 2004 and 2005 are derived from our unaudited financial statements and reflect all adjustments, consisting of only normal recurring adjustments that, in the opinion of our management, are considered necessary for the fair presentation of this information. The nine months ended September 30, 2005 reflect better financial performance than any other period presented and we may not be able to maintain such performance. The historical results are not necessarily indicative of results to be expected for any future period. You should not expect the results of operations and other operating and financial data of interim periods to be an indication of results for a full year.

	For the Years Ended December 31,			Unaudited for the Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(As Restated)	(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Statement of Operations Data:
Net revenues:
Fuel (1)	$684,865	$813,083	$1,045,544	$743,662	$1,093,769
Non-fuel	238,060	250,224	260,967	196,469	214,652

Total net revenues	922,925	1,063,307	1,306,511	940,131	1,308,421
Cost of sales:
Fuel (1)	647,039	772,486	994,865	709,731	1,048,990
Non-fuel	96,032	101,426	105,483	78,683	86,380
Operating expenses	120,831	129,844	138,076	103,695	114,016
General and administrative	15,288	15,113	17,663	12,664	15,526
Depreciation and amortization	16,376	15,504	15,539	11,568	12,241
(Gain) loss on disposition of fixed assets	(2)	18	86	66	44

Total costs and expenses	895,564	1,034,391	1,271,712	916,407	1,277,197

Operating income	27,361	28,916	34,799	23,724	31,224
Write-down of land held for sale (2)	—	(908)	—	—	—
Loss on retirement of debt (3)	—	—	(6,164)	(6,164)	—
Retired debt restructuring costs (3)	—	—	(794)	(794)	—
Equity in income of affiliates	406	476	664	398	142
Interest income	61	67	186	100	185
Interest expense (4)	(20,931)	(19,514)	(23,791)	(17,688)	(18,185)

Income (loss) before cumulative effect of a change in accounting principle	6,897	9,037	4,900	(424)	13,366
Cumulative effect of a change in accounting principle (5)	—	(397)	—	—	—

Net income (loss) (6)	$6,897	$8,640	$4,900	$(424)	$13,366

Balance Sheet Data:
(at end of period)
Cash and cash equivalents	$8,221	$17,806	$33,843	$22,353	$28,886
Total assets	276,187	274,189	287,976	282,133	338,237
Total debt	191,044	175,479	246,250	246,250	271,250

Other Financial Data:
Net cash provided by (used in):
Operating activities	$21,563	$28,546	$31,787	$18,560	$24,188
Investing activities	(4,317)	(6,127)	(3,523)	(2,978)	(50,801)
Financing activities	(18,716)	(12,834)	(12,227)	(11,035)	21,656
Capital expenditures (7)	4,022	6,127	5,703	3,684	50,377

(1)	Includes motor fuel taxes.
(2)	In accordance with our accounting policy of recording our land held for sale at the lower of carrying amount or fair value less cost to sell, we recognized a write-down of $908,000.
(3)	These amounts are primarily related to our 2004 refinancing transactions. The retired debt restructuring costs in 2004 reflect the write-off of unamortized deferred debt issuance costs associated with retired debt.
(4)	Annual interest expense will increase by approximately $2.3 million due to the offering of the outstanding notes.
(5)	Cumulative effect of a change in accounting principle in 2003 reflects the expensing of the initial estimate of the capitalized asset retirement obligations, as required by the adoption of the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143.
(6)	No provision for income taxes is reflected in the financial statements as we are a partnership for which taxable income and tax deductions are passed through to the individual partners.
(7)	Capital expenditures primarily represent the cost of new Petro Stopping Centers, regular capital maintenance, and improvement projects at existing Petro Stopping Centers. No capital expenditures in 2002, 2003 or 2004 were related to new Petro Stopping Centers.

Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,										Unaudited For the Nine Months Ended September 30,
	2000		2001		2002		2003		2004		2004		2005
	(dollars in thousands)
Net income (loss)	$6,287		$(645)		$6,897		$8,640		$4,900		$(424)		$13,366
Add:
Equity in (income) loss of affiliate	307		(122)		(406)		(476)		(664)		(398)		(142)
Interest expense, net	20,975		23,978		20,931		19,514		23,791		17,688		18,185

Net income (loss) as adjusted	$27,569		$23,211		$27,422		$27,678		$28,027		$16,866		$31,409

Fixed charges:
Interest expense, net	$20,975		$23,978		$20,931		$19,514		$23,791		$17,688		$18,185

Ratio of earnings to fixed charges	1.3	x	1.0	x	1.3	x	1.4	x	1.2	x	1.0	x	1.7	x

For 2001 and the nine months ended September 30, 2004, the ratio of earnings to fixed charges is slightly less than one-to-one by $767,000 and $822,000, respectively.

RISK FACTORS

The new notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should consider carefully the risk factors set forth below, together with all of the other information included in this prospectus.

Risks Relating to the Exchange Offer

We cannot assure you that an active trading market for the new notes will exist if you desire to sell the new notes.

There is no existing public market for the outstanding notes or the new notes. We do not intend to apply for listing of the new notes on a securities exchange or quotation system. The liquidity of any trading market in the new notes, and the market prices quoted for the new notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the new notes or that, if you can sell your new notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for new notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. If a substantial amount of the outstanding notes is exchanged for a like amount of the new notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

In addition, any outstanding notes that are not exchanged for new notes will not trade fungibly with the $225 million in aggregate principal amount of 9% senior secured notes due 2012 that were issued on February 9, 2004, which could adversely effect the liquidity of such unexchanged outstanding notes.

Risks Related to Our Financial Condition and Structure

Our debt results in significant debt service obligations and limitations and in some cases matures before the notes.

We have incurred substantial debt and, as a result, have significant debt service obligations. At September 30, 2005, after giving effect to the offering of the outstanding notes, our total debt was $271.3 million. We also had approximately $28.8 million in additional borrowing availability under our senior secured credit facilities, subject to certain conditions. In 2004, we had interest expense of $23.8 million, $20.2 million of which was payable in cash, and capital expenditures of $5.7 million. Our interest expense will be higher in 2005. During 2004, we generated net income of $4.9 million (as restated) and cash flow from operations of $31.8 million. In the nine months ended September 30, 2005, we had interest expense of $18.2 million and cash flow from operations of $24.2 million. In subsequent periods our interest expense may increase because future variable rates of interest may be higher than recent rates and because we may incur additional debt.

In addition, we may engage in operating sale and leaseback or other lease transactions, which would add new operating expenses and could reduce our cash flow from operations.

All this poses important consequences to you, including risks that:

•	payments on our other debt will be so large that we will not be able to make any payments on the notes;

•	we will not be able to refinance the notes at maturity;

•	we will use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for expansion, working capital, capital expenditures, and other general corporate purposes;

•	we may be unable to obtain additional financing on satisfactory terms or to otherwise fund working capital, capital expenditures, and other general corporate requirements;

•	our degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable to downturns in the economy generally or in our industry; and

•	our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which would have a material adverse effect on us.

Furthermore, our senior secured credit facilities will mature before the notes. As a result, the senior secured credit facilities will have to be refinanced or repaid before the maturity of the notes. We may not be able to refinance or repay the senior secured credit facilities.

On February 9, 2004, the Holding Partnership issued third secured subordinated notes with a face amount of $54.4 million (and an initial accreted amount of $44.2 million) and will have cash interest expense of $2.3 million in 2005. As of September 30, 2005, the accreted amount of such notes was $47.2 million. The cash interest expense will increase each year until it reaches $6.8 million per annum beginning in 2010. The Holding Partnership’s warrants may also be required to be repurchased in 2009, and its mandatorily redeemable preferred interests may be required to be redeemed before the notes mature. The Holding Partnership is entitled to satisfy the obligation to repurchase its warrants by issuing debt securities to warrant holders. Because the Holding Partnership has no other assets, it will either finance these obligations or rely on us to provide the necessary funds and we may not be able to do so. If the Holding Partnership is unable to satisfy its financial obligations, it would have a material adverse effect on us.

We may not be able to generate the cash necessary to service our debt, which would require us to refinance our debt or default on our scheduled debt payments.

As discussed above, we will need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are expected to be, subject to fluctuation. In addition, we may engage in sale and leaseback or other lease transactions and acquisitions, which would increase our operating expenses and could reduce our cash flow from operations. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to satisfy all our obligations (including those under the notes) or to fund our other liquidity needs. For example, in 1999 through 2002, our net interest expense plus our capital expenditures exceeded our cash flow from operations. In addition, the nine months ended September 30, 2005 reflect better financial performance than any other period presented herein and we may not be able to maintain such improved performance. We do not expect to be able to pay the principal amount of the notes at maturity with cash flows from operations. Therefore, we will probably need to refinance the notes. We cannot predict whether this will be possible.

Risks Related to the Notes

There may not be sufficient collateral to pay all or any of the notes.

As further described in this prospectus, debt under our senior secured credit facilities (which we refer to as first priority lien obligations) and certain other debt is secured by a pledge of the general and limited partnership interests in Petro owned by the Holding Partnership and Petro, Inc. and substantially all of our assets. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, our subsidiaries, or any future subsidiary, the first priority lien obligations will have a senior claim to the assets that are pledged as collateral before the collateral may be available for making any payments on the notes.

At September 30, 2005, there was $21.3 million of debt outstanding under the senior secured credit facilities, and an additional $28.8 million available for borrowing under the senior secured credit facilities, subject to certain conditions. As of September 30, 2005, we also had $11.2 million of letters of credit that would have been first priority lien obligations. In addition, other arrangements that are customarily secured, such as surety bonds, letters of credit, and treasury management agreements, may be secured by first priority liens. Petro Financial and the guarantors of the notes do not have significant assets and therefore you should not rely on such entities to satisfy obligations under the notes.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral and the timing of any sale. By their nature, the pledged assets are illiquid and have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends and, as a result, the value of the collateral upon foreclosure may be significantly impaired. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral might not be sufficient to pay our obligations under the notes, after first satisfying our obligations under the first priority lien obligations and any other obligations secured by a lien on the collateral. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes.

The appraised value of the collateral is based on many assumptions and may be significantly greater than the realizable value of the collateral.

Appraisals in respect of some of the collateral have been prepared by an independent appraisal firm. According to the individual appraisals, the appraised properties had an aggregate appraised value, subject to certain hypothetical factors and assumptions, of approximately $312.0 million as of the date of the appraisals, which were prepared between September and October 2003. An appraisal was also prepared for the Bordentown Junction Truck Stop in February 2004. According to that appraisal, the Bordentown site had an appraised value of $22.4 million as of the date of the appraisal. Although the appraisals were generally prepared with a physical inspection of the properties, no soil tests or engineering tests were conducted. The appraised values are based on several key assumptions, such as a marketing time of six months to one year, that the properties are competently and aggressively managed, that there are no site contamination issues, and also that there are no zoning or title issues affecting the properties. The appraised values are also based on specific methodologies, which could vary if another firm conducted the appraisals. Appraisals that are based on other or different methodologies might result in valuations materially different from those specified above. The appraisals are only estimates of the market value of the properties and should not be relied upon as a measure of the realizable value of the properties. In addition, the appraisals covered equipment and certain other assets that are not owned by us and also covered some properties that are not part of the collateral, including five parcels of undeveloped land (two of which have been sold since the date of the appraisals). See the definition of “Excluded Collateral” in the “Description of Notes” for more information on our assets that will not be part of the collateral. No appraisals were performed on the three other sites we acquired in the first quarter of 2005 for an aggregate purchase price of $18.6 million.

The appraised values assume willing and informed buyers and a willing seller under no duress. However, any foreclosure sale of the collateral would likely be made under duress. In addition, there are a limited number of potential buyers for the properties. Accordingly, the proceeds realized upon a sale of the collateral may be significantly less than the appraised value. The value of the properties in the event of an exercise of remedies under the indenture will depend on market and economic conditions, the availability of buyers, the condition of the properties and other factors. The condition of the collateral is likely to deteriorate during any period of financial distress preceding the sale of the collateral. Accordingly, the proceeds realized upon liquidation of the collateral might not be sufficient to satisfy in full the obligations under the senior secured credit facilities and the notes.

Holders of the notes will not control decisions regarding collateral.

The holders of the first priority lien obligations control substantially all matters related to the collateral securing the notes. This presents risks to note holders, because the first priority lien obligations are much smaller than the second priority lien obligations. Therefore, the holders of first priority lien obligations may be much more willing to release collateral than note holders would be. The holders of the first priority lien obligations may cause the collateral agent to dispose of, release, or foreclose on, or take other actions with respect to, the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent collateral is released from securing the first priority lien obligations, the second priority liens securing the notes will also be released. If all of the first priority liens are released, and we have met certain ratios of senior debt to EBITDA, all of the second priority liens will be released. In addition, the security documents generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. The security agreement prohibits second priority lien holders from foreclosing on the collateral as long as the first priority lien obligations remain outstanding. Holders of the notes might not be able to foreclose on the collateral unless there is a bankruptcy of the Operating Partnership and approval of the bankruptcy court is obtained. At that point, the collateral (which consists of equity in the Operating Partnership and substantially all of our assets) may be of little value. In addition, to the extent that the holders of the first priority liens elect not to perfect their security interest in collateral, the second priority lien will not be perfected as to these rights.

Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. In addition, the rights of holders of notes in the collateral are subject to the rights of any holders of obligations secured by first priority liens in the collateral. Those holders of other obligations have secured claims senior to the claims of the holders of the notes with respect to the collateral. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, as well as all obligations secured by first priority liens on the collateral, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not provide “adequate protection” for undersecured claims or permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders in the collateral may be adversely affected by the “one-action rule” in the state of California.

We own real property in California, and may in the future acquire additional real property in California, which will secure the notes or the guarantees. California has an extensive and complicated body of law, commonly known as the “one-action rule,” relating to the exercise of remedies against real property collateral by a secured creditor. These rules mandate, among other things, that a creditor who holds an obligation secured, whether in whole or in part, by California real property may only enforce the obligation by commencing a judicial foreclosure case in which all California real property collateral must be included or causing the trustee under a California deed of trust to initiate a non-judicial trustee’s sale. To the extent that collateral includes real estate in California, the “one-action” rule will be applicable to any potential enforcement by the collateral agent of its rights as a secured creditor. In essence, this rule requires that a creditor may bring only a single action for the recovery of debt or the enforcement of any rights secured by a mortgage or deed of trust upon California real property.

The “one-action” rule also imposes a “fair value” limit upon the recovery of a deficiency judgment. Thus, a creditor who seeks to foreclose judicially must first obtain a decree of foreclosure and then cause the sale of all encumbered realty. No later than three months after the sale of the encumbered realty at a public auction, the creditor must notice a “fair value” hearing at which the court must determine as a factual matter the “fair value” as of the date of sale of all foreclosed collateral. It is this finding of “fair value,” not the successful bid at a foreclosure sale, which is then deducted from the unpaid balance set forth in the Decree of Foreclosure to determine whether recovery of any deficiency judgment will be allowed under California law. This rule can also be used in California by a borrower as an affirmative defense to force a creditor to exercise its remedies against all collateral in a single action. Even if the borrower does not assert this defense, the one-action rule could operate as a limitation on a creditor, in that the creditor may be deemed to have made an election of remedies if the creditor improperly exercises any of its remedies against the borrower and the creditor’s lien over the California real property collateral may be extinguished or, in some instances, recovery of the obligation may be barred altogether. The collateral agent holding the liens securing the notes, also holds those liens to secure other obligations on a first priority basis and the holders of the first priority lien obligations control substantially all matters related to collateral enforcement. In these circumstances, actions taken by the collateral agent pursuant to directions from the holders of the first priority lien obligations may adversely affect the rights and remedies of the holders of the notes.

The California courts have also identified the so-called “sanction aspect” of the one-action rule to punish violations of the rule. As a result, certain conduct deemed to violate the statutory mandate to exhaust all real property collateral before recovery of a judgment against the obligor or obtaining recourse to assets not expressly hypothecated as collateral will trigger the “sanction aspect.” For example, a creditor who exercises an equitable right or a right of set-off will be deemed to have violated the “one-action” rule and, at a minimum, may no longer exercise its remedies against California real property collateral. Similarly, obtaining a judgment upon an obligation secured by California real property collateral, whether in the State of California or in any other state, prior to the exhaustion of all California real property collateral by a method authorized by the “one-action” rule, will result in a forced judicial waiver of all such real property collateral. In extreme instances, the California Supreme Court has held that the “sanction aspect” may also require forfeiture of any right to enforce the unpaid obligation. Accordingly, to limit the risk that the one-action rule could apply to any exercise of remedies by the collateral agent, the indenture provides that other than in accordance with the provisions of the indenture and to the extent such restriction is permitted under the Trust Indenture Act of 1939, no holder of any note can exercise any remedies while real property in California comprises part of the collateral. Notwithstanding this provision of the indenture, in the event a holder of a note does exercise any remedy during such time, there remains a risk that the one-action rule could adversely affect the ability of the collateral agent or the holders of the notes to exercise other remedies against the California real property collateral.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the presence of certain pari passu or junior lienholders.

The security interest in the collateral securing the notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral.

The indenture allows us to secure certain obligations to trade creditors with the collateral on a pari passu or junior basis. As a result, the proceeds from the sale of collateral may need to be shared by you with any trade creditors that are secured on a pari passu basis. With respect to trade creditors that are secured on a junior basis, in the event that we default on such obligations, actions taken by such trade creditors may impair the collateral available to you. In addition, the bankruptcy of a junior lienholder may also operate to stay foreclosure of the collateral by the collateral agent.

Our failure to deliver amendments to existing mortgages to secure the notes or perfect other collateral securing the notes on or prior to the issue date of the notes increases the risk that the second priority liens granted thereunder could be avoided.

We agreed to deliver amendments to existing second priority mortgages, subject to permitted liens, to secure the notes on substantially all of our and the guarantors’ material real property that also secures our senior secured credit facilities and to take other steps to perfect the collateral on or prior to the issue date of the notes. Not all of the amendments to the existing second priority mortgages were in place on or prior to the issue date of the notes and certain other collateral (other than inventory, equipment and accounts receivable) was not perfected on or prior to the issue date of the notes. See “Description of Notes—Collateral.”

If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the notes, the mortgages or liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. Mortgages or liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a mortgage or lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if we or a guarantor were to file bankruptcy after the issue date of the notes and the mortgages or liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the mortgages or liens securing the notes may be especially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of a “change of control” as specified in the “Description of Notes” section herein, you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. In some circumstances, a change of control may result from events beyond our control. We cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in acceleration of, any of our other debt. The senior secured credit facilities also provide that certain change of control events constitute a default and could result in the acceleration of our debt under those facilities. Any additional debt agreement we enter into in the future may contain similar provisions.

Risks Related to Our Business, Strategy, Operations and Ownership

Our growth strategy could increase risks for noteholders.

Between 1999 and 2001, we pursued an aggressive growth strategy requiring extensive capital expenditures for purchases of land and construction of Petro Stopping Centers. The resumption of the growth of our network through building new sites or acquiring truck stops poses significant risks for noteholders. In 2005, we purchased truck stops in Kingsland, Georgia, New Paris, Ohio, York, Nebraska and Bordentown, New Jersey for cash consideration totaling $45.9 million, most of which has been financed with debt. We anticipate increasing our network size by entering into approximately two franchise relationships for new Petro Stopping Centers per year, entering into a lease arrangement for one facility per year, and building one new facility in the next two years. If available, we may also opportunistically purchase properties that are independently operated and we could expand at a faster pace if we believe there are attractive opportunities. A typical Stopping Center takes approximately 9 to 12 months to build. We estimate that Stopping Centers built in the next several years may, depending on certain factors, cost between $10.0 million and $15.0 million each, including site preparation costs, paving and local construction costs, but excluding land acquisition costs. Acquiring existing truck stops and conforming them to our requirements would also require significant funds. Additional borrowings or operating leases to finance a growth strategy would increase our debt service costs and could decrease cash flow from operations and EBITDA.

Recently, we have amended the terms of our senior secured credit facilities to permit us to make the acquisitions of the Kingsland, Georgia; New Paris, Ohio; York, Nebraska and Bordentown, New Jersey Stopping Centers.

We face certain risks related to our acquisitions of truck stops.

We have recently purchased four truck stops. Acquisitions are subject to various risks generally associated with the acquisition of assets, including the financial impact of expenses associated with the integration of acquired assets and the potential loss of customers and employees and the risk that we overpay for acquisitions.

In addition, acquired sites may carry risks specific to those sites. The prior owner of the Petro:2 truck stop we acquired in Kingsland, Georgia had suspended operations in September 2004 and we re-opened it in March 2005. We may encounter difficulties resulting from the period of time this truck stop was not operational. The site in Bordentown, New Jersey is subject to various highway renovations to reroute traffic in the area that may negatively affect customer access. The renovation of the exit ramp may have a material adverse effect on the operations of that location during the construction.

The acquired truck stops may not perform as well as they have historically, or as well as we expect under our ownership, and we may not be able to successfully integrate the acquired truck stops into our operations. As a result, our estimates of future performance, including those set forth herein, may not prove to be accurate. We can give no assurance that these acquisitions will have the desired benefits or that they will not have an adverse effect on our business, financial condition or results of operations.

Since we depend upon franchisees to maintain the scope of our network, our results could be adversely affected if we lose franchisees.

We currently have 42 sites owned or operated by us and 22 sites owned and operated by independent franchisees. We are substantially dependent on the stable financial condition of these independent franchisees and their operating in accordance with our standards because they constitute approximately 34% of our branded Petro locations and play an important role in our ability to market our nationwide network of Petro Stopping Centers to large fleet customers. In addition, in 2004, we derived 2.8% of our gross profit from franchise royalties and other related franchise payments. A significant decline in the number of locations in our network or in the quality of their services would adversely impact our operating results and our ability to maintain and attract large, fleet customers.

We face certain risks related to our operation of Iron Skillet restaurants at our full-size Petro Stopping Centers.

Each full-size Petro Stopping Center includes our Iron Skillet restaurant. By operating restaurant facilities, we face risks related to:

•	our ability to obtain and maintain necessary governmental licenses, permits and approvals relating to the preparation and sale of food;

•	health inspection scores;

•	food quality;

•	the availability and timely delivery of high-quality fresh ingredients, including fresh produce, dairy products and meat; and

•	food-borne illnesses.

If we are unable to effectively manage these risks, in addition to any direct liability, we may experience negative publicity related to these matters, and such negative publicity may extend more generally to our Petro brand name and image. This negative publicity could reduce guest traffic in our Iron Skillet restaurants and our Petro Stopping Centers, which would adversely affect our results of operations.

We are subject to extensive franchise regulation.

Various state and federal laws govern our relationship with our franchisees. If we fail to comply with these laws, we could be subject to liability to franchisees and to fines or other penalties imposed by governmental authorities.

We are highly dependent on our key personnel.

Our future success depends to a significant extent on the efforts and abilities of our management team. Our key personnel have a great deal of experience in the truck stop industry. The loss of the services of certain of these individuals could have a material adverse effect on our business, financial condition and results of operations. We believe that our future success also will depend significantly upon our ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting, assimilating and retaining the personnel we require to grow and operate profitably.

We are controlled by the Cardwell Group, Mobil Long Haul and Volvo and their interests may conflict with the interests of holders of the notes.

J.A. Cardwell, Sr., James A. Cardwell, Jr., Petro, Inc. and JAJCO II, Inc. (collectively referred to as the Cardwell Group), Mobil Long Haul, Inc. and Volvo Petro Holdings, LLC (“Volvo”) together control 100% of the voting power of the Holding Partnership. Consequently, the Cardwell Group, Mobil Long Haul and Volvo have the power to appoint all of the members of the Board of Directors of the Holding Partnership and all of the members of our Board of Directors, and to control our direction and future operations. As a result, circumstances could arise in which the interests of the Cardwell Group, Mobil Long Haul and Volvo, as equity holders, could be in conflict with interests of the holders of the notes. These conflicts would be exacerbated as a result of the Holding Partnership’s obligation to repurchase its warrants in 2009, if we encounter financial difficulties, or if we are unable to pay our debts as they mature. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings, lease transactions or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

Risks Particular to Our Industry

We are highly dependent on fuel sales, which have low margins.

During 2004, net revenues from our fuel sales accounted for approximately 80% of our net revenues. The volume of fuel sold by us and the profit margins associated with these sales are affected by numerous factors outside of our control, including the condition of the long-haul trucking industry, the supply and demand for these products and the pricing policies of competitors. Fuel sales have historically generated very low gross margins. In 2004, we had gross profit of $50.7 million on net fuel sales of $1.0 billion.

During 2004, we purchased 72.9% of our fuel through the ExxonMobil Suppliers (as defined herein, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) pursuant to fuel supply agreements. Approximately 67.8% of this fuel was third-party fuel purchased through the ExxonMobil Suppliers. These purchases are made by the ExxonMobil Suppliers for us on the open market at prices determined largely by supply and competitive conditions. Thus, our profit margins on fuel can fluctuate substantially in very short periods of time. Gross margin per gallon declined from 1993 through 2003 and a further material decline in gross margin per gallon would adversely affect our profitability. Despite higher fuel costs in late 2004 and the first nine months of 2005, we had significantly higher than usual gross margin per gallon during that period. Historically, gross margin per gallon has decreased when fuel prices have risen, therefore, we believe our recent improvement in fuel gross margin is a temporary trend resulting from unusual volatility in the fuel market and we do not expect these higher gross margins to continue.

The U.S. truck stop industry is highly competitive and fragmented, and our competitors may have greater resources or other competitive advantages.

The travel center and truck stop industry is highly competitive and fragmented. We believe there are approximately 2,400 multi-service and pumper truck stops located in the United States. Approximately 32% of these truck stops are operated by five national chains, of which we are one. Although we seek to differentiate our products and services by providing the “quality difference,” similar products and services are widely available. Long-haul trucks can obtain the products and services we provide from a wide variety of sources, including their own fueling terminals, large truck stops, limited service fueling facilities and some large gas stations. Almost all Petro Stopping Centers have at least one competitor within a short distance. Certain of our competitors offer fuel at discount prices, which has caused severe price competition in certain of our markets from time to time. In addition, we compete for the business of long-haul truck fleets, which frequently demand discounts on fuel purchases and in some cases choose to do business in a particular market only with lower cost fuel providers. All these factors combine to produce intense price competition and low margins for our business. In 2004, we had revenues of $1.3 billion, net income of $4.9 million (as restated), and operating cash flow of $31.8 million.

Our Petro:Lube operations compete with other national and truck stop chains, full-service independently owned and operated truck stops, fleet maintenance terminals, independent garages, truck dealerships, and auto parts service centers. We compete with a variety of establishments located within walking distance of our sites, including convenience stores, drug stores, full-service restaurants, and fast food restaurants.

Certain of our principal competitors have substantially greater financial and marketing resources than we do. If our competitors adopt pricing strategies or marketing policies that we do not meet, if they provide products or services that we do not offer, or if we are otherwise unable to compete effectively, our competitors could gain market share and have an adverse effect on our operating results.

The truck stop industry is highly dependent on the financial condition of the trucking industry.

Our business is dependent upon the trucking industry in general and upon long-haul trucks in particular. In turn, the trucking industry is dependent on economic factors, such as the level of domestic economic activity and interest rates and operating factors such as fuel prices and fuel taxes, over which we have no control and which could contribute to a decline in truck travel. The long-haul trucking business is also a mature industry that has historically been susceptible to recessionary downturns. In addition, many small trucking companies have filed for bankruptcy protection in recent years. Available data indicate that diesel consumption by the trucking industry has grown more slowly than trucking ton-miles, as technological improvements in truck engines have increased their fuel efficiency. A decline in operations or diesel fuel consumption by the long-haul trucking industry would adversely affect us.

We derive a significant percentage of our revenues from sales of fuel and non-fuel products and services to trucking fleets. The services required by any one fleet customer can be limited by a number of factors, including industry consolidation, economic slowdown and decisions to outsource fewer activities. Travel center and truck stop chains compete aggressively for fleet account business, and any significant reduction in fleet accounts or sales to those accounts could have a material adverse effect on us. We cannot assure you as to the continuation of the current level of our sales to fleets.

Our profitability can be significantly impacted by cyclical factors beyond our control such as decreases in manufacturing output.

The volume of truck shipments is in part dependent on changes in manufacturing output. Sustained decreases in manufacturing production, such as occurred in 2001 and 2002, can significantly reduce truck traffic, which in turn reduces fuel purchases and visits to our Petro Stopping Centers and negatively impacts our results of operations.

A domestic terrorist incident affecting the trucking industry could adversely affect our business.

A domestic terrorist incident, particularly an incident involving a truck, could produce adverse effects on our business in several ways, including:

•	a reduction in the volume of truck traffic for more than a brief period;

•	the bankruptcy of certain trucking companies; and

•	the imposition of additional regulations affecting truck traffic, increasing the expenses of truck operations and businesses that service trucks or provide overnight facilities for trucks and truck drivers, such as our business. For example, additional fences or other security for parked trucks might be required.

The occurrence of any of these effects could have a material negative impact on our results of operations.

We are subject to environmental laws and regulations and the cost of compliance with these requirements could negatively impact the results of our operations.

A significant portion of our business consists of storing and dispensing petroleum products, activities that are subject to increasingly stringent regulation by both the federal and state governments. Moreover, governmental authorities can impose significant fines and penalties on us for any alleged noncompliance with environmental requirements. In addition, under certain environmental laws, private parties can bring lawsuits against us for any property damage or personal injury that allegedly is caused by our operations. We may incur increased expenditures if additional requirements are imposed by federal and state governments, or we fail to comply with environmental requirements and are fined or penalized, or if we must defend or settle lawsuits that might be brought by private parties.

In addition, under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances (including petroleum and petroleum products) on, under, in, or migrating from such property. Certain laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result of work done in 1999 to upgrade our storage tanks as required by state and federal law, soil and groundwater contamination was discovered at our Corning, California facility. We are currently monitoring the contamination and anticipate some remediation will be required. We anticipate spending $421,000 in remediation costs related to this site, of which we have already spent $202,000, and $219,000 was accrued at September 30, 2005. Moreover, under certain environmental laws, persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person and regardless of whether the original disposal or treatment activity accorded with applicable requirements. As a result of our business and the quantity of petroleum products we handle, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future for the remediation of such contamination.

A disruption in the supply of fuel could adversely affect our profitability.

Since we maintain approximately a two-to-three day supply of fuel, we would be adversely affected in the event of a disruption in our supply of fuel. In addition, sharp increases in fuel prices at truck stops have historically tended to lead to temporary declines in fuel margins. Fuel prices have risen sharply in the recent past and may continue to rise. We experienced rapid increases in the cost of fuel during late 2000, early 2001 and in late 2004 and 2005 due to the interaction of several factors including low inventories, high demand caused by a spike in the cost of natural gas, and an unusually cold winter on the east coast of the United States. Other factors which have had significant effects on fuel prices and supply include: major global conflicts, especially those involving the U.S. and/or oil producing countries, strikes or political conflict in oil producing countries, intervention by OPEC in the form of restricted output, and changes in output by domestic oil refineries, including due to weather related interruptions.

In the future, interruptions in world fuel markets may cause shortages in, or total curtailment of, fuel supplies. Moreover, a substantial portion of the oil refining capacity in the United States is controlled by major oil companies. These companies could in the future decide to limit the amount of fuel sold to independent operators like us. Although the ExxonMobil Suppliers provide fuel to us, a significant portion of our fuel needs continues to be supplied from third-parties contracted by them. In addition, any new standards that the EPA may impose on refiners that would necessitate changes in the refining process could limit the volume of petroleum products available from refiners in the future. A material decrease in the volume of fuel sold for an extended time period would have a material adverse effect on our results of operations. Similarly, an extended period of instability in the price of fuel could adversely affect our results.

In addition, our patronage by customers desiring to purchase fuel accounts for a significant portion of customer traffic and has a direct impact on the revenues and profitability of our other operations, including our restaurant and non-fuel operations. Accordingly, any significant reductions in fuel supplies or other reductions in fuel volume would materially adversely affect our results.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive outstanding notes in a principal amount equal to the principal amount of the new notes. We will cancel all outstanding notes so received.

We issued $25.0 million in principal amount of the outstanding notes to the initial purchasers of those notes and received proceeds of approximately $24.5 million after deducting commissions. We used the proceeds from the issuance of the outstanding notes to partially fund the acquisition of a Petro Stopping Center known as “Bordentown Junction Truck Stop” in Burlington County, New Jersey.

CAPITALIZATION

The following table sets forth, as of September 30, 2005, Petro’s historical consolidated cash and capitalization.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Unaudited as of September 30, 2005
Actual
(dollars in thousands)
Cash and Cash Equivalents	$28,886

Long-term debt:
Senior Secured Credit Facilities (1):
Revolving Credit Facility (2)	—
Term Loan	21,250
9% Senior Secured Notes	250,000

Total long-term debt	271,250

Total Partners’ Deficit	(9,999)

Total Capitalization	$261,251

(1)	See “Description of Certain Indebtedness” for more information.
(2)	At September 30, 2005, we had $11.2 million in standby letters of credit outstanding, which reduce our borrowing capacity under the revolving credit portion of our senior secured credit facilities on a dollar for dollar basis.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following financial information relates to Petro Stopping Centers, L.P. and its consolidated subsidiaries and should be read in conjunction with our financial statements and the related notes to those statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated financial data as of and for the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004 are derived from our financial statements audited by KPMG LLP, independent registered public accounting firm. Our selected consolidated financial data as of and for the nine months ended September 30, 2004 and 2005 are derived from our unaudited financial statements and reflect all adjustments, consisting only of normal recurring adjustments that, in the opinion of our management, are considered necessary for the fair presentation of this information. The nine months ended September 30, 2005 reflect better financial performance than any other period presented and we may not be able to maintain such performance. The historical results are not necessarily indicative of results to be expected for any future period. You should not expect the results of operations and other operating and financial data or other operating data of interim periods to be an indication of results for a full year.

	For the Years Ended December 31,					Unaudited for the Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Statement of Operations Data:
Net revenues:
Fuel (1)	$763,413	$684,262	$684,865	$813,083	$1,045,544	$743,662	$1,093,769
Non-fuel	220,696	233,740	238,060	250,224	260,967	196,469	214,652

Total net revenues	984,109	918,002	922,925	1,063,307	1,306,511	940,131	1,308,421
Costs and expenses:
Cost of sales
Fuel (1)	720,335	643,162	647,039	772,486	994,865	709,731	1,048,990
Non-fuel	92,461	95,632	96,032	101,426	105,483	78,683	86,380
Operating expenses	111,833	120,917	120,831	129,844	138,076	103,695	114,016
General and administrative	15,890	17,488	15,288	15,113	17,663	12,664	15,526
Depreciation and amortization	16,397	17,829	16,376	15,504	15,539	11,568	12,241
(Gain) loss on disposition of fixed assets	(59)	(63)	(2)	18	86	66	44

Total costs and expenses	956,857	894,965	895,564	1,034,391	1,271,712	916,407	1,277,197

Operating income	27,252	23,037	27,361	28,916	34,799	23,724	31,224
Write-down of land held for sale (2)	—	—	—	(908)	—	—	—
Loss on retirement of debt (3)	—	—	—	—	(6,164)	(6,164)	—
Retired debt restructuring costs (3)	—	—	—	—	(794)	(794)	—
Equity in income (loss) of affiliate	(307)	122	406	476	664	398	142
Interest income	317	174	61	67	186	100	185
Interest expense, net	(20,975)	(23,978)	(20,931)	(19,514)	(23,791)	(17,688)	(18,185)

Income (loss) before cumulative effect of a change in accounting principle	6,287	(645)	6,897	9,037	4,900	(424)	13,366
Cumulative effect of a change in accounting principle (4)	—	—	—	(397)	—	—	—

Net income (loss) (5)	$6,287	$(645)	$6,897	$8,640	$4,900	$(424)	$13,366

Balance Sheet Data:
(at end of period)
Total assets	$297,785	$289,774	$276,187	$274,189	$287,976	$282,133	$338,237
Total debt	208,580	208,997	191,044	175,479	246,250	246,250	271,250
Partners’ capital (deficit) and comprehensive loss	20,152	19,438	26,028	35,082	(18,277)	(22,472)	(9,999)

Other Financial Data:
Net cash provided by (used in):
Operating activities	$23,954	$17,177	$21,563	$28,546	$31,787	$18,560	$24,188
Investing activities	(53,252)	(21,498)	(4,317)	(6,127)	(3,523)	(2,978)	(50,801)
Financing activities	32,790	(2,153)	(18,716)	(12,834)	(12,227)	(11,035)	21,656
Capital expenditures (6)	50,241	21,411	(4,022)	6,127	5,703	3,684	50,377

(1)	Includes motor fuel taxes.
(2)	In accordance with our accounting policy of recording our land held for sale at the lower of carrying amount or fair value less cost to sell, we recognized a write-down of $908,000.
(3)	These amounts are primarily related to our 2004 Refinancing Transactions discussed herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The retired debt restructuring costs in 2004 reflect the write-off of unamortized deferred debt issuance costs associated with retired debt.
(4)	Cumulative effect of a change in accounting principle in 2003 reflects the expensing of the initial estimate of the capitalized asset retirement obligations, as required by the adoption of the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143.
(5)	No provision for income taxes is reflected in the financial statements as we are a partnership for which taxable income and tax deductions are passed through to the individual partners.
(6)	Capital expenditures primarily represent the cost of new Petro Stopping Centers, regular capital maintenance, and improvement projects at existing Petro Stopping Centers. Capital expenditures related to new Petro Stopping Centers were $41.0 million and $13.7 million for the years ended December 31, 2000 and 2001, respectively and $44.0 million for the nine months ended September 30, 2005. No capital expenditures in 2002, 2003, or 2004 were related to new Petro Stopping Centers.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the outstanding notes in July 2005, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file by October 24, 2005, a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We agreed to use our best efforts to cause this registration statement to be declared effective by the SEC by January 20, 2006. We also agreed to conduct this exchange offer for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if:

•	by October 24, 2005, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act has not been filed;

•	by January 20, 2006, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is not declared effective;

•	the exchange offer has not been consummated on or before the 40th business day after January 20, 2006; or

•	any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose during a period in which it is required to be effective, without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective within seven business days of such filing.

The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on December 29, 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the Depository Trust Company, or DTC, must transmit an agent’s message to the exchange agent at the address set forth below under the heading “—The Exchange Agent.”

In addition, one of the following must occur:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under certain circumstances relating to the timing of the exchange offer.

In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If, for any reason set forth in the terms and conditions of the exchange offer, we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date of the exchange offer; or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

•	any federal law, statute, rule or regulation is adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	there is a change in the current interpretation by staff of the SEC that permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder that is an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

•	any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

•	there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

•	there is a change or a development involving a prospective change in our and our subsidiaries’ businesses, properties, assets, liabilities, financial condition, prospects, operations, results of operations taken as a whole, that is or may be adverse to us; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

THE BANK OF NEW YORK

By mail, hand delivery or overnight courier:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attention: David Mauer

By facsimile transmission:

(for eligible institutions only) (212) 298-1915

Confirm by telephone: (212) 815-3687

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer, except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated July 13, 2005, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the new notes, any outstanding notes that remain outstanding after consummation of the exchange offer, and the $225 million in aggregate principal amount of notes of the same series issued on February 9, 2004 will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred, without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

(1) it is not an affiliate of ours;

(2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

(3) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

(4) it is not acting on behalf of a person who could not make representations (1)-(3).

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

(1) such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

(2) it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

(1) may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

(2) must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder so requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion together with the financial statements, including the related notes and the other financial information appearing elsewhere in this prospectus, as well as the risks described in the “Risk Factors” section. The following discussion contains forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

We restated our financial statements for the three-year period ended December 31, 2004. For a discussion of this restatement, see Note 2(a) of the notes to our consolidated financial statements included in this prospectus and Note 2 of the notes to our unaudited consolidated condensed financial statements included in this prospectus.

Reporting Format

We have two reportable operating segments, company-operated truck stops and franchise operations.

As of December 31, 2002, 2003, 2004 and September 30, 2004, we operated 37 multi-service truck stops in the United States, and as of September 30, 2005, we operated 41 such truck stops. We have aggregated our company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. During the years ended December 31, 2002, 2003, and 2004, the revenues generated from our company-operated truck stops were $918.1 million, $1.1 billion, and $1.3 billion, respectively. The revenues generated from our company-operated truck stops were $336.6 million and $507.3 million for the three months ended September 30, 2004 and 2005, respectively, and $935.8 million and $1.3 billion for the nine months ended September 30, 2004 and 2005, respectively. We added three company-operated truck stops in the three months ended March 31, 2005, and one company-operated truck stop in the three months ended September 30, 2005, three of which were previously operated by franchisees.

As of December 31, 2002 and 2003 and September 30, 2004, we were a franchisor to 23 Petro Stopping Center locations, and, as of December 31, 2004, we were a franchisor to 24 Petro Stopping Center locations. As of September 30, 2005, we were a franchisor to 22 Petro Stopping Center locations. We collect royalties and fees in exchange for the use of our tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee’s sales. For the years ended December 31, 2002, 2003, and 2004, the revenues generated from our franchise operations were $4.8 million, $5.3 million, and $5.7 million, respectively. The revenues generated from our franchise operations were $1.6 million and $1.8 million for the three months ended September 30, 2004 and 2005, respectively, and $4.3 million and $4.6 million for the nine months ended September 30, 2005, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the accompanying financial statements. We do not allocate any expenses in measuring this segment’s profit and loss, nor do we believe there are any significant financial commitments or obligations resulting from our franchise agreements. As a result of acquiring the Bordentown site, the New Paris, Ohio site and the York, Nebraska site from our franchisees, revenues in our franchise segment are expected to decrease and revenues in our company-owned segment are expected to increase.

No provision for income taxes is reflected in the accompanying financial statements because we are a partnership for which taxable income and tax deductions are passed through to our partners.

The following table contains financial information of our reportable operating segments:

	For the Years Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2004	2004	2005	2004	2005
	(As Restated)	(As Restated)	(As Restated)	(As Restated)		(As Restated)
	(dollars in thousands)
Income Statement Data:
Net revenues:
Company-operated truck stops	$918,125	$1,058,007	$1,300,811	$336,604	$507,278	$935,785	$1,303,780
Franchise operations	4,800	5,300	5,700	1,587	1,790	4,346	4,641

Total net revenues	$922,925	$1,063,307	$1,306,511	$338,191	$509,068	$940,131	$1,308,421

Operating income:
Company-operated truck stops	$22,561	$23,616	$29,099	$7,594	$12,861	$19,378	$26,583
Franchise operations	4,800	5,300	5,700	1,587	1,790	4,346	4,641

Total operating income	$27,361	$28,916	$34,799	$9,181	$14,651	$23,724	$31,224

Balance Sheet Data:
(at end of period)
Total assets:
Company-operated truck stops	$276,187	$274,189	$287,976			$282,133	$338,237
Franchise operations	—	—	—			—	—

Total assets	$276,187	$274,189	$287,976			$282,133	$338,237

Overview of Operating Results

In 2004, our net revenues were $1.3 billion, a 22.9% increase over the prior year. The increase was mostly due to higher fuel revenues as a result of increased fuel gallons sold and an increase in our average retail-selling price of fuel. Our net income of $4.9 million (as restated) was $3.7 million lower than in 2003 (as restated), due to costs associated with our 2004 Refinancing Transactions (described below), as well as increased interest expense. The completion of our 2004 Refinancing Transactions allowed us to refinance substantially all of our then existing indebtedness.

During the first nine months of 2005, our net revenues were $1.3 billion, a 39.2% increase over the prior year period. The increase was mostly due to higher fuel revenues as a result of an increase in our average retail-selling price of fuel and increased fuel gallons sold, improved non-fuel sales, in addition to our four new sites. Our net income of $13.4 million was $13.8 million higher than our net loss for the nine months ended September 30, 2004 (as restated), primarily due to costs associated with our 2004 Refinancing Transactions and higher operating income for the nine months ended September 30, 2005.

During the third quarter of 2005, our net revenues were $509.1 million, a 50.5% increase over the prior year quarter. The increase was mostly due to higher fuel revenues as a result of an increase in our average retail-selling price of fuel and increased fuel gallons sold, improved non-fuel sales, in addition to our four new sites. Our net income of $8.6 million was $5.1 million higher compared to the prior year quarter.

We derive our revenues primarily from:

•	The sale of diesel and gasoline fuels;

•	Non-fuel items, including the sale of merchandise and offering of services including truck tire sales and installation, truck maintenance and repair services, on-site vendor lease income, showers, laundry, video games, franchise revenues, fast-food operations, and other operations; and

•	Iron Skillet restaurant operations.

Consolidated Revenues

The following tables set forth our total consolidated revenues by major source:

	For the Years Ended December 31,
	2002		2003		2004
	(dollars in thousands)
Fuel	$684,865	74.2%	$813,083	76.5%	$1,045,544	80.0%
Non-fuel (excluding Restaurant)	172,927	18.7%	181,617	17.1%	188,816	14.5%
Restaurant	65,133	7.1%	68,607	6.4%	72,151	5.5%

Total Net Revenues	$922,925	100%	$1,063,307	100%	$1,306,511	100%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2005		2004		2005
	(dollars in thousands)
Fuel	$270,145	79.9%	$431,357	84.7%	$743,662	79.1%	$1,093,769	83.6%
Non-fuel (excluding Restaurant)	49,462	14.6%	57,828	11.4%	141,929	15.1%	158,366	12.1%
Restaurant	18,584	5.5%	19,883	3.9%	54,540	5.8%	56,286	4.3%

Total Net Revenues	$338,191	100%	$509,068	100%	$940,131	100%	$1,308,421	100%

Our fuel revenues and related cost of sales include a significant amount of federal and state motor fuel taxes. Such taxes were $236.8 million, $248.0 million and $262.3 million for the years ended December 31, 2002, 2003, and 2004, respectively, $66.5 million and $76.5 million for the three months ended September 30, 2004 and 2005, respectively, and $196.2 million and $217.0 million for the nine months ended September 30, 2004 and 2005, respectively.

We lease retail space to independent merchants that operate in some of our truck stop locations. These leases relate to retail space in the mall area of the main building, free-standing brokerage buildings located on the property, retail space within company-operated profit centers, and land lease agreements for the operation of truck weighing scales, truck washes, and a free-standing motel operation. The type of space leased at the various truck stop locations is dependent upon the physical layout of each site. We record the revenues generated from these operating leases as “Other Income” in Non-Fuel Revenues. The revenues received from the independent merchants in connection with these lease agreements were $5.6 million, $6.3 million and $6.3 million for the years ended December 31, 2002, 2003, and 2004, respectively, of which approximately $2.6 million, $2.7 million and $2.8 million, respectively, was received from contingent rental agreements.

2004 Refinancing Transactions

In 2004, we completed our 2004 Refinancing Transactions in which we refinanced substantially all of our existing indebtedness and the indebtedness of our parent, the Holding Partnership. The 2004 Refinancing Transactions consisted of the following components:

•	The issuance of $225.0 million aggregate principal amount of 9.0% senior secured notes due 2012 (the “9% Notes”);

•	The repurchase of our 10 1/2% senior notes due 2007 (the “10 1/2% Notes”);

•	Entering into new senior secured credit facilities with an aggregate principal amount of $50.0 million, consisting of a three-year revolving credit facility of $25.0 million and a four-year term loan facility of $25.0 million (these credit facilities have since been amended and increased and are discussed below under “—Liquidity and Capital Resources”);

•	The repayment and retirement of our prior senior secured credit facilities of approximately $40.8 million, plus accrued interest;

•	The repurchase for cash of approximately 54.8% of the Holding Partnership’s 15.0% senior discount notes due 2008 (the “Holding Partnership’s 15% Notes”) and the exchange of approximately 42.2% of the Holding Partnership’s 15% Notes for new senior third secured discount notes due 2014 (the remaining portion of the Holding Partnership’s 15% Notes have since been repurchased as discussed below under “—Liquidity and Capital Resources”);

•	The extension of the mandatory purchase date of the warrants issued in July of 1999 by Petro Warrant Holdings Corporation from August 1, 2004 to October 1, 2009; and

•	The reduction of our trade credit balance with ExxonMobil.

After giving effect to the 2004 Refinancing Transactions, our total consolidated debt increased by $79.0 million, and, as a result, our associated annual interest expense for 2004 increased by approximately $6.0 million.

In connection with the 2004 Refinancing Transactions, the repurchase of all of our 10 1/2% Notes were accounted for as debt extinguishments resulting in the recognition of losses of approximately $6.2 million, which included the write-off of unamortized deferred debt issuance costs of approximately $3.2 million. These losses are presented as loss on retirement of debt on our consolidated statements of operations for the year ended December 31, 2004. Additionally, we capitalized approximately $9.6 million of debt issuance costs related to the 9% Notes. In connection with the 2004 Refinancing Transactions, we capitalized approximately $2.5 million in debt issuance costs and have written-off approximately $794,000 of unamortized debt issuance costs associated with the refinancing of our retired senior credit facilities. The write-off is presented as retired debt restructuring costs.

In 2004, we made distributions of approximately $56.6 million to the Holding Partnership in connection with the 2004 Refinancing Transactions as permitted under our Indenture for the 9% Notes and the agreement governing our senior secured credit facilities. These distributions were made to allow the Holding Partnership to repurchase approximately 54.8% of the Holding Partnership’s 15% Notes.

In addition, our indebtedness permits us to make distributions to the Holding Partnership in amounts sufficient to allow the Holding Partnership to pay interest on the Holding Partnership’s 15% Notes and its senior third secured discount notes due 2014, and to pay for taxes and administrative expenses. In 2004, we made approximately $1.7 million of such distributions. Through September 30, 2005, we made approximately $4.9 million of such distributions.

Results of Operations

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004 (As Restated)

Overview. Net income increased by $13.8 million to $13.4 million for the nine months ended September 30, 2005 compared to net loss of $424,000 for the nine months ended September 30, 2004, due primarily to costs of approximately $7.0 million associated with our 2004 Refinancing Transactions and higher fuel revenues. Our net revenues increased 39.2% to $1.3 billion for the nine months ended September 30, 2005 from $940.1 million in the prior year period. The increase was mainly due to higher fuel revenues, as a result of an increase in our average retail-selling price of fuel related to market conditions and increased fuel gallons sold, in addition to improved non-fuel sales and the addition of four new sites. As discussed herein, we completed the purchase of three previously franchise operated locations at New Paris, Ohio, York, Nebraska, and Bordentown, New Jersey, and a new Petro:2 location at Kingsland, Georgia during the nine months ended September 30, 2005. On a comparable unit basis, net revenues increased by 32.5% to $1.2 billion from $940.1 million in the prior year period, due to an increase in our average retail-selling price of fuel and increased fuel gallons sold and improved non-fuel sales. A Petro Stopping Center is considered a comparable unit in 2005 if we operated it for twelve months in 2004. During the nine months ended September 30, 2005, we had 36 company-operated comparable units out of a total of 40 company-operated units for the nine months ended September 30, 2005, in each case excluding our jointly-owned Wheeler Ridge facility, which is reflected in equity in income of affiliates. Operating expenses increased 10.0% to $114.0 million from $103.7 million in the prior year period due primarily to the addition of our four new sites.

Fuel. Revenues increased 47.1% to $1.1 billion for the nine months ended September 30, 2005 compared to $743.7 million in the nine months ended September 30, 2004. Fuel revenues increased due to a 33.8% increase in our average retail-selling price per gallon compared to the prior year period due to market conditions, as well as a 9.9% increase in our total fuel gallons sold from the prior year period, which was partially due to the addition of our four new sites. Gross profit increased by 32.0% to $44.8 million for the nine months ended September 30, 2005 compared to $33.9 million in the nine months ended September 30, 2004, despite a 47.8% increase in our cost of fuel. On a comparable unit basis, fuel revenues increased 40.1% due to a 33.5% increase in our average retail-selling price per gallon, as well as a 5.0% increase in our total fuel gallons sold compared to the prior year period. On a comparable unit basis, gross profit increased by 24.7%, or $8.4 million, for the nine months ended September 30, 2005 compared to the prior year period.

Non-Fuel (excluding Restaurant). Revenues increased 11.6% to $158.4 million for the nine months ended September 30, 2005 compared to $141.9 million in the prior year period. Gross profit increased 11.6% to $89.3 million for the nine months ended September 30, 2005 from $80.0 million in the prior year period. The increases in revenues and gross profit were due primarily to an 11.8%, or $15.5 million, increase in general merchandise sales at our retail stores and increased sales at our Petro:Lubes, in addition to our four new sites. On a comparable unit basis, revenues increased 5.8%, or $8.2 million, and gross profit increased 5.9%, or $4.7 million, compared to the prior year period.

Restaurant. Revenues increased 3.2% to $56.3 million for the nine months ended September 30, 2005 compared to $54.5 million in the prior year period, due to the addition of our four new sites. Gross profits in the restaurant increased by 3.1%, or $1.2 million, compared to the prior year period, due to the increase in revenues related to our four new sites. On a comparable unit basis, revenues decreased 2.6%, or $1.4 million, from the prior year period, due to a 5.1% decrease in our customer count, offset by an increase of 2.9%, or $.24, in our average ticket price. On a comparable unit basis, gross profit decreased 2.6%, or $973,000, from the prior year period.

Costs and Expenses. Total costs and expenses increased 39.4% to $1.3 billion for the nine months ended September 30, 2005 compared to $916.4 million in the prior year period. Cost of sales increased 44.0%, or $347.0 million from the prior year period, mainly due to a 47.8% increase in our cost of fuel, in addition to costs incurred related to the addition of our four new sites. Operating expenses increased 10.0%, or $10.3 million, to $114.1 million compared to the prior year period, due primarily to the addition of our four new sites. General and administrative expenses increased 22.6% to $15.5 million compared to $12.7 million in the prior year period, due primarily to higher employee-related costs and an increase in professional expenses related mainly to our preparation for the compliance requirements set forth in Section 404 of the Sarbanes-Oxley Act and legal expenses. On a comparable unit basis, total costs and expenses increased 32.6%, or $299.2 million, from the prior year period. On a comparable unit basis, cost of sales increased 37.2%, or $293.0 million, from the prior year period, due primarily to a 40.9% increase in our cost of fuel. On a comparable unit basis, operating expenses increased 3.1%, or $3.2 million, to $106.9 million compared to the prior year period, due primarily to higher credit card fees associated with the increased fuel revenues, increased utility costs, and higher employee-related costs.

Equity in Income of Affiliate. For the nine months ended September 30, 2005, we recognized income of $142,000 related to our investment in the Wheeler Ridge facility in Southern California compared to income of $398,000 in the prior year period.

Interest Expense. Interest expense increased by 2.8% to $18.2 million for the nine months ended September 30, 2005 compared to $17.7 million in the prior year period, due to an increase in our total outstanding debt compared to 2004.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004 (As Restated)

Overview. Net income increased by $5.1 million to $8.6 million for the quarter ended September 30, 2005 compared to net income of $3.5 million for the quarter ended September 30, 2004. Our net revenues increased 50.5% to $509.1 million for the quarter ended September 30, 2005 from $338.2 million in the prior year quarter. The increase was mainly due to higher fuel revenues, as a result of an increase in our average retail-selling price of fuel related to market conditions and increased fuel gallons sold, in addition to improved non-fuel sales and the addition of four new sites. As discussed herein, we completed the purchase of three previously franchise operated locations at New Paris, Ohio, York, Nebraska, and Bordentown, New Jersey, and a new Petro:2 location at Kingsland, Georgia during the nine months ended September 30, 2005. On a comparable unit basis, net revenues increased by 40.3% to $474.4 million from $338.2 million in the prior year quarter, due to an increase in our average retail-selling price of fuel and increased fuel gallons sold and improved non-fuel sales. A Petro Stopping Center is considered a comparable unit in 2005 if we operated it for twelve months in 2004. During the quarter ended September 30, 2005, we had 36 company-operated comparable units out of a total of 40 company-operated units for the quarter ended September 30, 2005, in each case excluding our jointly-owned Wheeler Ridge facility, which is reflected in equity in income of affiliates. Operating expenses increased 18.1% to $41.7 million from $35.4 million in the prior year quarter due primarily to the addition of our four new sites.

Fuel. Revenues increased 59.7% to $431.4 million for the quarter ended September 30, 2005 compared to $270.1 million in the quarter ended September 30, 2004. Fuel revenues increased due to a 39.8% increase in our average retail-selling price per gallon compared to the prior year quarter related to market conditions, as well as a 14.2% increase in our total fuel gallons sold from the prior year quarter, partially due to the addition of our four new sites. Gross profit increased by 70.7% to $21.0 million for the quarter ended September 30, 2005 compared to $12.3 million in the prior year quarter, despite a 59.2% increase in our cost of fuel. On a comparable unit basis, fuel revenues increased 49.2% due to a 39.8% increase in our average retail-selling price per gallon as well as a 6.7% increase in our total fuel gallons sold compared to the prior year quarter. On a comparable unit basis, gross profit increased by 57.2%, or $7.0 million, for the quarter ended September 30, 2005 compared to the prior year quarter.

Non-Fuel (excluding Restaurant). Revenues increased 16.9% to $57.9 million for the quarter ended September 30, 2005 compared to $49.5 million in the prior year quarter. Gross profit increased 15.6% to $32.3 million for the quarter ended September 30, 2005 from $27.9 million in the prior year quarter. The increases in revenues and gross profit were due primarily to a 17.4%, or $7.9 million, increase in general merchandise sales at our retail stores and increased sales at our Petro:Lubes, in addition to our four new sites. On a comparable unit basis, revenues increased 7.6%, or $3.8 million, compared to the prior year quarter and gross profit increased 6.4%, or $1.8 million, compared to the prior year quarter.

Restaurant. Revenues increased 7.0% to $19.9 million for the quarter ended September 30, 2005 compared to $18.6 million in the prior year quarter due to the addition of our four new sites. Gross profits in the restaurant increased by 6.1%, or $791,000, compared to the prior year quarter due to the increase in revenues related to our four new sites. On a comparable unit basis, revenues decreased 2.4%, or $448,000, from the prior year quarter, due to a 3.7% decrease in our customer count, offset by an increase of 1.8%, or $.15, in our average ticket price. On a comparable unit basis, gross profit decreased 3.0%, or $390,000, from the prior year quarter.

Costs and Expenses. Total costs and expenses increased 50.3% to $494.4 million for the quarter ended September 30, 2005 compared to $329.0 million in the prior year quarter. Cost of sales increased 55.1%, or $157.0 million from the prior year quarter mainly due to a 59.2% increase in our cost of fuel and the addition to our four new sites. Operating expenses increased 18.1%, or $6.4 million, to $41.7 million compared to the prior year quarter, due primarily to the addition of our four new sites. General and administrative expenses increased 35.2% to $6.3 million compared to $4.6 million in the prior year quarter, due primarily to an increase in employee-related costs. On a comparable unit basis, total costs and expenses increased 40.1%, or $131.9 million, from the prior year quarter. On a comparable unit basis, cost of sales increased 44.8%, or $127.8 million, from the prior year quarter, due primarily to a 48.8% increase in our cost of fuel. On a comparable unit basis, operating expenses increased 7.0%, or $2.5 million, to $37.8 million compared to the prior year quarter, due primarily to higher credit card fees associated with the increased fuel revenues, higher employee-related costs, and increased utility costs.

Equity in Income of Affiliate. For the quarter ended September 30, 2005, we recognized income of $320,000 related to our investment in the Wheeler Ridge facility in Southern California compared to income of $240,000 for the prior year quarter.

Interest Expense. Interest expense increased by 7.8% to $6.4 million compared to $6.0 million in the prior year quarter, due to an increase in our total outstanding debt compared to 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 (As Restated)

Overview. Net income decreased 43.3% to $4.9 million for 2004 compared to $8.6 million for 2003, due primarily to costs of approximately $7.0 million associated with our 2004 Refinancing Transactions and increased interest costs. Our net revenues increased 22.9% to $1.3 billion for the year ended December 31, 2004 from $1.1 billion in 2003. The increase was mainly due to (i) higher fuel revenues, as a result of an increase in our average retail-selling price of fuel related to market conditions and increased fuel gallons sold, and (ii) improved non-fuel sales. Operating expenses increased 6.3% to $138.1 million from $129.8 million in 2003, due primarily to higher employee-related costs, increased utility costs, and higher credit card fees associated with the increased fuel revenues.

Fuel. Revenues increased 28.6% to $1.0 billion for 2004 compared to $813.1 million in 2003. Fuel revenues increased due to a 22.5% increase in our average retail-selling price per gallon compared to 2003 related to market conditions, as well as a 5.0% increase in our total fuel gallons sold from 2003. Gross profit increased by 24.8% to $50.7 million for the year ended December 31, 2004 compared to $40.6 million in the year ended 2003, despite a 28.8% increase in our cost of fuel.

Non-Fuel (excluding Restaurant). Revenues increased 4.0% to $188.8 million for 2004 compared to $181.6 million in 2003. Gross profit increased 4.3% to $105.6 million for 2004 from $101.2 million in 2003. The increases in revenues and gross profit were due primarily to a 4.5%, or $7.5 million, increase in general merchandise sales at our retail stores and increased sales at our Petro:Lubes.

Restaurant. Revenues increased 5.2% to $72.2 million for 2004 compared to $68.6 million in 2003, due to an increase of 6%, or $.46, in our average ticket price, offset by a slightly lower customer count. Gross profit in the restaurants improved by 4.8%, or $2.3 million, compared to 2003, due to the increase in revenues, partially offset by an increase in food costs.

Costs and Expenses. Total costs and expenses increased 22.9% to $1.3 billion for 2004 compared to $1.0 billion in 2003. Cost of sales increased 25.9% or $226.4 million from 2003 mainly due to a 28.8% increase in our cost of fuel. Operating expenses increased 6.3% or $8.2 million to $138.1 million compared to 2003, due primarily to higher employee-related costs, increased utility costs, and higher credit card fees associated with the increased fuel revenues. General and administrative expenses increased 16.9% to $17.7 million compared to $15.1 million in 2003, due primarily to higher employee-related costs and an increase in professional services expenses.

Loss on Retirement of Debt. In 2004, we recognized a loss of $6.2 million related to the repurchase and redemption of all of our 10 1/2% Notes in connection with our 2004 Refinancing Transactions.

Retired Debt Restructuring Costs. In 2004, we recognized a loss of $794,000 on the write-off of unamortized deferred debt issuance costs associated with the refinancing of our retired senior credit facilities related to our 2004 Refinancing Transactions.

Equity in Income of Affiliate. In 2004, we recognized income of $664,000 related to our investment in the Wheeler Ridge facility in Southern California compared to $476,000 of income for the year ended December 31, 2003.

Interest Expense. Interest expense increased 21.9% to $23.8 million compared to $19.5 million in 2003, due primarily to the increase in our debt outstanding in the current year after the completion of our 2004 Refinancing Transactions.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 (As Restated)

Overview. Net income increased for 2003 compared to 2002 by $1.7 million, mainly due to the addition of two new company-operated sites and lower depreciation and interest expense. Our net revenues increased 15.2% to $1.1 billion for 2003 from $922.9 million in 2002, primarily due to higher fuel revenues as a result of an increase in our average retail-selling price of fuel and the addition of our new sites. On a comparable unit basis, net revenues increased by 10.5% to $1.0 billion from $915.3 million in 2002, due to the increase in our average retail-selling price of fuel, partially offset by a decrease in the volume of fuel gallons sold. A Petro Stopping Center is considered a comparable unit in 2003 if it was open twelve months in 2002. During 2003 we had 34 company-operated comparable units out of a total of 36 company-operated units at December 31, 2003, in each case excluding our jointly owned Wheeler Ridge facility, which is reflected in equity in income of affiliate. Operating expenses increased 7.5% to $129.8 million from $120.8 million in 2002, due primarily to the addition of our new sites.

Fuel. Revenues increased 18.7% to $813.1 million in 2003 compared to $684.9 million in 2002. Fuel revenues increased due to a 14.0% increase in our average retail-selling price per gallon compared to 2002 as well as the addition of our new sites. Gross profit increased by 7.3% to $40.6 million in 2003 compared to $37.8 million in 2002. On a comparable unit basis, fuel revenues increased 13.5% due to a 13.7% increase in our average retail-selling price per gallon, partially offset by a decrease of 0.2% in fuel volumes compared to 2002. On a comparable unit basis, gross profit increased by 0.7% or $278,000 for the year ended December 31, 2003 compared to the year ended December 31, 2002.

Non-Fuel (excluding Restaurant). Revenues increased 5.0% to $181.6 million in 2003 from $172.9 million in 2002. Gross profit increased 5.9% to $101.2 million in 2003 from $95.5 million in 2002. The increases in these revenues and gross profit were primarily due to a 5.4%, or $8.6 million, increase in general merchandise sales at our retail stores and increased sales at our Petro:Lubes, due primarily to the addition of our new sites. On a comparable unit basis, maintenance services and retail revenues increased 2.4%, or $4.1 million, compared to 2002 and gross profit increased 3.3% or $3.1 million compared to 2002.

Restaurant. Revenues increased 5.3% to $68.6 million in 2003 compared to $65.1 million in 2002, due to the addition of our new sites. Gross profit in the restaurants improved by 2.4% or $1.1 million compared to 2002. On a comparable unit basis, restaurant revenues increased by 0.5%, or $320,000, from 2002, due to an increase of 2.1%, or $.16, in our average ticket price, while gross profit decreased by 2.2%, or $1.0 million, from 2002, due to a 7.2%, or $1.3 million, increase in our food costs.

Costs and Expenses. Total costs and expenses increased 15.5% to $1.0 billion in 2003 compared to $895.6 million in 2002. Cost of sales increased 17.6%, or $130.8 million, from 2002, primarily due to a 14.7% increase in our average cost of fuel per gallon and the addition of our new sites. Operating expenses increased 7.5% to $129.8 million compared to $120.8 million in 2002, due primarily to the addition of our new sites. On a comparable unit basis, total costs and expenses increased 10.7%, or $95.2 million, compared to 2002. On a comparable unit basis, costs of sales increased 12.7%, or $93.6 million, from 2002, primarily due to a 14.4% increase in our average cost of fuel per gallon. On a comparable unit basis, operating expenses increased 2.3%, or $2.7 million, compared to 2002, due primarily to higher employee-related costs, increased utility costs, and higher credit card fees associated with the increased fuel revenues. General and administrative expenses decreased 1.1% to $15.1 million compared to $15.3 million in 2002 due primarily to a decrease in professional services expenses.

Write-Down of Land Held for Sale. In accordance with our accounting policy of recording our land held for sale at the lower of carrying amount or fair value less cost to sell, we recognized a write-down of $908,000 in 2003.

Equity in Income of Affiliate. We recognized income of $476,000 in 2003 related to our investment in the Wheeler Ridge facility in Southern California compared to $406,000 of income in the year ended December 31, 2002.

Interest Expense. Interest expense decreased 6.8% or $1.4 million to $19.5 million compared to 2002, due primarily to the decrease in both our borrowings and interest rates in 2003.

Liquidity and Capital Resources

Our principal sources of liquidity are cash flows from our operations and the available borrowing under the revolving credit portion of our credit facility.

Cash Flows

We had cash flows from operations of $28.5 million and $31.8 million for the years ended December 31, 2003 and 2004, respectively. The increase in cash flows was primarily due to the timing of payments due to affiliates for fuel purchases, offset by the timing of receipts related to trade accounts receivable and variations in the timing of payments for trade accounts payable and other current liabilities, in addition to a reduction in our amounts due from affiliates and to the increase in operating income for the year ended December 31, 2004.

We had cash flows from operations of $18.6 million and $24.2 million for the nine months ended September 30, 2004 and 2005, respectively. The increase in cash flows was due primarily to the increase in operating income for the nine months ended September 30, 2005 and to variations in the timing of payments for trade accounts payable, offset by increased inventory due to higher fuel costs and our four new sites and to the timing of receipts related to trade accounts receivables, to variations in the timing of payments for other current liabilities, and to timing of payments due to affiliates for fuel purchases.

We had negative working capital of $21.6 million at December 31, 2003 and working capital of $10.7 million and $5.1 million at December 31, 2004 and September 30, 2005, respectively. Negative working capital is normal in the truck stop industry since diesel fuel inventory turns approximately every two to three days, but payment for fuel purchases can generally be made over a longer period of time; however, due to our amended senior secured credit facility and the associated reduction in the current portion of long-term debt and the related increase in cash, we had positive working capital at December 31, 2004 and September 30, 2005. As of September 30, 2005, approximately 91.9% of our total sales are cash sales (or the equivalent in the case of sales paid for on credit, which are funded on a daily basis by a third-party billing company).

Available Borrowings Under the Revolving Credit Facilities

Available borrowing capacity under the revolving credit portion of our credit facilities was $14.4 million and $28.8 million at December 31, 2004 and September 30, 2005, respectively, subject to certain conditions.

On January 21, 2005, we amended our senior secured credit agreement to extend the maturity date to February 2008, increase the size of the revolving commitment from $25.0 to $40.0 million, eliminate amortization payments, make all principal amounts due on the maturity date, modify covenants to, among other things, permit acquisition of the Kingsland, Georgia, New Paris, Ohio, and York, Nebraska sites, and decrease the pricing spread on the revolving facility and the term loan.

On July 26, 2005, we amended our senior secured credit agreement to permit the acquisition of the Bordentown Junction Truck Stop in Burlington County, New Jersey.

At September 30, 2005, we had senior secured credit facilities in an aggregate principal amount of $61.3 million, consisting of a four-year revolving credit facility of $40.0 million ($5.0 million of which is restricted to the issuance of letters of credit) and a four-year term loan facility of $21.3 million. Any funds drawn on our senior secured credit facilities are secured by substantially all of our assets and the guarantees of each of our subsidiaries. As of September 30, 2005, we were in compliance with all financial covenants under our senior secured credit facilities.

Under the revolving credit portion of our senior secured credit facilities, $40.0 million is available on a revolving basis until maturity at February 9, 2008, subject to certain conditions. Interest on drawn funds is paid at maturity or quarterly if the term is greater than three months at a current spread of 1.50% above the bank’s base rate or 2.25% over the Eurodollar rate (the rate is determined at the time of borrowing, at our option). Commitment fees of 0.50% per quarter on undrawn funds are paid quarterly. At December 31, 2004 and September 30, 2005, we had no borrowings outstanding under the revolving credit portion of our senior secured credit facilities, and, at December 31, 2004 and September 30, 2005, we had $10.6 million and $11.2 million, respectively, in standby letters of credit outstanding, which reduce our borrowing capacity under the revolving credit portion of our senior secured credit facilities on a dollar for dollar basis. Approximately $7.6 million of these letters of credit are required to be posted with our insurance carriers in connection with our obtaining liability and other insurance coverage.

As of December 31, 2004 and September 30, 2005, we had $21.3 million outstanding under our term loan facility. We made three scheduled quarterly payments of approximately $1.3 million each on March 31, 2004, June 30, 2004, and September 30, 2004. On January 21, 2005, we amended our senior secured credit facilities so that the outstanding principal amount of our term loan matures on February 9, 2008.

Our senior secured credit facilities and the Indenture for our 9% Notes each contain certain covenants that place limitations on the operation of our business, including without limitation, covenants with respect to the following matters: (i) limitation on incurrence of debt; (ii) limitation on operating leases; (iii) limitation on restricted payments; (iv) limitation on liens; (v) limitation on dividends and other payments affecting restricted subsidiaries; (vi) limitation on issuance and sale of capital interests in restricted subsidiaries; (vii) limitation on asset sales; (viii) limitation on transactions with affiliates; (ix) limitation on sale and leaseback transactions; (x) limitation on creation of unrestricted subsidiaries; and (xi) in the case of the senior secured credit facilities, financial covenants covering leverage, capital expenditures, EBITDA (as defined therein), and fixed charge coverage.

Liquidity and Capital Resource Requirements

The following is a summary of our contractual obligations as of September 30, 2005:

Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Long-term debt (including interest)	$417,567	$23,690	$67,870	$45,000	$281,007
Operating distributions to the Holding Partnership (1)	46,454	2,644	5,579	10,039	28,192
Operating leases	24,957	4,063	6,388	6,421	8,085
Employment agreements (2)	1,531	1,531	—	—	—
Purchase agreements	2,610	1,160	1,450	—	—
Other long-term liabilities (3)	5,562	70	329	—	5,163

Total contractual obligations	$498,681	$33,158	$81,616	$61,460	$322,447

(1)	Represents distributions to the Holding Partnership, as permitted by our debt agreements, to allow the Holding Partnership to pay interest on its long-term debt obligations and administrative expenses.
(2)	Represents maximum amounts necessary to satisfy obligations under employment agreements with our Chief Executive Officer and our President and Chief Operating Officer.

(3)	Represents cash outflows by period for certain of our long-term liabilities in which cash outflows could be reasonably estimated. The primary items included are estimates of our asset retirement obligations for our underground storage tank removal costs and sewage plant waste removal costs, as well as accrued environmental expenditures.

In addition to the above, we have an annual volume commitment associated with contracts with the ExxonMobil Suppliers (the “ExxonMobil Supply Agreements”) as discussed in more detail in Note 8 to the notes to our consolidated financial statements included in this prospectus. These purchase obligations satisfied through purchases by the ExxonMobil Suppliers for us on the open market at prices determined largely by supply and competitive conditions. We have excluded these purchase obligations from the table above as they cannot reasonably be estimated for tabular presentation.

Short-Term Requirements

Our primary short-term cash requirements include the funding of working capital, employment agreements, distributions to the Holding Partnership, and interest on our debt. We believe that cash flow from operations and our revolving credit facilities should be sufficient to satisfy our short-term operating needs.

During the first quarter of 2005, we entered into agreements for the acquisition of four sites. We completed the purchase of our New Paris, Ohio site in February 2005, our York, Nebraska and Kingsland, Georgia sites in March 2005, and our Bordentown, New Jersey site in July 2005. The New Paris, Ohio, York, Nebraska, and Bordentown, New Jersey sites were existing Petro Stopping Centers owned by two of our franchisees and became company-operated sites following the closing of the related transactions. The Kingsland, Georgia truck stop was independently owned and is a Petro:2 format site. The four sites were purchased for cash consideration totaling $45.9 million. The purchase price was primarily allocated to property and equipment of $42.7 million. We have not yet completed our evaluation and allocation of the purchase price as the analysis associated with our valuation of certain assets are not yet complete. We do not believe that the analysis will materially modify the preliminary purchase price allocation.

Capital expenditures on our truck stop network totaled $4.0 million, $6.1 million, and $5.7 million for the years ended December 31, 2002, 2003, and 2004, respectively. There were no costs associated with the acquisition and construction of new facilities for any of the years. The increase in 2004 includes $4.1 million for the purchase of the land at our Hammond, Louisiana site. Capital expenditures on our truck stop network totaled $50.4 million for the nine months ended September 30, 2005. These costs were primarily associated with the acquisition of the four new sites described above. We currently expect to invest an additional approximately $4.7 million during 2005 on capital expenditures related to regular capital maintenance and improvement projects on existing Petro Stopping Centers. The $4.7 million does not include potential new site acquisitions. These capital expenditures will be funded through borrowings under our senior secured credit facilities and internally generated cash.

Under our Indenture for the 9% Notes and the agreement governing our senior secured credit facilities, we are permitted to make distributions to the Holding Partnership in amounts sufficient to allow the Holding Partnership to pay interest on the Holding Partnership’s 15% Notes and its senior third secured discount notes due 2014 and to pay for taxes and administrative expenses. For the nine months ended September 30, 2005, we paid approximately $4.9 million with respect to these distributions. We believe we will distribute an additional $1.3 million to the Holding Partnership during the remainder of 2005 for interest payments, taxes and administrative expenses. All but $50,000 of the Holding Partnership’s 15% Notes were repurchased in the three month period ended March 31, 2005, and the remaining $50,000 of the Holding Partnership’s 15% Notes were repurchased in May 2005.

Long-Term Requirements

Our anticipated long-term cash requirements include indebtedness and operating leases as set forth in the table above. Other possible long-term uses of cash include:

•	expansion of our network through building or acquiring new sites;

•	distributions to the Holding Partnership; and

•	capital improvements to existing locations.

Based on the foregoing, we believe that internally generated funds, together with amounts available under our senior secured credit facilities, will be sufficient to satisfy our cash requirements for operations and debt service through 2005 and the foreseeable future thereafter; provided however, that our ability to satisfy such obligations and maintain covenant compliance under our senior secured credit facilities, is dependent upon a number of factors, some of which are beyond our control, including economic, capital market, and competitive conditions. Some of these risks are described above under “Risk Factors.”

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in our consolidated financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as those that are most important to the portrayal of the company’s financial condition and results of operations, and that require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates about matters that are inherently uncertain. Based on this definition, we have identified our critical accounting policies as those addressed below. We also have other key accounting policies that involve the use of estimates, judgments, and assumptions. See Note 2(b) of the notes to our consolidated financial statements included in this prospectus for additional discussion of these accounting policies. We believe that our estimates and assumptions are reasonable, based upon information presently available, however, actual results may differ from these estimates under different assumptions or conditions.

Partial Self-Insurance

We are partially self-insured, paying our own employment practices, general liability, workers’ compensation, and group health benefit claims, up to stop-loss amounts ranging from $100,000 to $250,000 on a per occurrence basis. Provisions established under these partial self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, in both cases based on claims history. The most significant risk of this methodology is its dependence on claims history, which is not always indicative of future claims. Revisions of estimates based on historical claims data have the effect of increasing or decreasing the related required provisions and thus may impact our net income (loss) for the period. If our estimates are inaccurate, our expenses and net income (loss) will be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. At December 31, 2004 and September 30, 2005, the aggregated liability was approximately $7.8 million and $10.1 million, respectively, which we believe is adequate to cover both reported and incurred but not reported claims.

Loyalty Program

We utilize estimates in accounting for our Petro Passport loyalty program. We record a liability for the estimated redemption of Petro points based upon our estimates about the future redemption rate of Petro points outstanding. The most significant risk of this methodology is its dependence on using historical redemption rates, which are not always indicative of future redemption rates. If our estimates are inaccurate, our related expenses and net income (loss) could be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. At both December 31, 2004 and September 30, 2005, we believe our liability related to our Petro Passport loyalty program is adequate to cover future point redemptions.

Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaces the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Companies without publicly traded equity securities, such as ourselves, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first reporting period beginning after December 15, 2004. We have adopted this revised Interpretation and concluded that we do not own interests in any entities that meet the consolidation requirements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which replaces the original Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” issued in October 1995. This standard addresses the accounting for transactions where an entity obtains employee services in share-based payment transactions. The effective dates vary depending on the type of reporting entity. Non-public companies, such as ourselves, must apply the revised standard as of the beginning of the first annual reporting period that begins after December 15, 2005. We do not believe that the adoption of this revised standard will have a significant impact on our consolidated financial position or results of operations.

In March 2005, the Financial Accounting Standards Board issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that the term “conditional” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity even in the timing and/or settlement are conditional on a future event that may or may not be within the control of an entity. Accordingly, the entity must record a liability for the conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. The Interpretation is effective for companies no later than the end of the fiscal year ending after December 15, 2005. Management is evaluating the impact of this Interpretation on our consolidated financial statements.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This standard provides guidance on the accounting and reporting for accounting changes and correction of errors, requiring changes in accounting principles be recognized on a retrospective approach rather than treating them as cumulative effect of changes in accounting principle. The standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of this standard will have a significant impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We have engaged in only limited hedging activities and have not entered into significant long-term contracts with fuel suppliers other than the two ten-year supply agreements with the ExxonMobil Suppliers entered into in July 1999. Under the terms of one of these agreements, the ExxonMobil Suppliers will supply the company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets and under the other of these agreements, we purchase lubricants, based upon minimum purchase commitments, at the prices set forth in the agreements. See Note 8 of the notes to our consolidated financial statements included in this prospectus. Both supply agreements qualify as normal purchasing contracts and as such are not accounted for as derivatives under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). As of and for the years ended December 31, 2003 and 2004, we were not party to any futures or option contracts.

As of December 31, 2003 and 2004, the carrying amounts of certain financial instruments employed by us (including cash and cash equivalents, trade accounts receivable, trade accounts payable, and amounts due from/to affiliates) are representative of fair value because of the short-term maturity of these instruments. The carrying amounts of our senior secured credit facilities approximate fair value due to the floating nature of the related interest rates. Our principal market risk as it relates to long-term debt is exposure to changes in interest rates. The fair value of the 10 1/2% Notes and the 9% Notes has been estimated based on quoted market prices for the same or similar issues. The fair value of all derivative financial instruments is the amount at which they could be settled, based on quoted market prices or estimates obtained from dealers.

The following table reflects the carrying amount and estimated fair value of our financial instruments, as of December 31, 2004 and September 30, 2005:

	2004		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)
Long-term debt:
Fixed rate	$225,000	$237,938	$250,000	$245,625
Average interest rate	9.0%	—	9.0%	—
Variable rate	21,250	21,250	21,250	21,250
Average interest rate	5.8%	—	5.6%	—

Currently, we are managing our exposure to interest rates using a mix of fixed and floating rate debt as deemed appropriate by management. Historically, we have had only limited involvement with derivative financial instruments and have not used them for trading purposes. We have used derivatives to manage well-defined interest rate risks. At December 31, 2002, we were party to an interest rate swap agreement that was a cash flow hedge and qualified for the shortcut method under SFAS No. 133. Under this agreement, we paid a fixed rate of 3.86% on a portion of our retired senior secured credit facilities instead of a floating rate based on LIBOR on the notional amount as determined in three-month intervals. The interest rate swap agreement expired by its terms on December 31, 2003. The transaction effectively changed a portion of our interest rate exposure on the retired credit facilities from a floating rate to a fixed rate basis. For the years ended December 31, 2002 and 2003, the effect of the swap was to increase the rate we were required to pay by 2.0% and 2.6%, respectively, which resulted in additional interest expense of approximately $379,000 and $495,000, respectively.

BUSINESS

Overview

We are a leading owner and operator of large, multi-service truck stops. Since we opened our first Petro Stopping Center in 1975, our nationwide network has grown to 64 facilities located in 31 states. Our facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services and amenities, including diesel fuel, gasoline, home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores. We believe our competitive advantage is largely attributable to our reputation for offering the “quality difference,” which we believe to be a high level of customer service and the delivery of quality products in a consistently clean and friendly environment. According to Newport Communications 2003’s Owner and Trucker survey, professional truck drivers rated us as their “Favorite Truck Stop.” Of our 64 Petro Stopping Centers, 22 are operated by franchisees, which are required to meet our high standards of quality and service.

Of our 42 company-operated Petro Stopping Centers, 36 are full-size locations and six are Petro:2 units, which provide the same basic fuel and non-fuel services as a full-size Petro Stopping Center, but on a smaller scale and with fewer amenities. We use the Petro:2 format when a desirable location does not offer enough acreage or the traffic flow does not warrant a full-service site. According to valuations prepared by an industry-leading appraisal firm between September and October 2003 (on behalf of Bank of America), 35 of our properties had an aggregate appraised value, subject to certain assumptions, of approximately $312.0 million. See “Risk Factors—The appraised value of the collateral is based on many assumptions and may be significantly less than the realizable value of the collateral.” Of our 22 franchised facilities, 17 are full-size locations and five are Petro:2 units. Full-size Petro Stopping Centers are built on an average of 27 acres with separate entrances and parking areas for trucks and automobiles. Our full-size facilities can accommodate an average of 263 trucks and an average of 143 cars in spacious and well-lit parking areas. Our locations are designed to provide good traffic flow, reduce accidents and enhance security for drivers, their trucks and their freight.

Fuel

Each Petro Stopping Center has a diesel fuel island, which is a self-service facility for professional truck drivers and typically consists of 12 to 14 fueling lanes that feature computer-driven, high-speed dispensers. In addition, gasoline and auto diesel fuel are sold from a separate auto fuel island at 39 of our 42 company-operated locations. Auto fuel islands are typically equipped with four to six fuel dispensers and are accessed by separate “auto-only” entrances, which help to separate auto and truck traffic at our locations.

Non-Fuel (excluding Restaurant)

We offer a variety of truck maintenance and retail services to accommodate the unique needs of professional truck drivers during their extended time on the road. Our Petro:Lube facilities provide “while-you-wait” maintenance service for trucks, such as oil, filter, and lubrication services, tire sales and service, as well as over-the-road break down repairs. Each Petro:Lube sells a number of what we believe to be high-quality brands such as: Mobil Delvac, Shell, and Chevron heavy-duty motor oils and Bridgestone, Michelin, Yokohama, and Firestone tires. Petro:Lubes primarily feature Mobil’s Delvac brand lubricants as part of our marketing strategy with ExxonMobil. Each Petro:Lube honors both certain manufacturers’ warranties and our warranties for work performed at any Petro:Lube throughout the country. Our travel and convenience stores offer an array of merchandise including food items, clothing, electronics, toiletries and truck accessories. In addition, a typical Petro Stopping Center provides amenities and services such as telephone, fax, photocopying, Internet access, postal services, certified truck weighing scales, truck washes, laundry facilities, private showers, video games, and television and/or movie rooms. We also lease retail space at our Petro Stopping Centers to independent merchants.

To attract the business of drivers seeking a quick refueling stop, each diesel fuel island includes a “mini-mart” offering an array of deli take-out food, snack foods, beverages, toiletries, and a basic selection of trucker accessories and supplies. In addition, other services (including certified scales, check cashing, permit services, faxing, and copying) are available at the fuel islands. These facilities enable the driver seeking a quick refueling stop to purchase consumables and services while refueling.

Each full-size Petro Stopping Center also includes a “Travel Store,” located in the main facility. Travel Stores feature merchandise specifically selected to cater to a professional truck driver’s shopping needs during the long periods typically spent away from home. Merchandise categories include food items, clothing, electronics such as televisions, mobile satellite dishes, VCRs, and CB radios as well as toiletries, gifts, and truck accessories such as cables, fuses, reflectors, and antennae. In order to foster a family-friendly environment, we do not sell adult entertainment products. A Travel Store typically carries more than 7,500 SKUs and averages 2,600 square feet of selling space.

Full-size Petro Stopping Centers have an average of 16 private shower facilities. The showers are fully tiled for easy maintenance and are cleaned after each use. Each shower room is equipped with a lock to provide privacy and security.

Since June 1993, the Petro Stopping Center located in Shreveport, Louisiana has featured video poker operations. In order to satisfy state law requirements, in February 2000, we leased the Shreveport fuel island operation to our affiliate, Petro Truckstops, Inc., which operates the video poker offering.

As of September 30, 2005, we have introduced nationally branded fast food concepts at 12 of our company-operated locations. We currently operate two Wendy’s, two Blimpie Subs & Salads, one Subway, three Baskin-Robbins, two Tastee Freeze, two Noble Roman’s, and eleven Pizza Hut Express units under franchise agreements. In addition, as of September 30, 2005, we had introduced our own branded deli program known as “The Filling Station” at 15 company-operated Petro Stopping Centers.

Restaurant

Each full-size Petro Stopping Center includes our Iron Skillet restaurant. These home-style, sit-down restaurants typically seat approximately 180 customers and feature counter and table service, a soup and salad bar and three “All-You-Can-Eat” buffets per day. The Iron Skillet prides itself on “home cooked” items prepared fresh at each location. We believe that given the significant amount of time spent on the road, professional truck drivers favor sit-down meals over fast food. Iron Skillet restaurants are open 24 hours per day, 365 days per year and have “drivers only” sections, which are preferred by professional truck drivers who wish to socialize with other drivers. In addition, public telephones and computer dataports are available in the dining area for customer convenience.

The Industry

The United States truck stop industry is highly competitive and fragmented. We experience competition primarily on two fronts: limited service “pumper” truck stops, which focus on providing fuel, typically at discounted prices, while offering only limited additional products and services; and multi-service travel centers, which offer professional truck drivers and the public a wider range of products and services. We believe there are approximately 2,400 multi-service and pumper truck stops located in the United States. Approximately 32% of the truck stops are operated by five national chains, of which we are one. It has been reported that the same five national chains accounted for approximately 83% of all diesel fuel gallons sold over-the-road for Class 8 trucks.

Increased competition and consolidation among trucking companies in recent years has increased truck fleet owners’ focus on reducing their operating costs. This trend has put increased pressure on diesel fuel margins for all industry participants. In addition, from time to time, we may face intense price competition in certain geographic markets. A 1996 industry study, which is the most recently available industry report, indicates that approximately 61% of stops made by professional truck drivers are for reasons other than the purchase of fuel.

Professional truck drivers rate meals, parking and cleanliness as key factors in determining which truck stop they use. As a result, we believe that our industry-leading average site-size, user-friendly facility design, and our broad offering of non-fuel products, services and amenities will continue to attract the professional truck driver and should continue to sustain our competitive advantage in spite of fuel pricing competition. Based on conversations with some of our largest customers, we believe that fleets are increasing their use of national, independent maintenance and repair service providers to reduce the out-of-route miles their trucks travel returning to centralized in-house service facilities.

Competitive Strengths

We believe that the following competitive strengths will allow us to remain a premier truck stop operator in the United States:

Nationwide Network of High-Quality Truck Stops with Brand Name Recognition. We have a nationwide network of 64 locations in 31 states, making us the fifth largest operator of truck stops in the United States. We believe our well-recognized brands, including Petro Stopping Centers, Petro:2, Iron Skillet, and Petro:Lube, have an established reputation for offering a high level of customer service and delivering quality products in a consistently clean and friendly environment.

Broad Product and Service Offering. In order to complement our fuel business and enhance profitability, we have developed a broad product and service offering to cater to the unique needs of professional truck drivers. These include separate gas and diesel fueling islands, our home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores offering a wide array of merchandise. We believe that our reputation for being the leading multi-service provider is evidenced by our observations that approximately 75% of the stops made by professional truck drivers at Petro Stopping Centers are for non-fuel purposes, which is well above the industry average of 61%.

Diversified Income Streams. We enjoy a diversified portfolio of profit centers that help mitigate the impact of fluctuating fuel prices. We have been able to maintain stable operating performance during periods of volatility in fuel prices due to the expansion of our higher margin, non-fuel related products and services. For the nine months ended September 30, 2005, 74% of our gross profit came from our non-fuel related revenue sources. We believe that our reliance on gross profit generated from fuel is among the lowest in the industry. We also believe the ongoing trend of outsourced truck maintenance and repair services and our ability to introduce new products and services that appeal to professional truck drivers’ ever changing needs will allow us to continue to limit our reliance on gross profit from fuel.

Leading Truck Maintenance and Repair Services. In order to capitalize on fleet outsourcing trends, we have continued to increase our presence in truck maintenance and repair services. We believe we are one of the largest independent providers of maintenance and repair services to the U.S. trucking industry. Our Petro:Lubes offer more service bays per location than any of our primary competitors. Our larger service center layout creates opportunities for expanded service offerings such as front-end alignments and heating, ventilation and air conditioning repair. We believe we are well positioned to benefit from the combination of upcoming warranty expirations for trucks purchased in 1999 and 2000 (the largest aggregate level of new truck purchases in history) and trucking companies extending their trade-in cycles, which places greater emphasis on maintenance and out-of-warranty repairs.

Strong Fleet Relationships. We have established strong relationships with long-haul trucking fleets based on the nationwide scope of our network, our highly-rated truck maintenance and repair services, our competitive diesel fuel prices, and the breadth of our non-fuel products and services. We supply diesel fuel and provide maintenance and repair services to a majority of the largest long-haul trucking fleets in the United States. Due to the national footprint and quality reputation of our Petro:Lubes, we have experienced continued demand for our maintenance and repair services with many of the largest fleets.

Strategically Located Facilities. We believe we have high-quality facilities in strategic locations throughout our network. We selectively choose our truck stop sites in high-traffic locations with good visibility from highways. Many of our facilities are located at the intersection of two major interstate highways where there is a great deal of truck traffic. In addition, approximately 60% of our network is located east of the Mississippi River, the region where a majority of the U.S. population resides and where there is a greater proportion of truck traffic. Our strategically located facilities generally allow truck drivers to travel a sufficient amount of time before stopping at the next facility in our network. We believe that some of our competitors face revenue cannibalization due to the close proximity of their own sites. We believe that the limited availability of well-situated locations, increasingly restrictive zoning and permitting regulations, and the capital intensive nature of building a new truck stop will make it difficult for any competitor to replicate our network.

Experienced and Proven Management Team. Led by Chairman and Chief Executive Officer, J.A. Cardwell, Sr., who developed the Petro Stopping Center concept, our management team has significant experience in the truck stop industry. Our senior managers possess an average of 19 years of experience in the truck stop industry, which includes our three profit center managers who have each been with Petro for over 18 years and provide significant continuity of leadership. Furthermore, management has demonstrated its ability to effectively manage the business through varied economic cycles.

Business Strategy

The key components of our business strategy include the following initiatives:

Preserve and Enhance Our High-Quality Reputation. Our ability to offer a high level of customer service and to deliver quality products should preserve our status as the “Favorite Truck Stop” in the United States. We have standardized the design, layout, and size of each Petro Stopping Center across our network, giving the professional truck driver a consistent, high-quality experience at all of our truck stops. We believe that we will be able to maintain our industry-leading satisfaction rates by continuing to address the key criteria that professional truck drivers use to evaluate a truck stop. We have consistently been the industry leader in the key categories of food quality, repair services, atmosphere, and cleanliness. As a result, we believe we will continue to provide a compelling value proposition to professional truck drivers who seek a true “one-stop” travel center.

Continue to Focus on Higher Margin Revenue Sources. We plan to continue to direct traffic to our higher margin products and services in order to enhance our profitability. While our fuel prices are competitive, we do not position ourselves as the price leader. We believe that our customers will remain loyal to Petro because of our industry leading customer service and broad product and service offering. Since we continuously seek to adapt our product offering to create a “home away from home” for professional truck drivers, we believe that our customers spend a significant amount of time at our stopping centers and, as a result, we capture a disproportionate amount of their non-fuel purchases.

Continue to Emphasize Cost Controls. In response to volatile fuel prices, high failure rates of trucking companies, and overall sluggishness in the U.S. economy in the past, our management team implemented a number of initiatives, including cost reduction efforts and enhancements to information systems, to manage our company more effectively. As we move forward in a more positive economic environment, we will seek further efficiencies in our general and administrative functions, as we believe our current corporate infrastructure is sufficient to absorb growth.

Prudently Expand Our Existing Network Through Franchised Sites, Leased Facilities and Opportunistic Acquisitions. We believe that the prudent expansion of our nationwide network will complement our existing sites and strengthen our appeal to, and, as a result, increase our volume of business with, large trucking fleets. We anticipate increasing our network size by entering into approximately two franchise relationships for new Petro Stopping Centers per year, entering into a lease arrangement for one facility per year, and building one new facility in the next two years. If available, we may also opportunistically purchase properties that are independently operated.

Capitalize on Fleet Marketing Opportunities. Trucking fleets are increasingly concerned with attracting and retaining truck drivers in an effort to reduce both overhead expenses and annual driver turnover, which reached an all-time industry high of 136% in the fourth quarter of 2004. We believe our nationwide network of multi-service facilities and our appeal to professional truck drivers may enable us to capture an additional share of the fleet market. We also believe our Petro:Lubes enhance our ability to meet the need of trucking fleets to keep their trucks on the road, by providing a national network of maintenance, warranty and repair work, and service history.

Increase Our Utilization of Strategic Alliances. We regularly undertake joint marketing efforts with our strategic partners, allowing us to derive incremental revenues through the use of shared marketing expenditures. With ExxonMobil, we cooperatively market Mobil branded diesel engine oils and lubricants to truck drivers. In addition, we believe our use of the Exxon and Mobil brands of passenger car gasoline helps attract highway motorists to our locations. Our strategic alliance with Volvo Trucks, the world’s third largest heavy truck manufacturer, provides us with several strategic benefits including increased brand recognition and joint marketing programs. One of our most recent marketing partnerships is with Warner Bros. Home Video, which promotes our locations to professional truck drivers for the purchase of home videos.

Fuel and Lubricant Suppliers

In July 1999, we entered into two ten-year supply agreements with ExxonMobil Oil Corporation. Under the terms of one of these agreements, the ExxonMobil Suppliers will supply our company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets in which Mobil branded diesel fuel and gasoline are available for sale, and under the other of these agreements, we purchase lubricants, based upon minimum purchase commitments, at the prices set forth in the agreement. See “Certain Relationships and Related Party Transactions—ExxonMobil Agreements.”

We purchase diesel fuel and gasoline for each of our company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a two to three day inventory of fuel. During 2004, we purchased 72.9% of our fuel through the ExxonMobil Suppliers, approximately 67.8% of which was third-party fuel purchased through this arrangement, which includes fuel purchases received at a third-party terminal but sold by the ExxonMobil Suppliers under an exchange or purchase arrangement. The approximate aggregate amount of fuel purchased under these agreements for the year ended December 31, 2004 totaled $738.6 million.

Under our agreements with the ExxonMobil Suppliers, we previously were required to sell ExxonMobil branded diesel fuel at all but two of our company-operated locations. As a result of amendments to these agreements, we now sell ExxonMobil branded fuel at only 8 of our 42 company-operated locations.

Trademarks and Service Marks

We are the owner in the United States of various registered trademarks and service marks, including Petro Stopping Centers, Petro:Lube, Iron Skillet, Petro:2, Petro Filling Station, and Petro Passport. We grant franchisees the non-exclusive right to use these proprietary marks at franchised locations. We regard our trademarks and service marks as valuable assets and believe that they have significant value in the marketing of our products and services.

Governmental Regulation

Environmental Regulation

Our operations and properties are subject to extensive federal and state legislation, regulations, and requirements relating to environmental matters. In the operation of our business, we use underground and above ground storage tanks (each a “UST”) to store petroleum products and waste oils. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from a UST into the environment. We are also subject to regulation in certain locations relating to vapor recovery and discharges into water. As a result of work done in 1999 to upgrade our USTs as required by state and federal law, we anticipate some site remediation will be required in Corning, California. We anticipate spending $421,000 in remediation costs related to this site, of which we have already spent $202,000, and $219,000 was accrued at September 30, 2005. In addition, we discovered four additional spills in April and May of 2005. We do not believe any additional required remediation will have a material adverse effect on our consolidated financial position or results of operations. We believe that all of our USTs are currently in compliance in all material respects with applicable environmental legislation, regulations, and requirements.

Our ownership of the properties and the operation of our business may subject us to liability under various federal, state, and local environmental laws, ordinances, and regulations relating to cleanup and removal of hazardous substances (which may include petroleum and petroleum products) on, under, or in our property. Certain laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person.

Where required or believed by us to be warranted, we take action at our locations to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by us or other parties. In light of our business and the quantity of petroleum products that we handle, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future. For the years ended December 31, 2002, 2003, and 2004, our total expenditures for environmental matters were approximately $332,000, $180,000, and $269,000, respectively. See Note 2(b) of the notes to our consolidated financial statements included in this prospectus for a discussion of our accounting policies relating to environmental matters.

We carry pollution legal liability insurance and UST insurance to cover likely and reasonably anticipated potential environmental liability associated with our business. While we believe that this coverage is sufficient to protect us against likely environmental risks, we cannot make assurances that our insurance coverage will be sufficient or that our liability, if any, will not have a material adverse effect on our business, assets, or results of operations.

Other Regulations

We also operate under local licensing ordinances. The issuance of permits for service station and lubrication operations is generally a matter of discretion and dependent on the underlying requirement that the granting of the permit be consistent with the health, safety, and welfare of the community.

Our restaurant operations are conducted under federal, state, and local regulations concerning health standards, sanitation, fire, and general safety, noncompliance with which could result in temporary or permanent curtailment or termination of a restaurant’s operations. In addition, difficulties in obtaining the required licensing or approvals could result in delays or cancellations in the openings of new restaurant facilities.

As a franchisor we also operate under federal and state regulation. Federal regulations require that we provide each prospective franchisee with a disclosure document that provides information regarding our company and the relevant provisions of the franchise agreement and other ancillary contracts. In addition, some state regulations require that the franchisor be registered or be exempt from the applicable registration requirements. Federal and state franchising laws prohibit “deceptive trade practices” and, in some cases, impose fairness and “anti-discrimination” standards.

In addition to the franchise regulations described above, our operations are conducted under the federal Petroleum Marketing Practices Act, which prohibits a franchisor engaged in the sale, consignment or distribution of refiner-branded motor fuels from terminating or failing to renew a “franchise” or “franchise relationship,” except on specified grounds and only after compliance with the statute’s notification provisions.

Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet federal requirements related to access and use by disabled persons. While we believe our facilities are in compliance with these requirements, a determination that we are not in compliance with the Americans with Disabilities Act could result in the imposition of fines or an award of damages, however, we do not believe that the imposition of such fines or damage awards, if any, would have a material adverse effect on us.

State and local authorities oversee our video poker offerings. In order to satisfy state law requirements, we leased the Shreveport, Louisiana fuel island operation to Petro Truckstops, Inc., an affiliate of ours, in February 2000, which operates the video poker offering. Accordingly, Petro Truckstops, Inc. is now subject to such state and local regulations.

We believe that all of our Petro Stopping Centers are in compliance in all material respects with applicable laws and regulations. However, new laws and regulations could require us to incur significant additional costs.

Employees

As of September 30, 2005, we had a total of 4,968 employees, of which 4,619 were full-time and 349 were part-time. At that date, 448 of our employees were salaried and performed executive, management, or administrative functions and the remaining 4,520 employees were hourly employees. Approximately 96.9% of our employees work at our Petro Stopping Centers. None of our personnel are represented by a labor union.

We have never had a work stoppage. We believe that we provide working conditions, wages, and benefits that are competitive in our industry. We believe that our relations with our employees are good.

Properties

Our corporate headquarters are located in a three-story building in El Paso, Texas, which contains approximately 30,000 square feet of space. The office building is owned by J.A. Cardwell, Sr., our Chief Executive Officer and Chairman. We lease the entire building under an amended lease agreement expiring on December 31, 2013. Under the lease, we pay rent totaling $336,000 per year, as well as taxes, maintenance, and other operating expenses. See “Certain Relationships and Related Party Transactions—Principal Executive Offices.”

We own the underlying land and all facilities at 34 of our 42 company-operated Petro Stopping Centers, own all but four acres of the West Memphis, Arkansas site, own the facility and lease the land at the Jackson, Mississippi site and lease the Effingham, Illinois, North Baltimore, Ohio, Los Baños, California, Angola, Indiana, Sparks, Nevada and Waterloo, New York sites in their entirety. The Petro Stopping Center located in North Baltimore, Ohio is leased from an entity wholly owned by James A. Cardwell, Jr., our President and Chief Operating Officer, who purchased the facility from our previous lessor in January 2002. See “Certain Relationships and Related Party Transactions—North Baltimore, Ohio Stopping Center.”

We own real property that is suitable for the construction of new Petro Stopping Centers in Cordele, Georgia; Hermiston, Oregon; and Green River, Wyoming. At September 30, 2005, we had no new Petro Stopping Centers under construction.

Franchises

Each existing franchise agreement grants to the franchisee the right and license to operate a Petro Stopping Center in a specified territory. The franchise agreements require that the franchisee, at its expense, build and operate the Petro Stopping Center in accordance with requirements, standards, and specifications prescribed by us, including site approval, and that the franchisee purchase products from suppliers approved by us. We, in turn, are obligated to provide the franchisee with, among other things, advisory assistance with the operation of the Petro Stopping Center and advertising and promotional programs.

The agreements require the franchisee to pay us, in addition to initial fees and training fees, a monthly royalty fee and a monthly advertising fee (administered through an advertising fund for national and regional advertising). During the year ended December 31, 2004, our revenues from our franchise locations totaled $5.7 million. In addition, franchisees contributed $559,000 to the advertising programs in 2004.

While a majority of diesel purchases at Petro Stopping Centers are paid for by third-party billing companies, a portion of diesel fuel purchases are paid for through direct billing arrangements with particular trucking companies. As provided in the franchise agreements, we purchase all of the receivables generated by the franchisees from customers using direct billing arrangements, for which we charge a small fee to compensate Petro for administrative expenses and collection risk. These purchases are on a non-recourse basis to the franchisee.

In the event that the franchisee wishes to accept an offer from a third-party to purchase its facility upon termination or expiration of the franchise agreement, the franchise agreement grants us a right of first refusal to purchase the facility, at the price offered by the third-party. Similarly, in all cases, we have the right to purchase the franchise for fair market value, as determined by the parties or an independent appraiser, upon termination or expiration of the franchise agreement.

All franchise agreements, except one, are for an initial ten-year term and are automatically renewed for two consecutive five-year terms, unless the franchisee gives a termination notice at least twelve months prior to the expiration of the franchise agreement.

As of September 30, 2005, the current terms of our franchise agreements will expire as follows (excluding the franchise agreement for the Morton’s Gap location, which terminated in October 2005):

Year	Number of Franchise Agreements Expiring
2006	1
2007	2
2008	1
2009	5
2010	1
2011	2
2012	5
2013	2
2015	1

As of September 30, 2005, excluding the Morton’s Gap location, one franchisee operated four locations, one operated three locations, two operated two locations each, and nine operated one location each. None of the franchisees are affiliated with us, except Highway Service Ventures, Inc., which operates four of our franchised locations. See “Certain Relationships and Related Party Transactions—Highway Services Ventures, Inc.”

On July 19, 2005, a new franchise operation located in Remington, Indiana commenced operations. Additionally, on November 22, 2005 and November 29, 2005, two new franchise operations located in Colby, Kansas and Gadsden, Alabama, respectively, commenced operations.

Agreement with Tejon

Pursuant to the terms of the Limited Liability Company Operating Agreement dated as of December 5, 1997 and amended as of December 19, 2002, we formed a limited liability corporation, Petro Travel Plaza LLC, with Tejon Development Corporation to build and operate a Petro Stopping Center branded location in Wheeler Ridge, California, which began operations in June 1999. See “Certain Relationships and Related Party Transactions—Agreement with Tejon Development Corporation.”

Legal Proceedings

From time to time we are involved in routine litigation incidental to our operations. Based on the existence of insurance coverage, we believe that any litigation currently pending or threatened against us will not have a material adverse effect on our consolidated financial condition or results of operations.

MANAGEMENT

The following sets forth certain information, as of November 1, 2005, with respect to the persons who are members of the Board of Directors and the senior management team of Petro. All directors hold office until death, resignation, or removal.

Name	Age	Position
J.A. Cardwell, Sr.	73	Chairman, Chief Executive Officer and Member of the Executive Committee
James A. Cardwell, Jr.	45	President, Chief Operating Officer, and Director
Edward Escudero	35	Chief Financial Officer and Secretary
David Latimer	47	Vice President of Petro:Lube
Keith Kirkpatrick	45	Executive Director of Fuel/Store Operations
Eddie H. Brailsford	50	Director and Member of the Audit Committee
Timothy J. Devens	46	Director and Member of the Audit Committee
Michael Gigou	58	Director and Member of the Executive Committee
James M.E. Mixter, Jr.	54	Director and Member of the Executive Committee
Larry J. Zine	50	Director and member of the Audit Committee

J.A. Cardwell, Sr. opened the first Petro Stopping Center in 1975 and has been serving as Chief Executive Officer of Petro since May of 1992 and as our Chairman since March 1993. Mr. Cardwell, Sr. has responsibility for our overall performance, defining our image in the marketplace, identifying growth opportunities, and overseeing employee and customer retention. Mr. Cardwell, Sr. served as the Chairman of the National Association of Truck Stop Operators in 1983 and 1984 and has worked on various committees of the association since that time. Mr. Cardwell, Sr. currently serves as a director of Archstone-Smith. J.A. Cardwell, Sr. is the father of James A. Cardwell, Jr.

James A. Cardwell, Jr. was named our President as of January 1, 2005, has been serving as our Chief Operating Officer since January 2001 and is a director of Petro. Mr. Cardwell, Jr. is responsible for our operations, overseeing the diesel fuel islands, Iron Skillet restaurants, travel and convenience stores, and Petro:Lubes. Mr. Cardwell, Jr. also oversees the franchise, marketing and fleet sales departments. Mr. Cardwell, Jr. has been involved full time with Petro for over 20 years in various positions. Mr. Cardwell, Jr. served as Chairman of the National Association of Truck Stop Operators in 1999 and 2000. James A. Cardwell, Jr. is the son of J.A. Cardwell, Sr.

Edward Escudero was named our Chief Financial Officer as of January 1, 2003 and is responsible for all the financial, accounting, treasury, credit, human resource, legal, and information technology operations, in addition to serving as Secretary since December 2003. Mr. Escudero has served in various financial positions for Petro since March 1999 including most recently Vice President of Finance. Before his position with Petro, Mr. Escudero held various financial positions at Yazaki North America from 1993 to 1999, with his last position held as Controller. He received a B.B.A. in Accounting from the University of Texas at El Paso and is a Certified Public Accountant.

David Latimer joined Petro in 1983 and has been serving as Vice President of Petro:Lube since April 1995. Mr. Latimer also serves as our representative to the National Tire Dealers and Retreaders Association and The Maintenance Council.

Keith Kirkpatrick joined Petro in 1986 and was named Executive Director of Fuel/Store Operations in 2001. He is currently responsible for our fuel island, Petro: 2 and travel store operations. Mr. Kirkpatrick has served in various administrative support and related operational positions since joining Petro, including most recently Director of Fuel Island Operations and Director of Fuel/Store Operations.

Eddie H. Brailsford has been a director of Petro since July 2001. Mr. Brailsford is employed by Volvo Trucks North America, Inc. as the Chief Financial Controller. Mr. Brailsford has been with Volvo for over

20 years and has held various financial positions. Prior to joining Volvo, Mr. Brailsford was employed by Union Carbide Corporation and Miller Brewing Company where he also held various financial positions. Mr. Brailsford is a Certified Public Accountant.

Timothy J. Devens was appointed to the Board of Directors of Petro effective March 17, 2005. Mr. Devens joined Exxon Mobil Corporation in 1987 and was named the U.S. Automotive Sales Manager for Exxon Mobil Lubricants and Specialties in September 2002. Mr. Devens is currently responsible for all lubricant sales and services to national accounts in the U.S. market. Prior to this position, Mr. Devens has served in numerous assignments within Exxon Mobil in Fuels, Engineering, Distribution, and Lubricants and Specialties. Mr. Devens holds a BS in Civil Engineering from the United States Military Academy and previously served in the U.S. Armed Forces as an officer in the Corps of Engineers.

Michel Gigou has been director of Petro since October 2004. Mr. Gigou is Senior Vice President of AB Volvo since January 1, 2004. Prior to that, Mr. Gigou was President and CEO of Volvo Trucks North America and Chairman of Mack Trucks. Mr. Gigou is Chairman of Arrow Trucks and serves on the Boards of Volvo Financial Services, Volvo Construction Equipment, and Volvo Powertrain. Prior to joining the Volvo Group, Mr. Gigou held various positions within Renault SA Car division and Trucks division, becoming the President and CEO of Mack Trucks in 1995. Mr. Gigou holds a Bachelor of Engineering from Ecole National des Arts and Metiers, France.

James M.E. Mixter, Jr. has been a director of Petro since June 2003. Mr. Mixter is employed by Exxon Mobil Corporation as U.S. National Accounts Manager in its Fuels Marketing Company. He joined Exxon Mobil Corporation in 1975 and has held a variety of assignments in sales, staff, and management. From 1998 to 2000, he was manager of U.S. Convenience Products. In 2000, he moved to his current position and subsequently became Vice President and Director of Mobil Long Haul, Inc. and President and Director of Mobil Diesel Supply Corporation, both ExxonMobil affiliates. Mr. Mixter holds a B.A. degree in Economics from Amherst College and an M.B.A. from the Colgate Darden Graduate School of Business at the University of Virginia.

Larry J. Zine has been a director of Petro since January 1999. Mr. Zine served as Executive Vice President and Chief Financial Officer of Petro from December 1996 to January 1999 and as President of Petro from January 1999 through July 1999. Mr. Zine joined Blockbuster, Inc. in 1999, and currently serves as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Prior to joining Petro, Mr. Zine was the Executive Vice President and Chief Financial Officer for The Circle K Corporation, the second largest chain of convenience stores in the United States, from 1988 to 1996. He was educated at the University of North Dakota and holds an M.S. degree in Accounting and a B.B.S. in Marketing. Mr. Zine continues to be employed by the Company on a limited basis.

Executive Compensation

The following tables present information concerning the compensation paid for services rendered to Petro for the years ended December 31, 2004, 2003, and 2002 to the Chief Executive Officer of Petro and the four other most highly paid executive officers employed by Petro at the end of 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Other Annual Compensation		Long-Term Compensation Awards Options (% Interest)		All Other Compensation
		Salary	Bonus
J.A. Cardwell, Sr. Chief Executive Officer	2004 2003 2002	$436,154 420,000 420,000	$410,000 150,000 150,000	$52,195 53,961 75,486	(1) (1) (1)	$	— — —	$268,580 259,360 257,394	(2) (2) (2)

James A. Cardwell, Jr. President and Chief Operating Officer	2004 2003 2002	219,231 197,115 190,000	240,000 100,000 80,000	— — —			— — —	4,192 4,742 6,800	(3) (3) (3)

Edward Escudero Chief Financial Officer	2004 2003 2002	181,867 145,083 132,867	240,000 150,000 65,000	— — —			— — —	4,906 3,552 21,475	(4) (4) (4)

David Latimer Vice President—Petro: Lube	2004 2003 2002	160,233 148,366 144,260	120,000 85,000 75,000	— — —			— — —	4,904 3,437 2,217	(5) (5) (5)

Keith Kirkpatrick Executive Director of Fuel/Store Operations	2004 2003 2002	150,715 142,288 139,489	140,000 10,000 45,000	— — —			— — —	1,464 1,325 50	(6) (6) (6)

(1)	Included in these amounts are tax preparation advice in the amount of $27,192, $30,714, and $47,624 for the years ended December 31, 2004, 2003, and 2002, respectively.
(2)	Represents employer contributions to a 401(k) Plan and a Nonqualified Deferred Compensation Plan of $5,862 and $4,361, respectively for 2004, $5,700 and $4,200, respectively, for 2003, and $4,200 for each plan in 2002. Additionally, life insurance premiums for the benefit of J.A. Cardwell, Sr. were paid in the amount of $243,540 for each of the years ended December 31, 2004, 2003, and 2002. Also included in All Other Compensation is the actuarial value of this life insurance in the amount of $14,817, $5,920, and $5,454 for the years ended December 31, 2004, 2003, and 2002, respectively.
(3)	Represents employer contributions to a 401(k) Plan and a Nonqualified Deferred Compensation Plan of $3,192 and $1,000, respectively, for 2004, $2,771 and $1,971, respectively, for 2003, and $2,500 and $4,300, respectively, for 2002.
(4)	Represents employer contributions to a 401(k) Plan and a Nonqualified Deferred Compensation Plan of $3,318 and $1,588, respectively, for 2004, $2,101 and $1,451, respectively, for 2003, and $1,760 and $1,511, respectively, for 2002. Additionally, a retention bonus was earned in the amount of $18,204 for the year ended December 31, 2002.
(5)	Represents employer contributions to a 401(k) Plan and a Nonqualified Deferred Compensation Plan of $3,679 and $1,225, respectively, for 2004, $3,350 and $87, respectively, for 2003, and $1,966 and $251, respectively, for 2002.
(6)	Represents employer contributions to a 401(k) Plan and a Nonqualified Deferred Compensation Plan of $675 and $789, respectively, for 2004, $675 and $650, respectively, for 2003, and $25 and $25, respectively, for 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-end Option/SAR Values

Name	Amount Acquired on Exercise(%)(1)	Value Realized($)(1)	Company Interests Underlying at Fiscal Year-end(%)(2) Exercisable/Unexercisable	Value of Unexercised In-The-Money-Options/SARs at Fiscal Year-end($)(3) Exercisable/Unexercisable
J.A. Cardwell, Sr.	—	—	—	—
James A. Cardwell, Jr.	—	—	1.28/0	181,462/0
Edward Escudero	—	—	.14/0	162/0
David Latimer	—	—	.36/0	50,406/0
Keith Kirkpatrick	—	—	.36/0	50,406/0

(1)	No options were exercised in 2004.
(2)	Options granted to the Named Executive Officers in the Company, expressed as a percent of the Holding Partnership’s equity.
(3)	No market exists for the partnership interests option. Fair value for purposes of this table has been determined based on a method similar with that described in Note 11 of the notes to our consolidated financial statements included in this prospectus.

Partnership Interests Option Plan

The Holding Partnership has established an equity incentive plan (“Option Plan”) to attract and retain key personnel, including senior management, and to enhance their interest in our continued success, which is more fully described in Note 11 of the notes to our consolidated financial statements included in this prospectus. We apply Accounting Principles Board Opinion No. 25 in accounting for our Option Plan. Accordingly, compensation costs for partnership interest options are measured as the excess, if any, of the market price of the partnership interests at the date of grant over the amount an employee must pay to exercise the option. No such compensation cost was recognized during the years ended December 31, 2002, 2003, and 2004. We provide the disclosures required by the Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by the Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

Mr. Zine was granted options separately from the Option Plan to acquire a 3.91% ownership interest in the Holding Partnership at an exercise price of $2,814. These options became fully vested and exercisable to purchase partnership interests in the Holding Partnership as a result of the 1999 recapitalization transaction.

All options are for equity interests in the Holding Partnership. No options were granted in 2004.

Compensation of Members of the Board of Directors

Members of the Board of Directors of the Company who are not full-time employees of the Company receive a payment of $3,500 per meeting from the Company for their services. Members who are our full-time employees or employees of our partners do not receive a salary or any other payment for their services on the Board of Directors.

Compensation Committee

The Company does not maintain a formal Compensation Committee. All non-executive levels of compensation are established pursuant to established policies and procedures. The Company administers any bonus program adopted by the Board of Directors.

Executive level compensation is established by the Board of Directors, as a whole, with the approval of the Executive Committee of the Board of Directors. During the year ended December 31, 2004, the members of the Executive Committee were J.A. Cardwell, Sr., Michel Gigou, and James M.E. Mixter, Jr. The Company’s executive level compensation program consists of two components: base salary and bonus incentives. The Board of Directors establishes base salary compensation designed to offer the Company’s executive level employees competitive opportunities based upon the overall Company performance, their individual contribution to the financial success of the Company, and their personal performance. Bonus incentives are to reward the executive level for meeting certain performance criteria and achieving certain financial and operational goals. Bonus incentives are contingent upon the Company attaining certain levels of operating profitability.

The Board of Directors compensates its Chief Executive Officer and President and Chief Operating Officer pursuant to employment agreements described below. Such employment agreements provide for basic compensation as well as the possibility of bonus compensation based upon formulas specifically tied to performance criteria for the Company.

Employment Agreements

The Company has entered into two employment agreements with Company executives: J.A. Cardwell, Sr. and James A. Cardwell, Jr. J.A. Cardwell, Sr.’s employment agreement commenced on February 10, 1999 and its initial term expired on February 10, 2002. J.A. Cardwell, Sr.’s employment agreement is automatically renewed each year for one additional year, unless either party gives at least three months’ prior written notice of termination. No notice of termination was given prior to the employment agreement’s expiration date. Under his employment agreement, J.A. Cardwell, Sr.’s annual base salary is $420,000 and may be increased by the Company’s Board of Directors (or compensation committee, if one is established). J.A. Cardwell, Sr. is entitled to receive an annual bonus of up to 120% of his annual base salary based on our financial performance measured by EBITDA targets. The EBITDA targets are mutually agreed upon between J.A. Cardwell, Sr. and the Company’s Board of Directors. Under the terms of his employment agreement, J.A. Cardwell, Sr. also receives a car, life insurance, tax preparation advice, and a country club membership, which, in the aggregate, cost the Company approximately $52,000 for the year ended December 31, 2004.

The employment of J.A. Cardwell, Sr. may be terminated either with cause, which includes termination for felony conviction, misconduct or continued failure to use reasonable best efforts, or without cause. He may elect to terminate his employment agreement at any time by providing 60 days notice; and in any of these cases, he will be entitled to receive his base salary and accrued vacation pay through the date of termination. If the Company terminates J.A. Cardwell, Sr. because of a disability, he will be entitled to his base salary and accrued vacation pay through the date of termination, offset dollar for dollar by any disability insurance benefits he receives from insurance the Company provides. J.A. Cardwell, Sr.’s employment agreement contains customary non-solicitation provisions upon termination of the agreement.

James A. Cardwell, Jr.’s employment agreement commenced on February 10, 1999 and had an original expiration date of February 10, 2002. Effective February 1, 2002, the Company’s Board of Directors approved an amendment to James A. Cardwell, Jr.’s employment agreement that effectively renews such agreement annually, unless either party gives at least three months’ prior written notice not to renew the agreement. Additionally, the amendment increased his annual base salary to $190,000, which may continue to be increased by the Company’s Board of Directors (or compensation committee, if one is established). James A. Cardwell, Jr. is entitled to receive an annual bonus of up to 120% of his annual base salary based on our financial performance measured by EBITDA targets. The EBITDA targets are mutually agreed upon between James A. Cardwell, Jr. and the Company’s Board of Directors. Under the terms of his amended employment agreement, James A. Cardwell, Jr. also receives life and disability insurance and a country club membership, which, in the aggregate, cost the Company approximately $4,800 for the year ended December 31, 2004.

Under his amended employment agreement, the Company may terminate James A. Cardwell, Jr.’s employment with cause, which includes termination for felony conviction, misconduct or continued failure to use reasonable best efforts, without cause, or due to his disability. James A. Cardwell, Jr. may terminate his employment either for good reason, which includes a reduction in base salary or the Company’s failure to provide the material benefits due to him, or without good reason. Generally, termination of the amended employment agreement by the Company without cause or by James A. Cardwell, Jr. for good reason entitles him to receive his base salary and accrued vacation pay through the date of termination, a lump-sum payment equal to one times his then-current base salary, specified benefits for twelve months following the date of termination, and his annual bonus for the year his employment terminates which he would have otherwise received, pro-rated to the date of termination. Termination of the amended employment agreement by the Company with cause or by James A. Cardwell, Jr. without good reason entitles him to receive only his base salary and accrued vacation pay through the date of termination. If the Company terminates James A. Cardwell, Jr. because of a disability, he will be entitled to his base salary and accrued vacation pay through the date of termination, offset dollar for dollar by any disability insurance benefits he receives from insurance the Company provides. James A. Cardwell, Jr.’s amended employment agreement contains non-solicitation provisions upon termination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Many of the relationships described below between Petro and entities affiliated with the Cardwell Group were entered into prior to 1992, when the Cardwell Group or their affiliates owned 100% of Petro. Prior to 1997, other than Board of Director approval, there was no formal procedure to ensure that related-party contracts contained arms’-length terms and competitive pricing. In 1997, we implemented a process designed to ensure all new related-party transactions or the renewal of existing related-party transactions would be subject to a competitive bid or competitive analysis process. Management believes that all of its existing related-party transactions are on terms comparable to those which could have been received in an arms’-length transaction.

J.A. Cardwell, Sr., James A. Cardwell, Jr., JAJCO II, Inc., and Petro, Inc. are collectively referred to herein as the Cardwell Group. Each of the related parties and/or affiliates of Petro included in the transactions described in this section (other than ExxonMobil, Mobil Diesel, Volvo Trucks North America, Inc. (“Volvo Trucks”), Volvo and Petro Travel Plaza LLC) is owned or controlled to some degree by a member or members of the Cardwell Group. Related-party transactions, other than those specifically discussed below, generally arise in the ordinary course of business.

ExxonMobil Agreements

In July 1999, we entered into two ten-year fuel supply agreements with ExxonMobil. Upon the expiration of the ten-year initial term, the agreements are renewable for another five-year term at the option of ExxonMobil; however, we have the ability to terminate the agreements at the end of the ten-year term by paying a termination fee based on a formula provided for in such agreements. Under the terms of one of these agreements, as amended (which we refer to as the fuel supply agreement), the ExxonMobil Suppliers will supply our company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets, and under the other of these agreements (which we refer to as the lubrication supply agreement), we purchase lubricants, based on minimum purchase commitments, at the prices set forth in that agreement.

As of December 31, 2004, the diesel fuel sold at 19 of our 37 company-operated Petro Stopping Centers and some of our franchise operated Petro Stopping Centers is branded Mobil Diesel, and all of our company-operated Petro:Lubes feature Mobil Delvac lubricants. The ExxonMobil Supply Agreements require that we purchase from ExxonMobil specified distribution terminals, a minimum number of gallons of diesel fuel on an annual basis, as adjusted based upon product availability, the number of Petro Stopping Centers we operate, and other circumstances therein described. For 2004, our annual volume commitment was 230.6 million gallons of Mobil diesel under the fuel supply agreement and 1.6 million gallons of Mobil lubricants under the lubricant supply agreement. This constitutes approximately 40.8% of our diesel fuel requirements and approximately 76.1% of our lubricant requirements. In addition, we are required to exclusively advertise both the Mobil Delvac lubricants and the Mobil fuel at our branded ExxonMobil locations.

If we do not purchase any diesel fuel from ExxonMobil, under the ExxonMobil Supply Agreements, the maximum penalties in any year would be $0.0035 per gallon, multiplied by the annual volume commitment as provided for in the ExxonMobil Supply Agreements (as adjusted for the opening or closing of sites). In connection with the 2004 Refinancing Transactions, we amended the ExxonMobil Supply Agreements. The amendment contemplates that we may purchase fuel from other suppliers, and provides that the penalty will be multiplied by a fraction, the numerator of which is our average trade credit with the ExxonMobil Suppliers during December of each year and the denominator of which is $30.0 million. As a result, we will have an incentive to reduce our accounts payable to the ExxonMobil Suppliers during each year. In 2002, 2003, and 2004, we incurred penalties of approximately $184,000, $397,000, and $422,000, respectively. As provided in the ExxonMobil Supply Agreements, if the ExxonMobil Suppliers do not supply 100% of our diesel fuel demand at Mobil branded locations, Mobil Diesel purchases such additional diesel fuel from third-party suppliers and then sells it to us. In such cases we can designate a third-party supplier from whom Mobil Diesel will obtain diesel fuel, so long as the fuel meets or exceeds the minimum industry or governmental specifications and the alternative source supplier agrees to specified procedures. Effective June 2001, both Mobil Diesel and we entered into an outsourcing agreement to document the responsibilities associated with the day to day operations of

Mobil Diesel, including the ability of our personnel to negotiate price and other terms of third party supply arrangements, subject to approval by Mobil Diesel.

If we are able to obtain a lower diesel fuel price from a third-party supplier approved by Mobil Diesel in a particular market area, we may request that ExxonMobil meet the lower price or allow a portion of its diesel fuel requirements to be supplied from the Mobil Diesel approved third-party supplier, in which case Mobil Diesel would purchase the diesel fuel from the supplier and resell the product to us. Any change in supply source, other than a change resulting from inability to supply, does not affect our requirement to purchase the annual minimum number of gallons from ExxonMobil specified distribution terminals as provided in the ExxonMobil Supply Agreements. The ExxonMobil Supply Agreements also place a limit on the maximum number of gallons of diesel fuel that we may receive monthly from the ExxonMobil Suppliers’ specified distribution terminals. Prices to be charged for fuel sold to us under the ExxonMobil Supply Agreements are based on referenced prices plus delivery costs minus discounts.

We purchase diesel fuel and gasoline for each of our company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a two to three day inventory of fuel. During 2004, we purchased 72.9% of our diesel fuel and gasoline through the ExxonMobil Suppliers, approximately 67.8% of which was third-party fuel purchased through the arrangement described above, which includes fuel purchases received at a third-party terminal but sold by the ExxonMobil Suppliers under an exchange or purchase arrangement. The approximate aggregate amount of fuel purchased under the ExxonMobil Supply Agreements for the years ended December 31, 2002, 2003, and 2004 totaled $696.3 million, $766.0 million, and $738.6 million, respectively.

Under our agreements with the ExxonMobil Suppliers, we previously were required to sell ExxonMobil branded diesel fuel at all but two of our company-operated locations. As a result of amendments to these agreements, we now only sell ExxonMobil branded fuel at 8 of our 42 company-operated locations.

Product Services Agreement and Fuel Sales Agreement

Under the terms of an agreement with C&R Distributing, Inc. (“C&R”), we currently purchase Chevron branded gasoline and motor oils at cost for three of our Petro Stopping Centers from C&R. The sole shareholder of C&R is Nevada Trio, Inc., a Nevada Corporation, which is controlled by the Cardwell Group. The C&R fuel agreement requires us to keep Chevron unleaded gasoline, regular gasoline, and motor oils continuously stocked and offered for sale in quantities sufficient to meet demand. In 1997, the Company entered into a product services agreement with C&R under which C&R provides the Company with fuel hauling and fuel pump maintenance and services within the El Paso, Texas, metropolitan area. The term of the product services agreement expired in December 2004 and is currently on a month-to-month basis. C&R provides us with fuel hauling within various specified markets designated by us under a fuel carrier agreement entered into on March 1, 2000, which expired on March 1, 2003 and is automatically renewed for successive one year terms until cancellation by either party with 90 days written notice. The C&R agreements provide that C&R will charge us for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. The C&R fuel agreement is exclusive but allows us to cancel the agreement with 30 days’ prior notice. The C&R services agreement is non-exclusive and allows us to enter into similar agreements with other parties. The C&R fuel carrier agreement is exclusive with respect to our Petro Stopping Centers as defined per the agreement. Sales of fuel and lubricants and truck hauling fees C&R charged us aggregated $7.3 million, $9.3 million, and $11.2 million for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, we sold diesel fuel to C&R through June 2003, at our cost, which aggregated to $9.0 million and $1.4 million for the years ended December 31, 2002 and 2003, respectively.

Volvo Trucks Agreement

On July 23, 1999, we and Volvo Trucks entered into an Operating Agreement related to the warranty, maintenance, and service work we provide to Volvo Trucks managed vehicles, the sale by us of Volvo truck parts, joint advertising and marketing initiatives, and the co-development of Petro Stopping Centers by Volvo Trucks and us to utilize our truck stop space for Volvo truck sales and marketing.

Alcohol Sales and Servicing Agreement

J.A. Cardwell, Sr., James A. Cardwell, Jr., and Mrs. J.A. Cardwell, Sr. own 60.0%, 30.0%, and 10.0%, respectively, of the stock of C&PPR, Inc. (“C&PPR”). James A. Cardwell, Jr. is the sole shareholder of Petro Truckstops, Inc. (“Petro Truckstops”) and Petro Beverage, Inc. We entered into agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc. relating to the retail sales of beer, wine, and wine coolers at a limited number of our Petro Stopping Centers. The agreements continue in effect until terminated by either party. Under the agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc., we agreed to operate the alcohol sales business at these locations for these entities in exchange for a percentage of the gross receipts generated from alcoholic beverage sales. The percentage of gross alcoholic beverage sales received by us is 10.0% in the case of C&PPR and 15.0% in the case of Petro Truckstops and Petro Beverage, Inc., of which 5.0% in all cases serves as our reimbursement of all related operating expenses as defined under the agreements. In each of the agreements, the net payments to us are intended to be approximately equal to the gross profit received by the above entities. Our revenues in connection with the C&PPR agreement were $55,000, $61,000, and $59,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Our revenues in connection with the Petro Truckstops agreement were $43,000, $44,000, and $45,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Our revenues in connection with the Petro Beverage, Inc. agreement were $7,000, $8,000, and $7,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

Motor Media Arrangements

Concurrent with the formation of the Company in April 1992, Motor Media, Inc. (“Motor Media”), which is owned 100% by James A. Cardwell, Jr., entered into a five-year agreement with us (the “Motor Media Agreement”), under which Motor Media leases floor and wall space at all Petro Stopping Centers operated by us and sells space for in-store advertising to third parties. The term of the Motor Media Agreement expired in 1997 and was renewed for an additional five-year term that expired in 2002. The agreement is automatically renewed until cancellation by either party with 60 days written notice. Under the Motor Media Agreement, we and Motor Media are entitled to 25.0% and 75.0%, respectively, of the gross revenues generated. We received $25,000, $15,000, and $28,000 for the years ended December 31, 2002, 2003, and 2004, respectively, representing our share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide.

Amusement and Video Poker Games Agreements

Under an agreement (the “Amusement Agreement”) between El Paso Vending and Amusement Company (“EPAC”), of which J.A. Cardwell, Sr. and James A. Cardwell, Jr. own 99.0% and 1.0%, respectively, and us, EPAC furnishes and services video and other games for our company-operated Petro Stopping Centers. The term of the Amusement Agreement expired in May 2002 and operated on a month-to-month basis prior to the renewal and extension of the Amusement Agreement, which was made as of April 1, 2003 for a three-year term ending March 31, 2006. The Amended Amusement Agreement shall automatically renew for successive one-year terms unless either party provides a written notice of termination at least ninety days prior to the termination of the extended initial term or any renewal term. As of September 30, 2005, the Amended Amusement Agreement covered 31 of our company-operated Petro Stopping Centers, of which we and EPAC are entitled to 50% each of the revenues generated by the games for 24 sites and with the remaining 7 sites, we and EPAC are entitled to 60% and 40%, respectively, of the revenues generated by the games. We received $2.5 million for the year ended December 2002 and $2.1 million for each of the years ended December 2003 and 2004, representing our share of the revenues under the Amusement Agreement and the Amended Amusement Agreement.

Since June 1993, the Petro Stopping Center located in Shreveport, Louisiana has featured video poker games housed in a separate on-site facility and operated by a third-party, Petro Truckstops, Inc., which is owned 100% by James A. Cardwell, Jr., who, under terms of a contract, pays 95.0% of the revenue collected to us and retains 5.0% for operating expenses in accordance with a lease agreement. In order to satisfy state law requirements, in February 2000 we leased the Shreveport fuel island operation to Petro Truckstops, Inc., which operates the video poker offering. Pursuant to the terms of the Property Lease Agreement, dated November 12, 1998, between us and Petro Truckstops, Inc., we receive rental income of $1.2 million per annum, which was received for each of the years ended December 31, 2002, 2003, and 2004. We also receive a management fee of $250,000 per annum, which was also received for each of the years ended December 31, 2002, 2003, and 2004. Additionally, we sell diesel fuel to the Shreveport location that aggregated to $11.8 million, $13.8 million, and $20.8 million for the years ended December 31, 2002, 2003, and 2004, respectively.

Principal Executive Offices

The office building in which our principal executive offices are located is owned by J.A. Cardwell, Sr. We rent the entire building under a lease agreement, as amended on July 10, 2003, which extended the term of the lease from December 31, 2005 to December 31, 2013. Under the lease, we pay rent totaling $336,000 per year. In addition to rent, we are required to pay all taxes, maintenance, and other operating expenses related to the leased building.

Effingham, Illinois Petro Stopping Center

The Petro Stopping Center located in Effingham, Illinois is owned by Truck Stop Property Owners, Inc. (“Truck Stop”), a corporation owned by Travis Roberts, and five former employees of the Company. Mr. Roberts is an employee of the Company since his rehire in June 2004, and owns 22.0% of the stock of Truck Stop. We lease the Effingham site under a lease expiring in May 2006, which provides for adjustable base rent payments tied to interest rates, plus taxes, and operating expenses. We have three consecutive options to renew the lease for terms of five years each at rental rates equal to the base rent, plus certain adjustments at the time of renewal. We also have the right of first refusal to purchase the Petro Stopping Center at any purchase price agreed upon between Truck Stop and a third-party. We made rental payments to Truck Stop of $1.2 million for each of the years ended December 31, 2002, 2003, and 2004.

North Baltimore, Ohio Petro Stopping Center

The Petro Stopping Center located in North Baltimore, Ohio was purchased from the previous lessor by TSP Holdings, LLC, a company that is wholly owned by James A. Cardwell, Jr. Effective January 8, 2002, we leased the North Baltimore site under a lease with an initial ten-year term and two consecutive renewal options of five years each. Pursuant to the terms of the lease agreement, we have the option to purchase the Petro Stopping Center at a purchase price of $5.6 million any time during the lease. Under the lease terms, we pay rent totaling $682,080 per annum, which was paid on a pro-rata basis for the year ended December 31, 2002 in the amount of $667,000. The entire $682,080 was paid for the years ended December 31, 2003 and 2004.

Agreement with Tejon Development Corporation

Pursuant to the terms of the Limited Liability Company Operating Agreement dated as of December 5, 1997 and amended as of December 19, 2002 (the “LLC Agreement”), we formed a limited liability company, Petro Travel Plaza, LLC (“Petro Travel Plaza”), with Tejon Development Corporation (“Tejon”) to build and operate a Petro Stopping Center branded location in Southern California. Under the terms of the LLC Agreement among us, Tejon, and Tejon Ranch Company, as guarantor, we made a capital contribution of $2.0 million for working capital and inventory, which was our initial investment in this venture. Pursuant to the LLC Agreement, Petro Travel Plaza financed construction of the location with a non-recourse credit facility. We received a management fee of $253,000, $382,000, and $374,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, we are responsible for the administrative, accounting, and tax functions of Petro Travel Plaza and received $25,000 for the year ended December 31, 2002 and $30,000 for each of the years ended December 31, 2003 and 2004 for these services. As a 40.0% member of Petro Travel Plaza, we receive 40.0% of the location’s operating earnings, which is accounted for using the equity method. Our 40% share amounted to income of $406,000, $476,000, and $664,000 for the years ended December 31, 2002, 2003, and 2004, respectively. This Petro Stopping Center location began operations in June 1999.

In addition to the LLC Agreement, we guaranteed a portion of Petro Travel Plaza’s debt under an Amended and Restated Guaranty Agreement dated September 10, 2003. Under a Second Amendment to the Consolidated Master Credit Agreement dated as of September 23, 2004, our guarantee requirements were deleted in their entirety.

Highway Service Ventures, Inc.

Highway Service Ventures, Inc. (“HSV”), a corporation in which J.A. Cardwell, Sr. owns a 31.7% interest, operates four franchised Petro Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia. We believe none of these franchise agreements contain terms that are more favorable to the franchisee than the comparable terms in any of our other franchise agreements. For the years ended December 31, 2002, 2003, and 2004, we purchased receivables from HSV in the amounts of $10.2 million, $9.1 million, and $9.3 million, respectively. We received from HSV for the administrative and bad debt costs of administering the direct billing program related to such receivables a payment of $31,000, $25,000 and $21,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, we received franchise fees from HSV of approximately $1.1 million for each of the years ended December 31, 2002 and 2003, and approximately $1.2 million for the year ended December 31, 2004.

Option and Right of First Refusal

Concurrent with the formation of the Company in April 1992, J.A. Cardwell, Sr., James A. Cardwell, Jr., and officers and directors of the Company, executed an Option and Right of First Refusal Agreement that granted to us and other parties options, which expire in December 2006, to purchase certain properties owned by the Cardwell Group or its affiliates that are located near or adjacent to certain of our Petro Stopping Centers, and a right of first refusal on these properties. The price at which an option property may be purchased will be equal to the fair market value of the property when the option is exercised as determined by an appraisal.

Indemnity Agreements

Concurrent with our 2004 Refinancing Transactions, J.A. Cardwell, Sr., James A. Cardwell, Jr., Petro, Inc., and JAJCO II Inc. each entered into an indemnity agreement under which he or it agreed to indemnify us and the Holding Partnership, and the general and limited partners thereof, for a definitive amount of debt arising out of the 2004 Refinancing Transactions and other remaining obligations from time to time. The indemnity agreements were entered into by the parties to address specific income tax issues arising out of the 2004 Refinancing Transactions under the “at-risk” limitation rules, the partnership basis rules, and the liability allocation rules found in the Internal Revenue Code and the Treasury Regulations. Consequently, each party’s obligation under its respective indemnity agreement is determined by taking into account that party’s basis in its partnership interest and the applicable “at-risk” rules and liability allocation rules. The indemnity agreements do not relieve us and the Holding Partnership, and the general and limited partners thereof, from making regular interest and principal payments on and otherwise satisfying all obligations of the debt obligations arising out of the 2004 Refinancing Transactions until (i) an event of default or default has occurred in connection with one or more of the debt obligations, which remains uncured and/or is not otherwise waived, (ii) all amounts owing on the debt obligations that are in default become immediately due and payable, and (iii) all real and personal property, if any, liable for securing the debt obligations that are in default has been exhausted or otherwise disposed of to satisfy the debt obligations.

Tax Reimbursements

Under the terms of the Holding Partnership’s Partnership Agreement, the Holding Partnership is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by us. Tax distributions are based on separate allocations of taxable income of the Holding Partnership. Distributions for the years ended December 31, 2002, 2003, and 2004 were $15,000, $23,000, and $12,000, respectively. Petro’s indebtedness permits it to distribute funds to the Holding Partnership in order to permit the Holding Partnership to meet these obligations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following discussion summarizes the terms of our currently outstanding material debt. You should read the following summary together with the other information and our consolidated financial statements and the notes to those statements contained elsewhere in this prospectus.

Senior Secured Credit Facilities

Our senior secured credit facilities are in an aggregate principal amount of $61.3 million and consist of a four-year revolving credit facility of $40.0 million ($5.0 million of which is restricted to the issuance of letters of credit) and a four-year term loan facility of $21.3 million. Each of the revolving credit facility and term loan facility mature and are due in full on February 9, 2008. Bank of America, N.A. is the syndication agent and Wells Fargo Bank, N.A. is the administrative agent for our existing senior secured credit facilities. As of December 31, 2004 and September 30, 2005, we had no borrowings outstanding on our revolving credit facility and had $21.3 million outstanding on our term loan facility. As of September 30, 2005, we also had $11.2 million in letters of credit outstanding. Our senior secured credit facilities were amended in January 2005 and were amended in July 2005 to permit the acquisition of the Bordentown Junction Truck Stop.

Our senior secured credit facilities mature on February 9, 2008. Our senior secured credit facilities also, in certain circumstances, are required to be prepaid with excess cash flow and proceeds from certain asset sales, debt and equity issuances, and insurance claims subject to certain reinvestment rights. Our senior secured credit facilities are guaranteed by our existing and any future domestic subsidiaries, the Holding Partnership, Petro, Inc., and Petro Holdings Financial Corporation. Our senior secured credit facilities are secured by a first priority lien on all of the limited partnership interests of Petro owned directly by the Holding Partnership and Petro, Inc. and substantially all the assets of Petro and its domestic subsidiaries, including, but not limited to, real property, accounts receivable, inventory, instruments, documents, deposit accounts, investment property, intellectual property, general intangibles, and equipment.

Our senior secured credit facilities contain customary representations and warranties and affirmative and negative covenants including, among others, covenants relating to financial and compliance reporting; covenants restricting Petro and its subsidiaries from incurring debt (including guarantees), creating liens, consummating certain transactions (such as dispositions of assets, mergers, acquisitions, reorganizations, and recapitalizations), making certain investments and loans, making dividends and other distributions (including distributions to the Holding Partnership, to pay interest on the new Holding Partnership notes), and transactions with affiliates. Our senior secured credit facilities will also require Petro to meet certain financial tests including, but not limited to, minimum fixed charge coverage, minimum EBITDA, and maximum leverage ratios.

Our senior secured credit facilities also contain customary events of default including, among others, upon a change of control. An event of default under our senior secured credit facilities will allow the lenders to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the debt under our senior secured credit facilities.

Petro 9% Senior Secured Notes

The new notes offered pursuant to this prospectus will be part of the series of notes designated as 9% senior secured notes due 2012, of which $225 million in aggregate principal amount was issued by Petro and Petro Financial on February 9, 2004 and which have the same material terms as the new notes offered hereby.

Holding Partnership Discount Notes

On February 9, 2004, the Holding Partnership issued approximately $54.4 million amount at maturity of senior third secured discount notes (which we refer to as the Holding Partnership notes) in connection with the refinancing transactions. The collateral for the Holding Partnership notes consists solely of the limited partnership interests that the Holding Partnership owns in us. The Holding Partnership notes mature on April 30, 2014, and accrete in value through April 30, 2009, at a rate of 4.0%, compounded semi-annually, commencing on February 9, 2004. In addition, the Holding Partnership notes also bear cash interest at a rate of 5.0% per annum on the accreted value, commencing on February 9, 2004 through April 30, 2009. Thereafter, the Holding Partnership notes bear cash interest at a rate of 12.5% per annum until maturity. Cash interest is payable semi-annually in arrears on April 30 and October 31 of each year, beginning on April 30, 2004. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. These notes contain covenants restricting certain actions by the Holding Partnership and us.

The Holding Partnership notes may be redeemed, in whole or in part, at any time, and from time to time, upon not less than 30 nor more than 60 days’ notice, at the following prices: (i) 100% of the accreted value of the notes, plus any accrued and unpaid interest if the redemption date is on or prior to April 30, 2009 or (ii) 100% of the principal amount at stated maturity plus accrued interest, if any, to the redemption date if the redemption date is on or after May 1, 2009.

Contingent Liability for Self Insurance

We are partially self-insured, paying our own employment practices, general liability, workers’ compensation, and group health benefit claims, up to stop-loss amounts ranging from $100,000 to $250,000 on a per-occurrence basis. Provisions established under these partial self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, based on claims history. The most significant risk of this methodology is its dependence on claims history, which is not always indicative of future claims. Revisions of estimates based on historical claims data have the effect of increasing or decreasing the related required provisions and thus may impact our net income (loss) for the period. If our estimates are inaccurate, our expenses and net income (loss) will be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. For the year ended December 31, 2004, aggregated provisions amounted to approximately $9.0 million. For the year ended December 31, 2004, we paid approximately $8.6 million on claims related to these partial self-insurance programs. At December 31, 2004 and September 30, 2005, the aggregated liability was approximately $7.8 million and $10.1 million, respectively, which we believe is adequate to cover both reported and incurred but not reported claims.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Holding Partnership directly and indirectly is the owner of approximately 99.5% of the partnership interests of the Operating Partnership, with the remaining 0.5% owned by Petro, Inc. (an entity controlled by J.A. Cardwell, Sr.), and James A. Cardwell, Jr. The Operating Partnership has only one class of partnership interests, designated common partnership interests. The following table sets forth certain information regarding beneficial ownership of the Operating Partnership’s partnership interests by the general partner, each limited partner who owns more than 5% of the Operating Partnership’s partnership interests, each director who beneficially owns partnership interests, each executive officer who beneficially owns partnership interests, and all directors and executive officers of the Operating Partnership as a group. Except as discussed in the footnotes to the table, each partner listed below has informed us that it has (1) sole voting and investment power with respect to its partnership interests, except to the extent that authority is shared by spouses under applicable law, and (2) record and beneficial ownership with respect to such partner’s partnership interests.

Name and Address	Type of Interest	Percentage of Class
J.A. Cardwell, Sr. 6080 Surety Drive El Paso, Texas 79905	General Partner	0.2537	%(1)

Petro Stopping Centers Holdings, L.P. 6080 Surety Drive El Paso, Texas 79905	Limited Partner	99.4926	%(2)

James A. Cardwell, Jr. 6080 Surety Drive El Paso, Texas 79905	Limited Partner	0.2537%

All directors and officers as a group		0.5074%

(1)	Represents partnership interests owned of record by Petro, Inc. Petro, Inc. is a wholly owned subsidiary of Nevada Trio, Inc., a Nevada corporation, which is wholly owned by Card Partners, L.P., a Texas limited partnership of which Texas Mec, Inc., a Texas corporation, is the general partner. J.A. Cardwell, Sr. is the sole shareholder of Texas Mec, Inc. Accordingly, J.A. Cardwell, Sr. may be deemed to have beneficial ownership of the partnership interests owned by Petro, Inc.
(2)	Petro Stopping Centers Holdings, L.P., a Delaware limited partnership, was formed on July 23, 1999 as a holding partnership and conducts substantially all of its operations through the Operating Partnership, which holds the operating assets of the Holding Partnership. The common limited partnership interests of the Holding Partnership are owned by the Cardwell Group (approximately 51.7%), Volvo Petro Holdings LLC (approximately 28.7%), Mobil Long Haul (approximately 9.7%), and Petro Warrant Holdings Corporation (approximately 10.0%). In addition to the common limited partnership interests, convertible preferred limited partnership interests are owned by Mobil Long Haul ($5.0 million) and preferred limited partnership interests are owned by Mobil Long Haul ($12.0 million) and the Cardwell Group ($7.6 million), which are entitled to cumulative preferred returns at the rate of 12.0% per annum, 9.5% per annum and 8.0% per annum, respectively. Note, percentages do not equal 100% due to rounding.

DESCRIPTION OF NOTES

Petro Stopping Centers, L.P. and Petro Financial Corporation issued the outstanding notes and will issue the new notes (for purposes of this section of the prospectus, the outstanding notes and the new notes are referred to as the “Additional Notes”) under the Indenture, dated as of February 9, 2004, among Petro Stopping Centers, L.P. and Petro Financial Corporation, as issuers, the guarantors party thereto, and The Bank of New York, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of February 9, 2004 (as supplemented, the “Indenture”). The Additional Notes are part of the series of notes designated as 9% senior secured notes due 2012, of which $225.0 million in aggregate principal amount was issued on February 9, 2004 (the “Prior Issued Notes,” and together with the Additional Notes, for purposes of this section of the prospectus, the “Notes”).

Except as otherwise indicated below, the following summary applies to both the new notes and the outstanding notes and the term “Additional Notes” applies to both the new notes and the outstanding notes, unless otherwise indicated. The terms of the new notes and the outstanding notes are identical in all material respects, except that the new notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

Any outstanding notes that remain outstanding after the exchange offer, together with new notes issued in the exchange offer, will be treated as a single series under the indenture for voting purposes.

The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description of the Indenture or the Notes, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Unless otherwise indicated, references under this caption to Sections or Articles are references to sections and articles of the Indenture. A copy of the Indenture is available upon request from the Company. For purposes of this section of this prospectus, references to the “Company” or “PFC” shall mean Petro Stopping Centers, L.P. or Petro Financial Corporation, respectively, without their subsidiaries; references to the “Issuers” shall mean the Company and PFC, and references to an “Issuer” shall mean the Company or PFC.

General

The Notes will mature on February 15, 2012. The Additional Notes are part of the same series of notes as the Prior Issued Notes, and $250.0 million in aggregate principal amount of such series is currently outstanding, consisting of $225.0 million of Prior Issued Notes and $25.0 million of outstanding notes. The Indenture does not permit the Issuers to issue any additional notes under the Indenture, except for exchanges and replacements of Notes issued under the Indenture to the extent permitted by the terms of the Indenture.

The Additional Notes are secured, equally and ratably with the Prior Issued Notes, by the Second Priority Liens on the Collateral described below under the caption “—Collateral.”

Each Note will bear interest, payable semi-annually on February 15 and August 15 of each year, with the next interest payment date being February 15, 2006, to the Person in whose name the Note is registered at the close of business on the February 1 or August 1 next preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Issuers in The City of New York maintained for such purposes, which, initially, will be the office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Parent Guarantees

The Issuers’ obligations under the Notes are guaranteed on a senior second secured basis by the Parent Guarantors (the “Parent Guarantees”). The Parent Guarantees rank pari passu in right of payment with all existing and future unsubordinated Debt of the Parent Guarantors, but are subordinated to the First Priority Lien Obligations to the extent of the collateral securing the First Priority Lien Obligations.

Guarantees by All Subsidiaries

The Notes are guaranteed, on a full, joint and several, and senior second secured basis, by the Subsidiary Guarantors (the “Subsidiary Guarantees”). Such Subsidiary Guarantees are senior obligations of each Subsidiary Guarantor and rank pari passu with all existing and future senior Debt of such Subsidiary Guarantor and senior to all subordinated Debt of such Subsidiary Guarantor. The Indenture provides that the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under the Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of our subsidiaries (other than Petro Financial Corporation) may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.

The Parent Guarantees and the Subsidiary Guarantees are referred to collectively herein as “Note Guarantees.” The Parent Guarantors and the Subsidiary Guarantors are referred to collectively herein as “Guarantors.” The Indenture provides that in the event of a sale or other transfer or disposition of all of the Capital Interests in any Subsidiary Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Interests of a Subsidiary Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then such Subsidiary Guarantor (or the Person concurrently acquiring such assets of such Subsidiary Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its Note Guarantee, as evidenced by a supplemental indenture or other appropriate instrument executed by the Issuers, the Guarantors, if any, and the Trustee, without any further action on the part of the Trustee or any Holder; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the “Limitation on Asset Sales” covenant.

Ranking

Ranking of the Notes

The Notes are senior second secured obligations of the Issuers. As a result, the Notes:

•	rank equally with all existing and future unsubordinated Debt of the Issuers; and

•	rank senior in right of payment to all existing and future subordinated Debt of the Issuers.

The Notes are secured by second priority Liens, subject to certain exceptions (the “Second Priority Liens”) on the Collateral. As a result, the Notes are effectively (a) junior to any Debt of the Issuers which either is (i) secured by the First Priority Liens or (ii) secured by assets which are not part of the Collateral securing the Notes, in each case, to the extent of the value of such assets and (b) pari passu with (i) up to $15.0 million of trade debt secured by the Second Priority Liens and (ii) any Permitted Additional Second Priority Lien Obligations.

The Debt Incurred under the senior secured credit facilities is secured by substantially all of the Company’s assets and all of the partnership interests that Petro Holdings holds in the Company, guaranteed by the Parent Guarantors and Petro, Inc., and guaranteed by the Company’s Subsidiaries, which guarantees in turn are secured by substantially all of such Subsidiaries’ assets. Accordingly, while the Notes rank equally in right of payment with the Debt Incurred under the Credit Agreement and all other liabilities not expressly subordinated by their terms to the Notes, the Notes are effectively subordinated to the Debt outstanding under the Credit Agreement, to the extent of the value of the assets securing such Debt.

After giving effect to the issuance of the outstanding notes, as of September 30, 2005, the Company and its Subsidiaries had $271.3 million of debt, including $21.3 million of debt outstanding under the Credit Agreement, which was secured by the First Priority Liens. The Company also had $11.2 million in letters of credit outstanding, which were secured by the First Priority Liens. In addition, the Company had $28.8 million of borrowings available under the revolver portion of the Credit Agreement, subject to certain conditions, which were secured by the First Priority Liens.

Ranking of the Subsidiary Guarantees

Each Subsidiary Guarantee is a secured obligation of the Subsidiary Guarantor. As such, each Subsidiary Guarantee:

•	ranks equally with all existing and future unsubordinated Debt of the Subsidiary Guarantor;

•	ranks senior in right of payment to all future subordinated Debt of the Subsidiary Guarantor, if any; and

•	ranks junior to the First Priority Lien Obligations guaranteed by the Subsidiary Guarantor, to the extent of the value of the Subsidiary Guarantor’s assets securing such First Priority Lien Obligations.

Ranking of the Parent Guarantees

Each Parent Guarantee is a secured obligation of the Parent Guarantor. As such, each Parent Guarantee:

•	ranks equally with all existing and future unsubordinated Debt of the Parent Guarantor;

•	ranks senior in right of payment to all future subordinated Debt of the Parent Guarantor, if any;

•	ranks junior to the First Priority Lien Obligations guaranteed by the Parent Guarantor, to the extent of the value of the Parent Guarantor’s assets securing such First Priority Lien Obligations; and

•	ranks senior to the Third Priority Lien Obligations that are direct obligations of the Parent Guarantors, to the extent of the value of the Parent Guarantors’ assets securing the Second Priority Lien Obligations.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Collateral

The Notes are secured by the Second Priority Liens, granted by the Issuers and any current or future Restricted Subsidiary on the following assets of the Company and any Restricted Subsidiary (whether now owned or hereafter arising or acquired) to the extent such assets secure Debt Incurred under the Credit Agreement (collectively, the “Collateral”):

(1) substantially all of the Company’s and each Restricted Subsidiary’s property and assets, other than Excluded Collateral (as defined below), including, without limitation: real estate, receivables, contracts, inventory, cash and cash accounts, equipment, intellectual property, chattel paper, supporting obligations, general intangibles, and proceeds and products from any and all of the foregoing; and

(2) all of the limited partnership interests that Petro Holdings directly holds in the Company and all of the general partnership interests that Petro, Inc. directly holds in the Company (the “Petro Holding Collateral”).

The Collateral does not include the Excluded Collateral (as defined below).

The Collateral is pledged to the Collateral Agent, for the benefit of (1) on a first priority basis, the holders of the First Priority Lien Obligations, (2) on a second priority basis, the Trustee and the holders of the Second Priority Lien Obligations, and (3) on a third priority basis, the holders of the Third Priority Lien Obligations to the extent of the Petro Holding Collateral. The Second Priority Liens are subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens have been paid in full in cash in accordance with the terms thereof. The Second Priority Liens are also subject and subordinate to certain Permitted Liens, including those granted to third parties on or prior to the Closing Date. The persons holding such Liens may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral. The Third Priority Liens are subject and subordinate to the First Priority Liens and the Second Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Third Priority Liens until all obligations in respect of the First Priority Liens and the Second Priority Liens have been paid in full in cash in accordance with the terms thereof.

The Security Documents provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the Trustee or the Holders of any Notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Trustee nor the Holders of the Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens. To the extent that the holders of the First Priority Liens release their First Priority Liens on all or a portion of the Collateral, the Second Priority Liens on such portion of the Collateral will likewise be automatically released.

In addition, to the extent that the holders of the First Priority Liens elect not to perfect their security interest in certain assets, the Second Priority Lien will not be perfected to these rights. See “Risk Factors—Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the presence of certain pari passu or junior lienholders.”

At such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens will also be automatically released to the same extent; provided, however, that (a) in the case of clause (1) of this sentence, in the event that an Event of Default under the Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral and, thereafter, the Trustee (acting at the direction of the Holders of a majority of outstanding principal amount of Notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but, in such event, the Second Priority

Liens will be released when such Event of Default and all other Events of Default under the Indenture cease to exist), and (b) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the Notes will then be secured by the Second Priority Liens on such Collateral, to the same extent provided pursuant to the Security Documents. If the Company subsequently Incurs obligations under the Credit Agreement or other First Priority Lien Obligations which are secured by assets of the Company and its Restricted Subsidiaries of the type constituting Collateral, then the Notes and other holders of Second Priority Lien Obligations will be secured at such time by a Second Priority Lien on the collateral securing such First Priority Lien Obligations, other than the Excluded Collateral, to the same extent provided by the Security Documents. Notwithstanding the forgoing, the Second Priority Liens shall not be released pursuant to this paragraph unless, on the date of such release after giving pro forma effect to the events referred to in clause (1) or (2) above (as applicable), the Company has a positive Pari Passu Debt to EBITDA Ratio of equal to or less than 4.00:1.00. See “Risk Factors—Holders of the notes will not control decisions regarding collateral.”

In addition, the Security Documents provide that, so long as the First Priority Lien Obligations are outstanding, the holders of the First Priority Liens may change, waive, modify, or vary the Security Documents; provided that any such change, waiver, modification or variance materially adversely affecting the rights of the Holders of the Notes (and not the holders of the First Priority Liens or any other secured creditors in a like or similar manner) will require the consent of the Trustee (acting at the direction of Holders of a majority of the aggregate principal amount of Notes outstanding); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may (1) direct the Collateral Agent to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders of the Notes and (2) agree to modify the Security Documents, without the consent of the Holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture. See “Risk Factors—Holders of the notes will not control decisions regarding collateral.”

The holders of the First Priority Liens will receive all proceeds from any realization on the Collateral until the First Priority Lien Obligations are paid in full in cash in accordance with the terms thereof. Proceeds realized by the Collateral Agent from the Collateral will be applied:

•	first, to amounts owing to the Collateral Agent in its capacity as Collateral Agent;

•	second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

•	third, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

•	fourth, to amounts owing to the Holders of the Notes and other holders of the Second Priority Lien Obligations in accordance with the terms of the Indenture;

•	fifth, to amounts owing to holders of the Third Priority Liens to the extent of any remaining value that exists in the Collateral securing such Liens; and

•	sixth, to the Issuers and/or other persons entitled thereto.

Subject to the terms of the Security Documents, the Company and the Restricted Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations, and cash equivalents constituting part of the Collateral, to the extent deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest, and dispose of any income therefrom.

There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all obligations owed to the holders of the First Priority Liens would be sufficient to satisfy the obligations owed to the Holders of the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value.

See “Risk Factors—Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings” and “Risk Factors—The appraised value of the collateral is based on many assumptions and may be significantly less than the realizable value of the collateral.”

Optional Redemption

The Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after February 15, 2008, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning February 15, of the years indicated:

Year	Redemption Price
2008	104.50%
2009	102.25%
2010 and thereafter	100.00%

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to February 15, 2007, the Issuers may, with the net proceeds of one or more Public Equity Offerings of Qualified Capital Interests, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a Redemption Price (expressed as a percentage of the principal amount to be redeemed) of 109%, plus accrued interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date); provided that at least 65% of the principal amount of Notes originally issued on the issue date remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, by lot, pro rata or by any other method the Trustee shall deem appropriate.

Change of Control

Upon the occurrence of a Change of Control, the Issuers will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuers commence an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Issuers to effect such Offer to Purchase, so long as the Issuers have used and continue to use their best efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance how a court interpreting New York law would interpret the phrase.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Issuers or their Affiliates, or a transaction involving a recapitalization of either Issuer, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement, and Waiver.”

The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and other securities laws or regulations in connection with any repurchase of the Notes as described above.

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times, and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt), unless, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Interest Coverage Ratio of the Company and its Restricted Subsidiaries for the last four fiscal quarters for which financial information is available at the date of determination (the “Specified Period”), determined on a pro forma basis as if any such Debt, and any other Debt Incurred since the beginning of the Specified Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Specified Period, and any other Debt repaid since the beginning of the Specified Period had been repaid at the beginning of the Specified Period, would be greater than 2.0:1 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

If, during the Specified Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or acquisition or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, EBITDA and Adjusted Interest Expense for the Specified Period shall be calculated on a pro forma basis giving effect to such Asset Sale or acquisition or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or acquisition or designation had occurred on the first day of the Specified Period.

If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Specified Period) to the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and the inclusion, in EBITDA, of the EBITDA of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, (x) the first $25.0 million of Debt Incurred under the Credit Agreement on February 9, 2004 shall be treated as Incurred pursuant to clause (i)(b) of the definition of “Permitted Debt,” (y) Guarantees, Liens, or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitations on Liens” covenant shall not be treated as Debt. For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above (other than Debt referred to in clause (x) of the preceding sentence), including under part (a) in the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.

The Issuers and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Operating Leases

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any operating lease of a Stopping Center, as lessee, except:

(i) operating leases that comply with the “Limitation on Sale and Leaseback Transactions” covenant;

(ii) extensions or amendments of existing leases to the extent such extensions or amendments relate to Stopping Centers being leased by the Company or any Restricted Subsidiary on February 9, 2004; and

(iii) leases that, in aggregate, together with other such operating leases of a Stopping Center (other than leases described in clauses (i) or (ii) above) entered into after February 9, 2004, do not require payments to the lessor or any Affiliate thereof in any year in excess of $10.0 million; provided that the Company and its Restricted Subsidiaries will not, in any year, enter into any such operating leases that require, in the aggregate, payments in any year in excess of $2.5 million.

Limitations on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after February 9, 2004 shall not exceed the sum (without duplication) of

(1) 50% of the Adjusted Net Income (or, if Adjusted Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter after which the initial issuance of the Notes occurred and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net cash proceeds received by the Company subsequent to the initial issuance of the Notes from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company issued after the initial issuance of the Notes, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests, plus

(3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the date of the initial issuance of the Notes, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans or advances (but only to the extent such interest, dividends or repayments are not included in the calculation of Adjusted Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with the Indenture, not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that with respect to clauses (ii), (iii), (iv), (vi), (viii) and (ix) below, immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii) the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company that is subordinate in right of payment to the Notes out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of new subordinated Debt of the Company Incurred in accordance with the Indenture;

(iv) payments due under the Permitted Affiliate Agreements that would otherwise constitute Restricted Payments (other than pursuant to clause (v) below);

(v) cash distributions by the Company to its partners on its Capital Interests, for so long as it is organized as a partnership or other substantially similar pass-through entity for federal income tax purposes, in aggregate amounts not exceeding the aggregate amount of Permitted Tax Distributions accrued on or after January 1, 2003;

(vi) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or Petro Holdings held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $1.0 million in any fiscal year;

(vii) Guarantees included in Permitted Debt;

(viii) the payment of dividends or distributions on Capital Interests in the Company to Petro Holdings (a) in an amount not to exceed the Applicable Petro Holding Cash Payments; provided that the proceeds of such dividends or distributions are used promptly to pay obligations on the Petro Holding Notes and the Petro Holdings 15% Notes and (b) in an amount not to exceed $300,000 in any fiscal year; provided that the proceeds of such dividends or distributions are used to pay administrative expenses of Petro Holdings;

(ix) Restricted Payments not in excess of $3.0 million; and

(x) payments and distributions to consummate the Transactions.

The actions described in clauses (i), (ii), (iv), (vi), (viii)(a) and (ix) of the immediately preceding paragraph shall reduce, but without duplication, the amount that would otherwise be available for Restricted Payments under clause (c) of the first paragraph under this “Limitations on Restricted Payments” covenant.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Adjusted Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitations on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitations on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind on or with respect to the Collateral except Permitted Liens, the First Priority Liens to secure the First Priority Lien Obligations, the Second Priority Liens to secure the Second Priority Lien Obligations, and the Third Priority Liens to secure the Third Priority Lien Obligations.

Subject to the immediately preceding paragraph, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except the Collateral without securing the Notes and all other amounts due under the Indenture (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien or, if such Lien secures a First Priority Obligation, without securing the Notes and all other amounts due under the Indenture on a second priority basis.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or

other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except:

(a) any encumbrance or restriction in existence on February 9, 2004, including those required by the Credit Agreement;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after February 9, 2004, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such agreements in the good faith judgment of the Board of Directors of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property.

Nothing contained in this “Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the Indenture.

Limitation on Issuance and Sale of Capital Interests in Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Capital Interest of a Restricted Subsidiary (including options, warrants or other rights to purchase such Capital Interest) except (i) to the Company or a Wholly-Owned Restricted Subsidiary; (ii) issuances of director’s qualifying shares; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided that any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant, if made on the date of such issuance or sale, and (iv) issuances or sales of Common Interests, the net cash proceeds of which are applied pursuant to clause (iii)(A) or (iii)(B) of the “Limitation on Asset Sales” covenant or will constitute Excess Proceeds or Collateral Excess Proceeds for purposes of such covenant.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the property or assets sold or otherwise disposed of;

(ii) at least 85% of the consideration received by the Company or such Restricted Subsidiary for such property or assets consists of cash or Eligible Cash Equivalents; provided that the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than (x) contingent liabilities and liabilities that are by their terms subordinate to the Notes or any Guarantee thereof by any Restricted Subsidiary and (y) unsecured liabilities) that are assumed in writing by the transferee of any such assets (and for which the Company receives a written release from the creditors) will be deemed to be cash for the purposes of this clause (ii); and

(iii) the Net Cash Proceeds received by the Company or such Restricted Subsidiary relating to Asset Sales are applied as set forth in clause (A) or (B) in each case to the extent that the Company elects or is so required:

(A) to repay or purchase and reduce outstanding Applicable Debt and, in the case of revolving loans and other similar obligations, reduce the commitment thereunder; provided, however, that such repayment and commitment reduction occurs within 270 days following the receipt of such Net Cash Proceeds; or

(B) to an investment in Replacement Assets; provided, however, that such investment occurs or the Company or such Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 270th day following receipt of such Net Cash Proceeds and Net Cash Proceeds contractually committed are commenced to be so applied within 365 days following the receipt of such Net Cash Proceeds and provided further that, with respect to Asset Sales involving Collateral, such Replacement Assets shall become subject to a Second Priority Lien in favor of the Trustee on behalf of the Holders.

Notwithstanding any provision of this “Limitation on Asset Sales” covenant, Asset Swaps entered into by the Company or any Restricted Subsidiary in the normal course of business shall not be subject to clause (ii) of the immediately preceding sentence.

Any Net Cash Proceeds from any Asset Sale involving Collateral that are not used to reinvest in Replacement Assets or to repay Applicable Debt in accordance with this “Limitation on Asset Sales” covenant shall constitute “Collateral Excess Proceeds.” Any Net Cash Proceeds from any Asset Sale not involving Collateral that are not used to reinvest in Replacement Assets and/or repay Applicable Debt shall constitute “Excess Proceeds.”

When the aggregate amount of Collateral Excess Proceeds exceeds $10.0 million, the Issuers shall make an Offer to Purchase, from all Holders on a pro rata basis, Notes in an aggregate principal amount equal to the Collateral Excess Proceeds, at a Purchase Price in cash equal to 100% of the principal amount thereof, together with accrued interest, if any, to the Purchase Date. To the extent that any amount of Collateral Excess Proceeds remains after completion of such Offer to Purchase, the Company may use such remaining amount for general corporate purposes, and the amount of Collateral Excess Proceeds shall be reset to zero.

When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers shall make an Offer to Purchase, from all Holders on a pro rata basis, Notes in an aggregate principal amount equal to the Excess Proceeds, at a Purchase Price in cash equal to 100% of the principal amount thereof, together with accrued interest, if any, to the Purchase Date; provided, however, that if the Issuers elect (or are required by the terms of any Applicable Debt), such Offer to Purchase may be made ratably to purchase the Notes and such Applicable Debt. To the extent that any amount of Excess Proceeds remains after completion of such Offer to Purchase, the Company may use such remaining amount for general corporate purposes, and the amount of Excess Proceeds shall be reset to zero.

The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in the event that an Offer to Purchase is required.

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Unrestricted Subsidiary or any Affiliate of the Company or any Restricted Subsidiary other than transactions solely among any of the Company and its Restricted Subsidiaries (an “Affiliate Transaction”), unless:

(i) such business, transaction or series of related transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction between unaffiliated parties; and

(ii) with respect to an Affiliate Transaction involving an amount or having a value in excess of $500,000, the Company delivers to the Trustee an Officers’ Certificate stating that such business, transaction or series of related transactions complies with clause (i) above.

In the case of an Affiliate Transaction involving an amount or having a value in excess of $3.0 million but less than or equal to $10.0 million, the Company must obtain a resolution of the Board of Directors (including a majority of Disinterested Directors, if any) certifying that such Affiliate Transaction complies with clause (i) above. In the case of an Affiliate Transaction involving an amount or having a value in excess of $10.0 million, the Company must obtain a written opinion of a nationally recognized investment banking firm or other expert stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b) The foregoing limitation does not limit, and shall not apply to:

(1) any transaction or series of related transactions pursuant to the terms of the Permitted Affiliate Agreements,

(2) Restricted Payments and Permitted Investments permitted under the Indenture and payments made solely in Qualified Capital Interests of the Company that would be Restricted Payments if they were not excluded from the definition of Restricted Payments pursuant to clause (a) of the definition of Restricted Payments,

(3) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors,

(4) the payment of reasonable and customary compensation and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith, and

(5) any transaction pursuant to a written agreement, arrangement or understanding with any Joint Venture Company; provided, however, that any Capital Interest or Debt of such Joint Venture Company that is beneficially owned by an Affiliate of the Company shall only be beneficially owned by the Company or a Wholly-Owned Restricted Subsidiary of the Company.

(c) In addition, for purposes of this “Limitation on Transactions with Affiliates” covenant, any transaction or series of related transactions between the Company or any Restricted Subsidiary and an Affiliate of the Company that is approved by a majority of the Disinterested Directors, if any, shall be deemed to comply with clause (a)(i) above.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries will be permitted to consummate the Transactions and to pay fees in connection with the consummation of the Transactions.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Company,

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with the “Limitation on Incurrence of Debt” covenant contained herein, and

(iii) at or after such time the Company and such Restricted Subsidiary also comply with the “Limitation on Asset Sales” covenant contained herein.

Provision of Financial Information

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent accepted by the SEC and not prohibited under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which it would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if it were subject thereto, such documents to be filed with the SEC on or prior to the respective dates by which the Company would have been required to file them. The Company will also, in the event that filing such documents by the Company with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, promptly upon written request, supply copies of such documents to any prospective Holder.

In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Payments for Consent

Neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary (other than PFC or any Subsidiary holding any of the Collateral) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph under the “Limitation on Incurrence of Debt” covenant; and provided further that the Company could make a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the “Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “Limitations on Liens” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not, and will not permit any Restricted Subsidiary to, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Issuers under the Indenture and (3) shall expressly assume, by documentation specified by, and executed and delivered to, the Trustee (and otherwise acceptable to the Collateral Agent), the due and punctual performance of the covenants and obligations of the Company under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “Limitation on Incurrence of Debt” covenant;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), the Company (or the Surviving Entity if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

(v) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

provided, however, that if, in the good faith determination of the Board of Directors of the Company, (1) the purpose of such transaction is (A) to continue the Company as a corporation or (B) to change the state of organization of the Company or a Restricted Subsidiary and (2) in the good faith opinion of the Board of Directors of the Company, no material adverse effect on the creditworthiness of the Company (or the Surviving Entity if the Company is not continuing) and its Restricted Subsidiaries, taken as a whole, shall result as a consequence of the transaction, then clauses (iii) and (iv) above shall not apply; it being recognized that such reorganization shall not be considered to have a material adverse effect on the creditworthiness of the Company solely because the Surviving Entity is subject to income taxation.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company or PFC, as the case may be, under the Indenture with the same effect as if such Surviving Entity had been named as the Company or PFC therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company or PFC, as the case may be, pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) default in the making of an Offer to Purchase as required by the Indenture;

(4) failure to perform or comply with the Indenture provisions described under “Consolidation, Merger, Conveyance, Lease or Transfer”;

(5) except as permitted by the Indenture, any Guarantee shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company or PFC not to be, in full force and effect and enforceable in accordance with its terms;

(6) default in the performance, or breach, of any covenant or agreement of an Issuer or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) (3), (4) or (5) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(7) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $5.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $5.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(8) the entry against the Company or any Restricted Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $5.0 million by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(9) certain events in bankruptcy, insolvency or reorganization affecting any Issuer, any Significant Subsidiary or any Guarantor; or

(10) unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, default by the Company or any Significant Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, the repudiation or disaffirmation by the Company or any Significant Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Significant Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied).

If an Event of Default (other than an Event of Default specified in clause (9) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (9) above occurs, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement, and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the best interest of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Issuers will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Issuers also are required to notify the Trustee if they become aware of the occurrence of any Default or Event of Default.

Amendment, Supplement, and Waiver

Without the consent of any Holders, the Issuers, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Issuers and the assumption by any such successor of the covenants of the Issuers in the Indenture and in the Notes;

(2) to add to the covenants of the Issuers for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuers;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to secure the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(7) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(8) to comply with any requirements of the SEC in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; or

(9) to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuers, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Issuers to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after or in contemplation of such Change of Control or such Asset Sale,

(4) subordinate, in right of payment, the Notes to any other Debt of the Issuers,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuers), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Issuers and the Guarantors may terminate the obligations under the Indenture when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within 60 days or are to be called for redemption within 60 days (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, on and interest to the Stated Maturity or date of redemption;

(2) the Issuers have paid or caused to be paid all other sums then due and payable under the Indenture by the Issuers; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Issuers may elect, at their option, to have their obligations discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Issuers will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Issuers’ obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Issuers’ right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Issuers may elect, at their option, to have their obligations released with respect to certain covenants, including, without limitation, their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Issuers must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuers have made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuers) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel stating that (A) Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of defeasance, either: (A) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that, based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. government obligations as provided in clause (1) would not constitute a preference voidable under Section 547 or 548 of the federal bankruptcy laws; or (B) no Default or Event of Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day);

(5) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act);

(6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which either of the Issuers is a party or by which it is bound;

(7) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and

(8) the Issuers shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event either Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of such Issuer, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the estate of the bankrupt Issuer. Similar results may apply upon the insolvency of an Issuer during the applicable preference period following the deposit of monies in connection with defeasance.

The Trustee

The Bank of New York, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee from time to time may extend credit to the Issuers in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or PFC, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of its own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of either Issuer under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The new notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form only in the limited circumstances set forth below. See “—Exchange of Book-Entry Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants that have exchanged their outstanding notes for new notes with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, nor the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither of the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither of the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Adjusted Interest Expense” means, for any period, without duplication, an amount equal to the sum of:

(i) the aggregate amount of interest charges (excluding fees and expenses incurred on or prior to February 9, 2004 in connection with the Transactions), whether expensed or capitalized, incurred or accrued by the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments); plus

(ii) to the extent not included in clause (i) above, an amount for such period equal to the sum of:

(A) net costs associated with Swap Contracts and Currency Hedge Obligations (including any amortization of discounts); plus

(B) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or similar facilities paid or accrued, or scheduled to be paid or accrued, during such period; plus

(C) dividends on Preferred Interests and Redeemable Capital Interests (if paid to a Person other than the Company or one of its Restricted Subsidiaries) declared and payable in cash; plus

(D) the portion of any Attributable Debt in respect of any Sale and Leaseback Transaction that is allocable to interest expense (determined as if such lease were treated as a Capital Lease Obligation); plus

(E) to the extent any Debt of any other Person is Guaranteed or secured by the Company or a Restricted Subsidiary in the manner described in clause (ix) of the definition of “Debt,” the aggregate amount of interest expense of such other Person during such period attributable to any such Debt determined in accordance with GAAP; minus

(iii) to the extent included in clause (i) above, any amortization or write-off of deferred financing costs during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt of the Company and its Restricted Subsidiaries prior to the Stated Maturity thereof.

For purposes of calculating Adjusted Interest Expense on a pro forma basis, the interest on Debt bearing a floating rate of interest shall be the interest rate in effect at the time of determination (taking into account on a pro forma basis any Swap Contract applicable to such Debt if such Swap Contract has a remaining term at the date of determination in excess of 12 months).

“Adjusted Net Income” means, for any period, the consolidated net income (or net loss) of the Company and its Restricted Subsidiaries determined in accordance with GAAP for such period minus (to the extent made or reserved) Permitted Tax Distributions, plus any Permitted Tax Distributions repaid to the Company; provided that there shall be excluded therefrom, without duplication:

(i) all items classified as extraordinary, unusual or nonrecurring (including fees and expenses incurred on or prior to February 9, 2004 and write-offs, in each case in connection with the Transactions);

(ii) any net loss or net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period;

(iii) the net income of any Person acquired by the Company or a Restricted Subsidiary thereof in a pooling-of-interests transaction for any period prior to the date of such acquisition;

(iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

(v) gains and, solely in the case of Excluded Collateral, losses in respect of Asset Sales by the Company or its Restricted Subsidiaries;

(vi) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the payment of dividends or distributions to such Person is restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

(vii) with regard to any Restricted Subsidiary all of the Capital Interests which are not owned by the Company or another Restricted Subsidiary, any aggregate net income (or loss) in excess of the Company’s or such other Restricted Subsidiary’s pro rata share of such Restricted Subsidiary’s net income (or loss); and

(viii) any net income or loss from the early extinguishment of Debt.

In computing Adjusted Net Income under clause (c) under the “Limitations on Restricted Payments” covenant, the Company (i) shall use audited financial statements for the portion of the relevant period for which such statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) shall be permitted to rely in good faith for the balance of the relevant period for which audited financial statements are not available on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of the Indenture, the term “Affiliate,” as it relates to the Company, shall include ExxonMobil for so long as ExxonMobil is entitled to designate at least one member of the Board of Directors of the Company or Petro Holdings, and Volvo Trucks for so long as Volvo Trucks is entitled to designate at least one member of the Board of Directors of the Company or Petro Holdings, and shall not include Warrant Holdings. In addition, a Person shall not be deemed an Affiliate solely by virtue of holding Warrants or Warrant Shares.

“Applicable Debt” means:

(1) in respect of Asset Sales involving Collateral, Debt consisting of First Priority Lien Obligations and Debt consisting of Second Priority Lien Obligations;

(2) in respect of Asset Sales not involving Collateral, Pari Passu Debt or Debt of any Subsidiary of the Company; or

(3) in respect of any Asset Sale, any Debt secured by the assets subject to such Asset Sale; provided that the Lien on such assets in favor of the holder of such Debt is not junior to the Lien securing the Notes.

“Applicable Petro Holding Cash Payments” means the amounts of (a) interest payments required to be made under the Petro Holding Notes in accordance with the following payment schedule:

Payment Date	Amount of Cash Interest
April 30, 2004	$0.56 million
October 31, 2004	$1.12 million
April 30, 2005	$1.14 million
October 31, 2005	$1.17 million
April 30, 2006	$1.19 million
October 31, 2006	$1.21 million
April 30, 2007	$1.24 million
October 31, 2007	$1.26 million
April 30, 2008	$1.29 million
October 31, 2008	$1.31 million
April 30, 2009	$1.34 million
October 31, 2009	$3.40 million
April 30, 2010	$3.40 million
October 31, 2010	$3.40 million
April 30, 2011	$3.40 million
October 31, 2011	$3.40 million
April 30, 2012	$3.40 million
October 31, 2012	$3.40 million
April 30, 2013	$3.40 million
October 31, 2013	$3.40 million
April 30, 2014	$3.40 million

and (b) cash interest payments on the Petro Holdings 15% Notes, and principal amounts on the Petro Holdings 15% Notes that are due within one year of the distribution.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any

Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than directors’ qualifying shares);

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed $500,000;

(c) sales of Eligible Cash Equivalents;

(d) the Incurrence of any Lien, to the extent not prohibited by the terms of the Indenture;

(e) sales of Unrestricted Subsidiaries;

(f) any of the Transactions;

(g) contributions of undeveloped real property, including the Excluded Collateral and the Excess Land, owned by the Company or its Restricted Subsidiaries on February 9, 2004, to a Joint Venture Company and other Permitted Investments;

(h) Permitted A/R Arrangements; and

(i) transfers pursuant to Fuel Hedging Obligations.

For purposes of this definition, any series of related transactions that, if effected as single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Swap” means any exchange of property or assets of the Company or any Restricted Subsidiary of the Company for property or assets of a third party which consist of property or assets described in clause (d) of the definition of “Permitted Investments.”

“Attributable Debt” under the Indenture in respect of a Sale and Leaseback Transaction means, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such Sale and Leaseback Transaction and (ii) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its Board of Directors; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such Person, to the extent such obligations are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease (or other Debt arrangement) prior to the first date upon which such lease (or other Debt arrangement) may be terminated by the user of such real or personal property without payment of a penalty, and the amount of any Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cardwell Group” means J.A. Cardwell, Sr., James A. Cardwell, Jr., and their respective spouses, lineal descendents, estates, Affiliates, including Petro Inc. (a corporation controlled by J.A. Cardwell, Sr.) and JAJCO II, Inc. (a company wholly owned by James A. Cardwell, Jr.), and any entity to which any of the above pledge their Capital Interests in Petro Holdings.

“Change of Control” means the occurrence of any of the following events:

(1) prior to a Public Equity Offering:

(a) the Permitted Holders cease to be the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate, of a majority of the Common Interests in Petro Holdings, whether as a result of issuance of securities of Petro Holdings or any parent company of Petro Holdings, any merger, consolidation, liquidation or dissolution of Petro Holdings, any direct or indirect transfer of securities by Petro Holdings or otherwise, or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders has the power or right to designate a majority of the members of Petro Holdings’ Board of Directors; or

(c) the Cardwell Group owns directly or indirectly (including as the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1)(c) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) a smaller percentage of the Common Interests in Petro Holdings than are held, directly or indirectly (including as the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), by either (i) any of the Permitted Holders other than the Cardwell Group (individually, and not with the beneficial ownership attribution of any other Permitted Holder) or (ii) any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or any “group” that includes Permitted Holders); or

(d) Petro Holdings ceases to own directly or indirectly (including as the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1)(d) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) at least 98.5% of the Capital Interests of the Company.

(2) after the consummation of a Public Equity Offering:

(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (2) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the Common Interests in Petro Holdings, and (ii) the Permitted Holders “beneficially own” (as defined in this clause (2)), directly or indirectly, in the aggregate a lesser percentage of the total Common Interests of Petro Holdings than such other person or group; or

(b) Petro Holdings ceases to own directly or indirectly (including as the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (2)(b) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) at least 98.5% of the Capital Interests of the Company; or

(c) after the consummation of a Public Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Petro Holdings (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Petro Holdings was approved by a vote of a majority of the directors of Petro Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute 66 2/3% of Petro Holdings’ Board of Directors then in office; or

(d) Petro Holdings sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a Person other than a Restricted Subsidiary of Petro Holdings or a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means the Trustee or other financial institution or entity which, in the determination of the Issuers is acceptable and may include, without limitation, an entity affiliated with the underwriters, any lenders or an entity affiliated with the lenders under the Credit Agreement, the trustee under the Petro Holdings Secured Notes Indenture or an affiliate thereof.

“Company” means Petro Stopping Centers, L.P. and any successor.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Consolidated Net Worth” of the Company means, as of any date, the aggregate of capital, surplus and retained earnings of the Company and Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, less all amounts, if any, attributable to Redeemable Capital Interests in such Person.

“Credit Agreement” means one or more secured or unsecured credit agreements providing, inter alia, for revolving credit loans, term loans and/or letters of credit between the Company and/or any Subsidiary and one or more lenders, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

“Currency Hedge Obligations” means the obligations of a Person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates on Debt permitted under the Indenture.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, and whether or not contingent, the following: (i) all indebtedness of such Person for money borrowed, excluding any trade payables, other current liabilities incurred in the normal course of business and any liability for federal, state or local income taxes or other taxes owed by such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Currency Hedge Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) Permitted A/R Arrangements shall be deemed not to be Debt; (e) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Company.

“EBITDA” means, with respect to the Company and its Restricted Subsidiaries, for any period, the sum of Adjusted Net Income plus, to the extent reflected in Adjusted Net Income for such period from which Adjusted Net Income is determined, without duplication, (i) Adjusted Interest Expense, (ii) income tax expense (or Permitted Tax Distributions in lieu thereof), (iii) depreciation expense, (iv) amortization expense, (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its Stated Maturity and (vi) any other non-cash items reducing Adjusted Net Income; minus any non-cash items increasing Adjusted Net Income.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 90 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within 90 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi).

“Excess Land” means excess land located at Stopping Centers that is not being utilized by the Stopping Centers.

“Excluded Collateral” means Excluded Property, five pieces of specified undeveloped property located in Green River, Wyoming; Marianna, Florida; Cordele, Georgia; Columbia (Knowlton Township), New Jersey; and Hermiston, Oregon, unappraised leasehold property, insurance policies, permits, commercial tort claims, letter of credit rights, and any other property or assets not securing a Credit Agreement.

“Excluded Property” means (a) any owned real or personal property which is located outside of the United States unless required by the holders of the First Priority Lien Obligations, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code (the “UCC”) or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless required by the holders of the First Priority Lien Obligations, (c) any property which is subject to a Lien permitted under the Indenture pursuant to documents which prohibit the granting of any other Liens in such property and (d) any lease, license or other contract if the grant of a Lien in such lease, license or contract in the manner contemplated by the Indenture is prohibited by the terms of such lease, license or contract and would result in the termination of such lease, license or contract, but only to the extent that (i) after reasonable efforts, consent from the relevant party or parties has not been obtained and (ii) any such prohibition is ineffective pursuant to the UCC or any other applicable law (including bankruptcy laws) or principles of equity; provided, however, that “Excluded Property” shall not include any such Property described in clause (a), (b), (c) or (d) as to which the holders of the First Priority Liens have required, in a written notice to the Company, the creation of a Lien as security for the First Priority Lien Obligations.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“ExxonMobil” means Mobil Long Haul, Inc., an affiliate of Exxon Mobil Corporation, and its Affiliates.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors.

“First Priority Lien Obligations” means Debt and other obligations incurred under clauses (i), (viii), (ix) and (xiii) of the definition of “Permitted Debt.”

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“Franchisee Receivables” means fuel, lube, repair and other receivables purchased by the Company or any Restricted Subsidiary from any of their franchisees, licensees or third party contractors operating a Stopping Center affiliated with the Company’s network of Stopping Centers.

“Fuel Hedging Obligations” means the obligations of a Person pursuant to fuel price swap, fuel price cap, fuel price collar and fuel price floor and similar agreements and hedging obligations and arrangements, in the normal course of business, designed to protect against or manage such Person’s exposure to fluctuations in fuel prices.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings that correspond to the foregoing).

“Guarantors” means each of:

(a) The Parent Guarantors; and

(b) The Subsidiary Guarantors;

and their respective successor and assigns.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (i) EBITDA to (ii) Adjusted Interest Expense, in both cases for the Specified Period.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a “keep well” with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Joint Venture Company” means any Person in which the Company or any Wholly-Owned Restricted Subsidiary makes an investment and which Person is engaged in the business of Stopping Centers or businesses associated with Stopping Centers.

“Lien” means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person, and Permitted Tax Distributions attributable thereto; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuers by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Issuers shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuers or, at the Issuers’ request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Issuers for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that, unless the Issuers default in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuers or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuers (or their paying agent) receive, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and

(12) that, in the case of any Holder whose Note is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Parent Guarantors” means Petro Holdings, Petro, Inc., Petro Holdings Financial Corporation, and any other parent guarantor under the Credit Agreement.

“Pari Passu Debt” means any unsubordinated Debt of the Company (other than any Debt owed to any Subsidiary of the Company).

“Pari Passu Debt to EBITDA Ratio” means the ratio of the total amount of the Pari Passu Debt, including the Notes, outstanding on the date of determination to EBITDA of the Company and its Restricted Subsidiaries for the Specified Period, determined on a pro forma basis as set forth under the “Limitation on Incurrence of Debt” covenant.

“Permitted Additional Second Priority Lien Obligations” means any Debt secured by a Second Priority Lien; provided that immediately after giving effect to the Incurrence of such Debt and the receipt and applications of the proceeds therefrom, the ratio of the total amount of the First Priority Lien Obligations and Second Priority Lien Obligations outstanding on the date such Debt is Incurred to EBITDA of the Company and its Restricted Subsidiaries for the Specified Period, determined on a pro forma basis as set forth under the “Limitation on Incurrence of Debt” covenant, would be positive, but equal to or less than 4.00:1.00.

“Permitted Affiliate Agreements” means (A) the agreements between and among the Company, any Restricted Subsidiary and any of the Cardwell Group, ExxonMobil and Volvo, described in Item 13 of our Form 10-K for the year ended December 31, 2002 or as an Exhibit to such 10-K or in Item 2 of our Form 10-Q for the quarter ended September 30, 2003 filed with the SEC or as an Exhibit to such 10-Q, (B) the ExxonMobil supply agreements described in the Offering Memorandum for the Prior Issued Notes, including any amendment thereto through February 9, 2004 and any related agreements (including the Security Agreement), and (c) agreements entered into in connection with the Transactions, in each case as such agreements are in effect on February 9, 2004 and as the same may be amended or extended subject only to the provisions of sections (a)(i) and (c) of the covenant described under “Transactions with Affiliates.”

“Permitted A/R Arrangements” means the type of credit card related accounts receivable arrangements that are subject to the Agreement between Comdata Network, Inc and Petro Stopping Centers, L.P. dated March 3, 1999, as amended on November 19, 2002 and as amended through February 9, 2004.

“Permitted Debt” means

(i) Debt Incurred pursuant to any Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) the greater of (A) $25.0 million and (B) 85% of account receivables plus 60% of inventory shown on the balance sheet most recently filed under the “Provision of Financial Information” covenant (which may, inter alia, be Incurred under a revolving credit agreement), plus (b) $25.0 million (which may, inter alia, be Incurred as a term loan), less (in the case of this clause (b)) the aggregate amount of all repayments (other than in connection with a refinancing) thereof, including all Net Cash Proceeds from any Asset Sale, that have been applied to reduce the outstanding amount of Debt under such Credit Agreement borrowed under this clause (i)(b);

(ii) Debt outstanding under the Notes and contribution, indemnification and reimbursement obligations owed by any Issuer or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii) Guarantees of the Notes;

(iv) Debt of the Company or any Restricted Subsidiary outstanding on February 9, 2004;

(v) Debt owed to and held by the Company or a Wholly-Owned Restricted Subsidiary;

(vi) Guarantees of Debt of a Subsidiary of the Company Incurred by the Company that are in the normal course of business;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(viii) Debt in respect of performance, surety or appeal bonds or letters of credit, in each case for purposes consistent with the Company’s past practice;

(ix) Debt under Swap Contracts, Currency Hedge Obligations and Treasury Management Agreements;

(x) Debt owed by the Company to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by a Restricted Subsidiary, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture;

(xi) Debt Incurred, to the extent the net proceeds thereof are promptly (A) used to pay for Notes tendered pursuant to an Offer to Purchase in connection with a Change of Control, provided that (a) the principal amount of such Debt does not exceed the principal of the Notes purchased (plus the amount of reasonable expenses incurred in connection therewith, including the applicable purchase premium, but excluding accrued interest, if any) and (b) such Debt (1) has an Average Life to Stated Maturity at least equal to or greater than the remaining Average Life to Stated Maturity of the Notes and (2) does not mature prior to the Stated Maturity of the Notes, or (B) deposited to defease or discharge the Notes as described under “Satisfaction and Discharge of the Indenture; Defeasance;”

(xii) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt under this clause, provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $10.0 million in the aggregate;

(xiii) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $10.0 million at any time outstanding, which Debt may be Incurred under a Credit Agreement; and

(xiv) Refinancing Debt.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xiv) of this definition of “Permitted Debt.”

“Permitted Holders” means (i) Volvo, (ii) ExxonMobil, and (iii) the Cardwell Group.

“Permitted Investments” means:

(a) Investments in existence on February 9, 2004;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on February 9, 2004, to make such Investments;

(c) Eligible Cash Equivalents;

(d) Investments in property and other assets, including Stopping Centers and Franchisee Receivables, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiaries;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Loans and advances to employees made in the ordinary course of business in an amount not to exceed $750,000 in the aggregate at any time outstanding;

(h) Swap Contracts and Currency Hedge Obligations;

(i) Non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under the “Limitations on Asset Sales” covenant;

(j) Fuel Hedging Obligations Incurred in the normal course of business;

(k) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(l) Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $5.0 million at any one time outstanding;

(m) Investments by the Company or any Restricted Subsidiary in connection with employee deferred compensation programs; and

(n) Investments by the Company or any Restricted Subsidiary consisting of undeveloped real property, including Excluded Collateral and Excess Land, owned by the Company on February 9, 2004.

“Permitted Liens” means:

(a) Liens existing on February 9, 2004;

(b) First Priority Liens;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d) any statutory warehousemen’s, materialmen’s, landlord’s or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) any title exception, easement, right-of-way, lease, sub-lease or other similar Lien that does not materially impair the use or value of the property subject thereto in its use in the business of the Company or a Restricted Subsidiary thereof;

(f) Liens on property or other assets (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code in connection with a “plan” (as defined in ERISA) (other than any Lien imposed in connection with the Company’s 401(k) Plan) or (iv) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Restricted Subsidiary to the Company or a Restricted Subsidiary thereof or a Guarantee of Debt of the Company or a Restricted Subsidiary;

(i) other Liens incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets that do not materially impair the use or value of the property subject thereto in its use in the business of the Company or such Restricted Subsidiary;

(j) Liens securing obligations under Swap Contracts, Currency Hedge Obligations and Fuel Hedging Obligations Incurred in connection with managing interest or currency risk resulting from or related to a Credit Agreement;

(k) Liens (including extensions and renewals thereof) upon real or personal property or any other asset acquired after February 9, 2004; provided that (i) such Lien is created solely for the purpose of securing Debt Incurred, in accordance with the “Limitation on Debt” covenant, (A) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (B) to refinance any Debt so Incurred, or (C) as Interest Rate Agreements and Currency Agreements relating solely to the Debt described in clauses (A) or (B) above, (ii) the principal amount of the Debt secured by such Lien as of the time of the Incurrence thereof does not exceed 100% of such costs and (iii) any such Lien does not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(l) the Second Priority Liens;

(m) the Third Priority Liens;

(n) Liens securing the Permitted A/R Arrangements;

(o) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) through (n); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased; and

(p) Liens to secure obligations of the Company or any Restricted Subsidiary under agreements with trade suppliers, provided that such trade suppliers enter into intercreditor arrangements to the satisfaction of the Collateral Agent such that the Liens securing such obligations rank pari passu or junior to the Liens securing the Notes, and that the total amount of such secured obligations plus the Secured Trade Debt constituting Second Priority Lien Obligations does not exceed $15.0 million and, provided further that, the Collateral Agent shall have received such endorsements to the title insurance policies as it deems satisfactory.

“Permitted Tax Distribution” means for any fiscal year or portion thereof (the “Tax Year”) of any Person in which period such Person is a partnership or other substantially similar pass-through entity for federal income tax purposes, distributions to enable the partners or members of such Person to make payments of federal, state and local income taxes (including estimates thereof) in respect of the Taxable Income of such partner or member with respect to each such Tax Year in an aggregate amount equal to the product of (i) the excess of (A) the sum of the highest marginal federal income tax rate applicable during such Tax Year to either corporations or individuals and the State Income Tax Rate over (B) the product of such federal rate and the State Income Tax Rate and (ii) such partner’s or member’s Taxable Income for such Tax Year.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Petro Holdings” means Petro Stopping Centers Holdings, L.P.

“Petro Holdings Notes” means the senior third secured notes due 2014 issued by Petro Holdings and Petro Holding Financial Corporation on or about February 9, 2004 pursuant to the Petro Holdings Secured Notes Indenture.

“Petro Holdings Secured Notes Indenture” means the indenture dated February 9, 2004 among Petro Holdings and Petro Holding Financial Corporation and The Bank of New York, as trustee.

“Petro Holdings 15% Notes” means the 15% Senior Discount Notes due 2008 issued by Petro Holdings and Petro Holdings Financial Corporation pursuant to the indenture dated July 23, 1999 among Petro Holdings and Petro Holdings Financial Corporation and State Street Bank and Trust Company, as trustee.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Public Equity Offering” means any underwritten public offering of Capital Interests of the Company, Petro Holdings or a Successor Entity pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any successor or similar form) under the Securities Act; provided that for purposes of the “Redemption” provisions, in the case of an offering by Petro Holdings or any successor entity thereof, the net proceeds from such offering are contributed to the Company.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction of any assets of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed, in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided, however, that Preferred Interests of the Company or any Restricted Subsidiary thereof that are issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Interests in the event of a change of control of the Company or any Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under “Change of Control,” shall not be deemed to be Redeemable Capital Interests solely by virtue of such provisions.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Wholly-Owned Restricted Subsidiary of the Company.

“Replacement Asset” means, with respect to any Asset Sale, a property or asset that consists of a Stopping Center or that, as determined by the Board of Directors as evidenced by a board resolution, is used or will be used in the Stopping Center business of the Company or a Restricted Subsidiary or a business reasonably related thereto.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company (other than dividends, distributions or payments made solely in Qualified Capital Interests in the Company);

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests);

(c) any payment made by any Restricted Subsidiary of the Company, other than to the Company or another Restricted Subsidiary of the Company, to purchase, redeem, acquire or retire any Capital Interests in a Restricted Subsidiary;

(d) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of either of the Issuers that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes;

(e) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment;

(f) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(g) any advisory fee paid to an Affiliate of the Company.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back by the Company or a Restricted Subsidiary.

“Second Priority Lien Obligations” means (a) the Debt Incurred under the Notes, (b) up to $15.0 million of Secured Trade Debt and (c) Permitted Additional Second Priority Lien Obligations.

“Second Priority Liens” means all Liens that secure the Second Priority Lien Obligations; provided that the Notes shall be secured by Second Priority Liens if any other obligations are so secured.

“Secured Trade Debt” means obligations of the Company or any Restricted Subsidiary under agreements with trade suppliers that are secured by the Collateral.

“Security Agreement” means the Security, Collateral Agency and Intercreditor Agreement to be dated as of the settlement date among the Collateral Agent, the Trustee, Petro Holdings, the Issuers, and the other secured creditors identified therein granting, among other things, a second-priority Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the Trustee and the Holders, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any Security Interests in favor of the Collateral Agent for the benefit of the trustee and the Holders, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the trustee and the Holders.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act but shall include any direct or indirect Restricted Subsidiary of the Company owning one or more Stopping Centers, but shall not include any Unrestricted Subsidiary.

“State Income Tax Rate” means, with respect to any Person, the weighted average highest marginal state and local income tax (inclusive of franchise or other taxes in the nature of income taxes) rates applicable to corporations or to individuals in any state in which such Person does business. The highest applicable marginal state and local income tax rates of the states from which the Person derives net income shall be weighted by the ratio of the Person’s net income apportioned to a state by that state to the sum of the Person’s net income apportioned to all states in which such Person is doing business.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Stopping Centers” means multi-service truck stops or travel plaza facilities, including “full-sized” and “Petro: 2” units and Petro:Lube maintenance facilities, which provide services and amenities to commercial truck drivers as well as to other highway motorists and local residents, including, without limitation, facilities currently operated by the Company and its Restricted Subsidiaries and businesses related or ancillary thereto.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Subsidiary Guarantors” means each current and future direct and indirect Restricted Subsidiary of the Company.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of Petro Stopping Centers, L.P. or Petro Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxable Income” means, with respect to any partner or member of a Person that is a partnership or substantially similar pass-through entity for federal income tax purposes, such partner’s allocation of taxable income from such Person for federal income tax purposes inclusive of each item of taxable gain, loss, income, and deduction required to be taken into account separately by the partners or members of such Person and taking into account allocations pursuant to Section 704(c) of the Code. The character of each separately stated item shall be disregarded for purposes of determining Taxable Income; provided that net capital loss, as defined in Section 1222(10) of the Code, shall not be taken into account in determining Taxable Income.

“Third Priority Lien Obligations” means the Debt Incurred under the Petro Holdings Notes and all other obligations under the indenture governing the Petro Holdings Notes.

“Third Priority Liens” means all Liens that secure the Third Priority Lien Obligations; provided that the Notes shall be secured by Second Priority Liens if any other obligations are secured by Third Priority Liens.

“Transactions” mean (1) the entering by the Company into a Credit Agreement of approximately $50 million; (2) the repayment and retirement of the Company’s existing senior credit facilities; (3) the redemption of, or tender offer for, the Company’s 10 1/2% Senior Notes due 2007; (4) the issuance of the Notes; (5) the reduction of the Company’s outstanding trade credit balance with Affiliates of the ExxonMobil Oil Corporation and the grant of a second priority security interest in the Company’s assets to secure all or a portion of the remaining trade credit balance; and (6) the Petro Holdings’s exchange offer and consent solicitation.

“Treasury Management Agreements” means the Treasury Management Agreements as defined in the Credit Agreement.

“Volvo” means Volvo Trucks of North America, Inc. and its Affiliates.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the board of directors or comparable body of such Person.

“Wholly-Owned” means, with respect to a Subsidiary, any Subsidiary, all of the outstanding Capital Stock or other ownership interests (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Company.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange offer and the acquisition, ownership and disposition of the new notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, or persons who hold the outstanding notes or the new notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the outstanding notes or new notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A non-U.S. holder is a beneficial owner of the outstanding notes or the new notes that is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the outstanding notes or new notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, AND OWNERSHIP AND DISPOSITION OF THE NEW NOTES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS.

The Exchange Offer

The exchange of outstanding notes for new notes pursuant to this exchange offer will not be treated as an “exchange” for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of the exchange offer. In addition, each holder will have the same adjusted issue price, adjusted basis, and holding period in the new notes as it had in the outstanding notes immediately prior to the exchange.

Federal Income Tax Consequences of the Ownership and Disposition of the New Notes to U.S. Holders

Interest

Stated interest on the new notes will be taxable to a U.S. holder as ordinary interest income as the interest accrues or is paid in accordance with the U.S. holder’s method of tax accounting for United States federal income tax purposes. Because the purchase price for the outstanding notes reflected interest accrued prior to the purchase of the outstanding notes (which was included in the interest paid on the first interest payment date following the offering), U.S. holders should treat a corresponding portion of the interest paid on the first interest payment date following the offering as a return of capital.

Amortizable Bond Premium

If a U.S. holder purchases a new note for an amount in excess of its principal amount, the note will be considered to have “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during the taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service. Persons considering making this election should consult their own tax advisors.

Treatment of Dispositions of the New Notes

Upon the sale, exchange, retirement or other taxable disposition of a new note, a U.S. holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts in respect of accrued and unpaid interest, which will be taxable as such to the extent not already included in income) and the U.S. holder’s adjusted tax basis in the new note. Subject to the discussion of market discount below, gain or loss realized on the sale, exchange or retirement of a new note generally will be capital gain or loss.

Market Discount

If a U.S. holder purchases a new note for an amount that is less than its principal amount by more than a de minimis amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.”

Under the market discount rules, a U.S. holder will be required to treat any gain realized on the sale, exchange, retirement or other taxable disposition of a new note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued through the time of such disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the new note unless the U.S. holder elects to accrue market discount on a constant yield basis. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a new note with market discount until the maturity of the note or certain earlier dispositions.

A U.S. holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and regarding the deferral of interest deductions will not apply. Any election to include market discount in income currently as it accrues applies to all market discount bonds acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service. Persons considering making this election should consult their tax advisors.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the new notes and the Internal Revenue Service amounts paid on or with respect to the new notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the Internal Revenue Service that that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or, (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to us or our paying agent.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

Federal Income Tax Consequences of the Ownership and Disposition of the New Notes to Non-U.S. Holders

Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the new notes, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interests in Petro;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to Petro; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•	If a new note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the new note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the new notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a new note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the New Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a new note, unless:

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a “tax home” in the United States and certain other conditions are met;

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under an applicable income tax treaty); or

•	the non-U.S. holder is subject to U.S. federal income tax pursuant to the provisions of U.S. federal income tax law applicable to former citizens or residents of the United States.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second or third exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the new notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the new notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a new note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale of a new note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period not to exceed 180 days after the date on which the registration statement of which this prospectus is a part is declared effective or such earlier date on which such broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will use our reasonable best efforts to keep the registration statement continuously effective and available to any such broker-dealer for use in connection with any such resale. In addition, until January 10, 2006 all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the date on which the registration statement is declared effective or such earlier date on which such broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the notes we are offering have been passed upon for us by Gibson, Dunn & Crutcher LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements referred to in the Index to Consolidated Financial Statements and Financial Statement Schedules on Page F-1 and F-2 of this Registration Statement for Petro Stopping Centers, L.P., Petro Stopping Centers Holdings, L.P. and Petro, Inc. as of December 31, 2003 and 2004, and for each of the years in the three-year period ended December 31, 2004, of Petro Distributing, Inc. as of December 31, 2003 and 2004 and for each of the years in the two-year period ended December 31, 2004, and of Petro Financial Corporation and Petro Holdings Financial Corporation as of December 31, 2003 and 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the Petro Stopping Centers, L.P., Petro Stopping Centers Holdings, L.P. and Petro, Inc. December 31, 2004 consolidated financial statements contain an explanatory paragraph which states that, as discussed in Note 2(a) to the consolidated financial statements, the consolidating balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ capital/stockholder’s equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, have been restated.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULES

Page Reference
Petro Stopping Centers, L.P.
Unaudited Financial Statements
Unaudited Consolidated Condensed Balance Sheets as of December 31, 2004 (as restated) and September 30, 2005	F-3
Unaudited Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2004 (as restated) and September 30, 2005	F-4
Unaudited Consolidated Condensed Statement of Changes in Partners’ Deficit for the nine months ended September 30, 2005	F-5
Unaudited Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2004 (as restated) and September 30, 2005	F-6
Notes to Unaudited Consolidated Condensed Financial Statements	F-7
Audited Financial Statements
Consolidated Balance Sheets as of December 31, 2003 and 2004 (as restated)	F-14
Consolidated Statements of Operations for the years ended December 31, 2002, 2003, and 2004 (as restated)	F-15
Consolidated Statements of Changes in Partners’ Capital (Deficit) and Comprehensive Loss for the years ended December 31, 2002, 2003, and 2004 (as restated)	F-16
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003, and 2004 (as restated)	F-17
Notes to Consolidated Financial Statements	F-18
Report of Independent Registered Public Accounting Firm	F-48
Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2002, 2003, and 2004	F-49
Petro Financial Corporation
Unaudited Financial Statements
Unaudited Condensed Balance Sheets as of December 31, 2004 and September 30, 2005	F-50
Notes to Unaudited Condensed Balance Sheets	F-51
Audited Financial Statements
Balance Sheets as of December 31, 2003 and December 31, 2004	F-52
Notes to Balance Sheets	F-53
Report of Independent Registered Public Accounting Firm	F-55
Petro Stopping Centers Holdings, L.P.
Unaudited Financial Statements
Unaudited Consolidated Condensed Balance Sheets as of December 31, 2004 (as restated) and September 30, 2005	F-56
Unaudited Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2004 (as restated) and September 30, 2005	F-57
Unaudited Consolidated Condensed Statement of Changes in Partners’ Deficit for the nine months ended September 30, 2005	F-58
Unaudited Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2004 (as restated) and September 30, 2005	F-59
Notes to Unaudited Consolidated Condensed Financial Statements	F-60
Audited Financial Statements
Consolidated Balance Sheets as of December 31, 2003 and 2004 (as restated)	F-67
Consolidated Statements of Operations for the years ended December 31, 2002, 2003, and 2004 (as restated)	F-68
Consolidated Statements of Changes in Partners’ Capital (Deficit) and Comprehensive Loss for the years ended December 31, 2002, 2003, and 2004 (as restated)	F-69

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2004	September 30, 2005
	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$33,843	$28,886
Trade accounts receivable, net	2,074	6,340
Inventories, net	27,494	38,855
Other current assets	2,491	2,415
Due from affiliates	4,017	4,807

Total current assets	69,919	81,303

Property and equipment, net	194,605	232,663
Deferred debt issuance costs, net	10,450	10,698
Other assets	13,002	13,573

Total assets	$287,976	$338,237

Liabilities and Partners’ Deficit

Current liabilities:
Trade accounts payable	$15,334	$31,889
Accrued expenses and other current liabilities	31,484	30,122
Due to affiliates	12,420	14,180

Total current liabilities	59,238	76,191

Other liabilities	765	795
Long-term debt	246,250	271,250

Total long-term liabilities	247,015	272,045

Total liabilities	306,253	348,236

Commitments and contingencies

Partners’ deficit:
General partner’s	(200)	(172)
Limited partners’	(18,077)	(9,827)

Total partners’ deficit	(18,277)	(9,999)

Total liabilities and partners’ deficit	$287,976	$338,237

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(As Restated)		(As Restated)

Net revenues:
Fuel (including motor fuel taxes)	$270,145	$431,357	$743,662	$1,093,769
Non-fuel	68,046	77,711	196,469	214,652

Total net revenues	338,191	509,068	940,131	1,308,421

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	257,861	410,388	709,731	1,048,990
Non-fuel	27,249	31,765	78,683	86,380
Operating expenses	35,357	41,749	103,695	114,016
General and administrative	4,630	6,261	12,664	15,526
Depreciation and amortization	3,880	4,239	11,568	12,241
Loss on disposition of fixed assets	33	15	66	44

Total costs and expenses	329,010	494,417	916,407	1,277,197

Operating income	9,181	14,651	23,724	31,224

Loss on retirement of debt	—	—	(6,164)	—
Retired debt restructuring costs	—	—	(794)	—
Equity in income of affiliate	240	320	398	142
Interest income	49	66	100	185
Interest expense	(5,976)	(6,440)	(17,688)	(18,185)

Net income (loss)	$3,494	$8,597	$(424)	$13,366

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN PARTNERS’ DEFICIT

For the Nine Months Ended September 30, 2005

(in thousands)

	General Partner’s Deficit	Limited Partners’ Deficit	Total Partners’ Deficit
Balances, December 31, 2004 (As Previously Reported)	$(198)	$(17,274)	$(17,472)
Restatement adjustments - Note 2	(2)	(803)	(805)

Balances, December 31, 2004 (As Restated)	(200)	(18,077)	(18,277)
Net income	34	13,332	13,366
Partners’ operating distributions	—	(4,852)	(4,852)
Partners’ minimum tax distributions	(6)	(230)	(236)

Balances, September 30, 2005	$(172)	$(9,827)	$(9,999)

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2004	2005
	(As Restated)
Cash flows from operating activities:
Net income (loss)	$(424)	$13,366
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,568	12,241
Write-off of deferred financing costs associated with retired debt	4,009	—
Deferred debt issuance cost amortization	1,697	1,209
Provision for bad debt	119	521
Equity in income of affiliate	(398)	(142)
Loss on disposition of fixed assets	66	44
Other operating activities	29	33
Increase (decrease) from changes in:
Trade accounts receivable	(2,556)	(4,787)
Inventories	(3,636)	(11,361)
Other current assets	(665)	76
Due from affiliates	1,452	(802)
Due to affiliates	(3,399)	1,543
Trade accounts payable	8,653	13,627
Accrued expenses and other liabilities	2,045	(1,380)

Net cash provided by operating activities	18,560	24,188

Cash flows from investing activities:
Proceeds from disposition of fixed assets and land held for sale	983	83
Purchases of property and equipment	(3,684)	(50,377)
Increase in other assets, net	(277)	(507)

Net cash used in investing activities	(2,978)	(50,801)

Cash flows from financing activities:
Repayments of bank revolver	(4,500)	(43,200)
Proceeds from bank revolver	4,500	43,200
Repayments of long-term debt	(179,535)	—
Proceeds from long-term debt issuance	250,000	25,000
Repayments of capital lease obligations	(4,116)	—
Change in book cash overdraft	(8,323)	2,887
Partners’ operating distribution	(57,117)	(4,852)
Partners’ minimum tax distribution	(13)	(7)
Payment of debt issuance costs	(11,931)	(1,372)

Net cash provided by (used in) financing activities	(11,035)	21,656

Net increase (decrease) in cash and cash equivalents	4,547	(4,957)
Cash and cash equivalents, beginning of period	17,806	33,843

Cash and cash equivalents, end of period	$22,353	$28,886

Supplemental cash flow information -
Interest paid during the period	$19,720	$21,741
Accrued tax distributions	—	229

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) Basis of Presentation

The accompanying unaudited consolidated condensed financial statements, which include the accounts of Petro Stopping Centers, L.P. and its wholly owned subsidiaries, Petro Financial Corporation and Petro Distributing, Inc. (the “Company”), have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.

These unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Amended Annual Report of the Company on Form 10-K/A for the year ended December 31, 2004 (“2004 Form 10-K/A”). Capitalized terms used in this report and not defined herein have the meanings ascribed to such terms in the 2004 Form 10-K/A. In the opinion of management of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly the consolidated condensed financial position of the Company at December 31, 2004 (as restated) and September 30, 2005, the consolidated condensed results of operations for the three and nine months ended September 30, 2004 (as restated) and 2005, the changes in partners’ deficit for the nine months ended September 30, 2005, and the consolidated condensed cash flows for the nine months ended September 30, 2004 (as restated) and 2005. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full calendar year.

The Company’s fuel revenues and related cost of sales include a significant amount of federal and state motor fuel taxes. Such taxes were $66.5 million and $76.5 million for the three months ended September 30, 2004 and 2005, respectively, and $196.2 million and $217.0 million for the nine months ended September 30, 2004 and 2005, respectively.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

(2) Restatement of Consolidated Condensed Financial Statements

Restatement – Accounting for leases

Following a review of its accounting policies, the Company determined that it had incorrectly calculated its depreciation expenses on certain leasehold improvements and misclassified a capital lease as an operating lease. As a result, the Company has restated its financial statements for the three-year period ended December 31, 2004.

The restatement relates to the Company’s previous depreciation of its leasehold improvements, in some cases, over a period greater than both the initial term of the lease and its option periods, but not longer than the useful life of the asset. The Company has concluded that it should use the shorter of (1) the initial lease term unless it believes that the penalty for not renewing the lease would be substantial enough that it was “reasonably assured” that the Company would exercise the renewal, or (2) the useful life of the asset. The restatement relates, in part, to the February 7, 2005 letter issued by the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants, which clarified the existing generally accepted accounting principles applicable to leases.

These non-cash adjustments have no material impact on the Company’s previously reported cash flows, cash position, revenues, or EBITDA in any period, or on compliance with the covenants under its senior secured credit facilities or the Indenture for the 9.0% senior secured notes due 2012 (the “9% Notes”).

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

The following tables present the adjustments to the Unaudited Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2004 and the Consolidated Balance Sheet as of December 31, 2004 as a result of the restatement:

Unaudited Consolidated Condensed Statement of Operations

	Three Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$270,145	$—	$270,145
Non-fuel	68,046	—	68,046

Total net revenues	338,191	—	338,191

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	257,861	—	257,861
Non-fuel	27,249	—	27,249
Operating expenses	35,380	(23)	35,357
General and administrative	4,630	—	4,630
Depreciation and amortization	3,870	10	3,880
Loss on disposition of fixed assets	33	—	33

Total costs and expenses	329,023	(13)	329,010

Operating income	9,168	13	9,181

Equity in income of affiliate	240	—	240
Interest income	49	—	49
Interest expense	(5,953)	(23)	(5,976)

Net income	$3,504	$(10)	$3,494

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Unaudited Consolidated Condensed Statement of Operations

	Nine Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$743,662	$—	$743,662
Non-fuel	196,469	—	196,469

Total net revenues	940,131	—	940,131

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	709,731	—	709,731
Non-fuel	78,683	—	78,683
Operating expenses	103,779	(84)	103,695
General and administrative	12,664	—	12,664
Depreciation and amortization	11,540	28	11,568
Loss on disposition of fixed assets	66	—	66

Total costs and expenses	916,463	(56)	916,407

Operating income	23,668	56	23,724

Loss on retirement of debt	(6,164)	—	(6,164)
Retired debt restructuring costs	(794)	—	(794)
Equity in income of affiliate	398	—	398
Interest income	100	—	100
Interest expense	(17,604)	(84)	(17,688)

Net loss	$(396)	$(28)	$(424)

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Consolidated Balance Sheet

	As of December 31, 2004
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$33,843	$—	$33,843
Trade accounts receivable, net	2,074	—	2,074
Inventories, net	27,494	—	27,494
Other current assets	2,491	—	2,491
Due from affiliates	4,017	—	4,017

Total current assets	69,919	—	69,919

Property and equipment, net	195,410	(805)	194,605
Deferred debt issuance costs, net	10,450	—	10,450
Other assets	13,002	—	13,002

Total assets	$288,781	$(805)	$287,976

Liabilities and Partners’ Deficit

Current liabilities:
Trade accounts payable	$15,334	$—	$15,334
Accrued expenses and other current liabilities	31,484	—	31,484
Due to affiliates	12,420	—	12,420

Total current liabilities	59,238	—	59,238

Other liabilities	765	—	765
Long-term debt	246,250	—	246,250

Total long-term liabilities	247,015	—	247,015

Total liabilities	306,253	—	306,253

Commitments and contingencies

Partners’ deficit
General partner’s	(198)	(2)	(200)
Limited partners’	(17,274)	(803)	(18,077)

Total partners’ deficit	(17,472)	(805)	(18,277)

Total liabilities and partners’ deficit	$288,781	$(805)	$287,976

The restatement had no impact on net cash provided by operating activities for the nine months ended September 30, 2004.

(3) Properties

During the first quarter of 2005, the Company entered into agreements for the acquisition of four sites. The Company completed the purchase of the New Paris, Ohio site in February 2005, the York, Nebraska and

Kingsland, Georgia sites in March 2005, and the Bordentown, New Jersey site in July 2005. The New Paris,

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Ohio, York, Nebraska, and Bordentown, New Jersey sites were existing Petro Stopping Centers owned by two of the Company’s franchisees and became company-operated sites following the closing of the related transactions. The Kingsland, Georgia truck stop was independently owned and is a Petro:2 format site. The four sites were purchased for cash consideration totaling $45.9 million. The purchase price was primarily allocated to property and equipment of $42.7 million. The Company has not yet completed the evaluation and allocation of the purchase price as the analysis associated with the valuation of certain assets are not yet complete. The Company does not believe that the analysis will materially modify the preliminary purchase price allocation.

On July 19, 2005, a new franchise location commenced operations in Remington, Indiana.

(4) Long-Term Debt

On July 26, 2005, the Company completed the sale of $25.0 million aggregate principal amount of 9% Notes in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes are part of the Company’s outstanding 9% Notes, of which $225.0 million in aggregate principal amount were issued on February 9, 2004.

On July 26, 2005, the Company amended its senior secured credit agreement to permit the acquisition of the Bordentown Junction Truck Stop in Burlington County, New Jersey.

(5) Partner’s Deficit

Under the Indenture for the 9% Notes and the agreement governing the senior secured credit facilities, the Company is permitted to make distributions to Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) in amounts sufficient to allow the Holding Partnership to pay interest on the Holding Partnership’s 15.0% senior discount notes due 2008 (“15% Notes”) and its senior third secured discount notes due 2014 and to pay for taxes and administrative expenses. For the nine months ended September 30, 2005, the Company paid approximately $4.9 million with respect to these distributions. The Company believes it will distribute an additional $1.3 million to the Holding Partnership during the remainder of 2005 for interest payments, taxes, and administrative expenses. All but $50,000 of the 15% Notes were repurchased in the three month period ending March 31, 2005, and the remaining $50,000 of the 15% Notes were repurchased in May 2005.

Under the terms of the Partnership Agreement, the Company is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate pro-rata share of taxable income of the Company. Amounts distributable for the nine months ended September 30, 2005, were $236,000.

(6) Segments

The Company has two reportable operating segments, company-operated truck stops and franchise operations.

As of September 30, 2004 and 2005, the Company operated 37 and 41 multi-service truck stops in the United States, respectively. The Company has aggregated its company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. The revenues generated from the Company’s company-operated truck stops were $336.6 million and $507.3 million for the three months ended September 30, 2004 and 2005, respectively, and $935.8 million and $1.3 billion for the nine months ended September 30, 2004 and 2005, respectively. The

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Company added three company-operated truck stops in the three months ended March 31, 2005 and one company-operated truck stop in the three months ended September 30, 2005, three of which were previously operated by Company franchisees.

As of September 30, 2004 and 2005, the Company was a franchisor to 23 and 22 Petro Stopping Center locations, respectively. The Company collects royalties and fees in exchange for the use of its tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee’s sales. The revenues generated from the Company’s franchise operations were $1.6 million and $1.8 million for the three months ended September 30, 2004 and 2005, respectively, and $4.3 million and $4.6 million for the nine months ended September 30, 2004 and 2005, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the accompanying unaudited consolidated condensed statements of operations. The Company does not allocate any expenses in measuring this segment’s profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

The following table contains financial information of the Company’s reportable operating segments:

REPORTABLE OPERATING SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(As Restated)		(As Restated)
	(in thousands)
Income Statement Data:
Net revenues:
Company-operated truck stops	$336,604	$507,278	$935,785	$1,303,780
Franchise operations	1,587	1,790	4,346	4,641

Total net revenues	$338,191	$509,068	$940,131	$1,308,421

Operating income:
Company-operated truck stops	$7,594	$12,861	$19,378	$26,583
Franchise operations	1,587	1,790	4,346	4,641

Total operating income	$9,181	$14,651	$23,724	$31,224

Balance Sheet Data: (at end of period)
Total assets:
Company-operated truck stops			$282,133	$338,237
Franchise operations			—	—

Total assets			$282,133	$338,237

(7) Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaced the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Companies

PETRO STOPPING CENTERS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

without publicly traded equity securities, such as the Company, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first reporting period beginning after December 15, 2004. Management has adopted this revised Interpretation and concluded that the Company does not own interests in any entities that meet the consolidation requirements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which replaces the original Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” issued in October 1995. This standard addresses the accounting for transactions where an entity obtains employee services in share-based payment transactions. The effective dates vary depending on the type of reporting entity. Non-public companies, such as the Company, must apply the revised standard as of the beginning of the first annual reporting period that begins after December 15, 2005. Management does not believe that the adoption of this revised standard will have a significant impact on the Company’s financial position or results of operations.

In March 2005, the Financial Accounting Standards Board issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that the term “conditional” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity even if the timing and/or settlement are conditional on a future event that may or may not be within the control of an entity. Accordingly, the entity must record a liability for the conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. The Interpretation is effective for companies no later than the end of the fiscal year ending after December 15, 2005. Management is evaluating the impact of this Interpretation on its consolidated financial statements.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This standard provides guidance on the accounting and reporting for accounting changes and correction of errors, requiring changes in accounting principles be recognized on a retrospective approach rather than treating them as cumulative effect of changes in accounting principle. The standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Management does not believe that the adoption of this standard will have a significant impact on the Company’s financial position or results of operations.

(8) Subsequent Events

On November 1, 2005, the Company entered into a lease agreement to convert a franchise location in Waterloo, New York, into a company-operated site. Additionally, on November 1, 2005, the Company entered into a lease agreement to be effective October 19, 2005 for a company-operated site located in Spokane, Washington. The initial term of this lease shall commence upon the Company’s occupancy of the site, and that date shall not be later than June 1, 2006.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2004
	(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$17,806	$33,843
Trade accounts receivable, net	1,315	2,074
Inventories, net	25,410	27,494
Other current assets	1,215	2,491
Due from affiliates	4,950	4,017

Total current assets	50,696	69,919

Property and equipment, net	206,176	194,605
Deferred debt issuance costs, net	4,245	10,450
Other assets	13,072	13,002

Total assets	$274,189	$287,976

Liabilities and Partners’ Capital (Deficit)
Current liabilities:
Current portion of long-term debt	$9,500	$—
Current portion of capital lease obligation	4,116	—
Trade accounts payable	13,928	15,334
Accrued expenses and other liabilities	25,691	31,484
Due to affiliates	19,104	12,420

Total current liabilities	72,339	59,238

Other liabilities	789	765
Long-term debt, excluding current portion	165,979	246,250

Total long-term liabilities	166,768	247,015

Total liabilities	239,107	306,253

Commitments and contingencies

Partners’ capital (deficit)
General partner’s	(212)	(200)
Limited partners’	35,294	(18,077)

Total partners’ capital (deficit)	35,082	(18,277)

Total liabilities and partners’ capital (deficit)	$274,189	$287,976

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
	(As Restated)	(As Restated)	(As Restated)
Net revenues:
Fuel (including motor fuel taxes)	$684,865	$813,083	$1,045,544
Non-fuel	238,060	250,224	260,967

Total net revenues	922,925	1,063,307	1,306,511

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	647,039	772,486	994,865
Non-fuel	96,032	101,426	105,483
Operating expenses	120,831	129,844	138,076
General and administrative	15,288	15,113	17,663
Depreciation and amortization	16,376	15,504	15,539
(Gain) loss on disposition of fixed assets	(2)	18	86

Total costs and expenses	895,564	1,034,391	1,271,712

Operating income	27,361	28,916	34,799

Write-down of land held for sale	—	(908)	—
Loss on retirement of debt	—	—	(6,164)
Retired debt restructuring costs	—	—	(794)
Equity in income of affiliate	406	476	664
Interest income	61	67	186
Interest expense	(20,931)	(19,514)	(23,791)

Income before cumulative effect of a change in accounting principle	6,897	9,037	4,900

Cumulative effect of a change in accounting principle—Note 2(b)	—	(397)	—

Net income	$6,897	$8,640	$4,900

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (DEFICIT) AND

COMPREHENSIVE LOSS

(in thousands)

	General Partner’s (Deficit)	Limited Partners’ Capital (Deficit)	Accumulated Other Comprehensive Loss	Total Partners’ Capital (Deficit)
Balances, December 31, 2001 (As Previously Reported)	$(250)	$20,470	$(164)	$20,056
Restatement adjustment—Note 2(a)	(2)	(616)	—	(618)

Balances, December 31, 2001 (As Restated)	(252)	19,854	(164)	19,438

Net income (As Previously Reported)	18	7,007	—	7,025
Restatement adjustment—Note 2(a)	—	(128)	—	(128)

Net income (As Restated)	18	6,879	—	6,897
Unrealized loss on cash flow hedging derivative:
Unrealized holding loss arising during the period			(671)	(671)
Less: reclassification adjustment for loss realized in net income			379	379

Net change in unrealized loss			(292)	(292)

Comprehensive income				6,605

Partners’ minimum tax distributions	—	(15)	—	(15)

Balances, December 31, 2002 (As Restated)	(234)	26,718	(456)	26,028

Net income (As Previously Reported)	22	8,639	—	8,661
Restatement adjustment—Note 2(a)	—	(21)	—	(21)

Net income (As Restated)	22	8,618	—	8,640
Unrealized gain on cash flow hedging derivative:
Unrealized holding loss arising during the period			(39)	(39)
Less: reclassification adjustment for loss realized in net income			495	495

Net change in unrealized gain			456	456

Comprehensive income				9,096

Partners’ minimum tax distributions	—	(42)	—	(42)

Balances, December 31, 2003 (As Restated)	(212)	35,294	—	35,082

Net income (As Previously Reported)	12	4,926	—	4,938
Restatement adjustment—Note 2(a)	—	(38)	—	(38)

Net income (As Restated)	12	4,888	—	4,900
Partners’ operating distributions	—	(58,246)	—	(58,246)
Partners’ minimum tax distributions	—	(13)	—	(13)

Balances, December 31, 2004 (As Restated)	$(200)	$(18,077)	$—	$(18,277)

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
	(As Restated)	(As Restated)	(As Restated)
Cash flows from operating activities:
Net income	$6,897	$8,640	$4,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,376	15,504	15,539
Write-off of deferred financing costs associated with retired debt	—	—	4,009
Cumulative effect of a change in accounting principle	—	397	—
Deferred debt issuance cost amortization	1,732	1,833	2,127
Provision for bad debt	209	144	157
Equity in income of affiliate	(406)	(476)	(664)
(Gain) loss on disposition of fixed assets	(2)	18	86
Write-down of land held for sale	—	908	—
Other operating activities	—	46	39
Increase (decrease) from changes in:
Trade accounts receivable	1,106	1,135	(916)
Inventories	(2,587)	1,918	(2,084)
Other current assets	(188)	117	(1,276)
Due from affiliates	303	(2,459)	933
Due to affiliates	1,157	418	(6,684)
Trade accounts payable	(3,022)	308	9,891
Accrued expenses and other liabilities	(12)	95	5,730

Net cash provided by operating activities	21,563	28,546	31,787

Cash flows from investing activities:
Proceeds from disposition of fixed assets and land held for sale	20	22	2,758
Purchases of property and equipment	(4,022)	(6,127)	(5,703)
Increase in other assets, net	(315)	(22)	(578)

Net cash used in investing activities	(4,317)	(6,127)	(3,523)

Cash flows from financing activities:
Repayments of bank revolver	(26,000)	(23,000)	(4,500)
Proceeds from bank revolver	25,500	23,000	4,500
Repayments of long-term debt	(17,541)	(15,664)	(179,535)
Proceeds from long-term debt issuance	—	—	250,000
Repayments of capital lease obligations	—	—	(4,116)
Change in book cash overdraft	(660)	2,972	(8,323)
Partners’ operating distribution	—	—	(58,246)
Partners’ minimum tax distributions	(15)	(42)	(13)
Payment of debt issuance costs	—	(100)	(11,994)

Net cash used in financing activities	(18,716)	(12,834)	(12,227)

Net (decrease) increase in cash and cash equivalents	(1,470)	9,585	16,037
Cash and cash equivalents, beginning of period	9,691	8,221	17,806

Cash and cash equivalents, end of period	$8,221	$17,806	$33,843

Supplemental cash flow information— Interest paid during the period	$19,301	$17,644	$20,206
Non-cash activities— Outstanding principal amount on revolving credit facility converted to a term loan A	29,300	—	—
Net change in unrealized loss (gain) on cash flow hedging derivative	292	(456)	—

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

Company Formation

Petro Stopping Centers, L.P. (the “Company”), a Delaware limited partnership, was formed in April 1992, for the ownership, operation, management, and development of the Petro Stopping Centers network. The partners of the Company are as follows:

General Partner

Petro, Inc.

Limited Partners

James A. Cardwell, Jr.

Petro Stopping Centers Holdings, L.P.

Petro Holdings G.P., LLC

Petro, Inc. and various individuals and entities affiliated with Petro, Inc. are controlled by the Company’s Chairman and Chief Executive Officer. Petro, Inc. is primarily a holding company with minority interests in the Company and other entities.

Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) is a Delaware limited partnership. Petro Holdings Financial Corporation is a co-issuer of certain third secured senior notes (the “Holding Partnership’s Notes”) and was a co-issuer of certain 15.0% senior discount notes due 2008 that has since been redeemed (the “Holding Partnership’s 15% Notes”). Petro Holdings Financial Corporation, the Company and its subsidiaries, Petro Financial Corporation and Petro Distributing, Inc. are subsidiaries of the Holding Partnership. Petro Warrant Holdings Corporation (“Warrant Holdings”) owns a 10.0% common limited partnership in the Holding Partnership and issues the warrants that were sold with the Holding Partnership’s 15% Notes and are exchangeable into all of the common stock of Warrant Holdings.

The Holding Partnership, directly and indirectly, is the owner of approximately 99.5% of the limited partnership interests in the Company. The minority interests of 0.5% are owned by Petro, Inc. and James A. Cardwell, Jr. The common limited partnership interests of the Holding Partnership are owned by:

Cardwell Group (as defined below):
General partnership interest	1.1%
Limited partnership interest	50.5%
Volvo Petro Holdings, L.L.C.	28.7%
Mobil Long Haul, Inc	9.7%
Warrant Holdings	10.0%

The Holding Partnership’s mandatorily redeemable preferred partnership interests (which are divided into two classes and have a weighted effective interest rate of 9.5%) are owned by J.A. Cardwell, Sr., the Chairman and Chief Executive Officer of the Company, James A. Cardwell, Jr., the President and Chief Operating Officer of the Company, JAJCO II, Inc. (an affiliate of James A. Cardwell, Jr.), Petro, Inc. (an entity controlled by J.A. Cardwell, Sr.) (collectively, the “Cardwell Group”) and Mobil Long Haul, Inc. (“Mobil Long Haul”), an affiliate of Exxon Mobil Corporation (“ExxonMobil”). The Class A preferred partnership interests will be mandatorily redeemable by the Holding Partnership in October 2008 unless prohibited by the Holding Partnership’s limited partnership agreement or debt instruments. The Class B preferred partnership interests are convertible into 3.9% of the common partnership interests in the Holding Partnership at any time prior to their mandatory redemption currently scheduled for July 2009, unless prohibited by the Holding Partnership’s limited partnership agreement or debt instruments.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Holding Partnership conducts substantially all of its operations through the Company. The Holding Partnership currently has no operations of its own and is, therefore, dependent upon the Company’s earnings and cash flows to satisfy its obligations.

2004 Refinancing Transactions

In 2004, the Company completed its 2004 Refinancing Transactions in which the Company and the Holding Partnership refinanced substantially all of their existing indebtedness. The 2004 Refinancing Transactions consisted of the following components:

•	The issuance of $225.0 million aggregate principal amount of 9.0% senior secured notes due 2012 (the “9% Notes”);

•	The repurchase of the Company’s 10 1/2% senior notes due 2007 (“10 1/2% Notes”);

•	Entering into the new senior secured credit facilities of an aggregate principal amount of $50.0 million, consisting of a three year revolving credit facility of $25.0 million and a four year term loan facility of $25.0 million (the credit facilities have since been amended and are described in Note 6);

•	The repayment and retirement of the Company’s retired senior secured credit facilities of approximately $40.8 million, plus accrued interest;

•	The repurchase for cash of approximately 54.8% of the Holding Partnership’s 15% Notes and the exchange of approximately 42.2% of the Holding Partnership’s 15% Notes for new senior third secured discount notes due 2014 (the majority of the remaining portion of the Holding Partnership’s 15% Notes have since been repurchased and are described in Note 18);

•	The extension of the mandatory purchase date of the warrants issued in July of 1999 by Warrant Holdings from August 1, 2004 to October 1, 2009; and

•	The reduction of the Company’s trade credit balance with ExxonMobil.

After giving effect to the 2004 Refinancing Transactions, the Company’s total consolidated debt increased by $79.0 million and, as a result, the Company’s associated annual interest expense for 2004 increased by approximately $6.0 million.

In connection with the 2004 Refinancing Transactions, the repurchase of all of the Company’s 10 1/2% Notes and the majority of the Holding Partnership’s 15% Notes were accounted for as debt extinguishments resulting in the recognition of losses of approximately $6.2 million and $9.3 million, respectively, which included the write-off of unamortized deferred debt issuance costs of approximately $3.2 million and $2.8 million, respectively. These losses are presented as a component of income (loss) before cumulative effect of a change in accounting principle on each Company’s consolidated statements of operations for the year ended December 31, 2004. Additionally, the Company capitalized approximately $9.6 million of debt issuance costs related to the 9% Notes. The Holding Partnership capitalized approximately $3.2 million of debt issuance costs related to its exchange offer.

In connection with the 2004 Refinancing Transactions, the Company has capitalized approximately $2.5 million in debt issuance costs and has written-off approximately $794,000 of unamortized debt issuance costs associated with the refinancing of its retired senior credit facilities.

On July 19, 2004, the Company completed the exchange of substantially all of the unregistered 9% Notes for 9% Notes that were registered with the Securities and Exchange Commission.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Description of Business

The Company is a leading owner and operator of large, multi-service truck stops known as Petro Stopping Centers. These facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores. At December 31, 2004, the Company’s nationwide network consisted of 61 Petro Stopping Centers located in 31 states, of which 37 were company-operated and 24 were franchised.

(2) Restatement of Previously Issued Financial Statements and Summary of Significant Accounting Policies

(a) Restatement of Previously Issued Financial Statements

Following a review of its accounting policy, the Company determined that it had incorrectly calculated its depreciation expenses on leasehold improvements and misclassified a capital lease as an operating lease. As a result, the Company has restated its financial statements for the three-year period ended December 31, 2004.

The restatement relates to the Company’s previous depreciation of its leasehold improvements, in some cases, over a period greater than both the initial term of the lease and its option periods, but not longer than the useful life of the asset. The Company has concluded that it should use the shorter of (1) the initial lease term unless it believes that the penalty for not renewing the lease would be substantial enough that it was “reasonably assured” that the Company would exercise the renewal, or (2) the useful life of the asset. The restatement relates, in part, to the February 7, 2005 letter issued by the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants, which clarified the existing generally accepted accounting principles applicable to leases. The capital lease reclassification, of a lease previously recorded as an operating lease which expired in September 2004, is reflected in the Company’s consolidated balance sheet as of December 31, 2003.

These non-cash adjustments have no material impact on the Company’s previously reported cash flows, cash position, revenues, or EBITDA in any period, or on compliance with the covenants under its senior secured credit facilities and Indentures for the 9.0% senior secured notes due 2012.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present the adjustments as a result of the restatement to the Consolidated Statements of Operations for the fiscal years ended December 31, 2002, 2003, and 2004 and Consolidated Balance Sheets as of December 31, 2003 and 2004:

Consolidated Statement of Operations

	Year Ended December 31, 2002
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$684,865	$—	$684,865
Non-fuel	238,060	—	238,060

Total net revenues	922,925	—	922,925

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	647,039	—	647,039
Non-fuel	96,032	—	96,032
Operating expenses	120,954	(123)	120,831
General and administrative	15,288	—	15,288
Depreciation and amortization	16,248	128	16,376
Gain on disposition of fixed assets	(2)	—	(2)

Total costs and expenses	895,559	5	895,564

Operating income	27,366	(5)	27,361

Equity in income of affiliate	406	—	406
Interest income	61	—	61
Interest expense	(20,808)	(123)	(20,931)

Net income	$7,025	$(128)	$6,897

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statement of Operations

	Year Ended December 31, 2003
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$813,083	$—	$813,083
Non-fuel	250,224	—	250,224

Total net revenues	1,063,307	—	1,063,307

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	772,486	—	772,486
Non-fuel	101,426	—	101,426
Operating expenses	129,967	(123)	129,844
General and administrative	15,113	—	15,113
Depreciation and amortization	15,483	21	15,504
Loss on disposition of fixed assets	18	—	18

Total costs and expenses	1,034,493	(102)	1,034,391

Operating income	28,814	102	28,916

Write-down of land held for sale	(908)	—	(908)
Equity in income of affiliate	476	—	476
Interest income	67	—	67
Interest expense	(19,391)	(123)	(19,514)

Income before cumulative effect of a change in accounting principle	9,058	(21)	9,037

Cumulative effect of a change in accounting principle—Note 2(b)	(397)	—	(397)

Net income	$8,661	$(21)	$8,640

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statement of Operations

	Year Ended December 31, 2004
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$1,045,544	$—	$1,045,544
Non-fuel	260,967	—	260,967

Total net revenues	1,306,511	—	1,306,511

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	994,865	—	994,865
Non-fuel	105,483	—	105,483
Operating expenses	138,160	(84)	138,076
General and administrative	17,663	—	17,663
Depreciation and amortization	15,501	38	15,539
Loss on disposition of fixed assets	86	—	86

Total costs and expenses	1,271,758	(46)	1,271,712

Operating income	34,753	46	34,799

Loss on retirement of debt	(6,164)	—	(6,164)
Retired debt restructuring costs	(794)	—	(794)
Equity in income of affiliate	664	—	664
Interest income	186	—	186
Interest expense	(23,707)	(84)	(23,791)

Net income	$4,938	$(38)	$4,900

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Balance Sheet

	As of December 31, 2003
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,806	$—	$17,806
Trade accounts receivable, net	1,315	—	1,315
Inventories, net	25,410	—	25,410
Other current assets	1,215	—	1,215
Due from affiliates	4,950	—	4,950

Total current assets	50,696	—	50,696

Property and equipment, net	202,827	3,349	206,176
Deferred debt issuance costs, net	4,245	—	4,245
Other assets	13,072	—	13,072

Total assets	$270,840	$3,349	$274,189

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$9,500	$—	$9,500
Current portion of capital lease obligation	—	4,116	4,116
Trade accounts payable	13,928	—	13,928
Accrued expenses and other current liabilities	25,691	—	25,691
Due to affiliates	19,104	—	19,104

Total current liabilities	68,223	4,116	72,339

Other liabilities	789	—	789
Long-term debt	165,979	—	165,979

Total long-term liabilities	166,768	—	166,768

Total liabilities	234,991	4,116	239,107

Commitments and contingencies

Partners’ deficit
General partner’s	(210)	(2)	(212)
Limited partners’	36,059	(765)	35,294

Total partners’ deficit	35,849	(767)	35,082

Total liabilities and partners’ deficit	$270,840	$3,349	$274,189

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Balance Sheet

	As of December 31, 2004
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$33,843	$—	$33,843
Trade accounts receivable, net	2,074	—	2,074
Inventories, net	27,494	—	27,494
Other current assets	2,491	—	2,491
Due from affiliates	4,017	—	4,017

Total current assets	69,919	—	69,919

Property and equipment, net	195,410	(805)	194,605
Deferred debt issuance costs, net	10,450	—	10,450
Other assets	13,002	—	13,002

Total assets	$288,781	$(805)	$287,976

Liabilities and Partners’ Deficit
Current liabilities:
Trade accounts payable	$15,334	$—	$15,334
Accrued expenses and other current liabilities	31,484	—	31,484
Due to affiliates	12,420	—	12,420

Total current liabilities	59,238	—	59,238

Other liabilities	765	—	765
Long-term debt	246,250	—	246,250

Total long-term liabilities	247,015	—	247,015

Total liabilities	306,253	—	306,253

Commitments and contingencies

Partners’ deficit
General partner’s	(198)	(2)	(200)
Limited partners’	(17,274)	(803)	(18,077)

Total partners’ deficit	(17,472)	(805)	(18,277)

Total liabilities and partners’ deficit	$288,781	$(805)	$287,976

The restatement had no net impact on net cash provided by operating activities for the three-years ended December 31, 2002, 2003, and 2004.

(b) Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Petro Financial Corporation and Petro Distributing, Inc. All significant intercompany balances have been eliminated in consolidation.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Instruments and Hedging Activities

The Company records derivative instruments (including derivative instruments embedded in other contracts) on the balance sheet as either an asset or liability measured at its fair value. Changes in a derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gain or loss to offset related results on the hedged item on the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Cash and Cash Equivalents

The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less. Cash equivalents at December 31, 2003 and December 31, 2004 were comprised of short term money market investments in government securities and totaled $8.7 million and $26.7 million, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable, including accounts receivable purchased for a fee from franchisees. The Company has an accounts receivable billing and collection program that is managed by a third-party billing company. The Company’s maximum exposure to off-balance sheet credit risk is represented by recourse liability for the outstanding balance of accounts receivable, which totaled approximately $5.2 million and $4.8 million at December 31, 2003 and 2004, respectively. A majority of the receivables are not collateralized. The risk, however, is limited due to the large number of entities comprising the customer base and their dispersion across geographic regions. At December 31, 2003 and 2004, the Company had no significant concentrations of credit risk. Management believes that the Company has adequate reserves to cover potential credit risks.

Allowance for Uncollectible Accounts

Accounts receivable are reviewed on a regular basis and the allowance for uncollectible accounts is established to reserve for specific accounts believed to be uncollectible. In addition, the allowance provides a reserve for the remaining accounts not specifically identified. At December 31, 2003 and 2004, the allowance for uncollectible accounts totaled $778,000 and $776,000, respectively.

Inventories

Inventories are primarily stated at the lower of average cost or market.

Property and Equipment

Property and equipment are recorded at historical cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation and amortization are generally provided

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the shorter of (1) the lease term, as defined for each leased site in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” as amended, or (2) the useful life of the asset. Repairs and maintenance are charged to expense as incurred, and amounted to $5.1 million, $5.5 million, and $5.8 million for the years ended December 31, 2002, 2003, and 2004, respectively. Renewals and betterments are capitalized. Gains or losses on disposal of property and equipment are credited or charged to income.

Leased equipment meeting certain criteria is capitalized and the present values of the related lease payments are recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease.

Facilities under development are recorded at cost, and include capitalized interest costs associated with the development of a project. These costs are classified as facilities under development until the project is completed, at which time the costs are transferred to the appropriate property and equipment accounts.

In December 2004, the Company sold all of its real property in Marianna, Florida for a sales price of $2.0 million and recognized a gain of $22,000.

Debt Issuance Costs

Costs incurred in obtaining long-term financing are amortized over the life of the related debt using a method that approximates the interest method. At December 31, 2003 and 2004, accumulated amortization of debt issuance costs was $7.7 million and $1.6 million, respectively. The decrease is primarily due to the 2004 Refinancing Transaction.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over the fair value of the assets of an acquired business. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provision of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The Company has no recorded goodwill. The Company does have a restrictive covenant intangible asset with a historical cost of $500,000 that is amortized on a straight-line basis over a 20-year period. At December 31, 2003 and 2004, accumulated amortization of the restrictive covenant was $81,300 and $106,300, respectively. On an annual basis, the Company evaluates its long-lived assets for possible impairment and to the extent the carrying values exceed fair values, an impairment loss is recognized in operating results.

Land Held for Sale

The Company records long-lived assets held for sale at the lower of carrying amount or fair value less cost to sell. At December 31, 2003 and 2004, the Company reported land held for sale at its carrying value of $5.0 million and $4.3 million, respectively. The land held for sale consists of several parcels of undeveloped land considered by management as excess and no longer necessary for the operations of the Company. In March 2004, the Company sold all of its undeveloped land in Knowlton Township, New Jersey for $1.1 million. Since the carrying amount of such land was equal to the selling price less cost to sell, no gain or loss was recognized in 2004. The Company recognized a loss of $908,000 in 2003 related to the land in Knowlton Township, New Jersey due to a decrease in its fair market value. All of the 2003 and 2004 balances are included in other assets in the accompanying consolidated balance sheets.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events, or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Partial Self-Insurance

The Company is partially self-insured, paying for its own employment practices, general liability, workers’ compensation, and group health benefit claims, up to stop-loss amounts ranging from $100,000 to $250,000 on a per-occurrence basis. Provisions established under these partial self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, based on claims history. The most significant risk of this methodology is its dependence on claims history, which is not always indicative of future claims. Revisions of estimates based on historical claims data have the effect of increasing or decreasing the related required provisions and thus may impact the Company’s net income (loss) for the period. If the Company’s estimate is inaccurate, the Company’s expenses and net income (loss) will be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. For the years ended December 31, 2002, 2003, and 2004, aggregated provisions amounted to approximately $7.2 million, $7.7 million, and $9.0 million, respectively. For the years ended December 31, 2002, 2003, and 2004, the Company paid approximately $7.5 million, $7.1 million, and $8.6 million, respectively, on claims related to these partial self-insurance programs. At December 31, 2003 and 2004, the aggregated liability was approximately $7.4 million and $7.8 million, respectively, which the Company believes is adequate to cover both reported and incurred but not reported claims.

Loyalty Program

The Company utilizes estimates in accounting for its Petro Passport loyalty program. The Company records a liability for the estimated redemption of Petro points based on management’s estimates about the future redemption rate of Petro points outstanding. The most significant risk of this methodology is its dependence on using historical redemption rates, which are not always indicative of future redemption rates. If the Company’s estimate is inaccurate, the Company’s related expenses and net income (loss) could be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. At December 31, 2004, the Company believes that the liability related to its Petro Passport loyalty program is adequate to cover future point redemptions.

Environmental Liabilities and Expenditures

Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. At December 31, 2003 and 2004, such accrual amounted to $300,000 and $237,000, respectively. These liabilities are exclusive of claims against third parties.

Asset Retirement Obligations

On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 provides accounting guidance

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for retirement obligations, for which there is a legal obligation to settle, associated with tangible long-lived assets. SFAS No. 143 requires that asset retirement costs be capitalized as part of the cost of the related long-lived asset and such costs should be allocated to expense by using a systematic and rational method. The statement requires that the initial measurement of the asset retirement obligation be recorded at fair value and the use of an allocation approach for subsequent changes in the measurement of the liability. SFAS No. 143 changes the Company’s accounting for underground storage tank removal costs and sewage plant waste removal costs. An asset retirement obligation of $489,000 and $528,000 has been recorded as a liability at December 31, 2003 and 2004, respectively. The implementation of this standard resulted in a one-time charge for the cumulative effect of a change in accounting principle of $397,000 for the year ended December 31, 2003.

Pro forma effects on net income before cumulative effect of a change in accounting principle assuming the application of SFAS No. 143 on a retroactive basis for the periods shown are as follows:

	For the Year Ended December 31, 2002
	Actual	Pro forma
	(As Restated)	(As Restated)
	(in thousands)
Income before cumulative effect of a change in accounting principle	$6,897	$6,844
Net income	$6,897	$6,844

As of December 31, 2002, the pro forma asset retirement liability would have been $443,000.

A reconciliation of the Company’s asset retirement obligation for the years ended December 31, 2003 and 2004 are as follows:

	2003	2004
	(in thousands)
Beginning	$443	$489

Liabilities incurred	—	—
Liabilities settled	—	—
Revisions of estimate	—	—
Accretion expense	46	39

Ending	$489	$528

Revenue Recognition

The Company recognizes revenue from the sale of fuel and non-fuel products and services at the time delivery has occurred and services have been performed.

Franchise Revenues

The Company recognizes net revenue from initial franchise fees and other revenue types from individual franchisees when substantially all significant services to be provided by the Company have been performed. Franchise fees, which are based generally upon a percentage of the franchisees’ sales, are recognized monthly as earned. Given the insignificance of initial franchise fees and other revenue types, the Company reports a combined revenue amount. Revenues from franchise operations aggregated $4.8 million, $5.3 million, and $5.7 million during the years ended December 31, 2002, 2003, and 2004, respectively. There were 23 franchise locations in operation for each of the years ended December 31, 2002 and 2003, and 24 during the year ended

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004. The Company does not allocate any expenses in measuring its franchise segment’s profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

Motor Fuel Taxes

Certain motor fuel taxes are collected from consumers and remitted to governmental agencies by the Company. Such taxes were $236.8 million, $248.0 million, and $262.3 million for the years ended December 31, 2002, 2003, and 2004, respectively, and are included in net revenues and cost of sales in the accompanying consolidated statements of operations.

Advertising and Promotion

Costs incurred in connection with advertising and promotion are expensed as incurred, net of reimbursements from franchisees. Net advertising and promotion expenses of $3.8 million, $4.0 million, and $4.7 million were incurred for the years ended December 31, 2002, 2003, and 2004, respectively, which are included in operating expenses in the accompanying consolidated statements of operations. Advertising and promotion reimbursements from franchisees totaled $504,000, $557,000, and $559,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

Partnership Interests Option Plan

The Holding Partnership has established an equity incentive plan (“Option Plan”) to attract and retain key personnel, including senior management, and to enhance their interest in the Company’s continued success, which is more fully described in Note 11. The Company applies Accounting Principles Board Opinion No. 25 in accounting for its Option Plan. Accordingly, compensation costs for partnership interest options are measured as the excess, if any, of the market price of the partnership interests at the date of grant over the amount an employee must pay to exercise the option. No such compensation cost was recognized during the years ended December 31, 2002, 2003, and 2004. The Company provides the disclosures required by the Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by the Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

Had compensation expense been determined consistent with SFAS No. 123, the Company’s net income for the years ended December 31, 2002, 2003, and 2004 (no options were granted in 2002, 2003, or 2004) would have been recorded in the following pro forma amounts:

	For the Years Ended December 31,
	2002	2003	2004
	(As Restated)	(As Restated)	(As Restated)
	(in thousands)
Net income—as reported	$6,897	$8,640	$4,900
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(54)	(22)	(4)

Net income—pro forma	$6,843	$8,618	$4,896

For pro forma disclosure purposes, the Company recognizes compensation cost on a straight-line basis over the related service period.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company is not subject to federal or state income taxes. Results of operations are allocated to the partners in accordance with the provisions of the Company’s Fourth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) and reported by each partner on its respective federal and state income tax returns. The taxable income or loss allocated to the partners in any one year generally varies substantially from income or loss for financial reporting purposes due to differences between the periods in which such items are reported for financial reporting and income tax purposes.

(3) Inventories

The following is a summary of inventories at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Motor fuels and lubricants	$5,650	$8,139
Tires and tubes	4,808	4,718
Merchandise and accessories	14,133	13,710
Restaurant and other	1,052	1,160
Less reserve for obsolescence	(233)	(233)

Inventories, net	$25,410	$27,494

The majority of the Company’s reserve for obsolescence relates to its merchandise and accessories and restaurant and other inventories. The motor fuels and lubricants inventories generally turn approximately every two-three days and do not become obsolete. The Company’s tires and tubes inventories also generally do not become obsolete.

(4) Property and Equipment

Property and equipment is summarized at December 31, 2003 and 2004, as follows:

	Estimated Useful Lives	2003	2004
	(years)	(As Restated)	(As Restated)
		(in thousands)
Land and improvements	10	$55,993	$55,934
Buildings and improvements	30	172,530	173,405
Furniture and equipment	3-10	88,817	88,908
Leasehold improvements	7-30	13,512	14,025

		330,852	332,272
Less accumulated depreciation and amortization		(124,676)	(137,667)

Property and equipment, net		$206,176	$194,605

Furniture and equipment includes equipment purchased under a capital lease.

(5) Leases

Operating Leases

The Company has entered into various operating leases. The operating leases are related to five Petro Stopping Center locations, two land leases, an office building, and various equipment. The leases contain renewal options varying from automatic annual renewals to multiple year options.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of future minimum rental payments on operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004, is as follows:

Fiscal Year Ending	Related Party	Third Party	Total
	(in thousands)
2005	$2,235	$2,111	$4,346
2006	1,525	1,684	3,209
2007	1,018	1,632	2,650
2008	1,018	1,633	2,651
2009	1,018	1,632	2,650
Later years	2,723	6,100	8,823

Total minimum lease payments	$9,537	$14,792	$24,329

Rent expense under all operating leases was $3.1 million for the year ended December 31, 2002 and $4.4 million for each of the years ended December 31, 2003 and 2004. Of these rentals, amounts of $2.2 million for the year ended December 31, 2002 and $1.0 million for each of the years ended December 31, 2003 and 2004 were paid to related-parties. The related-party operating lease transactions, which are more fully described in Note 8, are:

•	The lease by the Company of an office building in which the Company’s principal executive offices are located that is owned by J.A. Cardwell, Sr., the Chairman and Chief Executive Officer of the Company. The Company made annual rent payments of $336,000 for each of the years ended December 31, 2002, 2003, and 2004.

•	The lease by the Company of the Petro Stopping Center located in Effingham, Illinois from Truck Stop Property Owners, Inc., that is owned by Travis Roberts, an employee of the Company since his rehire in June 2004, and five former employees of the Company. The Company made rental payments of $1.2 million for each of the years ended December 31, 2002, 2003, and 2004.

•	The lease by the Company of the Petro Stopping Center located in North Baltimore, Ohio that was purchased from our previous lessor by TSP Holdings, LLC, a company wholly owned by James A. Cardwell, Jr., the President and Chief Operating Officer of the Company. Effective January 2002, the Company began leasing the site from TSP Holdings, LLC and made rental payments of $667,000 for the year ended December 31, 2002 and $682,000 for each of the years ended December 31, 2003 and 2004.

The Company also leases retail space to independent merchants that operate in some of its truck stop locations. The leases relate to retail space in the mall area of the main building, free-standing brokerage buildings located on the property, retail spaces within the company-operated profit centers, and land lease agreements for the operation of truck weighing scales, truck washes, and a free-standing motel operation. The type of space leased at the various truck stop locations is dependent upon the physical layout of each site. Lease terms generally call for a fixed monthly rental payment while certain lease agreements call for a monthly contingent rental payment that is based on the tenant’s monthly gross receipts and/or revenues. The Company records the revenues generated from these operating leases as “Other Income” in Non-Fuel Revenues. The revenues received from the independent merchants in connection with these lease agreements were $5.6 million, $6.3 million, and $6.3 million for the years ended December 31, 2002, 2003, and 2004, respectively, of which approximately $2.6 million, $2.7 million and $2.8 million, respectively, was received from contingent rental agreements.

Capital Leases

The Company previously leased the land and owned the building in Hammond, Louisiana. This land lease expired in September 2004 and, accordingly, the Company exercised its option to purchase the land. The

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company consummated this transaction in September 2004 at a purchase price of $4.1 million. In conjunction with the restatement, the Company reclassified this lease from an operating lease to a capital lease.

(6) Long-Term Debt

Long-term debt at December 31, 2003 and 2004 is presented below:

	2003	2004
	(in thousands)
Four-year revolving line of credit, under the senior secured credit facility, as amended on January 21, 2005, with a scheduled maturity of February 9, 2008, in an amended aggregate principal amount of $40.0 million ($5.0 million restricted to the issuance of letters of credit). Interest at either the bank’s base rate plus 1.5% or the Eurodollar rate plus 2.75% is payable quarterly. Commitment fees of 0.5% on undrawn funds are paid quarterly. Borrowings are collateralized by substantially all of the Company’s assets and the guarantees of each of the Company’s subsidiaries. See Note 1.	$—	$—

Two-year term loan A, under the retired senior secured credit facility, in an original amount of $29.3 million, with a scheduled maturity of June 30, 2004. Interest at either the bank’s base rate plus 1.5% or the Eurodollar rate plus 3.0% was payable quarterly. The weighted average interest rate was 4.3% at December 31, 2003. The term loan A was collateralized by substantially all of the Company’s assets. Retired February 9, 2004. See Note 1.	6,098	—

Seven-year term loan B, under the retired senior secured credit facility, in an original amount of $40.0 million, with a scheduled maturity of July 23, 2006. Interest at either the bank’s prime rate plus 1.75% or the Eurodollar rate plus 3.25% was payable quarterly. The weighted average interest rate was 4.6% at December 31, 2003. The term loan B was collateralized by substantially all of the Company’s assets. Retired February 9, 2004. See Note 1.	34,687	—

Four-year term loan, under the senior secured credit facility, as amended on January 21, 2005, with a scheduled maturity of February 9, 2008, in an original amount of $25.0 million, as amended to $21.3 million. Quarterly principal payments of approximately $1.3 million each on March 31, 2004, June 30, 2004, and September 30, 2004 were made. Remaining principal is due in full at maturity. Interest at either the bank’s base rate plus 1.5% or the Eurodollar rate plus 2.75% is payable quarterly. The weighted average interest rate was 5.8% at December 31, 2004. The term loan is collateralized by substantially all of the Company’s assets and the guarantees of each of the Company’s subsidiaries. See Note 1.

	—	21,250

10 1/2% Senior Notes due 2007 in an original aggregate principal amount of $135.0 million, net of unamortized discount of $306,000 as of December 31, 2003. Interest on the 10 1/2% Notes was payable on February 1 and August 1 of each year. As part of the 2004 Refinancing Transactions, the Company repurchased the majority of the 10 1/2% Notes and repurchased the remaining notes on March 12, 2004. See Note 1	134,694	—

9% Senior Secured Notes due 2012 in an original aggregate principal amount of $225.0 million. Interest on the 9% Notes is payable on February 15 and August 15 of each year, effective August 15, 2004. The 9% Notes are subordinate to the loans under the senior secured credit facility to the extent of the value of the assets securing such loans. See Note 1.	—	225,000

Total long-term debt	175,479	246,250

Less current portion	9,500	—

Long-term debt, excluding current portion	$165,979	$246,250

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company had $9.6 million and $10.6 million of standby letters of credit outstanding under the revolving credit portion of the Company’s retired credit facilities and senior secured credit facilities at December 31, 2003 and 2004, respectively. For each of the years ended December 31, 2003 and 2004, approximately $8.2 million and $7.6 million of these letters of credit are required to be posted with the Company’s insurance carriers in connection with the Company’s obtaining liability and other insurance coverages. As of December 31, 2004, the Company was in compliance with all financial covenants under the senior secured credit facilities.

In connection with the 2004 Refinancing Transactions, the Company made a tender offer for all of its 10 1/2% Notes. On February 9, 2004, the Company repurchased approximately 87.0% of its 10 1/2% Notes. In accordance with the terms of the 10 1/2% Notes indenture, the Company redeemed the remaining 10 1/2% Notes for 101.75% of the principal amount, plus accrued interest on March 12, 2004.

On July 19, 2004, the Company completed the exchange of substantially all of the unregistered 9% Notes for 9% Notes that were registered with the Securities and Exchange Commission.

The senior secured credit facilities and the Indenture for the 9% Notes each contain certain covenants that places limitations on the operation of the Company’s business, including without limitation, covenants with respect to the following matters: (i) limitation on incurrence of debt; (ii) limitation on operating leases; (iii) limitation on restricted payments; (iv) limitation on liens; (v) limitation on dividends and other payments affecting restricted subsidiaries; (vi) limitation on issuance and sale of capital interests in restricted subsidiaries; (vii) limitation on asset sales; (viii) limitation on transactions with affiliates; (ix) limitation on sale and leaseback transactions; (x) limitation on creation of unrestricted subsidiaries; and (xi) in the case of the senior secured credit facilities, financial covenants covering leverage, capital expenditures, EBITDA (as defined therein), and fixed charge coverage.

The Company’s restricted subsidiaries include its subsidiaries Petro Financial Corporation and Petro Distributing, Inc. The Company does not have any unrestricted subsidiaries.

Estimated principal payment requirements on long-term debt under the senior secured credit facilities and 9% Notes (reflects the amended senior secured credit):

Fiscal Year Ending	(in thousands)
2008	$21,250
2012	225,000

Total	$246,250

(7) Accrued Expenses and Other Liabilities

The following is a summary of accrued expenses and other liabilities at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Accrued expenses:
Employee related expenses	$9,630	$13,598
Taxes payable—sales, fuel, and property	4,312	4,409
Interest expense	5,906	7,658
Other	5,843	5,819

Total	$25,691	$31,484

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8) Related-Party Transactions

Amounts due to and from affiliates as of December 31, 2003 and 2004 consist of the following:

	2003	2004
	(in thousands)
Due from affiliates:
Petro Truckstops, Inc.	$754	$1,737
Petro Stopping Centers Holdings, L.P.	1,553	—
Petro Travel Plaza, LLC	1,338	858
Cardwell Group	676	675
El Paso Amusement Company	154	198
C&R Distributing, Inc.	299	185
Other	176	364

Total	$4,950	$4,017

Due to affiliates:
Mobil Diesel Supply Corporation	$16,988	$10,994
ExxonMobil	1,346	836
C&R Distributing, Inc.	289	321
El Paso Amusement Company	170	176
Volvo	305	93
Other	6	—

Total	$19,104	$12,420

Many of the relationships described below between the Company and entities affiliated with the Cardwell Group were entered into prior to 1992, when the Cardwell Group or their affiliates owned 100% of the Company. Prior to 1997, other than Board of Director approval, there was no formal procedure to ensure that related-party contracts contained arms-length terms and competitive pricing. In 1997, management implemented a process designed to ensure all new related-party transactions or the renewal of existing related-party activities would be subject to a competitive bid or competitive analysis process. Management believes that all of the Company’s existing related-party transactions are on terms comparable to those that could have been received in an arms-length transaction.

Each of the related parties and/or affiliates of the Company included in the transactions described in this section (other than ExxonMobil, Mobil Diesel Supply Corporation (“Mobil Diesel”), a wholly owned subsidiary of ExxonMobil, Volvo Trucks North America, Inc. (“Volvo Trucks”), Volvo Petro Holdings, LLC, and Petro Travel Plaza, LLC) is owned or controlled to some degree by a member or members of the Cardwell Group. Related-party transactions, other than those specifically discussed below, may arise in the ordinary course of business.

In July 1999, the Company entered into two ten-year supply agreements with ExxonMobil. Upon the expiration of the ten-year initial term, the agreements are renewable for another five-year term at the option of ExxonMobil; however, the Company has the ability to terminate the agreements at the end of the ten-year term by paying a termination fee based on a formula provided for in such agreements. Under the terms of one of these agreements, as amended (which is referred to as the fuel supply agreement), ExxonMobil and Mobil Diesel (collectively, the “ExxonMobil Suppliers”) will supply the company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets, and under the other of these agreements (which is referred to as the lubricant supply agreement), the Company purchases lubricants, based upon minimum purchase commitments, at the prices set forth in that agreement.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2004, the diesel fuel sold at 19 of our 37 company-operated Petro Stopping Centers and some of the Company’s franchise operated Petro Stopping Centers is branded Mobil Diesel, and all of the company-operated Petro:Lubes feature Mobil Delvac lubricants. The contracts with the ExxonMobil Suppliers (the “ExxonMobil Supply Agreements”) require that the Company purchase from ExxonMobil specified distribution terminals, a minimum number of gallons of diesel fuel on an annual basis, as adjusted based upon product availability, the number of Petro Stopping Centers the Company operates, and other circumstances therein described. For 2004, the Company’s annual volume commitment was 230.6 million gallons of Mobil diesel under the fuel supply agreement and 1.6 million gallons of Mobil lubricants under the lubricant supply agreement. This constituted approximately 40.8% of the Company’s diesel fuel requirements and approximately 76.1% of the Company’s lubricant requirements. In addition, the Company is required to exclusively advertise both the Mobil Delvac lubricants and the Mobil fuel at the branded ExxonMobil locations.

If the Company does not purchase any diesel fuel from ExxonMobil under the ExxonMobil Supply Agreements, the maximum penalties in any year would be $0.0035 per gallon, multiplied by the annual volume commitment as provided for in the ExxonMobil Supply Agreements (as adjusted for the opening or closing of sites). In connection with the 2004 Refinancing Transactions, the Company amended the ExxonMobil Supply Agreements. The amendment contemplates that the Company may purchase fuel from other suppliers, and provides that the penalty will be multiplied by a fraction, the numerator of which is the average of Company’s trade credit with the ExxonMobil Suppliers during December of each year and the denominator of which is $30.0 million. As a result, the Company will have an incentive to reduce its accounts payable to the ExxonMobil Suppliers during each year. In 2002, 2003, and 2004, the Company incurred penalties of approximately $184,000, $397,000, and $422,000, respectively. As provided in the ExxonMobil Supply Agreements, if the ExxonMobil Suppliers do not supply 100% of the Company’s diesel fuel demand at Mobil-branded locations, Mobil Diesel purchases such additional diesel fuel from third party suppliers and then sells it to the Company. In such cases the Company can designate a third party supplier from whom Mobil Diesel will obtain diesel fuel, so long as the fuel meets or exceeds the minimum industry or governmental specifications and the alternate source supplier agrees to specified procedures. Effective June 2001, Mobil Diesel and the Company entered into an outsourcing agreement to document the responsibilities associated with the day-to-day operations of Mobil Diesel, including the ability of the Company personnel to negotiate price and other terms of third party supply arrangements, subject to approval by Mobil Diesel.

If the Company is able to obtain a lower diesel fuel price from a third-party supplier approved by Mobil Diesel in a particular market area, the Company may request that ExxonMobil meet the lower price or allow a portion of its diesel fuel requirements to be supplied from the Mobil Diesel approved third-party supplier, in which case Mobil Diesel would purchase the diesel fuel from the supplier and resell the product to the Company. Any change in supply source, other than a change resulting from inability to supply, does not affect the Company’s requirement to purchase the annual minimum number of gallons from ExxonMobil specified distribution terminals as provided in the ExxonMobil Supply Agreements. The ExxonMobil Supply Agreements also place a limit on the maximum number of gallons of diesel fuel that the Company may receive monthly from the ExxonMobil Suppliers’ specified distribution terminals. Prices to be charged for fuel sold to the Company under the ExxonMobil Supply Agreements are based on referenced prices plus delivery costs minus discounts.

The Company purchases diesel fuel and gasoline for each of its company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a two to three day inventory of fuel. During 2004, the Company purchased 72.9% of its diesel fuel and gasoline through the ExxonMobil Suppliers, approximately 67.8% of which was third-party fuel purchased through the arrangement described above, which includes fuel purchases received at a third-party terminal but sold by the ExxonMobil Suppliers under an exchange or purchase arrangement. The approximate aggregate amounts of fuel purchased under the ExxonMobil Supply Agreements were $696.3 million, $766.0 million, and $738.6 million for the years ended December 31, 2002, 2003, and 2004, respectively.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the terms of an agreement with C&R Distributing, Inc. (“C&R”), the Company currently purchases Chevron branded gasoline and motor oils at cost for three of its Petro Stopping Centers from C&R. The sole shareholder of C&R is Nevada Trio, Inc., a Nevada Corporation, which is controlled by the Cardwell Group. The C&R fuel agreement requires the Company to keep Chevron unleaded gasoline, regular gasoline, and motor oils continuously stocked and offered for sale in quantities sufficient to meet demand. In 1997, the Company entered into a product services agreement with C&R under which C&R provides the Company with fuel hauling and fuel pump maintenance and services within the El Paso, Texas, metropolitan area. The term of the product service agreement expired in December 2004 and is currently on a month-to-month basis. C&R provides the Company with fuel hauling within various specified markets designated by the Company under a fuel carrier agreement entered into on March 1, 2000, which expired on March 1, 2003 and is automatically renewed for successive one year terms until cancellation by either party with 90 days written notice. The C&R agreements provide that C&R will charge the Company for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. The C&R fuel agreement is exclusive but allows the Company to cancel the agreement with 30 days prior notice. The C&R product services agreement is non-exclusive and allows the Company to enter into similar agreements with other parties. The C&R fuel carrier agreement is exclusive with respect to the Petro Stopping Centers as defined per the agreement. Sales of fuel and lubricants and truck hauling fees charged by C&R to the Company aggregated $7.3 million, $9.3 million, and $11.2 million for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, the Company sold diesel fuel to C&R through June 2003, at the Company’s cost, which aggregated to $9.0 million and $1.4 million, for the years ended December 31, 2002 and 2003, respectively.

On July 23, 1999, Volvo Trucks and the Company entered into an Operating Agreement related to the warranty, maintenance, and service work the Company provides to Volvo Trucks managed vehicles, the sale by the Company of Volvo truck parts, joint advertising and marketing initiatives, and the co-development of Petro Stopping Centers by Volvo Trucks and the Company to utilize the Company’s truck stop space for Volvo truck sales and marketing.

J.A. Cardwell, Sr., James A. Cardwell, Jr., and Mrs. J.A. Cardwell, Sr. own 60.0%, 30.0%, and 10.0%, respectively, of the stock of C&PPR, Inc. (“C&PPR”). James A. Cardwell, Jr. is the sole shareholder of Petro Truckstops, Inc. (“Petro Truckstops”) and Petro Beverage, Inc. The Company entered into agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc. relating to the retail sales of beer, wine, and wine coolers at a limited number of its Petro Stopping Centers. The agreements continue in effect until terminated by either party. Under the agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc., the Company agreed to operate the alcohol sales business at these locations for these entities in exchange for a percentage of the gross receipts generated from alcoholic beverage sales. The percentage of gross alcoholic beverage sales received by the Company is 10.0% in the case of C&PPR and 15.0% in the case of Petro Truckstops and Petro Beverage, Inc., of which 5.0% in all cases serves as the Company’s reimbursement of all related operating expenses as defined under the agreements. In each of the agreements, the net payments to the Company are intended to be approximately equal to the gross profit received by the above entities. The Company’s revenues in connection with the C&PPR agreement were $55,000, $61,000, and $59,000 for the years ended December 31, 2002, 2003, and 2004, respectively. The Company’s revenues in connection with the Petro Truckstops agreement were $43,000, $44,000, and $45,000 for the years ended December 31, 2002, 2003, and 2004, respectively. The Company’s revenues in connection with the Petro Beverage, Inc. agreement were $7,000, $8,000, and $7,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

Concurrent with the formation of the Company in April 1992, Motor Media, Inc. (“Motor Media”), which is owned 100% by James A. Cardwell, Jr., entered into a five-year agreement with the Company (the “Motor Media Agreement”), under which Motor Media leases floor and wall space at all Petro Stopping Centers operated by the

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company and sells space for in-store advertising to third parties. The term of the Motor Media Agreement expired in 1997 and was renewed for an additional five-year term that expired in 2002. The agreement is automatically renewed until cancellation by either party with 60 days written notice. Under the Motor Media Agreement, the Company and Motor Media are entitled to 25.0% and 75.0%, respectively, of the gross revenues generated. The Company received $25,000, $15,000, and $28,000 for the years ended December 31, 2002, 2003, and 2004, respectively, representing its share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide.

Under an agreement (the “Amusement Agreement”) between El Paso Vending and Amusement Company (“EPAC”), of which J.A. Cardwell, Sr. and James A. Cardwell, Jr. own 99.0% and 1.0%, respectively, and the Company, EPAC furnishes and services video and other games for the company-operated Petro Stopping Centers. The term of the Amusement Agreement expired in May 2002 and operated on a month-to-month basis prior to the renewal and extension of the Amusement Agreement, which was made as of April 1, 2003 for a three-year term ending March 31, 2006. The Amended Amusement Agreement shall automatically renew for successive one-year terms unless either party provides a written notice of termination at least ninety days prior to the termination of the extended initial term or any renewal term. The Amended Amusement Agreement currently covers 31 of the company-operated Petro Stopping Centers, of which the Company and EPAC are entitled to 50% each of the revenues generated by the games for 24 sites and with the remaining 7 sites, the Company and EPAC are entitled to 60% and 40%, respectively, of the revenues generated by the games. The Company received $2.5 million for the year ended December 2002 and $2.1 million for each of the years ended December 2003 and 2004, representing its share of the revenues under the Amusement Agreement and the Amended Amusement Agreement.

Since June 1993, the Petro Stopping Center located in Shreveport, Louisiana has featured video poker games housed in a separate on-site facility and operated by Petro Truckstops, Inc., which is owned 100% by James A. Cardwell, Jr., who, under terms of a contract, pays 95.0% of the revenue collected to the Company and retains 5.0% for operating expenses in accordance with a lease agreement. In order to satisfy state law requirements, in February 2000, the Company leased the Shreveport fuel island operation to Petro Truckstops, Inc., which operates the video poker offering. Pursuant to the terms of the Property Lease Agreement, dated November 12, 1998, between the Company and Petro Truckstops, Inc., the Company receives rental income of $1.2 million per annum, which was received for each of the years ended December 31, 2002, 2003, and 2004. The Company also receives a management fee of $250,000 per annum, which was received for each of the years ended December 31, 2002, 2003, and 2004. Additionally, the Company sells diesel fuel to the Shreveport location that aggregated to $11.8 million, $13.8 million, and $20.8 million for the years ended December 31, 2002, 2003, and 2004, respectively.

The office building in which the Company’s principal executive offices are located is owned by J.A. Cardwell, Sr. The Company leases the entire building under a lease agreement, as amended on July 10, 2003, which extended the term of the lease from December 31, 2005 to December 31, 2013. Under the lease, the Company pays rent totaling $336,000 per year. In addition to rent, the Company is required to pay all taxes, maintenance, and other operating expenses related to the leased building.

The Petro Stopping Center located in North Baltimore, Ohio was purchased from the previous lessor by TSP Holdings, LLC, a company that is wholly owned by James A. Cardwell, Jr. Effective January 8, 2002, the Company leased the North Baltimore site under a lease with an initial ten-year term and two consecutive renewal options of five years each. Pursuant to the terms of the lease agreement, the Company has the option to purchase the Petro Stopping Center at a purchase price of $5.6 million any time during the lease. Under the lease terms, the Company pays rent totaling $682,080 per annum, which was paid on a pro-rata basis for the year ended December 31, 2002 in the amount of $667,000. The entire $682,080 was paid for the years ended December 31, 2003 and 2004.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to the terms of the Limited Liability Company Operating Agreement dated as of December 5, 1997 and amended as of December 19, 2002 (the “LLC Agreement”), the Company formed a limited liability company, Petro Travel Plaza, LLC (“Petro Travel Plaza”), with Tejon Development Corporation (“Tejon”) to build and operate a Petro Stopping Center branded location in Southern California. Under the terms of the LLC Agreement among the Company, Tejon, and Tejon Ranch Company, as guarantor, the Company made a capital contribution of $2.0 million for working capital and inventory, which was the Company’s initial investment in this venture. Pursuant to the LLC Agreement, the Petro Travel Plaza financed construction of the location with a non-recourse credit facility. The Company received management fees of $253,000, $382,000, and $374,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, the Company is responsible for the administrative, accounting, and tax functions of Petro Travel Plaza and received $25,000 for the year ended December 31, 2002 and $30,000 for each of the years ended December 31, 2003 and 2004 for these services. As a 40.0% member of Petro Travel Plaza, the Company receives 40.0% of the location’s operating earnings, which is accounted for using the equity method. The Company’s 40.0% share amounted to income of $406,000, $476,000, and $664,000 for the years ended December 31, 2002, 2003, and 2004, respectively. This Petro Stopping Center location began operations in June 1999.

Highway Service Ventures, Inc. (“HSV”), a corporation in which J.A. Cardwell, Sr. owns a 31.7% interest, operates four franchised Petro Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia. These franchise agreements do not contain terms that are more favorable to the franchisee than the comparable terms in any of the Company’s other franchise agreements. For the years ended December 31, 2002, 2003, and 2004, the Company purchased receivables from HSV in the amounts of $10.2 million, $9.1 million, and $9.3 million, respectively. We received fees from HSV for the administrative and bad debt costs of administering the direct billing program related to such receivables of $31,000, $25,000 and $21,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, the Company received franchise fees from HSV of approximately $1.1 million for each of the years ended December 31, 2002 and 2003, and approximately $1.2 million for the year ended December 31, 2004.

The Petro Stopping Center located in Effingham, Illinois, is owned by Truck Stop Property Owners, Inc. (“Truck Stop”), a corporation owned by Travis Roberts, and five former employees of the Company. Mr. Roberts is an employee of the Company since his rehire in June 2004, and owns 22.0% of the stock of Truck Stop. The Company leases the Effingham site under a lease expiring in May 2006, which provides for adjustable base rent payments tied to interest rates, plus taxes, and operating expenses. The Company has three consecutive options to renew the lease for terms of five years each at rental rates equal to the base rent, plus certain adjustments at the time of renewal. The Company also has the right of first refusal to purchase the Petro Stopping Center at any purchase price agreed upon between Truck Stop and a third-party. The Company made rental payments to Truck Stop of $1.2 million for each of the years ended December 31, 2002, 2003, and 2004.

Concurrent with the formation of the Company in April 1992, J.A. Cardwell, Sr., James A. Cardwell, Jr., and officers and directors of the Company, executed an Option and Right of First Refusal Agreement that granted to the Company and other parties options, which expire in December 2006, to purchase certain properties owned by the Cardwell Group or their affiliates that are located near or adjacent to certain of the Company’s Petro Stopping Centers, and a right of first refusal on these properties. The price at which an option property may be purchased will be equal to the fair market value of the property when the option is exercised as determined by an appraisal.

Concurrent with the 2004 Refinancing Transactions, J.A. Cardwell, Sr., James A. Cardwell, Jr., Petro, Inc., and JAJCO II Inc. each entered into an indemnity agreement under which he or it agreed to indemnify the Company and the Holding Partnership, and the general and limited partners thereof, for a definitive amount of debt arising out of the 2004 Refinancing Transactions. The indemnity agreements were entered into by the parties

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to address specific income tax issues arising out of the 2004 Refinancing Transactions under the “at-risk” limitation rules, the partnership basis rules, and the liability allocation rules found in the Internal Revenue Code and the Treasury Regulations. Consequently, each party’s obligation under its respective indemnity agreement is determined by taking into account that party’s basis in its partnership interest and the applicable “at-risk” rules and liability allocation rules. The indemnity agreements do not relieve the Company and the Holding Partnership, and the general and limited partners thereof, from making regular interest and principal payments on and otherwise satisfying all obligations of the debt obligations arising out of the 2004 Refinancing Transactions until (i) an event of default or default has occurred in connection with one or more of the debt obligations, which remains uncured and/or is not otherwise waived, (ii) all amounts owing on the debt obligations that are in default become immediately due and payable, and (iii) all real and personal property, if any, liable for securing the debt obligations that are in default has been exhausted or otherwise disposed of to satisfy the debt obligations.

Under the terms of the Holding Partnership’s Partnership Agreement, the Holding Partnership is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate allocations of taxable income of the Holding Partnership. Distributions for the years ended December 31, 2002, 2003, and 2004 were $15,000, $23,000, and $12,000, respectively.

(9) Partners’ Capital (Deficit)

Ownership

Under the Company’s Partnership Agreement, the partners delegated management authority to a seven member Board of Directors. The Cardwell Group, Volvo Trucks, and Mobil Long Haul each have the right to appoint two persons each to the Board of Directors. These three partners also have the right to veto certain major partnership decisions. The seventh member of the Board of Directors is Mr. Larry Zine, who served as the Company’s Executive Vice President and Chief Financial Officer from December 1996 to January 1999 and as President of the Company from January 1999 through July 1999.

Distributions

Under the terms of the Partnership Agreement, the Company is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate allocations of taxable income of the Company. Distributions for the years ended December 31, 2002, 2003, and 2004, were $15,000, $42,000, and $13,000, respectively.

Under the Indenture for the 9% Notes and the agreement governing the senior secured credit facilities, the Company is permitted to make distributions to the Holding Partnership in an amount sufficient to allow the Holding Partnership to pay interest on the Holding Partnership’s 15% Notes and its new senior third secured discount notes due 2014 and to pay for taxes and administrative expenses. As of December 31, 2004, the Company paid approximately $1.7 million with respect to these distributions. The Company expects to pay approximately $2.6 million related to these distributions during 2005.

As of December 31, 2004, the Company made distributions of approximately $56.6 million to the Holding Partnership in connection with the 2004 Refinancing Transactions as permitted under the Indenture for the 9% Notes and the agreement governing the senior secured credit facilities. These distributions were made to allow the Holding Partnership to repurchase approximately 54.8% of the Holding Partnership’s 15% Notes.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects total cash distributions paid to the Holding Partnership:

	For the Years Ended December 31,
	2002	2003	2004
	(in thousands)
Cash dividends paid	$15	$42	$58,259

As of December 31, 2004, the historical net book value of assets and liabilities was approximately $31.8 million greater than the associated net tax basis of those assets and liabilities.

Allocations of Income

In any fiscal year, the Company’s profits shall be allocated first to those partners to whom losses have previously been allocated, then pro rata among the common limited partners. Losses for any fiscal year shall be allocated to the common partners.

Upon liquidation of the Company, the proceeds will be distributed first to creditors; next, pro rata, to partners who have distribution shortfalls; then to common partnership interests to the extent of unrecovered capital, and lastly, pro rata, to the partners in accordance with their positive capital account balances.

(10) Employee Benefits

The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees (the “Plan”). Company contributions equal 50.0% of the participants’ contributions up to 4.0% of the participants’ annual salary and aggregated approximately $400,000, $378,000, and $430,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Other than those discussed below, there were no other post employment or retirement plans at December 31, 2002, 2003, and 2004.

In December 2002, the Company amended and restated the Petro Stopping Centers Deferred Compensation Plan (the “Comp Plan”) for key employees, which was originally established in 1998. Under the Comp Plan, the participants may defer base compensation and earn interest on their deferred amounts. The program is not qualified under Section 401 of the Internal Revenue Code. The Company will credit matching deferrals for each participant equal to 50.0% of the first 4.0% of the participant’s compensation up to $9,500 per year. Company matched deferrals will vest at 20.0% after one year of service and an additional 20.0% for each year thereafter. The participants are general creditors of the Company with respect to these benefits. The total of participant deferrals, which is reflected in accrued expenses and other liabilities, was $799,000, $1.1 million, and $1.3 million at December 31, 2002, 2003, and 2004, respectively. The Company’s matched deferral expenses for the years ended December 31, 2002, 2003, and 2004, totaled $26,000, $14,000, and $76,000, respectively.

(11) Partnership Interests Option Plan

The Holding Partnership has established an equity incentive plan (“Option Plan”) to attract and retain key personnel, including senior management, and to enhance their interest in the Company’s continued success. The Company applies Accounting Principles Board Opinion No. 25 in accounting for its Option Plan. Accordingly, compensation costs for partnership interest options are measured as the excess, if any, of the market price of the partnership interests at the date of grant over the amount an employee must pay to exercise the option. No such compensation cost was recognized during the years ended December 31, 2002, 2003, and 2004. The Company provides the disclosures required by Statement of Financial Accounting Standards No. 123, “Accounting for

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation” (“SFAS No. 123”), as amended by the Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

All options are for equity interests in the Holding Partnership. Options are granted at an exercise price not less than market price at the date of grant. As an entity without publicly traded equity securities, the Board of Directors must determine in good faith the market price of the option at the date of grant. In the event of very recent transactions involving the Holding Partnerships’ partnership interests, the market price of the option is based on the value of the interests determined in those transactions. In the absence of very recent transactions, the plan provides a formula for determining an approximation of market price based on a multiple of the Holding Partnership’s latest four quarters of EBITDA, less indebtedness, and the mandatorily redeemable preferred partnership interests. The 2000 market price ($3,086 per .01% interest) was determined by the provisions of the plan since there were no recent transactions. Based on facts and circumstances at the time, the Board of Directors concluded the amount as determined by the provisions of the plan was a reasonable determination of market price.

Vesting occurs over four years at 25.0% per year. At December 31, 2004, all of the partnership options were exercisable, at a weighted average exercise price of $2,932, and all of which expire from 2007 to 2010. Participants become fully vested upon the occurrence of a Change in Control (as defined in the plan), upon a sale of substantially all of the assets of the Company, upon the liquidation of the Company, upon the Company’s consummation or adoption of a plan to make an Extraordinary Distribution or Redemption (as defined in the plan) or a closing of an initial public offering of equity securities. Options may be exercised at any time, to the extent that such options are exercisable. All options expire on the earlier to occur of (i) the tenth anniversary of the date the option was granted, (ii) one year after the participant ceases to be an employee of the Company due to retirement, death or disability, (iii) immediately, if the participant ceases to be an employee of the Company for cause, or (iv) ninety days after the occurrence of the termination of the participant’s employment with the Company, for any reason other than (ii) or (iii) above. A participant, as defined in the plan, shall have no rights as a limited partner until the date the participant is duly admitted into the partnership. In general, a Class B Common Limited Partner may not participate in partnership profits, losses or gains, or participate in distributions from operations or receive tax distributions; however, a participant may participate in liquidating distributions. Additionally, a Class B Common Limited Partner shall not have any voting rights.

Mr. Larry Zine was granted options separately from the Option Plan to acquire a 3.91% ownership in the Holding Partnership at an exercise price of $2,814. These options became fully vested and exercisable to purchase partnership interests in the Holding Partnership as a result of the 1999 Transaction.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Holding Partnership’s total outstanding partnership interest options as of December 31, 2002, 2003, and 2004, and changes during the years then ended is as follows:

	Percentage Interests	Exercise Price(1)
Options outstanding at December 31, 2001	9.61	$3,035
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.61)	2,945

Options outstanding at December 31, 2002	9.00	$3,041
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.36)	4,221

Options outstanding at December 31, 2003	8.64	$2,992
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.47)	4,051

Options outstanding at December 31, 2004	8.17	$2,932

(1)	Weighted average per .01% interest

(12) Commitments, Contingencies, and Guarantees

From time to time the Company is involved in ordinary routine litigation incidental to the business for which estimates of losses have been accrued, when appropriate. In the opinion of management, such proceedings will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company guaranteed a portion of Petro Travel Plaza’s debt under an Amended and Restated Guaranty Agreement dated September 10, 2003. Under a Second Amendment to the Consolidated Master Credit Agreement dated as of September 23, 2004, the Company’s guarantee requirements were deleted in their entirety, without substitution.

(13) Financial Instruments

The Company has engaged in only limited hedging activities and has not entered into significant long-term contracts with fuel suppliers other than the two ten-year supply agreements with ExxonMobil entered into in July 1999. Under the terms of one of these agreements, the ExxonMobil Suppliers will supply the company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets and under the other of these agreements, the Company purchases lubricants, based upon minimum purchase commitments, at the prices set forth in the agreements, see Note 8. Both supply agreements qualify as normal purchasing contracts and as such are not accounted for as derivatives under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). As of and for the years ended December 31, 2003 and 2004, the Company was not a party to any futures or option contracts.

As of December 31, 2003 and 2004, the carrying amounts of certain financial instruments employed by the Company, including cash and cash equivalents, trade accounts receivable, trade accounts payable, and amounts due from/to affiliates are representative of fair value because of the short-term maturity of these instruments. The carrying amounts of the Company’s senior secured credit facilities approximate fair value due to the floating

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

nature of the related interest rates. The Company’s principal market risk as it relates to long-term debt is its exposure to changes in interest rates. The fair value of the 10 1/2% Notes and the 9% Notes has been estimated based on quoted market prices for the same or similar issues. The fair value of all derivative financial instruments is the amount at which they could be settled, based on quoted market prices or estimates obtained from dealers.

The following table reflects the carrying amount and estimated fair value of the Company’s financial instruments, as of December 31:

	2003		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Long-term debt
Fixed rate	$134,694	$137,656	$225,000	$237,938
Average interest rate	10.5%	—	9.0%	—
Variable rate	$40,785	$40,785	$21,250	$21,250
Average interest rate	4.5%	—	5.8%	—

Currently, the Company is managing its exposure to interest rates using a mix of fixed and floating rate debt as deemed appropriate by management. Historically, the Company had only limited involvement with derivative financial instruments and had not used them for trading purposes. The Company had used derivatives to manage well-defined interest rate risks. At December 31, 2002, the Company was party to an interest rate swap agreement that was a cash flow hedge and qualified for the shortcut method under SFAS No. 133. Under this agreement, the Company paid a fixed rate of 3.86% on a portion of its retired senior secured credit facilities instead of a floating rate based on LIBOR on the notional amount as determined in three-month intervals. The interest rate swap agreement expired by its terms on December 31, 2003. The transaction effectively changed a portion of the Company’s interest rate exposure on its retired credit facilities from a floating rate to a fixed rate basis. For the years ended December 31, 2002 and 2003, the effect of the swap was to increase the rate the Company was required to pay by 2.0% and 2.6%, respectively, which resulted in additional interest expense of approximately $379,000 and $495,000, respectively.

(14) Environmental Matters

The Company’s operations and properties are subject to extensive federal and state legislation, regulations, and requirements relating to environmental matters. In the operation of the Company’s business, it uses underground and above ground storage tanks (each a “UST”) to store petroleum products and waste oils. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from a UST into the environment. The Company is also subject to regulation in certain locations relating to vapor recovery and discharges into water. As a result of work done in 1999 to upgrade the Company’s USTs as required by state and federal law, the Company anticipates some site remediation will be required in Corning, California. We anticipate spending $421,000 in remediation costs related to this site, of which we have already spent $184,000, and $237,000 was accrued at December 31, 2004. Management does not believe any additional required remediation will have a material adverse effect on the Company’s consolidated financial position or results of operations. Management believes that all of the Company’s USTs are currently in compliance in all material respects with applicable environmental legislation, regulations, and requirements.

The Company’s ownership of the properties and operation of its business may subject the Company to liability under various federal, state, and local environmental laws, ordinances, and regulations relating to

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cleanup and removal of hazardous substances (which may include petroleum and petroleum products) on, under, or in such property. Certain laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person.

Where required or believed by the Company to be warranted, the Company takes action at its locations to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. In light of the Company’s business and the quantity of petroleum products that it handles, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future. For the years ended December 31, 2002, 2003, and 2004, the Company’s expenditures for environmental matters were approximately $332,000, $180,000, and $269,000, respectively. See Note 2(b) for a discussion of the Company’s accounting policies relating to environmental matters.

The Company carries pollution legal liability insurance and UST insurance to cover likely and reasonably anticipated potential environmental liability associated with its business. While management believes that this coverage is sufficient to protect the Company against likely environmental risks, the Company cannot make assurances that its insurance coverage will be sufficient or that its liability, if any, will not have a material adverse effect on the Company’s business, assets, or results of operations.

The Company accrues liabilities for certain environmental remediation activities consistent with the policy set forth in Note 2(b). At December 31, 2003 and 2004, this accrual amounted to $300,000 and $237,000, respectively. The Company’s accrual for environmental remediation expenses is based upon initial estimates obtained from contractors engaged to perform the remediation work as required by local, state, and federal authorities. It is often difficult to predict the extent and the cost of environmental remediation until work has commenced and the full scope of the contamination determined. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position or results of operations of the Company. Actual results, however, could differ from estimated amounts and those differences could be material. At December 31, 2003 and 2004, the Company has recognized receivables of approximately $460,000 and $453,000, respectively, in the consolidated balance sheets related to recoveries of certain remediation costs from third parties.

(15) Segments

The Company has two reportable operating segments, company-operated truck stops and franchise operations.

The Company operates 37 multi-service truck stops in the United States. Full-size Petro Stopping Centers are built on an average of 27 acres of land situated at a convenient location with easy highway access. They can each generally accommodate an average of 263 trucks and an average of 145 cars in spacious and well-lit parking areas. The Company’s locations are designed to provide good traffic flow, reduce accidents, and enhance security for the drivers, their trucks, and freight. Within the Petro Stopping Center network, the Company offers standardized and consistent products and services to accommodate the varied needs of professional truck drivers and other highway motorists. Generally, these include separate gas and diesel fueling islands, its home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores offering an array of merchandise selected to cater to professional truck drivers’ needs during long periods away from home. In

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

addition, a typical Petro Stopping Center provides amenities and services such as telephone, fax, photocopying, Internet access, postal services, certified truck weighing scales, truck washes, laundry facilities, private showers, video games, and television and/or movie rooms. The Company has aggregated its company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. During the years ended December 31, 2002, 2003, and 2004, the revenues generated from the company-operated truck stops were $918.1 million, $1.1 billion, and $1.3 billion, respectively.

As of December 31, 2002 and 2003, the Company was a franchisor to 23 Petro Stopping Center locations and as of December 31, 2004 the Company was a franchisor to 24 Petro Stopping Center locations. The Company collects royalties and fees in exchange for the use of its tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee’s sales. For the years ended December 31, 2002, 2003, and 2004, the revenues generated from the Company’s franchise operations were $4.8 million, $5.3 million, and $5.7 million, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the accompanying consolidated statements of operations. The Company does not allocate any expenses in measuring this segment’s profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

(16) Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaces the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Non-public companies, such as the Company, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first reporting period beginning after December 15, 2004. Management does not believe that the adoption of this revised Interpretation will have a significant impact on the Company’s consolidated financial position or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which replaces the original Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” issued in October 1995. This standard addresses the accounting for transactions where an entity obtains employee services in share-based payment transactions. The effective dates vary depending on the type of reporting entity. Non-public companies, such as the Company, must apply the revised standard as of the beginning of the first annual reporting period that begins after December 15, 2005. Management does not believe that the adoption of this revised standard will have a significant impact on the Company’s consolidated financial position or results of operations.

PETRO STOPPING CENTERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(17) Selected Quarterly Financial Data (unaudited)

As previously reported:

	2003 Quarters				2004 Quarters
	1st	2nd	3rd	4th	1st		2nd	3rd	4th
	(in thousands)				(in thousands)
Net revenues(a)	$270,741	$252,031	$271,701	$268,834	$286,127		$315,813	$338,191	$366,380
Operating income	5,617	7,392	8,690	7,115	4,913		9,587	9,168	11,085
Income before cumulative effect of a change in accounting principle	622	2,711	4,133	1,592	(7,579)		3,679	3,504	5,334
Cumulative effect of a change in accounting principle(b)	(397)	—	—	—	—		—	—	—
Net income	225	2,711	4,133	1,592	(7,579	)(c)	3,679	3,504	5,334

As Restated (Note 2(a)):

Net revenues(a)	$270,741	$252,031	$271,701	$268,834	$286,127		$315,813	$338,191	$366,380
Operating income	5,642	7,418	8,716	7,140	4,935		9,608	9,181	11,075
Income before cumulative effect of a change in accounting principle	617	2,706	4,128	1,586	(7,588)		3,670	3,494	5,324
Cumulative effect of a change in accounting principle	(397)	—	—	—	—		—	—	—
Net (loss) income	220	2,706	4,128	1,586	(7,588	)(c)	3,670	3,494	5,324

(a)	Changes in net revenues can fluctuate substantially in very short periods of time due to fluctuations in fuel prices and cost of fuel.
(b)	Reflects the expensing of the initial estimate of the asset retirement obligations as required by the adoption of SFAS No. 143.
(c)	Net loss primarily due to the loss on retirement of debt and related debt restructuring costs as part of the 2004 Refinancing Transactions.

(18) Subsequent Events

On February 3, 2005, the Operating Partnership provided a distribution of $3.5 million to the Holding Partnership that allowed it to repurchase the majority of its remaining Holding Partnership’s 15% Notes at a redemption price of 107.5%. The Holding Partnership accounted for this transaction as a debt extinguishment resulting in the recognition of a loss of approximately $244,000.

During the first quarter of 2005, the Company entered into agreements for the acquisition of four sites. The Company has completed the purchase of three sites, two of which were existing Petro Stopping Centers owned by one of its franchisees and became company-operated sites following the closing of the related transactions. The fourth site is also an existing Petro Stopping Center owned by one of the Company’s franchisees and will become a company-operated site following the closing of the purchase transaction. Management believes that the acquisition of this site will occur during the third quarter of 2005. The aggregate costs to acquire these sites are expected to be approximately $42.5 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Partners

Petro Stopping Centers, L.P.:

We have audited the accompanying consolidated balance sheets of Petro Stopping Centers, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ capital (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petro Stopping Centers, L.P. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2(a) to the accompanying consolidated financial statements, the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ capital (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, have been restated.

KPMG LLP

El Paso, Texas

March 14, 2005, except as to Note 2(a), which is as of July 6, 2005

PETRO STOPPING CENTERS, L.P.

Schedule II—Valuation and Qualifying Accounts

Years Ended December 31, 2002, 2003, and 2004

(in thousands)

Description	Balance at beginning of year	Charged to costs and expenses	Write-off, net	Balance at end of year
Year ended December 31, 2002:
Allowance for doubtful accounts	$726	209	257	$678
Inventory Reserve	233	—	—	233

Year ended December 31, 2003:
Allowance for doubtful accounts	$678	144	44	$778
Inventory Reserve	233	—	—	233

Year ended December 31, 2004:
Allowance for doubtful accounts	$778	157	159	$776
Inventory Reserve	233	—	—	233

PETRO FINANCIAL CORPORATION

UNAUDITED CONDENSED BALANCE SHEETS

	December 31, 2004	September 30, 2005
Assets
Cash	$1,000	$1,000

Total assets	$1,000	$1,000

Stockholder’s Equity
Common stock, $.01 par value: 10,000 shares authorized; 2,500 shares issued and outstanding	$25	$25
Additional paid-in capital	975	975

Total stockholder’s equity	$1,000	$1,000

See accompanying notes to unaudited condensed balance sheets.

PETRO FINANCIAL CORPORATION

NOTES TO UNAUDITED CONDENSED BALANCE SHEETS

(1) Company Formation and Description of Business

Company Formation

Petro Financial Corporation (the “Company”) is a wholly-owned subsidiary of Petro Stopping Centers, L.P. (“PSC”) and was incorporated in February 1994. On July 23, 1999, PSC consummated several transactions collectively referred to as the 1999 Recapitalization. Among other things, Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) was created as a holding company, and PSC and the Company became subsidiaries of the Holding Partnership. The 1999 Recapitalization had no effect on the recorded amounts of the Company’s assets and stockholder’s equity accounts.

The Company’s sole purpose is to act as a co-obligor with PSC in the issuance of $225.0 million 9% Senior Secured Notes due 2012 (the “9% Notes”) issued in February 2004 and the issuance of an additional $25.0 million 9% Notes issued in July 2005. The 9% Notes are recorded on the financial statements of PSC.

(2) Basis of Presentation

The Company has no employees, only nominal assets, has not and will not conduct any operations and, accordingly, has no statement of operations or statement of cash flows. The accompanying unaudited condensed balance sheets have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

The unaudited condensed balance sheets should be read in conjunction with the Company’s balance sheets and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (“2004 Form 10-K”). Capitalized terms used in this report and not defined herein have the meaning ascribed to such terms in the 2004 Form 10-K. In the opinion of management of the Company, the accompanying unaudited condensed balance sheets contain all adjustments necessary to present fairly the financial position of the Company at December 31, 2004 and September 30, 2005.

The Company meets the requirements of an Inactive Registrant as defined by Rule 3-11 of the Securities and Exchange Commission’s Regulation S-X.

PETRO FINANCIAL CORPORATION

BALANCE SHEETS

	December 31, 2003	December 31, 2004
Assets
Cash	$1,000	$1,000

Total assets	$1,000	$1,000

Stockholder’s Equity
Common stock, $.01 par value: 10,000 shares authorized; 2,500 shares issued and outstanding	$25	$25
Additional paid-in capital	975	975

Total stockholder’s equity	$1,000	$1,000

See accompanying notes to balance sheets.

PETRO FINANCIAL CORPORATION

NOTES TO BALANCE SHEETS

(1) Company Formation and Description of Business

Company Formation

Petro Financial Corporation (the “Company”) is a wholly-owned subsidiary of Petro Stopping Centers, L.P. (“PSC”) and was incorporated in February 1994 for the sole purpose of acting as a co-obligor with PSC in the issuance of 100,000 units consisting of $100.0 million 12.5% Senior Notes due 2002 (the “12.5% Notes”) and 100,000 exchangeable Debt Warrants (the “Debt Warrants”). The 12.5% Notes and Debt Warrants were recorded on the financial statements of PSC. In January 1997, PSC and the Company, as co-obligors, issued $135.0 million 10.5% Senior Notes due 2007 (the “10.5% Notes”) and made a tender offer for all of, and repurchased approximately 94.0% of the 12.5% Notes and approximately 100% of the Debt Warrants. On June 3, 2002, all of the outstanding 12.5% Notes matured and were retired for $6.2 million plus outstanding interest. The 10.5% Notes were recorded on the financial statements of PSC.

On July 23, 1999, PSC consummated several transactions collectively referred to as the 1999 Recapitalization. Among other things, Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) was created as a holding company, and PSC and the Company became subsidiaries of the Holding Partnership. The 1999 Recapitalization had no effect on the recorded amounts of the Company’s assets and stockholder’s equity accounts.

In early 2004, PSC and the Company, as co-obligors, completed a series of transactions referred to as the 2004 Refinancing Transactions, in which PSC refinanced substantially all of its existing indebtedness and the indebtedness of the Holding Partnership. The 2004 Refinancing Transactions consisted of the following components:

•	PSC and the Company, as co-obligors, issued $225.0 million aggregate principal amount of 9.0% senior secured notes due 2012 (the “9% Notes”). The 9% Notes are recorded on the financial statements of PSC;

•	The repurchase all of the outstanding 10.5% Notes;

•	PSC entering into new senior secured credit facilities of an aggregate principal amount of $50.0 million, consisting of a three year revolving credit facility of $25.0 million and a four year term loan facility of $25.0 million (as amended on January 21, 2005, to an aggregate amount of $61.3 million, consisting of a four-year revolving credit facility of $40.0 million and a four-year term loan facility of $21.3 million);

•	The repayment and retirement of PSC’s retired senior secured credit facilities of approximately $40.8 million, plus accrued interest;

•	The repurchase for cash of approximately 54.8% of the Holding Partnership’s 15.0% senior discount notes due 2008 (the “Holding Partnership’s 15% Notes”) and the exchange of approximately 42.2% of the Holding Partnership’s 15% Notes for new senior third secured discount notes due 2014 (on February 15, 2005, the majority of the remaining portion of the Holding Partnership’s 15% Notes were repurchased at a redemption price of 107.5%);

•	The extension of the mandatory purchase date of the warrants issued in July 1999 by Petro Warrant Holdings Corporation from August 1, 2004 to October 1, 2009; and

•	The reduction of PSC’s outstanding trade credit balance with Exxon Mobil Corporation.

On July 19, 2004, PSC and the guarantors of the 9% Notes completed the exchange of substantially all of the unregistered 9% Notes for 9% Notes that were registered with the Securities and Exchange Commission.

PETRO FINANCIAL CORPORATION

NOTES TO BALANCE SHEETS—(Continued)

(2) Summary of Significant Accounting Policies

Basis of Presentation

The Company has no employees, only nominal assets, has not and will not conduct any operations and, accordingly, has no statement of operations or statement of cash flows. At December 31, 2003 and 2004, the Company’s balance sheets consist only of common stock and additional paid-in capital in the amount of $1,000 and cash in the amount of $1,000. The accounts of the Company are included in the December 31, 2003 and 2004 consolidated balance sheets of PSC, which are included in this registration statement. In the opinion of management of the Company, the accompanying balance sheets contain all adjustments necessary to present fairly the financial position of the Company at December 31, 2003 and 2004.

(3) Shareholder’s Equity

The Company is a wholly-owned subsidiary of PSC. As the sole shareholder, PSC holds all voting rights and privileges.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Petro Financial Corporation

We have audited the accompanying balance sheets of Petro Financial Corporation (a Delaware corporation) as of December 31, 2004 and 2003. These balance sheets are the responsibility of the Company’s management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Petro Financial Corporation as of December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

El Paso, Texas

March 14, 2005

PETRO STOPPING CENTERS HOLDINGS, L.P.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2004	September 30, 2005
	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$34,062	$28,887
Trade accounts receivable, net	2,074	6,340
Inventories, net	27,494	38,855
Other current assets	2,491	2,415
Due from affiliates	4,017	4,807

Total current assets	70,138	81,304

Property and equipment, net	199,727	237,469
Deferred debt issuance costs, net	13,167	13,011
Other assets	12,865	13,369
Goodwill	31,881	31,881

Total assets	$327,778	$377,034

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$3,250	$—
Trade accounts payable	15,334	31,889
Accrued expenses and other liabilities	32,114	31,132
Due to affiliates	12,420	14,180

Total current liabilities	63,118	77,201

Other liabilities	765	795
Mandatorily redeemable preferred partnership interests	43,596	47,124
Mandatorily redeemable warrants	6,800	11,700
Long-term debt	292,094	318,450

Total long-term liabilities	343,255	378,069

Total liabilities	406,373	455,270

Commitments and contingencies

Mandatorily redeemable preferred partnership interests	5,000	5,000

Partners’ deficit:
General partner’s	(1,778)	(1,773)
Limited partners’	(81,380)	(81,082)
Negative capital accounts of minority partners in consolidated subsidiaries	(437)	(381)

Total partners’ deficit	(83,595)	(83,236)

Total liabilities and partners’ deficit	$327,778	$377,034

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(As Restated)		(As Restated)
Net revenues:
Fuel (including motor fuel taxes)	$270,145	$431,357	$743,662	$1,093,769
Non-fuel	68,046	77,711	196,469	214,652

Total net revenues	338,191	509,068	940,131	1,308,421
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	257,861	410,388	709,731	1,048,990
Non-fuel	27,249	31,765	78,683	86,380
Operating expenses	35,357	41,749	103,695	114,016
General and administrative	4,659	6,332	12,654	15,661
Depreciation and amortization	3,985	4,345	11,885	12,558
Loss on disposition of fixed assets	33	15	66	44

Total costs and expenses	329,144	494,594	916,714	1,277,649

Operating income	9,047	14,474	23,417	30,772
Loss on retirement of debt	—	—	(15,429)	(248)
Retired debt restructuring costs	—	—	(794)	—
Equity in income of affiliate	240	320	398	142
Interest income	48	66	101	185
Interest expense	(8,211)	(12,278)	(26,828)	(29,743)

Income (loss) before minority interest	1,124	2,582	(19,135)	1,108
Minority interest in income (loss) of consolidated subsidiaries	18	44	(2)	68

Net income (loss)	1,106	2,538	(19,133)	1,040
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(150)	(150)	(450)	(450)

Net income (loss) applicable to common partners	$956	$2,388	$(19,583)	$590

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN PARTNERS’ DEFICIT

For the Nine Months Ended September 30, 2005

(in thousands)

	General Partner's	Limited Partners’	Negative Capital Accounts of Minority Subsidiaries	Total Partners’
Balances, December 31, 2004 (As Previously Reported)	$(1,769)	$(80,588)	$(433)	$(82,790)
Restatement adjustments—Note 2	(9)	(792)	(4)	(805)

Balances, December 31, 2004 (As Restated)	(1,778)	(81,380)	(437)	(83,595)
Net income	10	962	68	1,040
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(5)	(445)	—	(450)
Partner's minimum tax distributions	—	(219)	(12)	(231)

Balances, September 30, 2005	$(1,773)	$(81,082)	$(381)	$(83,236)

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2004	2005
	(As Restated)
Cash flows from operating activities:
Net income (loss)	$(19,133)	$1,040
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interest in income (loss) of consolidated subsidiaries	(2)	68
Depreciation and amortization	11,885	12,558
Write-off of original issue discount	19,443	—
Write-off of deferred financing costs associated with retired debt	6,844	—
Deferred debt issuance cost amortization and accretion of original issue discount	5,271	3,019
Preferred return on mandatorily redeemable preferred partnership interests	2,758	3,078
Change in valuation of mandatorily redeemable warrants	1,300	4,900
Provision for bad debt	119	521
Equity in income of affiliate	(398)	(142)
Loss on disposition of fixed assets	66	44
Other operating activities	29	33
Increase (decrease) from changes in:
Trade accounts receivable	(2,556)	(4,787)
Inventories	(3,636)	(11,361)
Other current assets	(665)	76
Due from affiliates	(102)	(802)
Due to affiliates	(3,399)	1,543
Trade accounts payable	8,653	13,627
Accrued expenses and other liabilities	2,976	(1,002)

Net cash provided by operating activities	29,453	22,413

Cash flows from investing activities:
Proceeds from disposition of fixed assets and land held for sale	983	83
Purchases of property and equipment	(3,684)	(50,377)
Increase in other assets, net	(277)	(507)

Net cash used in investing activities	(2,978)	(50,801)

Cash flows from financing activities:
Repayments of bank revolver	(4,500)	(43,200)
Proceeds from bank revolver	4,500	43,200
Repayments of long-term debt	(289,605)	(3,300)
Proceeds from long-term debt issuance	304,368	25,000
Repayments of capital lease obligations	(4,116)	—
Change in book cash overdraft	(8,323)	2,887
Partners’ minimum tax distributions	(12)	(2)
Payment of debt issuance costs and discount	(24,239)	(1,372)

Net cash provided by (used in) financing activities	(21,927)	23,213

Net increase (decrease) in cash and cash equivalents	4,548	(5,175)
Cash and cash equivalents, beginning of period	18,023	34,062

Cash and cash equivalents, end of period	$22,571	$28,887

Supplemental cash flow information:
Interest paid during the period	$20,217	$23,141
Non-cash activities:
Preferred return on mandatorily redeemable preferred partnership interests	3,208	3,528
Accrued tax distribution	—	229

See accompanying notes to unaudited consolidated condensed financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) Basis of Presentation

The accompanying unaudited consolidated condensed financial statements, which include the accounts of Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) and its subsidiaries (herein referred to as the “Company”), have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.

These unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Amended Annual Report of the Company on Form 10-K/A for the year ended December 31, 2004 (“2004 Form 10-K/A”). Capitalized terms used in this report and not defined herein have the meanings ascribed to such terms in the 2004 Form 10-K/A. In the opinion of management of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly the consolidated condensed financial position of the Company at December 31, 2004 (as restated) and September 30, 2005, the consolidated condensed results of operations for the three and nine months ended September 30, 2004 (as restated) and 2005, the changes in partners’ deficit for the nine months ended September 30, 2005, and the consolidated condensed cash flows for the nine months ended September 30, 2004 (as restated) and 2005. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full calendar year.

The Company’s fuel revenues and related cost of sales include a significant amount of federal and state motor fuel taxes. Such taxes were $66.5 million and $76.5 million for the three months ended September 30, 2004 and 2005, respectively, and $196.2 million and $217.0 million for the nine months ended September 30, 2004 and 2005, respectively.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

(2) Restatement of Consolidated Condensed Financial Statements

Restatement of Previously Issued Financial Statements

Following a review of its accounting policies, the Company determined that it had incorrectly calculated its depreciation expenses on certain leasehold improvements and misclassified a capital lease as an operating lease. Additionally, as a result of revised analysis of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), the Company has determined that its mandatorily redeemable warrants, previously classified as a mezzanine line item on the balance sheet, should be recorded as a mark-to-fair value liability, as of the adoption of SFAS No. 150, with subsequent changes in the fair value reflected in interest cost. The Company adopted SFAS No. 150 on January 1, 2004. As a result, the Company has restated its financial statements for the three-year period ended December 31, 2004.

The lease related portion of the restatement relates to the Company’s previous depreciation of its leasehold improvements, in some cases, over a period greater than both the initial term of the lease and its option periods, but not longer than the useful life of the asset. The Company has concluded that it should use the shorter of (1) the initial lease term unless it believes that the penalty for not renewing the lease would be substantial enough that it was “reasonably assured” that the Company would exercise the renewal, or (2) the useful life of the asset. The restatement relates, in part, to the February 7, 2005 letter issued by the Office of the Chief Accountant of the

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Securities and Exchange Commission to the American Institute of Certified Public Accountants, which clarified the existing generally accepted accounting principles applicable to leases.

These non-cash adjustments have no material impact on the Company’s previously reported cash flows, cash position, revenues, or EBITDA in any period, or on compliance with the covenants under its senior secured credit facilities or the Indenture for the 9.0% senior secured notes due 2012 (the “9% Notes”) and the new senior third secured discount notes due 2014.

The following tables present the adjustments to the Unaudited Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2004 and the Consolidated Balance Sheet as of December 31, 2004 as a result of the restatement:

Unaudited Consolidated Condensed Statement of Operations

	Three Months Ended September 30, 2004
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$270,145	$—	$270,145
Non-fuel	68,046	—	68,046

Total net revenues	338,191	—	338,191

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	257,861	—	257,861
Non-fuel	27,249	—	27,249
Operating expenses	35,380	(23)	35,357
General and administrative	4,659	—	4,659
Depreciation and amortization	3,975	10	3,985
Loss on disposition of fixed assets	33	—	33

Total costs and expenses	329,157	(13)	329,144

Operating income	9,034	13	9,047

Equity in income of affiliate	240	—	240
Interest income	48	—	48
Interest expense	(8,188)	(23)	(8,211)

Income before minority interest	1,134	(10)	1,124

Minority interest in income of consolidated subsidiaries	18	—	18

Net income	1,116	(10)	1,106

Accrual of preferred return on mandatorily redeemable preferred partnership interests	(150)	—	(150)

Net income applicable to common partners	$966	$(10)	$956

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Unaudited Consolidated Condensed Statement of Operations

	Nine Months Ended September 30, 2004
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$743,662	$—	$743,662
Non-fuel	196,469	—	196,469

Total net revenues	940,131	—	940,131

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	709,731	—	709,731
Non-fuel	78,683	—	78,683
Operating expenses	103,779	(84)	103,695
General and administrative	12,654	—	12,654
Depreciation and amortization	11,857	28	11,885
Loss on disposition of fixed assets	66	—	66

Total costs and expenses	916,770	(56)	916,714

Operating income	23,361	56	23,417

Loss on retirement of debt	(15,429)	—	(15,429)
Retired debt restructuring costs	(794)	—	(794)
Equity in income of affiliate	398	—	398
Interest income	101	—	101
Interest expense	(25,444)	(1,384)	(26,828)

Loss before minority interest	(17,807)	(1,328)	(19,135)
Minority interest in loss of consolidated subsidiaries	(2)	—	(2)

Net loss	(17,805)	(1,328)	(19,133)

Accrual of preferred return on mandatorily redeemable preferred partnership interests	(450)	—	(450)

Net loss applicable to common partners	$(18,255)	$(1,328)	$(19,583)

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Consolidated Balance Sheet

	As of December 31, 2004
	As Previously Reported	Adjustment	As Restated
	(in thousands)
Assets

Current assets:
Cash and cash equivalents	$34,062	$—	$34,062
Trade accounts receivable, net	2,074	—	2,074
Inventories, net	27,494	—	27,494
Other current assets	2,491	—	2,491
Due from affiliates	4,017	—	4,017

Total current assets	70,138	—	70,138

Property and equipment, net	200,532	(805)	199,727
Deferred debt issuance costs, net	13,167	—	13,167
Other assets	12,865	—	12,865
Goodwill	31,881	—	31,881

Total assets	$328,583	$(805)	$327,778

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$3,250	$—	$3,250
Trade accounts payable	15,334	—	15,334
Accrued expenses and other current liabilities	32,114	—	32,114
Due to affiliates	12,420	—	12,420

Total current liabilities	63,118	—	63,118

Other liabilities	765	—	765
Mandatorily redeemable preferred partnership interests	43,596	—	43,596
Mandatorily redeemable warrants	—	6,800	6,800
Long-term debt	292,094	—	292,094

Total long-term liabilities	336,455	6,800	343,255

Total liabilities	399,573	6,800	406,373

Commitments and contingencies

Mandatorily redeemable preferred partnership interests	5,000	—	5,000

Mandatorily redeemable warrants	6,800	(6,800)	—

Partners’ deficit
General partner’s	(1,769)	(9)	(1,778)
Limited partners’	(80,588)	(792)	(81,380)
Negative capital accounts of minority partners in consolidated subsidiaries	(433)	(4)	(437)

Total partners’ deficit	(82,790)	(805)	(83,595)

Total liabilities and partners’ deficit	$328,583	$(805)	$327,778

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

The restatement had no impact on net cash provided by operating activities for the nine months ended September 30, 2004.

(3) Properties

During the first quarter of 2005, the Company entered into agreements for the acquisition of four sites. The Company completed the purchase of the New Paris, Ohio site in February 2005, the York, Nebraska and Kingsland, Georgia sites in March 2005, and the Bordentown, New Jersey site in July 2005. The New Paris, Ohio, York, Nebraska, and Bordentown, New Jersey sites were existing Petro Stopping Centers owned by two of the Company’s franchisees and became company-operated sites following the closing of the related transactions. The Kingsland, Georgia truck stop was independently owned and is a Petro:2 format site. The four sites were purchased for cash consideration totaling $45.9 million. The purchase price was primarily allocated to property and equipment of $42.7 million. The Company has not yet completed the evaluation and allocation of the purchase price as the analysis associated with the valuation of certain assets is not yet complete. The Company does not believe that the analysis will materially modify the preliminary purchase price allocation.

On July 19, 2005, a new franchise location commenced operations in Remington, Indiana.

(4) Long-Term Debt

On July 26, 2005, the Company completed the sale of $25.0 million aggregate principal amount of 9% Notes in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes are part of the Company’s outstanding 9% Notes, of which $225.0 million in aggregate principal amount were issued on February 9, 2004.

On July 26, 2005, the Company amended its senior secured credit agreement to permit the acquisition of the Bordentown Junction Truck Stop in Burlington County, New Jersey.

(5) Partners’ Deficit

Under Petro Stopping Centers, L.P. (the “Operating Partnership’s”) Indenture for the 9% Notes and the agreement governing the senior secured credit facilities, the Operating Partnership is permitted to make distributions to the Holding Partnership in amounts sufficient to allow the Holding Partnership to pay interest on the Holding Partnership’s 15.0% senior discount notes due 2008 (“15% Notes”) and its senior third secured discount notes due 2014 and to pay for taxes and administrative expenses. For the nine months ended September 30, 2005, the Operating Partnership paid approximately $4.9 million with respect to these distributions. The Operating Partnership believes it will distribute an additional $1.3 million to the Holding Partnership during the remainder of 2005 for interest payments, taxes, and administrative expenses. All but $50,000 of the 15% Notes were repurchased in the three month period ending March 31, 2005, and the remaining $50,000 of the 15% Notes were repurchased in May 2005.

Under the terms of the Partnership Agreement, the Company is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate prorate share of taxable income of the Company. Amounts distributable for the nine months ended September 30, 2005, were $231,000.

(6) Segments

The Company has two reportable operating segments, company-operated truck stops and franchise operations.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2004 and 2005, the Company operated 37 and 41 multi-service trucks stops in the United States, respectively. The Company has aggregated its company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. The revenues generated from the Company’s company-operated truck stops were $336.6 million and $507.3 million for the three months ended September 30, 2004 and 2005, respectively, and $935.8 million and $1.3 billion for the nine months ended September 30, 2004 and 2005, respectively. The Company added three company-operated truck stops in the three months ended March 31, 2005, and one company-operated truck stop in the three months ended September 30, 2005, three of which were previously operated by Company franchisees.

As of September 30, 2004 and 2005, the Company was a franchisor to 23 and 22 Petro Stopping Center locations, respectively. The Company collects royalties and fees in exchange for the use of its tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee’s sales. The revenues generated from the Company’s franchise operations were $1.6 million and $1.8 million for the three months ended September 30, 2004 and 2005, respectively, and $4.3 million and $4.6 million for the nine months ended September 30, 2004 and 2005, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the accompanying unaudited consolidated condensed statements of operations. The Company does not allocate any expenses in measuring this segment’s profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

The following table contains financial information of the Company’s reportable operating segments:

REPORTABLE OPERATING SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(As Restated)		(As Restated)
	(in thousands)
Income Statement Data:
Net revenues:
Company-operated truck stops	$336,604	$507,278	$935,785	$1,303,780
Franchise operations	1,587	1,790	4,346	4,641

Total net revenues	$338,191	$509,068	$940,131	$1,308,421

Operating income:
Company-operated truck stops	$7,460	$12,684	$19,071	$26,131
Franchise operations	1,587	1,790	4,346	4,641

Total operating income	$9,047	$14,474	$23,417	$30,772

Balance Sheet Data:
(at end of period)
Total assets:
Company-operated truck stops			$322,209	$377,034
Franchise operations			—	—

Total assets			$322,209	$377,034

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

(7) Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaced the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Companies without publicly traded equity securities, such as the Company, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first reporting period beginning after December 15, 2004. Management has adopted this revised Interpretation and concluded that the Company does not own interests in any entities that meet the consolidation requirements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which replaces the original Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” issued in October 1995. This standard addresses the accounting for transactions where an entity obtains employee services in share-based payment transactions. The effective dates vary depending on the type of reporting entity. Non-public companies, such as the Company, must apply the revised standard as of the beginning of the first annual reporting period that begins after December 15, 2005. Management does not believe that the adoption of this revised standard will have a significant impact on the Company’s financial position or results of operations.

In March 2005, the Financial Accounting Standards Board issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that the term “conditional” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity even if the timing and/or settlement are conditional on a future event that may or may not be within the control of an entity. Accordingly, the entity must record a liability for the conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. The Interpretation is effective for companies no later than the end of the fiscal year ending after December 15, 2005. Management is evaluating the impact of this Interpretation on its consolidated financial statements.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This standard provides guidance on the accounting and reporting for accounting changes and correction of errors, requiring changes in accounting principles be recognized on a retrospective approach rather than treating them as cumulative effect of changes in accounting principle. The standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Management does not believe that the adoption of this standard will have a significant impact on the Company’s financial position or results of operations.

(8) Subsequent Events

On November 1, 2005, the Company entered into a lease agreement to convert a franchise location in Waterloo, New York, into a company-operated site. Additionally, on November 1, 2005, the Company entered into a lease agreement to be effective October 19, 2005 for a company operated site located in Spokane, Washington. The initial term of this lease shall commence upon the Company’s occupancy of the site, and that date shall not be later than June 1, 2005.

PETRO STOPPING CENTERS HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2004
	(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$18,023	$34,062
Trade accounts receivable, net	1,315	2,074
Inventories, net	25,410	27,494
Other current assets	1,215	2,491
Due from affiliates	3,396	4,017

Total current assets	49,359	70,138

Property and equipment, net	211,722	199,727
Deferred debt issuance costs, net	7,228	13,167
Other assets	14,306	12,865
Goodwill	31,881	31,881

Total assets	$314,496	$327,778

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$9,500	$3,250
Current portion of capital lease obligation	4,116	—
Trade accounts payable	13,928	15,334
Accrued expenses and other liabilities	26,201	32,114
Due to affiliates	19,104	12,420

Total current liabilities	72,849	63,118

Other Liabilities	789	765
Mandatorily redeemable preferred partnership interests	—	43,596
Mandatorily redeemable warrants	—	6,800
Long-term debt, excluding current portion	257,901	292,094

Total long-term liabilities	258,690	343,255

Total liabilities	331,539	406,373

Commitments and contingencies

Mandatorily redeemable preferred partnership interests	44,274	5,000
Mandatorily redeemable warrants	4,200	—

Partners’ deficit
General partner’s	(1,576)	(1,778)
Limited partners’	(63,479)	(81,380)
Negative capital accounts of minority partners in consolidated subsidiaries	(462)	(437)

Total partners’ deficit	(65,517)	(83,595)

Total liabilities and partners’ deficit	$314,496	$327,778

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
	(As Restated)	(As Restated)	(As Restated)
Net revenues:
Fuel (including motor fuel taxes)	$684,865	$813,083	$1,045,544
Non-fuel	238,060	250,224	260,967

Total net revenues	922,925	1,063,307	1,306,511
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	647,039	772,486	994,865
Non-fuel	96,032	101,426	105,483
Operating expenses	120,831	129,844	138,076
General and administrative	15,440	15,364	17,633
Depreciation and amortization	16,799	15,927	15,961
(Gain) loss on disposition of fixed assets	(2)	18	86

Total costs and expenses	896,139	1,035,065	1,272,104

Operating income	26,786	28,242	34,407
Write-down of land held for sale	—	(908)	—
Loss on retirement of debt	—	—	(15,429)
Retired debt restructuring costs	—	—	(794)
Equity in income of affiliate	406	476	664
Interest income	64	69	187
Interest expense	(33,966)	(35,093)	(36,476)

Loss before cumulative effect of a change in accounting principle and minority interest	(6,710)	(7,214)	(17,441)
Cumulative effect of a change in accounting principle—Note 2(b)	—	(397)	—

Loss before minority interest	(6,710)	(7,611)	(17,441)
Minority interest in income of consolidated subsidiaries	36	44	25

Net loss	(6,746)	(7,655)	(17,466)
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(3,541)	(3,931)	(600)

Net loss applicable to common partners	$(10,287)	$(11,586)	$(18,066)

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (DEFICIT) AND

COMPREHENSIVE LOSS

(in thousands)

	General Partner’s Deficit	Limited Partners’ Deficit	Negative Capital Accounts of Minority Partners in Consolidated Subsidiaries	Accumulated Other Comprehensive Loss	Total Partners’ Deficit
Balances, December 31, 2001 (As Previously Reported)	$(1,326)	$(41,324)	$(538)	$(164)	$(43,352)
Restatement adjustment—Note 2(a)	(7)	(607)	(4)	—	(618)

Balances, December 31, 2001 (As Restated)	(1,333)	(41,931)	(542)	(164)	(43,970)
Net loss (As Previously Reported)	(74)	(6,580)	36	—	(6,618)
Restatement adjustment—Note 2(a)	(1)	(127)	—	—	(128)

Net loss (As Restated)	(75)	(6,707)	36	—	(6,746)
Unrealized loss on cash flow hedging derivative:
Unrealized holding loss arising during the period				(671)	(671)
Less: reclassification adjustment for loss realized in net loss				379	379

Net change in unrealized loss				(292)	(292)

Comprehensive loss					(7,038)

Accrual of preferred return on mandatorily redeemable preferred partnership interests	(40)	(3,501)	—	—	(3,541)
Partners’ minimum tax distributions	—	(15)	—	—	(15)
Valuation adjustment of mandatorily redeemable warrants	2	198	—	—	200

Balances, December 31, 2002 (As Restated)	(1,446)	(51,956)	(506)	(456)	(54,364)
Net loss (As Previously Reported)	(86)	(7,592)	44	—	(7,634)
Restatement adjustment—Note 2(a)	—	(21)	—	—	(21)

Net loss (As Restated)	(86)	(7,613)	44	—	(7,655)
Unrealized loss on cash flow hedging derivative:
Unrealized holding loss arising during the period				(39)	(39)
Less: reclassification adjustment for loss realized in net loss				495	495

Net change in unrealized loss				456	456

Comprehensive loss					(7,199)

Accrual of preferred return on mandatorily redeemable preferred partnership interests	(44)	(3,887)	—	—	(3,931)
Partners’ minimum tax distributions	—	(23)	—	—	(23)

Balances, December 31, 2003 (As Restated)	(1,576)	(63,479)	(462)	—	(65,517)
Net loss (As Previously Reported)	(166)	(14,687)	25	—	(14,828)
Restatement adjustment—Note 2(a)	(29)	(2,609)	—	—	(2,638)

Net loss (As Restated)	(195)	(17,296)	25	—	(17,466)
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(7)	(593)	—	—	(600)
Partners’ minimum tax distributions	—	(12)	—	—	(12)

Balances, December 31, 2004	$(1,778)	$(81,380)	$(437)	$—	$(83,595)

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
	(As Restated)	(As Restated)	(As Restated)
Cash flows from operating activities:
Net loss	$(6,746)	$(7,655)	$(17,466)
Adjustments to reconcile net loss to net cash provided by operating activities:
Minority interest in income of consolidated subsidiaries	36	44	25
Depreciation and amortization	16,799	15,927	15,961
Write-off of original issue discount	—	—	19,443
Write-off of deferred financing costs associated with retired debt	—	—	6,844
Cumulative effect of a change in accounting principle	—	397	—
Deferred debt issuance cost amortization and accretion of original issue discount	14,768	17,410	6,292
Preferred return on mandatorily redeemable preferred partnership interests	—	—	3,722
Change in valuation of mandatorily redeemable warrants	—	—	2,600
Provision for bad debt	209	144	157
Equity in income of affiliate	(406)	(476)	(664)
(Gain) loss on disposition of fixed assets	(2)	18	86
Write-down of land held for sale	—	908	—
Other operating activities	—	46	39
Increase (decrease) from changes in:
Trade accounts receivable	1,106	1,135	(916)
Inventories	(2,587)	1,918	(2,084)
Other current assets	(188)	117	(1,276)
Due from affiliates	374	(1,350)	(621)
Due to affiliates	1,157	418	(6,684)
Trade accounts payable	(3,022)	308	9,891
Accrued expenses and other liabilities	40	203	6,201

Net cash provided by operating activities	21,538	29,512	41,550

Cash flows from investing activities:
Proceeds from disposition of fixed assets and land held for sale	20	22	2,758
Purchases of property and equipment	(4,022)	(6,127)	(5,703)
Increase in other assets, net	(315)	(22)	(578)

Net cash used in investing activities	(4,317)	(6,127)	(3,523)

Cash flows from financing activities:
Repayments of bank revolver	(26,000)	(23,000)	(4,500)
Proceeds from bank revolver	25,500	23,000	4,500
Repayments of long-term debt	(17,541)	(15,664)	(289,605)
Proceeds from long-term debt issuance	—	—	304,368
Repayments of capital lease obligations	—	—	(4,116)
Change in book cash overdraft	(660)	2,972	(8,323)
Partners’ minimum tax distributions	(15)	(23)	(12)
Payment of debt issuance costs and discount	—	(1,096)	(24,300)

Net cash used in financing activities	(18,716)	(13,811)	(21,988)

Net (decrease) increase in cash and cash equivalents	(1,495)	9,574	16,039
Cash and cash equivalents, beginning of period	9,944	8,449	18,023

Cash and cash equivalents, end of period	$8,449	$18,023	$34,062

Supplemental cash flow information—
Interest paid during the period	$19,301	$17,644	$21,809
Non-cash activities—
Preferred return on mandatorily redeemable preferred partnership interests	3,541	3,931	4,322
Outstanding principal amount on revolving credit facility converted to a term loan A	29,300	—	—
Net change in unrealized loss (gain) on cash flow hedging derivative	292	(456)	—

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

Company Formation

Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”), a Delaware limited partnership, was formed on July 23, 1999, as a holding partnership and conducts substantially all of its operations through Petro Stopping Centers, L.P. (the “Operating Partnership”). The Holding Partnership has no operations of its own and is, therefore, dependent upon the earnings and cash flows of the Operating Partnership to satisfy its obligations under the 15.0% senior discount notes due 2008 (the “15% Notes”), the new senior third discount notes due 2014 (the “New Holding Partnership Notes”), and the warrants.

The General Partner of the Holding Partnership is Petro, Inc. which is controlled by the Holding Partnership’s Chairman and Chief Executive Officer. Petro, Inc. is primarily a holding company with a general and limited partner interest in the Holding Partnership, a general partner interest in the Operating Partnership, and holds a portion of the Holding Partnership’s mandatorily redeemable preferred partnership interests.

The common limited partnership interests of the Holding Partnership are owned by:

Cardwell Group (as defined below):
General partnership interest	1.1%
Limited partnership interest	50.5%
Volvo Petro Holdings, L.L.C.	28.7%
Mobil Long Haul, Inc	9.7%
Petro Warrant Holdings Corporation	10.0%

The Holding Partnership’s mandatorily redeemable preferred partnership interests (which are divided into two classes and have a weighted effective interest rate of 9.5%) are owned by J.A. Cardwell, Sr., the Chairman and Chief Executive Officer of the Holding Partnership and the Operating Partnership, James A. Cardwell, Jr., the President and Chief Operating Officer of the Holding Partnership and Operating Partnership, JAJCO II, Inc. (an affiliate of James A. Cardwell, Jr.), Petro, Inc. (an entity controlled by J.A. Cardwell, Sr.) (collectively, the “Cardwell Group”) and Mobil Long Haul, Inc. (“Mobil Long Haul”), an affiliate of Exxon Mobil Corporation (“ExxonMobil”). The Class A preferred partnership interests will be mandatorily redeemable by the Holding Partnership in October 2008 unless prohibited by the Holding Partnership’s limited partnership agreement or debt instruments. The Class B preferred partnership interests are convertible into 3.9% of the common partnership interests in the Holding Partnership at any time prior to their mandatory redemption currently scheduled for July 2009, unless prohibited by the Holding Partnership’s limited partnership agreement or debt instruments.

The Holding Partnership conducts substantially all of its operations through the Operating Partnership. The Holding Partnership currently has no operations of its own and is, therefore, dependent upon the Operating Partnership’s earnings and cash flows to satisfy its obligations.

As a result of the July 23, 1999 recapitalization transaction (the “1999 Transaction”), the Holding Partnership, directly and indirectly, is the owner of approximately 99.5% of the limited partnership interests in the Operating Partnership. The minority interests of 0.5% are owned by Petro, Inc. and James A. Cardwell, Jr.

Unless the context otherwise requires, the Holding Partnership and its subsidiaries are collectively referred to herein as the “Company.”

2004 Refinancing Transactions

In 2004, the Company completed its 2004 Refinancing Transactions in which the Company refinanced substantially all of its existing indebtedness. The 2004 Refinancing Transactions consisted of the following components:

•	The issuance of $225.0 million aggregate principal amount of 9.0% senior secured notes due 2012 (the “9% Notes”

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	The repurchase of the Company’s 10 1/2% senior notes due 2007 (“10 1/2% Notes”);

•	Entering into the new senior secured credit facilities of an aggregate principal amount of $50.0 million, consisting of a three year revolving credit facility of $25.0 million and a four year term loan facility of $25.0 million (the credit facilities have since been amended and are described in Note 6);

•	The repayment and retirement of the Company’s retired senior secured credit facilities of approximately $40.8 million, plus accrued interest;

•	The repurchase for cash of approximately 54.8% of the 15% Notes and the exchange of approximately 42.2% of the 15% Notes for the New Holding Partnership Notes (the majority of the remaining portion of the 15% Notes have since been repurchased and are described in Note 18);

•	The extension of the mandatory purchase date of the warrants issued in July of 1999 by Petro Warrant Holdings Corporation (“Warrant Holdings”) from August 1, 2004 to October 1, 2009; and

•	The reduction of the Company’s trade credit balance with ExxonMobil.

After giving effect to the 2004 Refinancing Transactions, the Company’s total consolidated debt increased by $32.6 million and, due to lower interest rates, the related annual interest expense for 2004 decreased by approximately $6.2 million.

In connection with the 2004 Refinancing Transactions, the repurchase of all of the Company’s 10 1/2% Notes and the majority of the 15% Notes were accounted for as debt extinguishments resulting in the recognition of losses of approximately $6.2 million and $9.3 million, respectively, which included the write-off of unamortized deferred debt issuance costs of approximately $3.2 million and $2.8 million, respectively. These losses are presented as a component of loss before cumulative effect of a change in accounting principle and minority interest on the Company’s consolidated statements of operations for the year ended December 31, 2004. Additionally, the Company capitalized approximately $9.6 million and $3.2 million of debt issuance costs related to the 9% Notes and its exchange offer, respectively.

In connection with the 2004 Refinancing Transactions, the Company has capitalized approximately $2.5 million in debt issuance costs and has written-off approximately $794,000 of unamortized debt issuance costs associated with the refinancing of its retired senior credit facilities.

On July 19, 2004, the Company completed the exchange of substantially all of the unregistered 9% Notes for 9% Notes that were registered with the Securities and Exchange Commission.

Description of Business

The Company is a leading owner and operator of large, multi-service truck stops known as Petro Stopping Centers. These facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores. At December 31, 2004, the Company’s nationwide network consisted of 61 Petro Stopping Centers located in 31 states, of which 37 were company-operated and 24 were franchised.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Restatement of Previously Issued Financial Statements and Summary of Significant Accounting Policies

(a) Restatement of Previously Issued Financial Statements

Following a review of its accounting policies, the Company determined that it had incorrectly calculated its depreciation expenses on leasehold improvements and misclassified a capital lease as an operating lease. Additionally, as a result of revised analysis of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150), the Company has determined that its mandatorily redeemable warrants, previously classified as a mezzanine item on the balance sheet, should be recorded as a mark-to-fair value liability, as of the adoption of SFAS No. 150, with subsequent changes in the fair value reflected in interest cost. The Company adopted SFAS No. 150, on January 1, 2004. As a result, the Company has restated its financial statements for the three-year period ended December 31, 2004.

The lease related portion of the restatement relates to the Company’s previous depreciation of its leasehold improvements, in some cases, over a period greater than both the initial term of the lease and its option periods, but not longer than the useful life of the asset. The Company has concluded that it should use the shorter of (1) the initial lease term unless it believes that the penalty for not renewing the lease would be substantial enough that it was “reasonably assured” that the Company would exercise the renewal, or (2) the useful life of the asset. The restatement relates, in part, to the February 7, 2005 letter issued by the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants, which clarified the existing generally accepted accounting principles applicable to leases.

The capital lease reclassification of a lease previously recorded as an operating lease which expired in September 2004, is reflected in the Company’s consolidated balance sheet as of December 31, 2003. The proper classification for the mandatorily redeemable warrants is reflected in the Company’s consolidated balance sheet as of December 31, 2004.

These non-cash adjustments have no material impact on the Company’s previously reported cash flows, cash position, or revenues in any period, or on compliance with the covenants under its senior secured credit facilities, Indentures for the 9.0% senior secured notes due 2012, and Indentures for the senior third secured discount notes due 2014.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present the adjustments as a result of the restatement to the Consolidated Statements of Operations for the fiscal years ended December 31, 2002, 2003, and 2004 and Consolidated Balance Sheets as of December 31, 2003 and 2004:

Year Ended December 31, 2002

Consolidated Statement of Operations

	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$684,865	$—	$684,865
Non-fuel	238,060	—	238,060

Total net revenues	922,925	—	922,925
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	647,039	—	647,039
Non-fuel	96,032	—	96,032
Operating expenses	120,954	(123)	120,831
General and administrative	15,440	—	15,440
Depreciation and amortization	16,671	128	16,799
Gain on disposition of fixed assets	(2)	—	(2)

Total costs and expenses	896,134	5	896,139

Operating income	26,791	(5)	26,786
Equity in income of affiliate	406	—	406
Interest income	64	—	64
Interest expense	(33,843)	(123)	(33,966)

Loss before minority interest	(6,582)	(128)	(6,710)
Minority interest in income of consolidated subsidiaries	36	—	36

Net loss	(6,618)	(128)	(6,746)
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(3,541)	—	(3,541)

Net loss applicable to common partners	$(10,159)	$(128)	$(10,287)

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

Consolidated Statement of Operations

	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$813,083	$—	$813,083
Non-fuel	250,224	—	250,224

Total net revenues	1,063,307	—	1,063,307
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	772,486	—	772,486
Non-fuel	101,426	—	101,426
Operating expenses	129,967	(123)	129,844
General and administrative	15,364	—	15,364
Depreciation and amortization	15,906	21	15,927
Loss on disposition of fixed assets	18	—	18

Total costs and expenses	1,035,167	(102)	1,035,065

Operating income	28,140	102	28,242
Write-down of land held for sale	(908)	—	(908)
Equity in income of affiliate	476	—	476
Interest income	69	—	69
Interest expense	(34,970)	(123)	(35,093)

Loss before cumulative effect of a change in accounting principle and minority interest	(7,193)	(21)	(7,214)
Cumulative effect of a change in accounting principle—Note 2(b)	(397)	—	(397)

Loss before minority interest	(7,590)	(21)	(7,611)
Minority interest in income of consolidated subsidiaries	44	—	44

Net loss	(7,634)	(21)	(7,655)
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(3,931)	—	(3,931)

Net loss applicable to common partners	$(11,565)	$(21)	$(11,586)

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2004

Consolidated Statement of Operations

	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net revenues:
Fuel (including motor fuel taxes)	$1,045,544	$—	$1,045,544
Non-fuel	260,967	—	260,967

Total net revenues	1,306,511	—	1,306,511
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	994,865	—	994,865
Non-fuel	105,483	—	105,483
Operating expenses	138,160	(84)	138,076
General and administrative	17,633	—	17,633
Depreciation and amortization	15,923	38	15,961
Loss on disposition of fixed assets	86	—	86

Total costs and expenses	1,272,150	(46)	1,272,104

Operating income	34,361	46	34,407
Loss on retirement of debt	(15,429)	—	(15,429)
Retired debt restructuring costs	(794)	—	(794)
Equity in income of affiliate	664	—	664
Interest income	187	—	187
Interest expense	(33,792)	(2,684)	(36,476)

Loss before minority interest	(14,803)	(2,638)	(17,441)
Minority interest in income of consolidated subsidiaries	25	—	25

Net loss	(14,828)	(2,638)	(17,466)
Accrual of preferred return on mandatorily redeemable preferred partnership interests	(600)	—	(600)

Net loss applicable to common partners	$(15,428)	$(2,638)	$(18,066)

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2003

Consolidated Balance Sheet

	As Previously Reported	Adjustments	As Restated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$18,023	$—	$18,023
Trade accounts receivable, net	1,315	—	1,315
Inventories, net	25,410	—	25,410
Other current assets	1,215	—	1,215
Due from affiliates	3,396	—	3,396

Total current assets	49,359	—	49,359

Property and equipment, net	208,373	3,349	211,722
Deferred debt issuance costs, net	7,228	—	7,228
Other assets	14,306	—	14,306
Goodwill	31,881	—	31,881

Total assets	$311,147	$3,349	$314,496

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$9,500	$—	$9,500
Current portion of capital lease obligation	—	4,116	4,116
Trade accounts payable	13,928	—	13,928
Accrued expenses and other current liabilities	26,201	—	26,201
Due to affiliates	19,104	—	19,104

Total current liabilities	68,733	4,116	72,849

Other liabilities	789	—	789
Long-term debt	257,901	—	257,901

Total long-term liabilities	258,690	—	258,690

Total liabilities	327,423	4,116	331,539

Commitments and contingencies

Mandatorily redeemable preferred partnership interests	44,274	—	44,274
Mandatorily redeemable warrants	4,200	—	4,200

Partners’ deficit
General partner’s	(1,568)	(8)	(1,576)
Limited partners’	(62,724)	(755)	(63,479)
Negative capital accounts of minority partners in consolidated subsidiaries	(458)	(4)	(462)

Total partners’ deficit	(64,750)	(767)	(65,517)

Total liabilities and partners’ deficit	$311,147	$3,349	$314,496

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2004

Consolidated Balance Sheet

	As Previously Reported	Adjustments	As Restated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$34,062	$—	$34,062
Trade accounts receivable, net	2,074	—	2,074
Inventories, net	27,494	—	27,494
Other current assets	2,491	—	2,491
Due from affiliates	4,017	—	4,017

Total current assets	70,138	—	70,138

Property and equipment, net	200,532	(805)	199,727
Deferred debt issuance costs, net	13,167	—	13,167
Other assets	12,865	—	12,865
Goodwill	31,881	—	31,881

Total assets	$328,583	$(805)	$327,778

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$3,250	$—	$3,250
Trade accounts payable	15,334	—	15,334
Accrued expenses and other current liabilities	32,114	—	32,114
Due to affiliates	12,420	—	12,420

Total current liabilities	63,118	—	63,118

Other liabilities	765	—	765
Mandatorily redeemable preferred partnership interests	43,596	—	43,596
Mandatorily redeemable warrants	—	6,800	6,800
Long-term debt	292,094	—	292,094

Total long-term liabilities	336,455	6,800	343,255

Total liabilities	399,573	6,800	406,373

Commitments and contingencies

Mandatorily redeemable preferred partnership interests	5,000	—	5,000
Mandatorily redeemable warrants	6,800	(6,800)	—

Partners’ deficit
General partner’s	(1,769)	(9)	(1,778)
Limited partners’	(80,588)	(792)	(81,380)
Negative capital accounts of minority partners in consolidated subsidiaries	(433)	(4)	(437)

Total partners’ deficit	(82,790)	(805)	(83,595)

Total liabilities and partners’ deficit	$328,583	$(805)	$327,778

The restatement had no net impact on net cash provided by operating activities for the three-years ended December 31, 2002, 2003, and 2004.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. As a result of the 1999 Transaction, the minority interest of 0.5% is owned by affiliates of the Cardwell Group. Generally accepted accounting principles require negative capital accounts of minority partners in consolidated subsidiaries to be included in partners’ deficit.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Instruments and Hedging Activities

The Company records derivative instruments (including derivative instruments embedded in other contracts) on the balance sheet as either an asset or liability measured at its fair value. Changes in a derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gain or loss to offset related results on the hedged item on the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Cash and Cash Equivalents

The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less. Cash equivalents at December 31, 2003 and December 31, 2004 were comprised of short term money market investments in government securities and totaled $9.0 million and $26.9 million, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable, including accounts receivable purchased for a fee from franchisees. The Company has an accounts receivable billing and collection program that is managed by a third-party billing company. The Company’s maximum exposure to off-balance sheet credit risk is represented by recourse liability for the outstanding balance of accounts receivable, which totaled approximately $5.2 million and $4.8 million at December 31, 2003 and 2004, respectively. A majority of the receivables are not collateralized. The risk, however, is limited due to the large number of entities comprising the customer base and their dispersion across geographic regions. At December 31, 2003 and 2004, the Company had no significant concentrations of credit risk. Management believes that the Company has adequate reserves to cover potential credit risks.

Allowance for Uncollectible Accounts

Accounts receivable are reviewed on a regular basis and the allowance for uncollectible accounts is established to reserve for specific accounts believed to be uncollectible. In addition, the allowance provides a reserve for the remaining accounts not specifically identified. At December 31, 2003 and 2004, the allowance for uncollectible accounts totaled $778,000 and $776,000, respectively.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are primarily stated at the lower of average cost or market.

Property and Equipment

Property and equipment are recorded at historical cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation and amortization are generally provided using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the shorter of (1) the lease term, as defined for each leased site in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” as amended, or (2) the useful life of the asset. Repairs and maintenance are charged to expense as incurred, and amounted to $5.1 million, $5.5 million, and $5.8 million for the years ended December 31, 2002, 2003, and 2004, respectively. Renewals and betterments are capitalized. Gains or losses on disposal of property and equipment are credited or charged to income.

Leased equipment meeting certain criteria is capitalized and the present values of the related lease payments are recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease.

Facilities under development are recorded at cost, and include capitalized interest costs associated with the development of a project. These costs are classified as facilities under development until the project is completed, at which time the costs are transferred to the appropriate property and equipment accounts.

In December 2004, the Company sold all of its real property in Marianna, Florida for a sales price of $2.0 million and recognized a gain of $22,000.

Debt Issuance Costs

Costs incurred in obtaining long-term financing are amortized over the life of the related debt using a method that approximates the interest method. At December 31, 2003 and 2004, accumulated amortization of debt issuance costs was $9.5 million and $2.1 million, respectively. The decrease is primarily due to the 2004 Refinancing Transaction.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over the fair value of the assets of an acquired business. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provision of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Of the Company’s $31.9 million of goodwill, $18.1 million and $13.8 million relate to its company-operated and franchise operation reporting units, respectively. Since the Company does not have publicly traded equity securities, management must use methods other than market value to determine the fair value of its partnership interests. Management determines the value of the Company’s company-operated and franchise operation reporting segments using a valuation methodology that is based on an average of three approaches: recent public transactions, recent private transactions, and the discounted cash flow method. The results of this analysis did not require the Company to recognize an impairment loss.

The Company does have a restrictive covenant intangible asset with a historical cost of $500,000 that is amortized on a straight-line basis over a 20-year period. At December 31, 2003 and 2004, accumulated

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amortization of the restrictive covenant was $81,300 and $106,300, respectively. On an annual basis, the Company evaluates its long-lived assets for possible impairment and to the extent the carrying values exceed fair values, an impairment loss is recognized in operating results.

Land Held for Sale

The Company records long-lived assets held for sale at the lower of carrying amount or fair value less cost to sell. At December 31, 2003 and 2004, the Company reported land held for sale at its carrying value of $5.0 million and $4.3 million, respectively. The land held for sale consists of several parcels of undeveloped land considered by management as excess and no longer necessary for the operations of the Company. In March 2004, the Company sold all of its undeveloped land in Knowlton Township, New Jersey for $1.1 million. Since the carrying amount of such land was equal to the selling price less cost to sell, no gain or loss was recognized in 2004. The Company recognized a loss of $908,000 in 2003 related to the land in Knowlton Township, New Jersey due to a decrease in its fair market value. All of the 2003 and 2004 balances are included in other assets in the accompanying consolidated balance sheets.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events, or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Partial Self-Insurance

The Company is partially self-insured, paying for its own employment practices, general liability, workers’ compensation, and group health benefit claims, up to stop-loss amounts ranging from $100,000 to $250,000 on a per-occurrence basis. Provisions established under these partial self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, based on claims history. The most significant risk of this methodology is its dependence on claims history, which is not always indicative of future claims. Revisions of estimates based on historical claims data have the effect of increasing or decreasing the related required provisions and thus may impact the Company’s net income (loss) for the period. If the Company’s estimate is inaccurate, the Company’s expenses and net income (loss) will be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. For the years ended December 31, 2002, 2003, and 2004, aggregated provisions amounted to approximately $7.2 million, $7.7 million, and $9.0 million, respectively. For the years ended December 31, 2002, 2003, and 2004, the Company paid approximately $7.5 million, $7.1 million, and $8.6 million, respectively, on claims related to these partial self-insurance programs. At December 31, 2003 and 2004, the aggregated liability was approximately $7.4 million and $7.8 million, respectively, which the Company believes is adequate to cover both reported and incurred but not reported claims.

Loyalty Program

The Company utilizes estimates in accounting for its Petro Passport loyalty program. The Company records a liability for the estimated redemption of Petro points based on management’s estimates about the future redemption rate of Petro points outstanding. The most significant risk of this methodology is its dependence on using historical redemption rates, which are not always indicative of future redemption rates. If the Company’s

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estimate is inaccurate, the Company’s related expenses and net income (loss) could be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. At December 31, 2004, the Company believes that the liability related to its Petro Passport loyalty program is adequate to cover future point redemptions.

Environmental Liabilities and Expenditures

Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. At December 31, 2003 and 2004, such accrual amounted to $300,000 and $237,000, respectively. These liabilities are exclusive of claims against third parties.

Asset Retirement Obligations

On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 provides accounting guidance for retirement obligations, for which there is a legal obligation to settle, associated with tangible long-lived assets. SFAS No. 143 requires that asset retirement costs be capitalized as part of the cost of the related long-lived asset and such costs should be allocated to expense by using a systematic and rational method. The statement requires that the initial measurement of the asset retirement obligation be recorded at fair value and the use of an allocation approach for subsequent changes in the measurement of the liability. SFAS No. 143 changes the Company’s accounting for underground storage tank removal costs and sewage plant waste removal costs. An asset retirement obligation of $489,000 and $528,000 has been recorded as a liability at December 31, 2003 and 2004, respectively. The implementation of this standard resulted in a one-time charge for the cumulative effect of a change in accounting principle of $397,000 for the year ended December 31, 2003.

Pro forma effects on net loss before cumulative effect of a change in accounting principle and minority interest assuming the application of SFAS No. 143 on a retroactive basis for the periods shown are as follows:

	For the Year Ended December 31, 2002
	Actual	Pro forma
	(As Restated)	(As Restated)
	(in thousands)
Loss before cumulative effect of a change in accounting principle and minority interest	$(6,710)	$(6,763)
Net loss	$(6,746)	$(6,799)

As of December 31, 2002, the pro forma asset retirement liability would have been $443,000.

A reconciliation of the Company’s asset retirement obligation for the years ended December 31, 2003 and 2004 are as follows:

	2003	2004
	(in thousands)
Beginning	$443	$489
Liabilities incurred	—	—
Liabilities settled	—	—
Revisions of estimate	—	—
Accretion expense	46	39

Ending	$489	$528

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mandatorily Redeemable Warrants

At each balance sheet date, the Company determines whether a change in the value of the mandatorily redeemable warrants has occurred. Since the Company does not have publicly traded equity securities, it will determine the value of the mandatorily redeemable warrants utilizing a method similar to the one provided in the Company’s goodwill impairment valuation to determine an approximation of the fair value of its partnership interests. This valuation methodology is based on an average of three approaches: recent public transactions, recent private transactions, and the discounted cash flow method.

Prior to December 31, 2003, any changes in the fair value were recorded as an increase or decrease in Partners’ deficit and were recorded on a pro rata basis to the general and limited partners. As a result of the Company’s adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” as of January 1, 2004, the mandatorily redeemable warrants, previously classified as a mezzanine item on the balance sheet, were classified as a mark-to-fair value liability with any change in their valuation treated as interest expense for the year ended December 31, 2004. As of December 2003 and 2004, the Company valued the mandatorily redeemable warrants at $4.2 million and $6.8 million, respectively.

The Warrant Agreement dated July 23, 1999 provides that upon an “exchange event,” such as a change in control, a transfer of the Company’s business to a corporation that succeeds to and continues the Company’s business, including in connection with a public offering, or bankruptcy filing, the warrants will be exchanged, for no additional consideration, for 100% of the common stock of Warrant Holdings, whose sole asset currently is approximately 10.0% of the common limited partnership interests in the Company. In connection with the 2004 Refinancing Transactions, the Warrant Agreement was amended and the mandatory purchase date of the mandatorily redeemable warrants was extended from August 1, 2004 to October 1, 2009. If the warrants have not been exchanged by October 1, 2009, the Company will be obligated to repurchase the warrants at fair market value.

Revenue Recognition

The Company recognizes revenue from the sale of fuel and non-fuel products and services at the time delivery has occurred and services have been performed.

Franchise Revenues

The Company recognizes net revenue from initial franchise fees and other revenue types from individual franchisees when substantially all significant services to be provided by the Company have been performed. Franchise fees, which are based generally upon a percentage of the franchisees’ sales, are recognized monthly as earned. Given the insignificance of initial franchise fees and other revenue types, the Company reports a combined revenue amount. Revenues from franchise operations aggregated $4.8 million, $5.3 million, and $5.7 million during the years ended December 31, 2002, 2003, and 2004, respectively. There were 23 franchise locations in operation for each of the years ended December 31, 2002 and 2003, and 24 during the year ended December 31, 2004. The Company does not allocate any expenses in measuring its franchise segment’s profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

Motor Fuel Taxes

Certain motor fuel taxes are collected from consumers and remitted to governmental agencies by the Company. Such taxes were $236.8 million, $248.0 million, and $262.3 million for the years ended December 31, 2002, 2003, and 2004, respectively, and are included in net revenues and cost of sales in the accompanying consolidated statements of operations.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising and Promotion

Costs incurred in connection with advertising and promotion are expensed as incurred, net of reimbursements from franchisees. Net advertising and promotion expenses of $3.8 million, $4.0 million, and $4.7 million were incurred for the years ended December 31, 2002, 2003, and 2004, respectively, which are included in operating expenses in the accompanying consolidated statements of operations. Advertising and promotion reimbursements from franchisees totaled $504,000, $557,000, and $559,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

Partnership Interests Option Plan

The Company has established an equity incentive plan (“Option Plan”) to attract and retain key personnel, including senior management, and to enhance their interest in the Company’s continued success, which is more fully described in Note 11. The Company applies Accounting Principles Board Opinion No. 25 in accounting for its Option Plan. Accordingly, compensation costs for partnership interest options are measured as the excess, if any, of the market price of the partnership interests at the date of grant over the amount an employee must pay to exercise the option. No such compensation cost was recognized during the years ended December 31, 2002, 2003, and 2004. The Company provides the disclosures required by the Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by the Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

Had compensation expense been determined consistent with SFAS No. 123, the Company’s net loss for the years ended December 31, 2002, 2003, and 2004 (no options were granted in 2002, 2003, or 2004) would have been recorded in the following pro forma amounts:

	For the Years Ended December 31,
	2002	2003	2004
	(As Restated)	(As Restated)	(As Restated)
	(in thousands)
Net loss—as reported	$(6,746)	$(7,655)	$(17,466)
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(54)	(22)	(4)

Net loss—pro forma	$(6,800)	$(7,677)	$(17,470)

For pro forma disclosure purposes, the Company recognizes compensation cost on a straight-line basis over the related service period.

Income Taxes

The Company is not subject to federal or state income taxes. Results of operations are allocated to the partners in accordance with the provisions of the Holding Partnership’s Limited Partnership Agreement (the “Holding Partnership’s Partnership Agreement”) and reported by each partner on its respective federal and state income tax returns. The taxable income or loss allocated to the partners in any one year generally varies substantially from income or loss for financial reporting purposes due to differences between the periods in which such items are reported for financial reporting and income tax purposes.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3) Inventories

The following is a summary of inventories at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Motor fuels and lubricants	$5,650	$8,139
Tires and tubes	4,808	4,718
Merchandise and accessories	14,133	13,710
Restaurant and other	1,052	1,160
Less reserve for obsolescence	(233)	(233)

Inventories, net	$25,410	$27,494

The majority of the Company’s reserve for obsolescence relates to its merchandise and accessories and restaurant and other inventories. The motor fuels and lubricants inventories generally turn approximately every two-three days and do not become obsolete. The Company’s tires and tubes inventories also generally do not become obsolete.

(4) Property and Equipment

Property and equipment is summarized at December 31, 2003 and 2004, as follows:

	Estimated Useful Lives	2003	2004
		(As Restated)	(As Restated)
	(years)	(in thousands)
Land and improvements	10	$56,783	$56,725
Buildings and improvements	30	176,174	177,048
Furniture and equipment	3-10	91,832	91,922
Leasehold improvements	7-30	13,512	14,025

		338,301	339,720
Less accumulated depreciation and amortization		(126,579)	(139,993)

Property and equipment, net		$211,722	$199,727

Furniture and equipment includes equipment purchased under a capital lease.

(5) Leases

Operating Leases

The Company has entered into various operating leases. The operating leases are related to five Petro Stopping Center locations, two land leases, an office building, and various equipment. The leases contain renewal options varying from automatic annual renewals to multiple year options.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of future minimum rental payments on operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004, is as follows:

Fiscal Year Ending	Related Party	Third Party	Total
	(in thousands)
2005	$2,235	$2,111	$4,346
2006	1,525	1,684	3,209
2007	1,018	1,632	2,650
2008	1,018	1,633	2,651
2009	1,018	1,632	2,650
Later years	2,723	6,100	8,823

Total minimum lease payments	$9,537	$14,792	$24,329

Rent expense under all operating leases was $3.1 million for the year ended December 31, 2002 and $4.4 million for each of the years ended December 31, 2003 and 2004. Of these rentals, amounts of $2.2 million for the year ended December 31, 2002 and $1.0 million for each of the years ended December 31, 2003 and 2004 were paid to related-parties. The related-party operating lease transactions, which are more fully described in Note 8, are:

•	The lease by the Company of an office building in which the Company’s principal executive offices are located that is owned by J.A. Cardwell, Sr., the Chairman and Chief Executive Officer of the Company. The Company made annual rent payments of $336,000 for each of the years ended December 31, 2002, 2003, and 2004.

•	The lease by the Company of the Petro Stopping Center located in Effingham, Illinois from Truck Stop Property Owners, Inc., that is owned by Travis Roberts, an employee of the Company since his rehire in June 2004, and five former employees of the Company. The Company made rental payments of $1.2 million for each of the years ended December 31, 2002, 2003, and 2004.

•	The lease by the Company of the Petro Stopping Center located in North Baltimore, Ohio that was purchased from our previous lessor by TSP Holdings, LLC, a company wholly owned by James A. Cardwell, Jr., the President and Chief Operating Officer of the Company. Effective January 2002, the Company began leasing the site from TSP Holdings, LLC and made rental payments of $667,000 for the year ended December 31, 2002 and $682,000 for each of the years ended December 31, 2003 and 2004.

The Company also leases retail space to independent merchants that operate in some of its truck stop locations. The leases relate to retail space in the mall area of the main building, free-standing brokerage buildings located on the property, retail spaces within the company-operated profit centers, and land lease agreements for the operation of truck weighing scales, truck washes, and a free-standing motel operation. The type of space leased at the various truck stop locations is dependent upon the physical layout of each site. Lease terms generally call for a fixed monthly rental payment while certain lease agreements call for a monthly contingent rental payment that is based on the tenant’s monthly gross receipts and/or revenues. The Company records the revenues generated from these operating leases as “Other Income” in Non-Fuel Revenues. The revenues received from the independent merchants in connection with these lease agreements were $5.6 million, $6.3 million, and $6.3 million for the years ended December 31, 2002, 2003, and 2004, respectively, of which approximately $2.6 million, $2.7 million, and $2.8 million, respectively, were received from contingent rental agreements.

Capital Leases

The Company previously leased the land and owned the building in Hammond, Louisiana. This land lease expired in September 2004 and, accordingly, the Company exercised its option to purchase the land. The Company consummated this transaction in September 2004 at a purchase price of $4.1 million. In conjunction with the restatement, the Company reclassified this lease from an operating lease to a capital lease.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6) Long-Term Debt

Long-term debt at December 31, 2003 and 2004 is presented below:

	2003	2004
	(in thousands)
Four-year revolving line of credit, under the senior secured credit facility, as amended on January 21, 2005, with a scheduled maturity of February 9, 2008, in an amended aggregate principal amount of $40.0 million ($5.0 million restricted to the issuance of letters of credit). Interest at either the bank’s base rate plus 1.5% or the Eurodollar rate plus 2.75% is payable quarterly. Commitment fees of 0.5% on undrawn funds are paid quarterly. Borrowings are collateralized by substantially all of the Company’s assets and the guarantees of each of the Company’s subsidiaries. See Note 1.	$—	$—

Two-year term loan A, under the retired senior secured credit facility, in an original amount of $29.3 million, with a scheduled maturity of June 30, 2004. Interest at either the bank’s base rate plus 1.5% or the Eurodollar rate plus 3.0% was payable quarterly. The weighted average interest rate was 4.3% at December 31, 2003. The term loan A was collateralized by substantially all of the Company’s assets. Retired February 9, 2004. See Note 1.	6,098	—

Seven-year term loan B, under the retired senior secured credit facility, in an original amount of $40.0 million, with a scheduled maturity of July 23, 2006. Interest at either the bank’s prime rate plus 1.75% or the Eurodollar rate plus 3.25% was payable quarterly. The weighted average interest rate was 4.6% at December 31, 2003. The term loan B was collateralized by substantially all of the Company’s assets. Retired February 9, 2004. See Note 1.	34,687	—

Four-year term loan, under the senior secured credit facility, as amended on January 21, 2005, with a scheduled maturity of February 9, 2008, in an original amount of $25.0 million, as amended to $21.3 million. Quarterly principal payments of approximately $1.3 million each on March 31, 2004, June 30, 2004, and September 30, 2004 were made. Remaining principal is due in full at maturity. Interest at either the bank’s base rate plus 1.5% or the Eurodollar rate plus 2.75% is payable quarterly. The weighted average interest rate was 5.8% at December 31, 2004. The term loan is collateralized by substantially all of the Company’s assets and the guarantees of each of the Company’s subsidiaries. See Note 1.

	—	21,250

10 1/2% Senior Notes due 2007 in an original aggregate principal amount of $135.0 million, net of unamortized discount of $306,000 as of December 31, 2003. Interest on the 10 1/2% Notes was payable on February 1 and August 1 of each year. As part of the 2004 Refinancing Transactions, the Company repurchased the majority of the 10 1/2% Notes and repurchased the remaining notes on March 12, 2004. See Note 1.	134,694	—

9% Senior Secured Notes due 2012 in an original aggregate principal amount of $225.0 million. Interest on the 9% Notes is payable on February 15 and August 15 of each year, effective August 15, 2004. The 9% Notes are subordinate to the loans under the senior secured credit facility to the extent of the value of the assets securing such loans. See Note 1.	—	225,000

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2003	2004
	(in thousands)
15% Senior Discount Notes, due 2008, net of unamortized discount of $21.5 million at December 31, 2003, to yield an effective rate of 18.7%. Interest on the 15% Notes was payable on February 1 and August 1 of each year, beginning February 1, 2005. The 15% Notes were subordinate to the loans outstanding under the senior secured credit facility and the 10 1/2% Notes. The majority of these Notes were retired February 9, 2004 and the majority of the remaining portion were repurchased in 2005. See Notes 1 and 18.	91,922	3,300

New Senior Third Secured Discount Notes, due 2014, net of unamortized discount of $8.6 million at December 31, 2004. New Notes will accrete in value through April 30, 2009, at a rate of 4.0% compounded semi-annually. New Notes will bear cash interest at a rate of 5.0% per annum on the accreted value, commencing February 9, 2004 through April 30, 2009. Thereafter, the New Notes will bear cash interest at a rate of 12.5% per annum until maturity. Cash interest is payable semi-annually in arrears on April 30 and October 31 of each year beginning on April 30, 2004. See Note 1.	—	45,794

Total long-term debt	267,401	295,344
Less current portion	9,500	3,250

Long-term debt, excluding current portion	$257,901	$292,094

The Company had $9.6 million and $10.6 million of standby letters of credit outstanding under the revolving credit portion of the Company’s retired credit facilities and senior secured credit facilities at December 31, 2003 and 2004, respectively. For each of the years ended December 31, 2003 and 2004, approximately $8.2 million and $7.6 million of these letters of credit are required to be posted with the Company’s insurance carriers in connection with the Company’s obtaining liability and other insurance coverages. As of December 31, 2004, the Company was in compliance with all financial covenants under the senior secured credit facilities.

In connection with the 2004 Refinancing Transactions, the Company made a tender offer for all of its 10 1/2% Notes. On February 9, 2004, the Company repurchased approximately 87.0% of its 10 1/2% Notes. In accordance with the terms of the 10 1/2% Notes indenture, the Company redeemed the remaining 10 1/2% Notes for 101.75% of the principal amount, plus accrued interest on March 12, 2004.

On July 19, 2004, the Company completed the exchange of substantially all of the unregistered 9% Notes for 9% Notes that were registered with the Securities and Exchange Commission.

In connection with the 2004 Refinancing Transactions, the Company repurchased and exchanged approximately 54.8% and 42.2%, respectively, of its 15% Notes for New Holding Partnership Notes in connection with its exchange offer.

The remaining portion of the 15% Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after August 1, 2004, upon not less than 30 and no more than 60 days notice at the following prices (expressed as percentages of the principal amount to be redeemed) as set forth below, plus accrued interest (the majority of the remaining portion of the 15% Notes have since been repurchased as described in Note 18:

Year	Redemption Price
2005	105.0%
2006	102.5%
2007 and thereafter	100.0%

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The New Holding Partnership Notes may be redeemed, at the option of the Company, in whole or in part, at any time, upon not less than 30 and no more than 60 days notice, at the following prices (i) 100% of the accreted value of the notes, plus any accrued and unpaid interest if the redemption date is on or prior to April 30, 2009, or (ii) 100% of the principal amount at stated maturity plus accrued interest, if any, to the redemption date if the redemption date is on or after May 1, 2009.

The senior secured credit facilities, the Indenture for the 9% Notes, 15% Notes, and the New Holding Partnership Notes each contain certain covenants that places limitations on the operation of the Company’s business, including without limitation, covenants with respect to the following matters: (i) limitation on incurrence of debt; (ii) limitation on operating leases; (iii) limitation on restricted payments; (iv) limitation on liens; (v) limitation on dividends and other payments affecting restricted subsidiaries; (vi) limitation on issuance and sale of capital interests in restricted subsidiaries; (vii) limitation on asset sales; (viii) limitation on transactions with affiliates; (ix) limitation on sale and leaseback transactions; (x) limitation on creation of unrestricted subsidiaries; and (xi) in the case of the senior secured credit facilities, financial covenants covering leverage, capital expenditures, EBITDA (as defined therein), and fixed charge coverage.

The Company’s restricted subsidiaries include the Operating Partnership and its subsidiaries Petro Financial Corporation and Petro Distributing, Inc. The Company does not have any unrestricted subsidiaries.

Estimated principal payment requirements on long-term debt under the senior secured credit facilities, the 9% Notes, and the New Holding Partnership Notes (reflects the amended senior secured credit and the repurchase of the majority of the remaining portion of the 15% Notes):

Fiscal Year Ending	(in thousands)
2005	$3,250
2008	21,300
2012	225,000
2014	54,368
Less unamortized discount	(8,574)

Total	$295,344

(7) Accrued Expenses and Other Liabilities

The following is a summary of accrued expenses and other liabilities at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Accrued expenses:
Employee related expenses	$9,630	$13,598
Taxes payable—sales, fuel and property	4,312	4,409
Interest expense	5,906	8,253
Other	6,353	5,854

Total	$26,201	$32,114

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8) Related-Party Transactions

Amounts due to and from affiliates as of December 31, 2003 and 2004 consist of the following:

	2003	2004
	(in thousands)
Due from affiliates:
Petro Truckstops, Inc.	$754	$1,737
Petro Travel Plaza, LLC	1,338	858
Cardwell Group	676	675
El Paso Amusement Company	154	198
C&R Distributing, Inc.	299	185
Other	175	364

Total	$3,396	$4,017

Due to affiliates:
Mobil Diesel Supply Corporation	$16,988	$10,994
ExxonMobil	1,346	836
C&R Distributing, Inc.	289	321
El Paso Amusement Company	170	176
Volvo	305	93
Other	6	—

Total	$19,104	$12,420

Many of the relationships described below between the Operating Partnership and entities affiliated with the Cardwell Group were entered into prior to 1992, when the Cardwell Group or their affiliates owned 100% of the Operating Partnership. Prior to 1997, other than Board of Director approval, there was no formal procedure to ensure that related-party contracts contained arms-length terms and competitive pricing. In 1997, management implemented a process designed to ensure all new related-party transactions or the renewal of existing related-party activities would be subject to a competitive bid or competitive analysis process. Management believes that all of its existing related-party transactions are on terms comparable to those that could have been received in an arms-length transaction.

Each of the related parties and/or affiliates of the Company included in the transactions described in this section (other than ExxonMobil, Mobil Diesel Supply Corporation (“Mobil Diesel”), a wholly owned subsidiary of ExxonMobil, Volvo Trucks North America, Inc. (“Volvo Trucks”), Volvo Petro Holdings, LLC, and Petro Travel Plaza, LLC) is owned or controlled to some degree by a member or members of the Cardwell Group. Related-party transactions, other than those specifically discussed below, may arise in the ordinary course of business.

In July 1999, the Company entered into two ten-year supply agreements with ExxonMobil. Upon the expiration of the ten-year initial term, the agreements are renewable for another five-year term at the option of ExxonMobil; however, the Company has the ability to terminate the agreements at the end of the ten-year term by paying a termination fee based on a formula provided for in such agreements. Under the terms of one of these agreements, as amended (which is referred to as the fuel supply agreement), ExxonMobil and Mobil Diesel (collectively, the “ExxonMobil Suppliers”) will supply the company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets, and under the other of these agreements (which is referred to as the lubricant supply agreement), the Company purchases lubricants, based upon minimum purchase commitments, at the prices set forth in that agreement.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2004, the diesel fuel sold at 19 of our 37 company-operated Petro Stopping Centers and some of the Company’s franchise operated Petro Stopping Centers is branded Mobil Diesel, and all of the company-operated Petro:Lubes feature Mobil Delvac lubricants. The contracts with the ExxonMobil Suppliers (the “ExxonMobil Supply Agreements”) require that the Company purchase from ExxonMobil specified distribution terminals, a minimum number of gallons of diesel fuel on an annual basis, as adjusted based upon product availability, the number of Petro Stopping Centers the Company operates, and other circumstances therein described. For 2004, the Company’s annual volume commitment was 230.6 million gallons of Mobil diesel under the fuel supply agreement and 1.6 million gallons of Mobil lubricants under the lubricant supply agreement. This constituted approximately 40.8% of the Company’s diesel fuel requirements and approximately 76.1% of the Company’s lubricant requirements. In addition, the Company is required to exclusively advertise both the Mobil Delvac lubricants and the Mobil fuel at the branded ExxonMobil locations.

If the Company does not purchase any diesel fuel from ExxonMobil under the ExxonMobil Supply Agreements, the maximum penalties in any year would be $0.0035 per gallon, multiplied by the annual volume commitment as provided for in the ExxonMobil Supply Agreements (as adjusted for the opening or closing of sites). In connection with the 2004 Refinancing Transactions, the Company amended the ExxonMobil Supply Agreements. The amendment contemplates that the Company may purchase fuel from other suppliers, and provides that the penalty will be multiplied by a fraction, the numerator of which is the average of Company’s trade credit with the ExxonMobil Suppliers during December of each year and the denominator of which is $30.0 million. As a result, the Company will have an incentive to reduce its accounts payable to the ExxonMobil Suppliers during each year. In 2002, 2003, and 2004, the Company incurred penalties of approximately $184,000, $397,000, and $422,000, respectively. As provided in the ExxonMobil Supply Agreements, if the ExxonMobil Suppliers do not supply 100% of the Company’s diesel fuel demand at Mobil-branded locations, Mobil Diesel purchases such additional diesel fuel from third party suppliers and then sells it to the Company. In such cases the Company can designate a third party supplier from whom Mobil Diesel will obtain diesel fuel, so long as the fuel meets or exceeds the minimum industry or governmental specifications and the alternate source supplier agrees to specified procedures. Effective June 2001, Mobil Diesel and the Company entered into an outsourcing agreement to document the responsibilities associated with the day-to-day operations of Mobil Diesel, including the ability of the Company personnel to negotiate price and other terms of third party supply arrangements, subject to approval by Mobil Diesel.

If the Company is able to obtain a lower diesel fuel price from a third-party supplier approved by Mobil Diesel in a particular market area, the Company may request that ExxonMobil meet the lower price or allow a portion of its diesel fuel requirements to be supplied from the Mobil Diesel approved third-party supplier, in which case Mobil Diesel would purchase the diesel fuel from the supplier and resell the product to the Company. Any change in supply source, other than a change resulting from inability to supply, does not affect the Company’s requirement to purchase the annual minimum number of gallons from ExxonMobil specified distribution terminals as provided in the ExxonMobil Supply Agreements. The ExxonMobil Supply Agreements also place a limit on the maximum number of gallons of diesel fuel that the Company may receive monthly from the ExxonMobil Suppliers’ specified distribution terminals. Prices to be charged for fuel sold to the Company under the ExxonMobil Supply Agreements are based on referenced prices plus delivery costs minus discounts.

The Company purchases diesel fuel and gasoline for each of its company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a two to three day inventory of fuel. During 2004, the Company purchased 72.9% of its diesel fuel and gasoline through the ExxonMobil Suppliers, approximately 67.8% of which was third-party fuel purchased through the arrangement described above, which includes fuel purchases received at a third-party terminal but sold by the ExxonMobil Suppliers under an exchange or purchase arrangement. The approximate aggregate amounts of fuel purchased under the ExxonMobil Supply Agreements were $696.3 million, $766.0 million, and $738.6 million for the years ended December 31, 2002, 2003, and 2004, respectively.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the terms of an agreement with C&R Distributing, Inc. (“C&R”), the Company currently purchases Chevron branded gasoline and motor oils at cost for three of its Petro Stopping Centers from C&R. The sole shareholder of C&R is Nevada Trio, Inc., a Nevada Corporation, which is controlled by the Cardwell Group. The C&R fuel agreement requires the Company to keep Chevron unleaded gasoline, regular gasoline, and motor oils continuously stocked and offered for sale in quantities sufficient to meet demand. In 1997, the Company entered into a product services agreement with C&R under which C&R provides the Company with fuel hauling and fuel pump maintenance and services within the El Paso, Texas, metropolitan area. The term of the product service agreement expired in December 2004 and is currently on a month to month basis. C&R provides the Company with fuel hauling within various specified markets designated by the Company under a fuel carrier agreement entered into on March 1, 2000, which expired on March 1, 2003 and is automatically renewed for successive one year terms until cancellation by either party with 90 days written notice. The C&R agreements provide that C&R will charge the Company for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. The C&R fuel agreement is exclusive but allows the Company to cancel the agreement with 30 days prior notice. The C&R product services agreement is non-exclusive and allows the Company to enter into similar agreements with other parties. The C&R fuel carrier agreement is exclusive with respect to the Petro Stopping Centers as defined per the agreement. Sales of fuel and lubricants and truck hauling fees charged by C&R to the Company aggregated $7.3 million, $9.3 million, and $11.2 million for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, the Company sold diesel fuel to C&R through June 2003, at the Company’s cost, which aggregated to $9.0 million and $1.4 million for the years ended December 31, 2002 and 2003, respectively.

On July 23, 1999, Volvo Trucks and the Company entered into an Operating Agreement related to the warranty, maintenance, and service work the Company provides to Volvo Trucks managed vehicles, the sale by the Company of Volvo truck parts, joint advertising and marketing initiatives, and the co-development of Petro Stopping Centers by Volvo Trucks and the Company to utilize the Company’s truck stop space for Volvo truck sales and marketing.

J.A. Cardwell, Sr., James A. Cardwell, Jr., and Mrs. J.A. Cardwell, Sr. own 60.0%, 30.0%, and 10.0%, respectively, of the stock of C&PPR, Inc. (“C&PPR”). James A. Cardwell, Jr. is the sole shareholder of Petro Truckstops, Inc. (“Petro Truckstops”) and Petro Beverage, Inc. The Company entered into agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc. relating to the retail sales of beer, wine, and wine coolers at a limited number of its Petro Stopping Centers. The agreements continue in effect until terminated by either party. Under the agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc., the Company agreed to operate the alcohol sales business at these locations for these entities in exchange for a percentage of the gross receipts generated from alcoholic beverage sales. The percentage of gross alcoholic beverage sales received by the Company is 10.0% in the case of C&PPR and 15.0% in the case of Petro Truckstops and Petro Beverage, Inc., of which 5.0% in all cases serves as the Company’s reimbursement of all related operating expenses as defined under the agreements. In each of the agreements, the net payments to the Company are intended to be approximately equal to the gross profit received by the above entities. The Company’s revenues in connection with the C&PPR agreement were $55,000, $61,000, and $59,000 for the years ended December 31, 2002, 2003, and 2004, respectively. The Company’s revenues in connection with the Petro Truckstops agreement were $43,000, $44,000, and $45,000 for the years ended December 31, 2002, 2003, and 2004, respectively. The Company’s revenues in connection with the Petro Beverage, Inc. agreement were $7,000, $8,000, and $7,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

Concurrent with the formation of the Company in April 1992, Motor Media, Inc. (“Motor Media”), which is owned 100% by James A. Cardwell, Jr., entered into a five-year agreement with the Company (the “Motor Media Agreement”), under which Motor Media leases floor and wall space at all Petro Stopping Centers operated by the

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company and sells space for in-store advertising to third parties. The term of the Motor Media Agreement expired in 1997 and was renewed for an additional five-year term that expired in 2002. The agreement is automatically renewed until cancellation by either party with 60 days written notice. Under the Motor Media Agreement, the Company and Motor Media are entitled to 25.0% and 75.0%, respectively, of the gross revenues generated. The Company received $25,000, $15,000, and $28,000 for the years ended December 31, 2002, 2003, and 2004, respectively, representing its share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide.

Under an agreement (the “Amusement Agreement”) between El Paso Vending and Amusement Company (“EPAC”), of which J.A. Cardwell, Sr. and James A. Cardwell, Jr. own 99.0% and 1.0%, respectively, and the Company, EPAC furnishes and services video and other games for the company-operated Petro Stopping Centers. The term of the Amusement Agreement expired in May 2002 and operated on a month to month basis prior to the renewal and extension of the Amusement Agreement, which was made as of April 1, 2003 for a three-year term ending March 31, 2006. The Amended Amusement Agreement shall automatically renew for successive one-year terms unless either party provides a written notice of termination at least ninety days prior to the termination of the extended initial term or any renewal term. The Amended Amusement Agreement currently covers 31 of the company-operated Petro Stopping Centers, of which the Company and EPAC are entitled to 50% each of the revenues generated by the games for 24 sites and with the remaining 7 sites, the Company and EPAC are entitled to 60% and 40%, respectively, of the revenues generated by the games. The Company received $2.5 million for the year ended December 2002 and $2.1 million for each of the years ended December 2003 and 2004, representing its share of the revenues under the Amusement Agreement and the Amended Amusement Agreement.

Since June 1993, the Petro Stopping Center located in Shreveport, Louisiana has featured video poker games housed in a separate on-site facility and operated by Petro Truckstops, Inc., which is owned 100% by James A. Cardwell, Jr., who, under terms of a contract, pays 95.0% of the revenue collected to the Company and retains 5.0% for operating expenses in accordance with a lease agreement. In order to satisfy state law requirements, in February 2000, the Company leased the Shreveport fuel island operation to Petro Truckstops, Inc., which operates the video poker offering. Pursuant to the terms of the Property Lease Agreement, dated November 12, 1998, between the Company and Petro Truckstops, Inc., the Company receives rental income of $1.2 million per annum, which was received for each of the years ended December 31, 2002, 2003, and 2004. The Company also receives a management fee of $250,000 per annum, which was received for each of the years ended December 31, 2002, 2003, and 2004. Additionally, the Company sells diesel fuel to the Shreveport location that aggregated to $11.8 million, $13.8 million, and $20.8 million for the years ended December 31, 2002, 2003, and 2004, respectively.

The office building in which the Company’s principal executive offices are located is owned by J.A. Cardwell, Sr. The Company leases the entire building under a lease agreement, as amended on July 10, 2003, which extended the term of the lease from December 31, 2005 to December 31, 2013. Under the lease, the Company pays rent totaling $336,000 per year. In addition to rent, the Company is required to pay all taxes, maintenance, and other operating expenses related to the leased building.

The Petro Stopping Center located in North Baltimore, Ohio was purchased from the previous lessor by TSP Holdings, LLC, a company that is wholly owned by James A. Cardwell, Jr. Effective January 8, 2002, the Company leased the North Baltimore site under a lease with an initial ten year term and two consecutive renewal options of five years each. Pursuant to the terms of the lease agreement, the Company has the option to purchase the Petro Stopping Center at a purchase price of $5.6 million any time during the lease. Under the lease terms, the Company pays rent totaling $682,080 per annum, which was paid on a pro-rata basis for the year ended December 31, 2002 in the amount of $667,000. The entire $682,080 was paid for the years ended December 31, 2003 and 2004.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to the terms of the Limited Liability Company Operating Agreement dated as of December 5, 1997 and amended as of December 19, 2002 (the “LLC Agreement”), the Company formed a limited liability company, Petro Travel Plaza, LLC (“Petro Travel Plaza”), with Tejon Development Corporation (“Tejon”) to build and operate a Petro Stopping Center branded location in Southern California. Under the terms of the LLC Agreement among the Company, Tejon, and Tejon Ranch Company, as guarantor, the Company made a capital contribution of $2.0 million for working capital and inventory, which was the Company’s initial investment in this venture. Pursuant to the LLC Agreement, the Petro Travel Plaza financed construction of the location with a non-recourse credit facility. The Company received management fees of $253,000, $382,000, and $374,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, the Company is responsible for the administrative, accounting, and tax functions of Petro Travel Plaza and received $25,000 for the year ended December 31, 2002 and $30,000 for each of the years ended December 31, 2003 and 2004 for these services. As a 40.0% member of Petro Travel Plaza, the Company receives 40.0% of the location’s operating earnings, which is accounted for using the equity method. The Company’s 40.0% share amounted to income of $406,000, $476,000, and $664,000 for the years ended December 31, 2002, 2003, and 2004, respectively. This Petro Stopping Center location began operations in June 1999.

Highway Service Ventures, Inc. (“HSV”), a corporation in which J.A. Cardwell, Sr. owns a 31.7% interest, operates four franchised Petro Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia. These franchise agreements do not contain terms that are more favorable to the franchisee than the comparable terms in any of the Company’s other franchise agreements. For the years ended December 31, 2002, 2003, and 2004, the Company purchased receivables from HSV in the amounts of $10.2 million, $9.1 million, and $9.3 million, respectively. We received fees from HSV for the administrative and bad debt costs of administering the direct billing program related to such receivables of $31,000, $25,000, and $21,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Additionally, the Company received franchise fees from HSV of approximately $1.1 million for each of the years ended December 31, 2002 and 2003, and approximately $1.2 million for the year ended December 31, 2004.

The Petro Stopping Center located in Effingham, Illinois, is owned by Truck Stop Property Owners, Inc. (“Truck Stop”), a corporation owned by Travis Roberts, and five former employees of the Company. Mr. Roberts is an employee of the Company since his rehire in June 2004, and owns 22.0% of the stock of Truck Stop. The Company leases the Effingham site under a lease expiring in May 2006, which provides for adjustable base rent payments tied to interest rates, plus taxes, and operating expenses. The Company has three consecutive options to renew the lease for terms of five years each at rental rates equal to the base rent, plus certain adjustments at the time of renewal. The Company also has the right of first refusal to purchase the Petro Stopping Center at any purchase price agreed upon between Truck Stop and a third-party. The Company made rental payments to Truck Stop of $1.2 million for each of the years ended December 31, 2002, 2003, and 2004.

Concurrent with the formation of the Operating Partnership in April 1992, J.A. Cardwell, Sr., James A. Cardwell, Jr., and officers and directors of the Company, executed an Option and Right of First Refusal Agreement that granted to the Company and other parties options, which expire in December 2006, to purchase certain properties owned by the Cardwell Group or their affiliates that are located near or adjacent to certain of the Company’s Petro Stopping Centers, and a right of first refusal on these properties. The price at which an option property may be purchased will be equal to the fair market value of the property when the option is exercised as determined by an appraisal.

Concurrent with the 2004 Refinancing Transactions, J.A. Cardwell, Sr., James A. Cardwell, Jr., Petro, Inc., and JAJCO II Inc. each entered into an indemnity agreement under which he or it agreed to indemnify the Company and the general and limited partners thereof, for a definitive amount of debt arising out of the 2004 Refinancing Transactions. The indemnity agreements were entered into by the parties to address specific income

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax issues arising out of the 2004 Refinancing Transactions under the “at-risk” limitation rules, the partnership basis rules, and the liability allocation rules found in the Internal Revenue Code and the Treasury Regulations. Consequently, each party’s obligation under its respective indemnity agreement is determined by taking into account that party’s basis in its partnership interest and the applicable “at-risk” rules and liability allocation rules. The indemnity agreements do not relieve the Company and the general and limited partners thereof, from making regular interest and principal payments on and otherwise satisfying all obligations of the debt obligations arising out of the 2004 Refinancing Transactions until (i) an event of default or default has occurred in connection with one or more of the debt obligations, which remains uncured and/or is not otherwise waived, (ii) all amounts owing on the debt obligations that are in default become immediately due and payable, and (iii) all real and personal property, if any, liable for securing the debt obligations that are in default has been exhausted or otherwise disposed of to satisfy the debt obligations.

Under the terms of the Holding Partnership’s Partnership Agreement, the Holding Partnership is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate allocations of taxable income of the Holding Partnership. Distributions for the years ended December 31, 2002, 2003, and 2004 were $15,000, $23,000, and $12,000, respectively.

(9) Mandatorily Redeemable Preferred Partnership Interests

The Holding Partnership’s Partnership Agreement provides for two classes of preferred partnership interests. The Class A preferred partnership interests held by the Cardwell Group accrue cumulative preferred returns at a rate of 8.0% per annum. The Class A preferred partnership interests held by Mobil Long Haul accrue cumulative preferred returns at a rate of 9.5% per annum. The preferred returns accrue, but are only payable in cash if permitted by the Company’s then existing debt instruments. Accrued but unpaid returns compound semiannually. The Class A preferred partnership interests will be mandatorily redeemable by the Company on October 27, 2008. The Class A preferred partnership interests are not convertible into common partnership interests. The Class A preferred partnership interests as well as the Class B preferred partnership interests described below have liquidation preferences equal to their accrued and unpaid preferred return plus their unrecovered capital.

The Class B preferred partnership interests are owned by Mobil Long Haul and accrue cumulative preferred returns at a rate of 12.0% per annum. The original $5.0 million capital component of the Class B preferred partnership interests is convertible into 3.9% of the common partnership interests in the Holding Partnership at any time prior to mandatory redemption on the tenth anniversary date of the closing of the 1999 transaction. The preferred returns accrue, but are only payable in cash if permitted by the Company’s then existing debt instruments. Upon conversion into a common partnership interest (or as soon thereafter as cash may be available) the accrued preferred return on the Class B preferred partnership interest will be paid.

The Company had accrued and unpaid preferred returns on the Class A and B mandatorily redeemable preferred partnership interests totaling to $15.7 million, $19.7 million, and $24.0 million at December 31, 2002, 2003, and 2004, respectively.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires issuers to classify as liabilities three classes of freestanding financial instruments that embody obligations for the issuer. Upon adoption of SFAS No. 150, an entity reports the cumulative effect of a change in accounting principle by

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

initially measuring the financial instrument at fair value or other measurement attribute required by this statement. On January 1, 2004, the Company adopted this statement and was required to reclassify its Class A mandatorily redeemable preferred partnership interests and the accrued preferred return of its Class B redeemable preferred partnership interests as liabilities. The Company was also required (as discussed in Note 2(a)) to reclassify its mandatorily redeemable warrants as a liability. Management believes that these financial instruments were already measured in accordance with SFAS No. 150 and, as such, the adoption of SFAS No. 150 required no cumulative effect of a change in accounting principle on its statement of operations. Since Mobil Long Haul, the holders of the Class B redeemable preferred partnership interests has an option to convert the original unrecovered capital amount into a 3.9% common partnership interest in the Holding Partnership at any time prior to mandatory redemption and due to this conversion right, the Class B redeemable preferred partnership interests are not an unconditional obligation that requires the Holding Partnership to transfer its assets at a specified or determined date (or dates) or upon an event certain to occur and therefore the partnership interest does not meet the definition of a mandatorily redeemable instrument under SFAS No. 150 and continues to be classified in temporary equity. Additionally, the 12.0% return on the original unrecovered capital amount of $5.0 million, or $600,000 per year, of the Class B redeemable preferred partnership interests is recorded as a liability and a reduction to partners’ deficit (as these amounts can only be settled through the distribution of cash). The 2004 interest expense increased by approximately $6.3 million, as compared to 2003 interest expense, due to the implementation of SFAS No. 150 and its requirement to classify the changes in fair value of its mandatorily redeemable warrants, the accrual of preferred returns related to the Class A mandatorily redeemable preferred partnership interests, and the accrued return liability of the Class B redeemable preferred partnership interests as interest expense. Additionally, the Holding Partnership’s mandatorily redeemable preferred partnership interests recorded in temporary equity decreased during 2004 due to the classification, effective January 1, 2004 upon the implementation of SFAS No. 150, of the Class A mandatorily redeemable preferred partnership interests of the Holding Partnership, the accrual of the preferred returns on both the Class A and Class B redeemable preferred partnership interests, and the mandatorily redeemable warrants as liabilities as required by SFAS No. 150. The redeemable preferred partnership interests in both the temporary equity and the long-term liability section of the Company’s balance sheets reflects an aggregate increase of $4.3 million for the year ended December 31, 2004.

(10) Partners’ Deficit

Ownership

Under the Holding Partnership’s Partnership Agreement, the partners delegated management authority to a seven member Board of Directors. The Cardwell Group, Volvo Trucks, and Mobil Long Haul each have the right to appoint two persons each to the Board of Directors. These three partners also have the right to veto certain major partnership decisions. The seventh member of the Board of Directors is Mr. Larry Zine, who served as the Operating Partnership’s Executive Vice President and Chief Financial Officer from December 1996 to January 1999 and as President of the Operating Partnership from January 1999 through July 1999.

Distributions

Under the terms of the Holding Partnership’s Partnership Agreement (and prior to the 1999 Transaction, the Operating Partnership Agreement), the Holding Partnership is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Holding Partnership. Tax distributions are based on separate allocations of taxable income of the Holding Partnership. Distributions for the years ended December 31, 2002, 2003, and 2004, were $15,000, $23,000, and $12,000, respectively.

Under the Operating Partnership’s Indenture for the 9% Notes and the agreement governing the senior secured credit facilities, the Operating Partnership is permitted to make distributions to the Holding Partnership

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in an amount sufficient to allow the Holding Partnership to pay interest on the Holding Partnership’s 15% Notes and its New Holding Partnership Notes and to pay for taxes and administrative expenses. As of December 31, 2004, the Operating Partnership paid approximately $1.7 million with respect to these distributions. The Operating Partnership expects to pay approximately $2.6 million related to these distributions during 2005.

In 2004, the Operating Partnership made distributions of approximately $56.6 million to the Holding Partnership in connection with the 2004 Refinancing Transactions as permitted under the Operating Partnership’s Indenture for the 9% Notes and the agreement governing the senior secured credit facilities. These distributions were made to allow the Holding Partnership to repurchase approximately 54.8% of the 15% Notes.

The following table reflects total cash distributions paid to the Holding Partnership:

	For the Years Ended December 31,
	2002	2003	2004
	(in thousands)
Cash dividends paid	$15	$42	$58,259

As of December 31, 2004, the historical net book value of assets and liabilities was approximately $26.0 million greater than the associated net tax basis of those assets and liabilities.

Allocations of Income

In any fiscal year, the Holding Partnership’s profits shall be allocated among the preferred limited partners according to their sharing percentages until the cumulative amount of cash distributed equals the cumulative amount of cash distributed in payment of unpaid preferred return to the preferred limited partners. Profits for any fiscal year are allocated first to those partners to whom losses have previously been allocated, then pro rata to the common limited partners. Losses for any fiscal year shall be allocated first to common partners then to preferred partners.

Upon liquidation of the Holding Partnership, the proceeds will be distributed first to creditors; next, to Class A and Class B preferred interests, next, pro rata, to partners who have distribution shortfalls; then to common partnership interests to the extent of unrecovered capital, and lastly, pro rata, to the partners in accordance with their positive capital account balances.

(11) Employee Benefits

The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees (the “Plan”). Company contributions equal 50.0% of the participants’ contributions up to 4.0% of the participants’ annual salary and aggregated approximately $400,000, $378,000, and $430,000 for the years ended December 31, 2002, 2003, and 2004, respectively. Other than those discussed below, there were no other post employment or retirement plans at December 31, 2002, 2003, and 2004.

In December 2002, the Company amended and restated the Petro Stopping Centers Deferred Compensation Plan (the “Comp Plan”) for key employees, which was originally established in 1998. Under the Comp Plan, the participants may defer base compensation and earn interest on their deferred amounts. The program is not qualified under Section 401 of the Internal Revenue Code. The Company will credit matching deferrals for each participant equal to 50.0% of the first 4.0% of the participant’s compensation up to $9,500 per year. Company matched deferrals will vest at 20.0% after one year of service and an additional 20.0% for each year thereafter. The participants are general creditors of the Company with respect to these benefits. The total of participant

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

deferrals, which is reflected in accrued expenses and other liabilities, was $799,000, $1.1 million, and $1.3 million at December 31, 2002, 2003, and 2004, respectively. The Company’s matched deferral expenses for the years ended December 31, 2002, 2003, and 2004, totaled $26,000, $14,000, and $76,000, respectively.

(12) Partnership Interests Option Plan

The Company has established an equity incentive plan (“Option Plan”) to attract and retain key personnel, including senior management, and to enhance their interest in the Company’s continued success. The Company applies Accounting Principles Board Opinion No. 25 in accounting for its Option Plan. Accordingly, compensation costs for partnership interest options are measured as the excess, if any, of the market price of the partnership interests at the date of grant over the amount an employee must pay to exercise the option. No such compensation cost was recognized during the years ended December 31, 2002, 2003, and 2004. The Company provides the disclosures required by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by the Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

All options are for equity interests in the Company. Options are granted at an exercise price not less than market price at the date of grant. As an entity without publicly traded equity securities, the Board of Directors must determine in good faith the market price of the option at the date of grant. In the event of very recent transactions involving the Company’s partnership interests, the market price of the option is based on the value of the interests determined in those transactions. In the absence of very recent transactions, the plan provides a formula for determining an approximation of market price based on a multiple of the Company’s latest four quarters of EBITDA, less indebtedness, and the mandatorily redeemable preferred partnership interests. The 2000 market price ($3,086 per .01% interest) was determined by the provisions of the plan since there were no recent transactions. Based on facts and circumstances at the time, the Board of Directors concluded the amount as determined by the provisions of the plan was a reasonable determination of market price.

Vesting occurs over four years at 25.0% per year. At December 31, 2004, all of the partnership options were exercisable, at a weighted average exercise price of $2,932, and all of which expire from 2007 to 2010. Participants become fully vested upon the occurrence of a Change in Control (as defined in the plan), upon a sale of substantially all of the assets of the Company, upon the liquidation of the Company, upon the Company’s consummation or adoption of a plan to make an Extraordinary Distribution or Redemption (as defined in the plan) or a closing of an initial public offering of equity securities. Options may be exercised at any time, to the extent that such options are exercisable. All options expire on the earlier to occur of (i) the tenth anniversary of the date the option was granted, (ii) one year after the participant ceases to be an employee of the Company due to retirement, death or disability, (iii) immediately, if the participant ceases to be an employee of the Company for cause, or (iv) ninety days after the occurrence of the termination of the participant’s employment with the Company, for any reason other than (ii) or (iii) above. A participant, as defined in the plan, shall have no rights as a limited partner until the date the participant is duly admitted into the partnership. In general, a Class B Common Limited Partner may not participate in partnership profits, losses or gains, or participate in distributions from operations or receive tax distributions; however, a participant may participate in liquidating distributions. Additionally, a Class B Common Limited Partner shall not have any voting rights.

Mr. Larry Zine was granted options separately from the Option Plan to acquire a 3.91% ownership in the Company at an exercise price of $2,814. These options became fully vested and exercisable to purchase partnership interests in the Company as a result of the 1999 Transaction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Company’s total outstanding partnership interest options as of December 31, 2002, 2003, and 2004, and changes during the years then ended is as follows:

	Percentage Interests	Exercise Price (1)
Options outstanding at December 31, 2001	9.61	$3,035
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.61)	2,945

Options outstanding at December 31, 2002	9.00	$3,041
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.36)	4,221

Options outstanding at December 31, 2003	8.64	$2,992
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.47)	4,051

Options outstanding at December 31, 2004	8.17	$2,932

(1)	Weighted average per .01% interest

(13) Commitments, Contingencies, and Guarantees

From time to time the Company is involved in ordinary routine litigation incidental to the business for which estimates of losses have been accrued, when appropriate. In the opinion of management, such proceedings will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company guaranteed a portion of Petro Travel Plaza’s debt under an Amended and Restated Guaranty Agreement dated September 10, 2003. Under a Second Amendment to the Consolidated Master Credit Agreement dated as of September 23, 2004, the Company’s guarantee requirements were deleted in their entirety, without substitution.

(14) Financial Instruments

The Company has engaged in only limited hedging activities and has not entered into significant long-term contracts with fuel suppliers other than the two ten-year supply agreements with ExxonMobil entered into in July 1999. Under the terms of one of these agreements, the ExxonMobil Suppliers will supply the company-operated Petro Stopping Centers’ diesel fuel and gasoline requirements in certain markets and under the other of these agreements, the Company purchases lubricants, based upon minimum purchase commitments, at the prices set forth in the agreements, see Note 8. Both supply agreements qualify as normal purchasing contracts and as such are not accounted for as derivatives under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). As of and for the years ended December 31, 2003 and 2004, the Company was not a party to any futures or option contracts.

As of December 31, 2003 and 2004, the carrying amounts of certain financial instruments employed by the Company, including cash and cash equivalents, trade accounts receivable, trade accounts payable, and amounts due from/to affiliates are representative of fair value because of the short-term maturity of these instruments. The carrying amounts of the Company’s senior secured credit facilities approximate fair value due to the floating

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

nature of the related interest rates. The Company’s principal market risk as it relates to long-term debt is its exposure to changes in interest rates. The fair value of the 10 1/2% Notes, the 9% Notes, the 15% Notes, and the New Holding Partnership Notes has been estimated based on quoted market prices for the same or similar issues. The fair value of all derivative financial instruments is the amount at which they could be settled, based on quoted market prices or estimates obtained from dealers.

The following table reflects the carrying amount and estimated fair value of the Company’s financial instruments, as of December 31:

	2003		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Long-term debt
Fixed rate	$226,616	$237,625	$274,094	$295,216
Average interest rate	12.8%	—	11.0%	—
Variable rate	$40,785	$40,785	$21,250	$21,250
Average interest rate	4.5%	—	5.8%	—

Currently, the Company is managing its exposure to interest rates using a mix of fixed and floating rate debt as deemed appropriate by management. Historically, the Company had only limited involvement with derivative financial instruments and had not used them for trading purposes. The Company had used derivatives to manage well-defined interest rate risks. At December 31, 2002, the Company was party to an interest rate swap agreement that was a cash flow hedge and qualified for the shortcut method under SFAS No. 133. Under this agreement, the Company paid a fixed rate of 3.86% on a portion of its retired senior secured credit facilities instead of a floating rate based on LIBOR on the notional amount as determined in three-month intervals. The interest rate swap agreement expired by its terms on December 31, 2003. The transaction effectively changed a portion of the Company’s interest rate exposure on its retired credit facilities from a floating rate to a fixed rate basis. For the years ended December 31, 2002 and 2003, the effect of the swap was to increase the rate the Company was required to pay by 2.0% and 2.6%, respectively, which resulted in additional interest expense of approximately $379,000 and $495,000, respectively.

(15) Environmental Matters

The Company’s operations and properties are subject to extensive federal and state legislation, regulations, and requirements relating to environmental matters. In the operation of the Company’s business, it uses underground and above ground storage tanks (each a “UST”) to store petroleum products and waste oils. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from a UST into the environment. The Company is also subject to regulation in certain locations relating to vapor recovery and discharges into water. As a result of work done in 1999 to upgrade the Company’s USTs as required by state and federal law, the Company anticipates some site remediation will be required in Corning, California. The Company has incurred approximately $421,000 in remediation costs as of December 31, 2004 related to Corning, California, of which $237,000 is accrued at year-end. Management does not believe any additional required remediation will have a material adverse effect on the Company’s consolidated financial position or results of operations. Management believes that all of the Company’s USTs are currently in compliance in all material respects with applicable environmental legislation, regulations, and requirements.

The Company’s ownership of the properties and operation of its business may subject the Company to liability under various federal, state, and local environmental laws, ordinances, and regulations relating to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cleanup and removal of hazardous substances (which may include petroleum and petroleum products) on, under, or in such property. Certain laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person.

Where required or believed by the Company to be warranted, the Company takes action at its locations to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. In light of the Company’s business and the quantity of petroleum products that it handles, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future. For the years ended December 31, 2002, 2003, and 2004, the Company’s expenditures for environmental matters were approximately $332,000, $180,000, and $269,000, respectively. See Note (2)(b) for a discussion of the Company’s accounting policies relating to environmental matters.

The Company carries pollution legal liability insurance and UST insurance to cover likely and reasonably anticipated potential environmental liability associated with its business. While management believes that this coverage is sufficient to protect the Company against likely environmental risks, the Company cannot make assurances that its insurance coverage will be sufficient or that its liability, if any, will not have a material adverse effect on the Company’s business, assets, or results of operations.

The Company accrues liabilities for certain environmental remediation activities consistent with the policy set forth in Note (2)(b). At December 31, 2003 and 2004, this accrual amounted to $300,000 and $237,000, respectively. The Company’s accrual for environmental remediation expenses is based upon initial estimates obtained from contractors engaged to perform the remediation work as required by local, state, and federal authorities. It is often difficult to predict the extent and the cost of environmental remediation until work has commenced and the full scope of the contamination determined. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position or results of operations of the Company. Actual results, however, could differ from estimated amounts and those differences could be material. At December 31, 2003 and 2004, the Company has recognized receivables of approximately $460,000 and $453,000, respectively, in the consolidated balance sheets related to recoveries of certain remediation costs from third parties.

(16) Segments

The Company has two reportable operating segments, company-operated truck stops and franchise operations.

The Company operates 37 multi-service truck stops in the United States. Full-size Petro Stopping Centers are built on an average of 27 acres of land situated at a convenient location with easy highway access. They can each generally accommodate an average of 263 trucks and an average of 145 cars in spacious and well-lit parking areas. The Company’s locations are designed to provide good traffic flow, reduce accidents, and enhance security for the drivers, their trucks, and freight. Within the Petro Stopping Center network, the Company offers standardized and consistent products and services to accommodate the varied needs of professional truck drivers and other highway motorists. Generally, these include separate gas and diesel fueling islands, its home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores offering an array of merchandise selected to cater to professional truck drivers’ needs during long periods away from home. In

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

addition, a typical Petro Stopping Center provides amenities and services such as telephone, fax, photocopying, Internet access, postal services, certified truck weighing scales, truck washes, laundry facilities, private showers, video games, and television and/or movie rooms. The Company has aggregated its company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. During the years ended December 31, 2002, 2003, and 2004, the revenues generated from the company-operated truck stops were $918.1 million, $1.1 billion, and $1.3 billion, respectively.

As of December 31, 2002 and 2003, the Company was a franchisor to 23 Petro Stopping Center locations and as of December 31, 2004 the Company was a franchisor to 24 Petro Stopping Center locations. The Company collects royalties and fees in exchange for the use of its tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee’s sales. For the years ended December 31, 2002, 2003, and 2004, the revenues generated from the Company’s franchise operations were $4.8 million, $5.3 million, and $5.7 million, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the accompanying consolidated statements of operations.

The Company does not allocate any expenses in measuring this segment’s profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

(17) Recently Issued Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires issuers to classify as liabilities three classes of freestanding financial instruments that embody obligations for the issuer. Upon adoption of SFAS No. 150, an entity reports the cumulative effect of a change in accounting principle by initially measuring the financial instrument at fair value or other measurement attribute required by this statement. On January 1, 2004, the Company adopted this statement and was required to reclassify its Class A mandatorily redeemable preferred partnership interests and the accrued preferred return of its Class B redeemable preferred partnership interests as liabilities. The Company was also required (as discussed in Note 2(a)) to reclassify its mandatorily redeemable warrants as a liability. Management believes that these financial instruments were already measured in accordance with SFAS No. 150 and, as such, the adoption of SFAS No. 150 required no cumulative effect of a change in accounting principle on its statement of operations. Due to the implementation of SFAS No. 150 and its requirement to classify the accrual of preferred returns on the mandatorily redeemable preferred partnership interest and the changes in fair value of the mandatorily redeemable warrants as interest expense, the Company’s 2004 interest expense increased by approximately $6.3 million.

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaces the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Non-public companies, such as the Company, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first reporting period beginning after December 15, 2004. Management does not believe that the adoption of this revised Interpretation will have a significant impact on the Company’s consolidated financial position or results of operations.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which replaces the original Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” issued in October 1995. This standard addresses the accounting for transactions where an entity obtains employee services in share-based payment transactions. The effective dates vary depending on the type of reporting entity. Non-public companies, such as the Company, must apply the revised standard as of the beginning of the first annual reporting period that begins after December 15, 2005. Management does not believe that the adoption of this revised standard will have a significant impact on the Company’s consolidated financial position or results of operations.

(18) Selected Quarterly Financial Data (unaudited)

As previously reported:

	2003 Quarters				2004 Quarters
	1st	2nd	3rd	4th	1st		2nd	3rd	4th
	(in thousands)				(in thousands)
Net revenues (a)	$270,741	$252,031	$271,701	$268,834	$286,127		$315,813	$338,191	$366,380
Operating income	5,377	7,313	8,513	6,937	4,789		9,538	9,034	11,000
Income (loss) before cumulative effect of a change in accounting principle	(3,286)	(1,142)	(53)	(2,712)	(20,357)		1,416	1,134	3,004
Cumulative effect of a change in accounting principle (b)	(397)	—	—	—	—		—	—	—
Net income (loss)	(3,683)	(1,142)	(53)	(2,712)	(20,357	)(c)	1,416	1,134	3,004

As Restated (Note 2):

	2003 Quarters				2004 Quarters
	1st	2nd	3rd	4th	1st		2nd	3rd	4th
	(in thousands)				(in thousands)
Net revenues (a)	$270,741	$252,031	$271,701	$268,834	$286,127		$315,813	$338,191	$366,380
Operating income	5,402	7,339	8,539	6,962	4,811		9,559	9,047	10,990
Income (loss) before cumulative effect of a change in accounting principle	(3,291)	(1,147)	(58)	(2,718)	(19,366)		(893)	1,124	1,694
Cumulative effect of a change in accounting principle	(397)	—	—	—	—		—	—	—
Net income (loss)	(3,688)	(1,147)	(58)	(2,718)	(19,366	)(c)	(893)	1,124	1,694

(a)	Changes in net revenues can fluctuate substantially in very short periods of time due to fluctuations in fuel prices and cost of fuel.
(b)	Reflects the expensing of the initial estimate of the asset retirement obligations as required by the adoption of SFAS No. 143.
(c)	Net loss primarily due to the loss on retirement of debt and related debt restructuring costs as part of the 2004 Refinancing Transactions.

PETRO STOPPING CENTERS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(19) Subsequent Events

On February 3, 2005, the Operating Partnership provided a distribution of $3.5 million to the Holding Partnership that allowed it to repurchase the majority of its remaining 15% Notes at a redemption price of 107.5%. This was accounted for as a debt extinguishment resulting in the recognition of a loss of approximately $244,000.

During the first quarter of 2005, the Company entered into agreements for the acquisition of four sites. The Company has completed the purchase of three sites, two of which were existing Petro Stopping Centers owned by one of its franchisees and became company-operated sites following the closing of the related transactions. The fourth site is also an existing Petro Stopping Center owned by one of the Company’s franchisees and will become a company-operated site following the closing of the purchase transaction. Management believes that the acquisition of this site will occur during the third quarter of 2005. The aggregate costs to acquire these sites are expected to be approximately $42.5 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Partners

Petro Stopping Centers Holdings, L.P.:

We have audited the accompanying consolidated balance sheets of Petro Stopping Centers Holdings, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petro Stopping Centers Holdings, L.P. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2(a) to the accompanying consolidated financial statements, the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, have been restated.

KPMG LLP

El Paso, Texas

March 14, 2005, except as to Note 2(a), which is as of August 26, 2005

PETRO STOPPING CENTERS HOLDINGS, L.P.

Schedule II—Valuation and Qualifying Accounts

Years Ended December 31, 2002, 2003, and 2004

(in thousands)

Description	Balance at beginning of year	Charged to costs and expenses	Write-off, net	Balance at end of year
Year ended December 31, 2002:
Allowance for doubtful accounts	$726	209	257	$678
Inventory Reserve	233	—	—	233
Year ended December 31, 2003:
Allowance for doubtful accounts	$678	144	44	$778
Inventory Reserve	233	—	—	233
Year ended December 31, 2004:
Allowance for doubtful accounts	$778	157	159	$776
Inventory Reserve	233	—	—	233

PETRO HOLDINGS FINANCIAL CORPORATION

UNAUDITED CONDENSED BALANCE SHEETS

	December 31, 2004	September 30, 2005
Assets
Cash	$1,000	$1,000

Total assets	$1,000	$1,000

Stockholder’s Equity
Common stock, $.01 par value: 10,000 shares authorized; 2,500 shares issued and outstanding	$25	$25
Additional paid-in capital	975	975

Total stockholder’s equity	$1,000	$1,000

See accompanying notes to unaudited condensed balance sheets.

PETRO HOLDINGS FINANCIAL CORPORATION

NOTES TO UNAUDITED CONDENSED BALANCE SHEETS

(1) Company Formation and Description of Business

Company Formation

Petro Holdings Financial Corporation (the “Company”) is a wholly-owned subsidiary of Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) and was incorporated July 6, 1999. The Company’s sole purpose is to act as a co-obligor with the Holding Partnership in the issuance of 82,707 exchangeable Petro Warrant Holdings Corporation’s warrants issued in July 1999 and the issuance of the Holding Partnership’s new senior third secured discount notes due 2014 issued in February 2004. Additionally, the Company acts as a co-obligor with the Holding Partnership in the issuance of Petro Stopping Centers, L.P.’s issuance of $225.0 million 9% senior secured notes due 2012 (the “9% Notes”) issued in February 2004 and the issuance of an additional $25.0 million 9% Notes issued in July 2005.

(2) Basis of Presentation

The Company has no employees, only nominal assets, has not and will not conduct any operations and, accordingly, has no statement of operations or statement of cash flows. The accompanying unaudited condensed balance sheets have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

These unaudited condensed balance sheets should be read in conjunction with the Company’s balance sheets and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (“2004 Form 10-K”). Capitalized terms used in this report and not defined herein have the meanings ascribed to such terms in the 2004 Form 10-K. In the opinion of management of the Company, the accompanying unaudited condensed balance sheets contain all adjustments necessary to present fairly the financial position of the Company at December 31, 2004 and September 30, 2005.

The Company meets the requirements of an Inactive Registrant as defined by Rule 3-11 of the Securities and Exchange Commission’s Regulation S-X.

PETRO HOLDINGS FINANCIAL CORPORATION

BALANCE SHEETS

	December 31, 2003	December 31, 2004
Assets
Cash	$1,000	$1,000

Total assets	$1,000	$1,000

Stockholder’s Equity
Common stock, $.01 par value: 10,000 shares authorized; 2,500 shares issued and outstanding	$25	$25
Additional paid-in capital	975	975

Total stockholder’s equity	$1,000	$1,000

See accompanying notes to balance sheets.

PETRO HOLDINGS FINANCIAL CORPORATION

NOTES TO BALANCE SHEETS

(1) Company Formation and Description of Business

Company Formation

Petro Holdings Financial Corporation (the “Company”) is a wholly-owned subsidiary of Petro Stopping Centers Holdings, L.P. (the “Holding Partnership”) and was incorporated July 6, 1999 for the sole purpose of acting as a co-obligor with the Holding Partnership in the issuance of 82,707 units, each consisting of $1,000 principal amount at maturity of the Holding Partnership’s 15.0% senior discount notes due 2008 (the “Holding Partnership’s 15% Notes”) and 82,707 exchangeable Petro Warrant Holdings Corporation warrants.

In early 2004, the Holding Partnership and the Company, as co-obligors, completed a series of transactions referred to as the 2004 Refinancing Transactions, in which the Holding Partnership refinanced substantially all of its existing indebtedness. The 2004 Refinancing Transactions consisted of the following components:

•	Petro Stopping Centers, L.P. (the “Operating Partnership”) issued $225.0 million aggregate principal amount of 9.0% senior secured notes due 2012 (the “9% Notes”). The 9% Notes are recorded on the financial statements of the Operating Partnership;

•	The repurchase of all of the Operating Partnership’s outstanding 10.5% senior notes due 2007 (the “10.5% Notes”);

•	The Operating Partnership entering into new senior secured credit facilities of an aggregate principal amount of $50.0 million, consisting of a three-year revolving credit facility of $25.0 million and a four-year term loan facility of $25.0 million (as amended on January 21, 2005, to an aggregate amount of $61.3 million, consisting of a four-year revolving credit facility of $40.0 million and a four-year term loan facility of $21.3 million);

•	The repayment and retirement of the Operating Partnership’s retired senior secured credit facilities of approximately $40.8 million, plus accrued interest;

•	The repurchase for cash of approximately 54.8% of the Holding Partnership’s 15.0% Notes and the exchange of approximately 42.2% of the Holding Partnership’s 15% Notes for new senior third secured discount notes due 2014 (on February 15, 2005, the majority of the remaining portion of the Holding Partnership’s 15% Notes were repurchased at a redemption price of 107.5%). The new senior third secured discount notes due 2014 are recorded on the financial statements of the Holding Partnership;

•	The extension of the mandatory purchase date of the warrants issued in July 1999 by Petro Warrant Holdings Corporation from August 1, 2004 to October 1, 2009; and

•	The reduction of the Operating Partnership’s outstanding trade credit balance with Exxon Mobil Corporation.

On July 19, 2004, the Operating Partnership and the guarantors of the 9% Notes completed the exchange of substantially all of the unregistered 9% Notes for 9% Notes that were registered with the Securities and Exchange Commission.

(2) Summary of Significant Accounting Policies

Basis of Presentation

The Company has no employees, only nominal assets, has not and will not conduct any operations and, accordingly, has no statement of operations or statement of cash flows. At December 31, 2003 and 2004, the Company’s balance sheets consist only of common stock and additional paid-in capital in the amount of $1,000 and cash in the amount of $1,000. The accounts of the Company are included in the December 31, 2003 and 2004

PETRO HOLDINGS FINANCIAL CORPORATION

NOTES TO BALANCE SHEETS—(Continued)

consolidated balance sheets of the Holding Partnership, which are included in this registration statement. In the opinion of management of the Company, the accompanying balance sheets contain all adjustments necessary to present fairly the financial position of the Company at December 31, 2003 and 2004.

(3) Shareholder’s Equity

The Company is a wholly-owned subsidiary of the Holding Partnership. As the sole shareholder, the Holding Partnership holds all voting rights and privileges.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Petro Holdings Financial Corporation

We have audited the accompanying balance sheets of Petro Holdings Financial Corporation (a Delaware corporation) as of December 31, 2004 and 2003. These balance sheets are the responsibility of the Company’s management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Petro Holdings Financial Corporation as of December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

El Paso, Texas

March 14, 2005

PETRO DISTRIBUTING, INC.

UNAUDITED CONDENSED BALANCE SHEETS

	December 31, 2004	September 30, 2005
Assets
Current assets:
Due from affiliates	$2,271,147	$4,543,950
Other assets	—	1,135

Total current assets	2,271,147	4,545,085

Total assets	$2,271,147	$4,545,085

Liabilities and Shareholder’s Equity
Current liabilities:
Trade accounts payable	$1,970,115	$4,492,249
Accrued expenses and other liabilities	301,032	41,716

Total current liabilities	2,271,147	4,533,965

Total liabilities	2,271,147	4,533,965

Shareholder’s equity:
Common stock, $.01 par value: 10,000 shares authorized; 2,500 shares issued and outstanding	25	25
Additional paid-in capital	975	975
Retained earnings	(1,000)	10,120

Total shareholder’s equity	—	11,120

Total liabilities and shareholder’s equity	$2,271,147	$4,545,085

See accompanying notes to unaudited condensed financial statements.

PETRO DISTRIBUTING, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net revenues from affiliates:
Fuel	$14,725,419	$30,548,344	$24,506,773	$79,419,761
Non-fuel	—	4,584	—	13,754

Total net revenues	14,725,419	30,552,928	24,506,773	79,433,515

Costs and expenses:
Cost of sales:
Fuel	14,725,419	30,548,344	24,506,773	79,419,761
Operating expenses	—	300	—	2,007

Total costs and expenses	14,725,419	30,548,644	24,506,773	79,421,768

Income before taxes	—	4,284	—	11,747
Income tax expense (benefit)	—	(492)	—	627

Net income	$—	$4,776	$—	$11,120

See accompanying notes to unaudited condensed financial statements.

PETRO DISTRIBUTING, INC.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the Nine Months Ended September 30, 2005

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Shareholder’s Equity
Balances, December 31, 2004	$25	$975	$(1,000)	$—
Net income	—	—	11,120	11,120

Balances, September 30, 2005	$25	$975	$10,120	$11,120

See accompanying notes to unaudited condensed financial statements.

PETRO DISTRIBUTING, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2004	2005
Cash flows from operating activities:
Net income	$—	$11,120
Increase (decrease) from changes in:
Due from affiliates	(3,475,435)	(2,272,803)
Other assets	—	(1,135)
Trade accounts payable	3,534,780	2,522,134
Accrued expenses and other liabilities	96,816	(259,316)

Net cash provided by operating activities	156,161	—

Net increase in cash and cash equivalents	156,161	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$156,161	$—

See accompanying notes to unaudited condensed financial statements.

PETRO DISTRIBUTING, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

Petro Distributing, Inc. (the “Company”) is a wholly-owned subsidiary of Petro Stopping Centers, L.P. (“PSC”) and was incorporated December 8, 1994. The Company was formed for the sole purpose of distributing fuel to PSC in certain geographic locations at prices lower than PSC can obtain.

The Company began conducting business in the second quarter of 2004 and currently derives all of its revenues from the sale of diesel and gasoline fuels to PSC at a per load management fee.

During 2005, the Company began charging PSC a management fee. For the nine months ended September 30, 2005, the Company charged PSC approximately $13,754 for such fees.

(2) Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.

These unaudited condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (“2004 Form 10-K”). Capitalized terms used in this report and not defined herein have the meanings ascribed to such terms in the 2004 Form 10-K. In the opinion of management of the Company, the accompanying unaudited condensed financial statements contain all adjustments necessary to present fairly the condensed financial position of the Company at December 31, 2004 and September 30, 2005, the condensed results of operations for the three and nine months ended September 30, 2004 and 2005, changes in shareholder’s equity for the nine months ended September 30, 2005, and the condensed cash flows for the nine months ended September 30, 2004 and 2005. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full calendar year.

(3) Shareholder’s Equity

The Company is a wholly-owned subsidiary of PSC. As the sole shareholder, PSC holds all voting rights and privileges.

(4) Income Taxes

As of September 30, 2005, the Company had net operating loss (“NOL”) carryforwards of $4,591 and $2,975 for the years ending December 31, 1995 and 1996, respectively. These NOLs will expire in 15 years following the year of the loss. Management believes that the Company will be able to offset these NOLs in their entirety in 2005 with management fee income it receives from PSC. The income tax benefit received from such losses is estimated to be $1,135 and is recorded in the quarter ended September 30, 2005 as the related valuation allowance was reversed, which management believes will be fully offset by the estimated tax expense of $2,000 for the year ended December 31, 2005.

PETRO DISTRIBUTING, INC.

BALANCE SHEETS

	December 31, 2003	December 31, 2004
Assets
Current assets:
Due from affiliates	$—	$2,271,147

Total current assets	—	2,271,147

Total assets	$—	$2,271,147

Liabilities and Shareholder’s Equity
Current liabilities:
Trade accounts payable	$—	$1,970,115
Accrued expenses and other liabilities	—	301,032

Total current liabilities	—	2,271,147

Total liabilities	—	2,271,147

Shareholder’s equity:
Common stock, $.01 par value: 10,000 shares authorized; 2,500 shares issued and outstanding	25	25
Additional paid-in capital	975	975
Retained earnings	(1,000)	(1,000)

Total shareholder’s equity	—	—

Total liabilities and shareholder’s equity	$—	$2,271,147

See accompanying notes to financial statements.

PETRO DISTRIBUTING, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2003	Year Ended December 31, 2004
Net revenues from affiliates:
Fuel	$—	$41,877,683

Total net revenues	—	41,877,683

Costs and expenses:
Cost of sales:
Fuel	—	41,877,683

Total costs and expenses	—	41,877,683

Operating income	—	—

Net income	$—	$—

See accompanying notes to financial statements.

PETRO DISTRIBUTING, INC.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Shareholder’s Equity
Balances, December 31, 2002	$25	$975	$(1,000)	$—
Net income	—	—	—	—

Balances, December 31, 2003	25	975	(1,000)	—
Net income	—	—	—	—

Balances, December 31, 2004	$25	$975	$(1,000)	$—

See accompanying notes to financial statements.

PETRO DISTRIBUTING, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2003	Year Ended December 31, 2004
Cash flows from operating activities:
Net income	$—	$—
Increase (decrease) from changes in:
Due from affiliates	—	(2,271,147)
Trade accounts payable	—	1,970,115
Accrued expenses and other liabilities	—	301,032

Net cash provided by operating activities	—	—

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

See accompanying notes to financial statements.

PETRO DISTRIBUTING, INC.

NOTES TO FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

Company Formation

Petro Distributing, Inc. (the “Company”) is a wholly-owned subsidiary of Petro Stopping Centers, L.P. (“PSC”) and was incorporated December 8, 1994. The Company was formed for the sole purpose of distributing fuel to PSC in certain geographic locations at prices lower than PSC can obtain.

The Company began conducting business in the second quarter of 2004 and currently derives all of its revenues from the sale of diesel and gasoline fuels to PSC.

(2) Summary of Significant Accounting Policies

Basis of Presentation

The accounts of the Company are included in the December 31, 2004 consolidated financial statements of PSC, which are included in this registration statement. In the opinion of management of the Company, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company at December 31, 2003 and 2004, the results of operations and cash flows for the year ended December 31, 2004, and the statement of changes in shareholder’s equity for the twelve months ended December 31, 2004.

Trade Accounts Payable

The Company recognizes payables from the purchase of diesel and gasoline fuels from third-party vendors at the time delivery has occurred and services have been performed.

Accrued Expenses and Other Liabilities

Certain motor fuel taxes are collected from PSC and remitted to governmental agencies by the Company.

Revenue Recognition

The Company recognizes revenue from the sale of diesel and gasoline fuels to PSC at the time delivery has occurred and services have been performed.

(3) Shareholder’s Equity

The Company is a wholly-owned subsidiary of PSC. As the sole shareholder, PSC holds all voting rights and privileges.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Petro Distributing, Inc.:

We have audited the accompanying balance sheets of Petro Distributing, Inc. (a Delaware corporation) as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petro Distributing, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

El Paso, Texas

March 14, 2005

PETRO, INC.

UNAUDITED CONDENSED BALANCE SHEETS

	December 31, 2004	September 30, 2005
	(As Restated)
Assets

Cash and cash equivalents	$1,773	$6,548

Total current assets	1,773	6,548
Prepaid expenses	638	—
Advances due from related party	280,726	289,589
Investment in affiliated entities	548,586	524,949
Leasehold improvements, net	5,637	—

Total assets	$837,360	$821,086

Liabilities and Stockholder’s Deficit

Current portion of note payable—related party	$74,014	$77,991
Accounts payables and accrued expenses	1,000	1,669
Deferred revenue	7,500	—
Due to related party	659,144	809,194

Total current liabilities	741,658	888,854

Note payable—related party	430,589	371,589
Equity in partnership losses in excess of investment	7,890,088	7,607,377

Total long-term liabilities	8,320,677	7,978,966

Total liabilities	9,062,335	8,867,820

Stockholder’s deficit:
Common stock, $.01 par value, 50,000,000 authorized, 99,500 shares issued and outstanding	995	995
Additional paid-in capital	13,395,970	13,395,970
Accumulated deficit	(21,621,940)	(21,443,699)

Total stockholder’s deficit	(8,224,975)	(8,046,734)

Total liabilities and stockholder’s deficit	$837,360	$821,086

See accompanying notes to unaudited condensed financial statements

PETRO, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(As Restated)		(As Restated)
Revenue (loss)
Oil and gas income	$1,916	$4,464	$5,378	$14,209
Accrual of preferred return on mandatorily redeemable partnership interests	66,684	72,125	195,754	209,043
Income (loss) on investment in limited partnership	155,376	308,371	(2,386,329)	129,800
Equity in net loss of affiliated entities	(5,956)	(7,750)	(17,868)	(23,637)
Other income	9,000	—	27,000	6,000

Total income (loss)	227,020	377,210	(2,176,065)	335,415
General and administrative expenses	69,084	9,948	188,319	84,778

Operating income (loss)	157,936	367,262	(2,364,384)	250,637
Interest income—related party	3,861	3,016	11,956	8,956
Interest expense—related party	9,344	8,086	28,931	25,220

Net income (loss)	$152,453	$362,192	$(2,381,359)	$234,373

See accompanying notes to unaudited condensed financial statements

PETRO, INC.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

For the Nine Months Ended September 30, 2005

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balances, December 31, 2004 (As Previously Reported)	$995	$13,395,970	$(21,519,111)	$(8,122,146)
Restatement adjustment - Note 2(a)	—	—	(102,829)	(102,829)

Balances, December 31, 2004 (As Restated)	995	13,395,970	(21,621,940)	(8,224,975)

Net income	—	—	234,373	234,373
Activity from PSC Holdings, LP:
Accrual of preferred return on mandatorily redeemable partnership interests	—	—	(56,132)	(56,132)

Balances, September 30, 2005	$995	$13,395,970	$(21,443,699)	$(8,046,734)

See accompanying notes to unaudited condensed financial statements

PETRO, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2004	2005
	(As Restated)
Cash flows from operating activities:
Net loss	$(2,381,359)	$234,373
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in net loss of affiliated entities	17,868	23,637
(Income) loss on investment in limited partnership	2,386,329	(129,800)
Interest recorded on accrual of redeemable shares and preferred shares	(197,506)	(209,043)
Depreciation expense	16,918	5,637
Increase (decrease) from changes in:
Prepaid assets	—	638
Advances due from related party	(10,205)	(8,863)
Accounts payable and accrued expenses	(9,485)	669
Deferred revenue	4,500	(7,500)

Net cash used in operating activities	(172,940)	(90,252)

Cash flows from investing activities:
Partnership advances	30,166	—

Net cash provided by investing activities	30,166	—

Cash flows from financing activities:
Proceeds from related party notes payable	187,500	150,050
Principal payments on related party notes payable	(51,315)	(55,023)

Net cash provided by financing activities	136,185	95,027

Net increase (decrease) in cash and cash equivalents	(6,589)	4,775
Cash and cash equivalents, beginning of period	21,907	1,773

Cash and cash equivalents, end of period	$15,318	$6,548

Supplemental information:
Interest paid during the period	$28,931	$25,220
Activity from investment in limited partnership recorded directly in retained earnings	57,708	56,132

See accompanying notes to unaudited condensed financial statements

PETRO, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Nature of Business

Petro, Inc. (the “Company”) owns investments in certain oil and gas operations and real estate join ventures located in the Southwest United States. In addition, the Company owns an interest in Petro Stopping Centers Holdings, L.P. (“Holdings”), a Delaware limited partnership, which, in turn, owns Petro Stopping Centers, L.P. (the “Operating Partnership”), an operating partnership that operates a nationwide network of truck stopping centers. The Company is a wholly owned subsidiary of Nevada Trio, Inc.

(2) Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.

These unaudited condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Amended Annual Report of the Company on Form 10-K/A for the year ended December 31, 2004 (“2004 Form 10-K/A”). Capitalized terms used in this report and not defined herein have the meanings ascribed to such terms in the 2004 Form 10-K/A. In the opinion of management of the Company, the accompanying unaudited condensed financial statements contain all adjustments necessary to present fairly the condensed financial position of the Company at December 31, 2004 (as restated) and September 30, 2005, the condensed results of operations for the three and nine months ended September 30, 2004 (as restated) and 2005, the changes in stockholder’s deficit for the nine months ended September 30, 2005, and the condensed cash flows for the nine months ended September 30, 2004 (as restated) and 2005. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full calendar year.

Reclassifications

Certain prior period captions and amounts have been reclassified to conform to the current year presentation.

(3) Restatement of Condensed Financial Statements Basis of Presentation

In May 2005, Holdings, in which the Company owns a 12.52% interest, reviewed its accounting policies and had determined that it had incorrectly calculated its depreciation expenses on leasehold improvements. Additionally, as a result of revised analysis of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), Holdings had determined that its mandatorily redeemable warrants, previously classified as a mezzanine line item on the balance sheet, should have been recorded as a mark-to-fair value liability, as of the adoption of SFAS No. 150, with subsequent changes in the fair value reflected in interest cost. Holdings adopted SFAS No. 150 on January 1, 2004. As a result, Holdings has restated its financial statements for the three-year period ended December 31, 2004.

Since the Company’s interests in Holdings are accounted for using the equity method, Holdings’ action required the Company to restate its financial statements.

The Company has previously recorded its percentage of the change in Holdings partners’ capital (deficit) related to the fair value adjustment of the mandatorily redeemable warrants as a direct adjustment to the equity in partnership losses in excess of investment and accumulated deficit, and thus, it was not included in the Company’s statement of operations. Due to Holdings’ restatement, the Company has determined that its accounting of the mandatorily redeemable warrants should be consistent with Holdings and any valuation

PETRO, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

adjustments should be reflected as a component to the income (loss) on investment in limited partnerships account on its statement of operations. The Company had determined that there was no financial statement effect arising from years prior to 2004 as a result of this issue due to the fact that Holdings adopted SFAS No. 150 on January 1, 2004.

As a result of the above issues, amounts presented in footnotes 5 and 7 have been changed to reflect the effects of the restatement.

The following tables present the adjustments to the Unaudited Condensed Financial Statement of Operations for the three and nine months ended September 30, 2004 and the Balance Sheet as of December 31, 2004 as a result of the restatement:

Unaudited Condensed Statement of Operations

	Three Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
Revenue (loss)
Oil and gas income	$1,916	$—	$1,916
Accrual of preferred return on mandatorily redeemable partnership interests	66,684	—	66,684
Income on investment in limited partnerships	156,590	(1,214)	155,376
Equity in net loss of affiliated entities	(5,956)	—	(5,956)
Other income	9,000	—	9,000

Total income	228,234	(1,214)	227,020
General and administrative expenses	69,084	—	69,084

Operating income	159,150	(1,214)	157,936
Interest income - related party	3,861	—	3,861
Interest expense - related party	9,344	—	9,344

Net income	$153,667	$(1,214)	$152,453

Unaudited Condensed Statement of Operations

	Nine Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
Revenue (loss)
Oil and gas income	$5,378	$—	$5,378
Accrual of preferred return on mandatorily redeemable partnership interests	195,754	—	195,754
Loss on investment in limited partnerships	(2,219,928)	(166,401)	(2,386,329)
Equity in net loss of affiliated entities	(17,868)	—	(17,868)
Other income	27,000	—	27,000

Total loss	(2,009,664)	(166,401)	(2,176,065)
General and administrative expenses	188,319	—	188,319

Operating loss	(2,197,983)	(166,401)	(2,364,384)
Interest income - related party	11,956	—	11,956
Interest expense - related party	28,931	—	28,931

Net loss	$(2,214,958)	$(166,401)	$(2,381,359)

PETRO, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2004

Balance Sheet

	As Previously Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$1,773	$—	$1,773

Total current assets	1,773	—	1,773
Prepaid expenses	638	—	638
Advances due from related party	280,726	—	280,726
Investment in affiliated entities	548,586	—	548,586
Leasehold improvements, net	5,637	—	5,637

Total assets	$837,360	$—	$837,360

Liabilities and Stockholder’s deficit
Current liabilities:
Current portion of note payable - related party	$74,014	$—	$74,014
Accounts payable and accrued expenses	1,000	—	1,000
Deferred revenue	7,500	—	7,500
Due to related party	659,144	—	659,144

Total current liabilities	741,658	—	741,658
Note payable - related party	430,589	—	430,589
Equity in partnership losses in excess of investment	7,787,259	102,829	7,890,088

Total long-term liabilities	8,217,848	102,829	8,320,677

Total liabilities	8,959,506	102,829	9,062,335

Commitments and contingencies

Stockholder’s deficit
Common stock $.01 par value, 50,000,000 authorized, 99,500 shares issued and outstanding	995	—	995
Additional paid-in capital	13,395,970	—	13,395,970
Accumulated deficit	(21,519,111)	(102,829)	(21,621,940)

Total stockholder’s deficit	(8,122,146)	(102,829)	(8,224,975)

Total liabilities and stockholder’s deficit	$837,360	$—	$837,360

The restatement had no impact on net cash provided or used in operating, investing, and financing activities for the nine months ended September 30, 2004.

(4) Advances Due From Related Party

The Company has a receivable due from J.A. Cardwell in the amount of $280,726 and $289,589 at December 31, 2004 and September 30, 2005, respectively. The balance due is related to cash advances made in prior years, and includes interest at the applicable federal rate. The interest rate at September 30, 2005 was 4.24%.

PETRO, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

(5) Investment in Affiliated Entities and Limited Partnership

The Company has a 20% interest in Hueco Mountain Estates, Inc. (“Hueco”), a 10% interest in Trevino Properties (“Trevino”), a .25% general partner interest in the Operating Partnership, and a 12.1% general and limited partner interests in Holdings, all of which are accounted for using the equity method. In addition, the Company holds mandatorily redeemable preferred partnership interests in Holdings. The mandatorily redeemable preferred partnership interests are entitled to cumulative preferred returns of 8% and are subject to mandatory redemption in October 2008. The preferred returns accrue but are only payable in cash if permitted by the Operating Partnership’s and Holdings’ then existing debt instruments.

For the three months ended September 30, 2004 and 2005, equity in net loss of affiliated entities includes losses of $5,956 and $7,000, respectively, related to Hueco, and losses of $750 for the three months ended September 30, 2005 for Trevino. For the nine months ended September 30, 2004 and 2005, equity in net loss of affiliated entities includes losses of $17,868 and $21,392, respectively, related to Hueco, and a loss of $2,245 for Trevino, for the nine months ended September 30, 2005. For the three months ended September 30, 2004 and 2005, net income (loss) on investment in limited partnership includes income of $155,376 and $308,371 related to Holdings, respectively. For the nine months ended September 30, 2004 and 2005, net income (loss) on investment in limited partnership includes a loss of $2,386,329 and income of $129,800 related to Holdings, respectively.

The Company’s equity investments at December 31, 2004 and September 30, 2005 are summarized below:

	December 31, 2004	September 30, 2005
	(As Restated)
Hueco Mountain Estates, Inc.	$441,515	$420,123
Trevino Properties	107,071	104,826

Equity in Hueco and Trevino	548,586	524,949
Petro Stopping Centers Holdings, L.P.:
General partnership interest in partnership’s total deficit	(1,778,121)	(1,772,820)
Limited partnership interest in partnership’s total deficit	(9,404,800)	(9,364,321)
Minority interest in partnership’s total deficit	(199,922)	(172,034)
Interest in mandatorily redeemable preferred partnership interests	3,492,755	3,701,798

Equity in partnership losses in excess of equity	(7,890,088)	(7,607,377)

Total equity investments	$(7,341,502)	$(7,082,428)

(6) Notes Payable—Related

On August 31, 1998, the Company entered into a note payable due to C & R Distributing, Inc., in an original amount of $1,150,000. The note, which is unsecured, matures August 31, 2010 and includes monthly installments of $8,916 at an interest rate of 7%. C & R Distributing, Inc. and the Company are wholly owned subsidiaries of Nevada Trio, Inc., a Nevada Corporation, which is wholly owned by Card Partners, LP, a Texas limited partnership. The note totaled $504,603 and $449,580 as of December 31, 2004 and September 30, 2005, respectively.

(7) Financial Results and Liquidity

For the three months ended September 30, 2004 and 2005, the Company incurred net income of $152,453 and $362,192, respectively, and incurred a net loss of $2,381,359 and a net income of $234,373 for the nine months ended September 30, 2004 and 2005, respectively. Despite these losses, the Company was able to secure

PETRO, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

operating capital from affiliates. The affiliates have indicated their commitment to provide additional funding for the Company sufficient to satisfy current and future obligations, on an as-needed basis, at least through September 30, 2006.

(8) Commitments and Contingencies

The Company is involved in various litigation incidental to its business for which an estimate of the possible loss or range of loss cannot be made at this time. In the opinion of management, such proceedings will not have a material adverse effect on the Company’s financial position or results of operations.

The Company was a guarantor on a full, joint and several and senior secured basis of $225,000,000 aggregate principal amount of 9% Senior Secured Notes due 2012 and of $61,300,000 aggregate principal amount of Senior Secured Credit Facilities due 2008, which were issued by the Operating Partnership. Payments would be due if the Operating Partnership were to become insolvent and/or entered into default of any debt covenant or indenture. No collateral secures the Company’s guarantee.

On July 26, 2005, the Operating Partnership completed the sale of $25.0 million aggregate principal amount of 9% Senior Secured Notes due 2012 in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes were part of the Operating Partnership’s outstanding 9% Senior Secured Notes due 2012, of which $225.0 million in aggregate principal amount were issued on February 9, 2004.

(9) Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaced the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Companies without publicly traded equity securities, such as the Company, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first annual period beginning after December 15, 2004. Management has adopted this revised Interpretation and concluded that the Company does not own interests in any entities that meet the consolidation requirements.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This standard provides guidance on the accounting and reporting for accounting changes and correction of errors, requiring changes in accounting principles be recognized in a retrospective approach rather than treating them as cumulative effect of changes in accounting principle. The standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Management does not believe that the adoption of this standard will have a significant impact on the Company’s financial position or results of operations.

PETRO, INC.

BALANCE SHEETS

	December 31, 2003	December 31, 2004
	(As Restated)	(As Restated)
Assets
Cash and cash equivalents	$21,907	$1,773

Total current assets	21,907	1,773

Prepaid expenses	—	638
Advances due from related party	267,264	280,726
Investment in affiliated entities	581,970	548,586
Leasehold improvements, net	28,195	5,637

Total assets	$899,336	$837,360

Liabilities and Stockholder’s Deficit
Current portion of note payable—related party	$69,047	$74,014
Accounts payable and accrued expenses	11,597	1,000
Deferred revenue	1,500	7,500
Due to related party	406,070	659,144

Total current liabilities	488,214	741,658

Note payable—related party	504,581	430,589
Equity in partnership losses in excess of investment	5,902,468	7,890,088

Total liabilities	6,895,263	9,062,335

Stockholder’s deficit
Common stock, $.01 par value, 50,000,000 authorized, 99,500 shares issued and outstanding	995	995
Additional paid-in capital	13,395,970	13,395,970
Accumulated deficit	(19,392,892)	(21,621,940)

Total stockholder’s deficit	(5,995,927)	(8,224,975)

Total liabilities and stockholder’s deficit	$899,336	$837,360

See accompanying notes to financial statements.

PETRO, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
	(As Restated)	(As Restated)	(As Restated)
Revenue (loss)
Oil and gas income	$13,924	$10,274	$8,772
Accrual of preferred return on mandatorily redeemable partnership interests	227,062	243,439	265,989
Loss on investment in limited partnerships	(831,245)	(942,305)	(2,177,727)
Equity in net loss of affiliated entities	(21,552)	(5,772)	(3,218)
Other income	—	15,244	36,000

Total loss	(611,811)	(679,120)	(1,870,184)

General and administrative expenses	231,710	295,302	258,477

Operating loss	(843,521)	(974,422)	(2,128,661)

Interest income - related party	10,299	8,188	13,464
Interest expense - related party	(46,960)	(42,619)	(37,967)

Net loss	$(880,182)	$(1,008,853)	$(2,153,164)

See accompanying notes to financial statements.

PETRO, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

AND COMPREHENSIVE LOSS

	Comprehensive Income (Loss)	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances, December 31, 2001 (As Previously Reported)		$995	$13,395,970	$(16,509,272)	$(20,534)	$(3,132,841)
Restatement adjustment—note 2(a)				(78,943)		(78,943)

Balances, December 31, 2001 (As Restated)	—	995	13,395,970	(16,588,215)	(20,534)	(3,211,784)

Net loss (As Previously Reported)	(863,832)			(863,832)		(863,832)
Restatement adjustment—note 2(a)	(16,350)			(16,350)		(16,350)

Net loss (As Restated)	(880,182)	—	—	(880,182)	—	(880,182)
Activity from PSC Holdings, LP:
Comprehensive loss—net unrealized changes in cash flow hedging derivative	(36,562)				(36,562)	(36,562)
Accrual of preferred return on mandatorily redeemable partnership interests				(443,788)		(443,788)
Partner’s minimum tax distributions				(1,730)		(1,730)
Valuation adjustment of contingently redeemable warrants				24,836		24,836

Comprehensive loss (As Restated)	$(916,744)

Balances, December 31, 2002 (As Restated)		$995	$13,395,970	$(17,889,079)	$(57,096)	$(4,549,210)

Net loss (As Previously Reported)	$(1,006,171)			(1,006,171)		(1,006,171)
Restatement adjustment—note 2(a)	(2,682)			(2,682)		(2,682)

Net loss (As Restated)	(1,008,853)	—	—	(1,008,853)	—	(1,008,853)
Activity from PSC Holdings, LP:
Comprehensive loss—net unrealized changes in cash flow hedging derivative	57,096				57,096	57,096
Accrual of preferred return on mandatorily redeemable partnership interests				(492,307)		(492,307)
Partner’s minimum tax distributions				(2,653)		(2,653)

Comprehensive loss (As Restated)	$(951,757)

Balances, December 31, 2003 (As Restated)		$995	$13,395,970	$(19,392,892)	$—	$(5,995,927)

Net loss (As Previously Reported)	$(1,822,789)			$(1,822,789)		(1,822,789)
Restatement adjustment—note 2(a)	(330,375)			(330,375)		(330,375)

Net loss (As Restated)	(2,153,164)	—	—	(2,153,164)	—	(2,153,164)
Activity from PSC Holdings, LP:
Accrual of preferred return on mandatorily redeemable partnership interests				(76,794)		(76,794)
Partner’s minimum tax distributions				910		910

Comprehensive loss (As Restated)	$(2,153,164)

Balances, December 31, 2004 (As Restated)		$995	$13,395,970	$(21,621,940)	$—	$(8,224,975)

See accompanying notes to financial statements.

PETRO, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
	(As Restated)	(As Restated)	(As Restated)
Cash flows from operating activities:
Net loss	$(880,182)	$(1,008,853)	$(2,153,164)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in net loss of affiliated entities	21,552	5,772	3,218
Loss on investment in limited partnerships	831,245	942,305	2,177,727
Interest recorded on accrual of redeemable shares and preferred shares	(227,062)	(243,439)	(265,989)
Depreciation expense	—	5,639	22,557
Increase (decrease) from changes in:
Prepaid assets	2,085	—	(638)
Intercompany receivable	88	—	—
Advances due from related party	(10,299)	(8,188)	(13,462)
Accounts payable and accrued expenses	8,045	(8,707)	(10,599)
Deferred revenue	—	1,500	6,000

Net cash used in operating activities	(254,528)	(313,971)	(234,350)

Cash flows from investing activities:
Additions to leasehold improvements	—	(33,834)	—
Partnership advances	(3,100)	—	—
Partnership withdrawal	—	28,500	30,166

Net cash provided by (used in) investing activities	(3,100)	(5,334)	30,166

Cash flows from financing activities:
Intercompany advances	315,709	401,319	253,074
Principal payments on related party notes payable	(60,031)	(64,371)	(69,024)

Net cash provided by financing activities	255,678	336,948	184,050

Net increase (decrease) in cash and cash equivalents	(1,950)	17,643	(20,134)

Cash and cash equivalents, beginning of period	6,214	4,264	21,907

Cash and cash equivalents, end of period	$4,264	$21,907	$1,773

Supplemental schedule of non-cash investing and financing activities:
Interest paid during the period	$46,960	$42,619	$37,967

Activity from investment in limited partnership recorded directly to retained earnings	$457,244	$437,864	$75,884

Reduction of intercompany payable in connection with transfer of land	$473,458	$—	$—

See accompanying notes to financial statements.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

Company Formation

Petro, Inc. (the “Company”) owns investments in certain oil and gas operations and real estate joint ventures located in the Southwest United States. In addition, the Company owns an interest in Petro Stopping Centers Holdings, L.P. (“Holdings”), a Delaware limited partnership, which, in turn, owns an operating partnership that operates a nationwide network of truck stopping centers. The Company is a wholly owned subsidiary of Nevada Trio, Inc.

(2) Restatement of Previously Issued Financial Statements and Summary of Significant Accounting Policies

(a) Restatement of Previously Issued Financial Statements

In May 2005, Holdings, in which the Company owns a 12.52% interest, reviewed its accounting policies and had determined that it had incorrectly calculated its depreciation expenses on leasehold improvements. Additionally, as a result of revised analysis of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), Holdings had determined that its mandatorily redeemable warrants, previously classified as a mezzanine line item on the balance sheet, should have been recorded as a mark-to-fair value liability, as of the adoption of SFAS No. 150, with subsequent changes in the fair value reflected in interest cost. Holdings adopted SFAS No. 150 on January 1, 2004. As a result, Holdings has restated its financial statements for the three-year period ended December 31, 2004.

Since the Company’s interests in Holdings are accounted for using the equity method, Holdings’ action required the Company to restate its financial statements.

The Company has previously recorded its percentage of the change in Holdings partners’ capital (deficit) related to the fair value adjustment of the mandatorily redeemable warrants as a direct adjustment to the equity in partnership losses in excess of investment and accumulated deficit, and thus, it was not included in the Company’s statement of operations. Due to Holdings’ restatement, the Company has determined that its accounting of the mandatorily redeemable warrants should be consistent with Holdings and any valuation adjustments should be reflected as a component to the income (loss) on investment in limited partnerships account on its statement of operations. The Company had determined that there was no financial statement effect arising from years prior to 2004 as a result of this issue due to the fact that Holdings adopted SFAS No. 150 on January 1, 2004.

As a result of the above issues, amounts presented in footnotes 3, 6, 9, and 13, have been changed to reflect the effects of the restatement.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following tables present the adjustments as a result of the restatement to the Financial Statements of Operations for the fiscal years ended December 31, 2002, 2003, and 2004 and Balance Sheets as of December 31, 2003 and 2004.

Year Ended December 31, 2002

Statement of Operations

	As Previously Reported	Adjustments	As Restated
Revenue (loss)
Oil and gas income	$13,924	$—	$13,924
Accrual of preferred return on mandatorily redeemable partnership interests	227,062	—	227,062
Loss on investment in limited partnerships	(814,895)	(16,350)	(831,245)
Equity in net loss of affiliated entities	(21,552)	—	(21,552)
Other income	—	—	—

Total loss	(595,461)	(16,350)	(611,811)

General and administrative expenses	231,710	—	231,710

Operating loss	(827,171)	(16,350)	(843,521)

Interest income - related party	10,299	—	10,299
Interest expense - related party	(46,960)	—	(46,960)

Net loss	$(863,832)	$(16,350)	$(880,182)

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

Statement of Operations

	As Previously Reported	Adjustments	As Restated
Revenue (loss)
Oil and gas income	$10,274	$—	$10,274
Accrual of preferred return on mandatorily redeemable partnership interests	243,439	—	243,439
Loss on investment in limited partnerships	(939,623)	(2,682)	(942,305)
Equity in net loss of affiliated entities	(5,772)	—	(5,772)
Other income	15,244	—	15,244

Total loss	(676,438)	(2,682)	(679,120)

General and administrative expenses	295,302	—	295,302

Operating loss	(971,740)	(2,682)	(974,422)

Interest income - related party	8,188	—	8,188
Interest expense - related party	(42,619)	—	(42,619)

Net loss	$(1,006,171)	$(2,682)	$(1,008,853)

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2004

Statement of Operations

	As Previously Reported	Adjustments	As Restated
Revenue (loss)
Oil and gas income	$8,772	$—	$8,772
Accrual of preferred return on mandatorily redeemable partnership interests	265,989	—	265,989
Loss on investment in limited partnerships	(1,847,352)	(330,375)	(2,177,727)
Equity in net loss of affiliated entities	(3,218)	—	(3,218)
Other income	36,000	—	36,000

Total loss	(1,539,809)	(330,375)	(1,870,184)

General and administrative expenses	258,477	—	258,477

Operating loss	(1,798,286)	(330,375)	(2,128,661)

Interest income - related party	13,464	—	13,464
Interest expense - related party	(37,967)	—	(37,967)

Net loss	$(1,822,789)	$(330,375)	$(2,153,164)

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2003

Balance Sheet

	As Previously Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$21,907	$—	$21,907

Total current assets	21,907	—	21,907
Advances due from related party	267,264	—	267,264
Investment in affiliated entities	581,970	—	581,970
Leasehold improvements, net	28,195	—	28,195

Total assets	$899,336	$—	$899,336

Liabilities and Stockholder’s deficit
Current liabilities:
Current portion of note payable—related party	$69,047	$—	$69,047
Accounts payable and accrued expenses	11,597	—	11,597
Deferred revenue	1,500	—	1,500
Due to related party	406,070	—	406,070

Total current liabilities	488,214	—	488,214

Note payable—related party	504,581	—	504,581
Equity in partnership losses in excess of investment	5,804,493	97,975	5,902,468

Total long-term liabilities	6,309,074	97,975	6,407,049

Total liabilities	6,797,288	97,975	6,895,263

Commitments and contingencies

Stockholder’s deficit
Common stock $.01 par value, 50,000,000 authorized, 99,500 shares issued and outstanding	995	—	995
Additional paid-in capital	13,395,970	—	13,395,970
Accumulated deficit	(19,294,917)	(97,975)	(19,392,892)

Total stockholder’s deficit	(5,897,952)	(97,975)	(5,995,927)

Total liabilities and stockholder’s deficit	$899,336	$—	$899,336

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2004

Balance Sheet

	As Previously Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$1,773	$—	$1,773

Total current assets	1,773	—	1,773

Prepaid expenses	638	—	638
Advances due from related party	280,726	—	280,726
Investment in affiliated entities	548,586	—	548,586
Leasehold improvements, net	5,637	—	5,637

Total assets	$837,360	$—	$837,360

Liabilities and Stockholder’s deficit

Current liabilities:
Current portion of note payable—related party	$74,014	$—	$74,014
Accounts payable and accrued expenses	1,000	—	1,000
Deferred revenue	7,500	—	7,500
Due to related party	659,144	—	659,144

Total current liabilities	741,658	—	741,658

Note payable—related party	430,589	—	430,589
Equity in partnership losses in excess of investment	7,787,259	102,829	7,890,088

Total long-term liabilities	8,217,848	102,829	8,320,677

Total liabilities	8,959,506	102,829	9,062,335

Commitments and contingencies

Stockholder’s deficit
Common stock $.01 par value, 50,000,000 authorized, 99,500 shares issued and outstanding	995	—	995
Additional paid-in capital	13,395,970	—	13,395,970
Accumulated deficit	(21,519,111)	(102,829)	(21,621,940)

Total stockholder’s deficit	(8,122,146)	(102,829)	(8,224,975)

Total liabilities and stockholder’s deficit	$837,360	$—	$837,360

The restatement had no net impact on net cash provided by operating activities for the three-years ended December 31, 2002, 2003, and 2004.

(b) Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties and all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. Cash equivalents at December 31, 2003 and 2004 totaled $21,907 and $1,773, respectively.

Investments

A 20% interest in Hueco Mountain Estates, Inc. (“Hueco”), a 10% interest in Trevino Properties (“Trevino”), a 0.25% general partner interest in Petro Stopping Centers, L.P. (the “Operating Partnership”), and 12.1% general and limited partner interests in Holdings are accounted for using the equity method. The equity method of accounting is used since the ability to exercise significant influence over these entities exists due to the material related party ownership interests in these entities. Trevino is a joint venture in the form of a general partnership.

Income Taxes

Nevada Trio, Inc., the Company’s parent, files a consolidated tax return that includes the results of operations of the Company and other subsidiaries. Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book and tax bases of assets and liabilities, except for net operating losses for tax purposes and tax credits. Potential benefits of net operating losses and tax credits resulting from the operations of the Company are not allocated to the Company. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets are adjusted for the effects of changes in tax law and rates on the date of enactment.

Leasehold improvements

Leasehold improvements are stated at acquisition cost. Depreciation is computed by the straight-line method. Improvements to leased property are depreciated over the lesser of the life of the lease or life of the improvements.

Revenue recognition

The Company owns a small residual interest in mineral right royalties related to two oil and gas wells in which the Company obtained an interest over 20 years ago. The underlying assets corresponding to this income have been written down to zero on the Company’s balance sheet in prior years. Periodically, the Company receives its share of royalties which are recognized as distributions based on the terms specified in the contractual agreements. Income and loss from the Company’s investments in Hueco, Trevino, the Operating Partnership, and Holdings are recognized based upon their proportionate ownership rights.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(3) Financial Results and Liquidity

The Company incurred net losses, as restated of $880,182, $1,008,853, and $2,153,164 in 2002, 2003, and 2004, respectively. Despite these losses, the Company was able to secure operating capital from affiliates. The affiliates have indicated their commitment to provide additional funding for the Company sufficient to satisfy current and future obligations, on an as-needed basis, at least through December 31, 2005.

(4) Advances Due From Related Party

The Company has a receivable due from J.A. Cardwell in the amount of $267,264 and $280,726 at December 31, 2003 and 2004, respectively. The balance due is related to cash advances made in prior years, and includes interest at the applicable federal rate. The interest rate at December 31, 2004 was 4.68%.

(5) Investments in Affiliated Entities

Hueco Mountain Estates, Inc. (Income Tax Basis)

The Company owns approximately 20% of the common stock of Hueco. The following is a summary of the condensed financial position and results of operations of Hueco, an unconsolidated subsidiary as of and for the fiscal years ended July 31, 2003 and 2004.

	2003	2004
Total assets	$3,002,496	$2,913,528
Total liabilities	578,027	606,410

Net assets	$2,424,469	$2,307,118

Revenues	$340,151	$352,225
Expenses	462,330	469,576

Net loss from operations	$(122,179)	$(117,351)

The Company’s equity investment in Hueco at December 31, 2003 and 2004 is summarized below:

	2003	2004
Investment in unconsolidated subsidiary at January 1	$488,299	$464,475
Equity in loss of subsidiary	(23,824)	(22,960)

Investment in unconsolidated subsidiary at December 31	$464,475	$441,515

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Trevino Properties (Income Tax Basis)

The Company owns a 10% partnership interest in Trevino. The following is a summary of the condensed financial position and results of operations of the partnership (unincorporated real estate joint venture) accounted for on the equity method as of and for the years ended December 31, 2003, and 2004.

	2003	2004
Current assets	$15,869	$45,762
Land inventory	1,187,971	1,088,465

Total assets	$1,203,840	$1,134,227

Current liabilities	$10,000	$26,182
Partner’s equity	1,193,840	1,108,045

Total liabilities and partner’s equity	$1,203,840	$1,134,227

Net income (loss)	$178,941	$195,865

The Company’s equity investment in Trevino at December 31, 2003 and 2004 is summarized below:

	2003	2004
Trevino Properties	$117,495	$107,071

Ownership interest	10.00%	10.00%

(6) Investment in Limited Partnerships

On July 23, 1999, the Company and certain other partners exchanged their interests in the Operating Partnership for identical interests in Holdings and became owners of Holdings. At this time, the Company became the sole general partner in both Holdings (1.1%) and the Operating Partnership (0.25%). In addition, the Company holds an 11% common limited partnership interest and mandatorily redeemable preferred partnership interests in Holdings. The Company’s investments in Holdings and the Operating Partnership are accounted for using the equity method. The Company entered into an indemnity agreement under which it agreed to indemnify the Operating Partnership and Holdings, and the general and limited partners thereof in the event that the indemnified parties are required to pay any current indebtedness or any other liabilities of Holdings or the Operating Partnership after a default, acceleration by the creditor and exhaustion of any collateral securing the credit facility. No payments have been made under this agreement.

The mandatorily redeemable preferred partnership interests are entitled to cumulative preferred returns of 8% and are subject to mandatory redemption in October 2008. The preferred returns accrue but are only payable in cash if permitted by the Operating Partnership’s and Holding’s then existing debt instruments. At December 31, 2003 and 2004, the Company had accrued preferred returns on the mandatorily redeemable preferred partnership interests amounting to $1,351,369 and $1,614,672, respectively.

In early 2004, the Operating Partnership and Holdings completed their 2004 Refinancing Transactions in which both companies refinanced substantially all of their existing indebtedness.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Following is a summary of the financial position of Holdings as of December 31, 2003 and 2004 (As Restated):

	2003	2004
Assets	$314,496,000	$327,778,000
Liabilities	(331,539,000)	(406,373,000)
Mandatorily redeemable preferred partnership interests	(44,274,000)	(5,000,000	)(1)
Mandatorily redeemable warrants	(4,200,000)	—	(1)

Partners’ deficit	$(65,517,000)	$(83,595,000)

(1)	The decrease is due to Holdings adopting SFAS No. 150 on January 1, 2004 which required Holdings to classify certain financial instruments as liabilities.

The Company’s equity investment in the partnership (As Restated) is summarized below:

	2003	2004
General partner interest in total deficit	$(1,576,167)	$(1,778,121)
Limited partner interest in total deficit	(7,340,708)	(9,404,800)
Minority interest in partnership’s total deficit	(212,359)	(199,922)
Interest in mandatorily redeemable preferred partnership interests	3,226,766	3,492,755

Equity in partnership losses in excess of investment	$(5,902,468)	$(7,890,088)

(7) Leasehold Improvements

Leasehold improvements consisted of the following at December 31:

	Estimated Life in Months	2003	2004
Leasehold improvements	18	$53,273	$53,273
Less: accumulated depreciation		25,078	47,636

		$28,195	$5,637

(8) Related Party Transactions

Nevada Trio, Inc., a Nevada corporation, is wholly owned by Card Partners, LP, a Texas limited partnership. C&R Distributing, Inc. and the Company are wholly owned subsidiaries of Nevada Trio, Inc. Additionally, the Company’s Chief Executive Officer has significant ownership interests in numerous other entities with which the Company has transactions. Activity with these related entities is summarized below.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following summarizes amounts due from and to related parties at December 31, 2003 and 2004:

	2003	2004
Intercompany payables:
C & R Distributing, Inc.	$406,070	$659,144

Note payable—intercompany:
Note payable due to C & R Distributing, Inc., dated August 31, 1998, in an original amount of $1,150,000, payable in monthly installments of $8,916, including interest at 7%. The note, which is unsecured, matures August 31, 2010.	$573,628	$504,603
Less: current portion	69,047	74,014

Long-term portion	$504,581	$430,589

The aggregate minimum principal maturities of the note payable for each of the five years following December 31, 2004 are as follows:

2005	$74,014
2006	79,365
2007	85,102
2008	91,254
2009	97,851
Thereafter	77,017

$504,603

The following summarizes the income earned and expenses incurred with related parties for each of the years ended December 31, 2002, 2003, and 2004:

	2002	2003	2004
Income
Interest—J.A. Cardwell	$10,299	$8,188	$13,464
Interest—Holdings	227,062	243,439	265,989

	$237,361	$251,627	$279,453

Expenses
Interest—C & R Distributing, Inc.	$46,960	$42,619	$37,967
Management fees—C & R Distributing, Inc.	6,000	6,000	6,000
Bank fees and insurance	4,564	969	776

	$57,524	$49,588	$44,743

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(9) Income Taxes

The tax effects of the primary temporary differences that give rise to the Company’s deferred tax assets as of December 31, 2003 and 2004 are as follows:

	2003	2004
Deferred tax assets:
Investments in limited partnerships	$3,152,460	$3,454,152
Net operating loss carryforward	1,892,966	2,279,964
Alternative minimum tax carryforwards	891,584	891,584
General business credits	169,344	169,344
Tax credits from investments in limited partnerships	46,394	137,203
Other	6,559	14,220

Total deferred tax assets	6,159,307	6,946,467
Valuation allowance	(6,159,307)	(6,946,467)

Net deferred tax assets	$—	$—

Management of the Company does not believe that it is more likely than not that these deferred tax assets will be realized and therefore has provided a valuation allowance for the entire balance as of December 31, 2003 and 2004. No tax related amounts were due to or from affiliated entities at December 31, 2003 and 2004.

At the end of 2004, $2,279,964 of the Company’s gross deferred tax assets arise from net operating loss carry-forwards which will expire if not utilized by various dates ranging from 2011 to 2024. At the end of 2004, there was $169,344 of general business credits that will expire if not used by various dates ranging from 2018 to 2024. Also, at the end of 2004, the Company had $891,584 of minimum tax credits that may be carried forward indefinitely as a credit against regular tax.

The actual income tax benefit for the year ended December 31, 2004 differs from the expected income tax benefit computed by applying the U.S. federal income tax rate of 34.0% as follows:

Rate reconciliation:
Loss before income taxes	$2,153,164

Tax benefit at statutory rate (34.0%)	732,076
Change in valuation allowance	(787,160)
Tax credits	90,809
Other	(35,725)

Total tax expense	$—

For the years ended December 31, 2002, 2003, and 2004 there were no current or deferred income tax expense.

(10) Operating Lease

The Company leases commercial rental space under an operating lease based on a fixed charge which expires in 2005. Total rent expense amounted to $150,000 each year during December 31, 2003 and 2004. The minimum future rentals on the non-cancelable operating lease for the year ended December 31, 2005 are $37,500.

PETRO, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Minimum noncancelable sublease rental income to be received in the future, which is not included above as an offset to future payments, is approximately $9,000 for 2005.

(11) Commitments and Contingencies

The Company is involved in various litigation incidental to its business for which an estimate of the possible loss or range of loss cannot be made at this time. In the opinion of management, such proceedings will not have a material adverse effect on the Company’s financial position or results of operations.

The Company is a guarantor on a full, joint and several and senior secured basis, of $225,000,000 aggregate principal amount of 9% Senior Secured Notes due 2012 and of $61,300,000 aggregate principal amount of Senior Secured Credit Facilities due 2008, which were issued by the Operating Partnership. Payments would be due if the Operating Partnership were to become insolvent and/or entered into default of any debt covenant or indenture. No collateral secures the Company’s guarantee.

(12) Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which replaces the original Interpretation No. 46 issued in January 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The effective dates vary depending on the type of reporting company and the type of entity that the company is involved with. Non-public companies, such as the Company, must apply the revised Interpretation immediately to all entities created after December 31, 2003, and to all other entities no later than the beginning of the first reporting period beginning after December 15, 2004. Management does not believe that the adoption of this revised Interpretation will have a significant impact on the Company’s consolidated financial position or results of operations.

(13) Selected Quarterly Financial Data (unaudited)

As previously reported:

	2003 Quarters				2004 Quarters
	1st	2nd	3rd	4th	1st		2nd	3rd	4th
Revenue (loss)	$(398,733)	$(78,509)	$66,900	$(266,096)	$(2,483,607	)(1)	$245,709	$228,234	$469,855
Operating income (loss)	(492,125)	(146,476)	12,211	(345,350)	(2,545,298	)(1)	188,165	159,150	399,697
Net income (loss)	(500,539)	(153,608)	4,609	(356,633)	(2,551,422	)(1)	182,797	153,667	392,169

As restated (note 2):

	2003 Quarters				2004 Quarters
	1st	2nd	3rd	4th	1st		2nd	3rd	4th
Revenue (loss)	$(399,403)	$(79,179)	$66,229	$(266,767)	$(2,359,620	)(1)	$(43,465)	$227,020	$305,881
Operating income (loss)	(492,795)	(147,146)	11,540	(346,021)	(2,421,311	)(1)	(101,009)	157,936	235,723
Net income (loss)	(501,209)	(154,278)	3,938	(357,304)	(2,427,435	)(1)	(106,377)	152,453	228,195

(1)	Loss primarily due to the loss on retirement of debt and related debt restructuring costs as part of the Operating Partnership and Holding’s 2004 Refinancing Transactions.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Petro, Inc.:

We have audited the accompanying balance sheets of Petro, Inc. as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholder’s deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petro, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2(a) to the accompanying financial statements, the balance sheets as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholder’s deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, have been restated.

KPMG LLP

El Paso, Texas

March 18, 2005, except as to Note 2(a), which is as of October 19, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

Until January 10, 2006, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes.

PROSPECTUS

EXCHANGE OFFER FOR ALL OUTSTANDING

9% SENIOR SECURED NOTES DUE 2012

($25,000,000 PRINCIPAL AMOUNT OUTSTANDING)

FOR

9% SENIOR SECURED NOTES DUE 2012

OF

PETRO STOPPING CENTERS, L.P. AND PETRO FINANCIAL CORPORATION

November 30, 2005